As filed with the U.S. Securities and Exchange Commission on April 6, 2011

Registration No. 333-172076

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GNS II (U.S.) Corp.

(Exact name of registrant as specified in its charter)

Delaware	2870	20-1026454
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, Minnesota 55441

(800) 918-8270

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard L. Mack, Esq.

Executive Vice President, General

Counsel and Corporate Secretary

3033 Campus Drive, Suite E490

Plymouth, Minnesota 55441

(763) 577-2851

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Casey Cogut, Esq.

Eric M. Swedenburg, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Registration Statement on Form S-4 is being filed by GNS II (U.S.) Corp., a wholly-owned subsidiary of The Mosaic Company, in connection with a series of transactions pursuant to which The Mosaic Company and its subsidiaries will be reorganized and the registrant will become the new holding company parent for the operations of The Mosaic Company and its subsidiaries. Upon consummation of the reorganization, the consolidated assets and liabilities of the registrant will be identical to the consolidated assets and liabilities of The Mosaic Company prior to the reorganization, and the registrant will be renamed “The Mosaic Company”. Pursuant to a letter dated February 3, 2011 from the Office of the Chief Counsel of the U.S. Securities and Exchange Commission Division of Corporation Finance, after completion of the reorganization the registrant will be considered a successor to The Mosaic Company for certain purposes under both the Securities Act of 1933 and Securities Exchange Act of 1934.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 6, 2011

[—], 2011

Dear Stockholder:

You are cordially invited to attend the special meeting of the stockholders of The Mosaic Company, a Delaware corporation (which is sometimes referred to as “Mosaic” or “the Company”), which will be held at [—], on [—], 2011, at [—] a.m. local time. This is an important special meeting that affects your investment in Mosaic.

As we announced on January 18, 2011, Mosaic and Cargill, Incorporated (“Cargill”) entered into agreements relating to Cargill’s exchange with its stockholders and certain of its debt holders of Cargill’s approximately 64% interest, or 286 million share position, in Mosaic. At the special meeting, you will be asked to consider and vote upon the adoption of the merger and distribution agreement, pursuant to which, among other things:

•

a merger would occur that would have the effect of recapitalizing Mosaic’s share capital into three classes of common stock: common stock (which shares would be substantially identical to the existing Mosaic common stock); class A common stock (which shares would be subject to certain transfer restrictions and have conversion rights and class voting rights but otherwise have the same economic rights as the existing Mosaic common stock); and class B common stock (which shares would be entitled to ten votes per share for the election of directors and one vote per share in all other matters and be subject to certain transfer restrictions and have conversion rights and class voting rights but otherwise have the same economic rights as the existing Mosaic common stock); and

•

a portion of the shares of Mosaic common stock held by Cargill will be converted, on a one-for-one basis, into shares of the new class A common stock and class B common stock, which will increase the voting power of Cargill’s shares with respect to the election of the Mosaic board of directors to more than 80% and thereby facilitate Cargill’s ability to effect the split-off described below in a tax-free manner.

As a result of the transaction, there will be no change to Mosaic’s total outstanding shares, the economic rights of the Mosaic shares or earnings per share.

The merger is proposed in conjunction with, and is conditioned upon, Cargill completing an exchange with certain of its stockholders of all of the shares of class A common stock and class B common stock and at least 7,500,000 shares of common stock that Cargill receives in the merger for shares of Cargill common stock (the exchange by Cargill of its Mosaic shares with its stockholders is referred to as the “split-off”), which will result in Cargill’s stockholders receiving approximately 40% of the outstanding Mosaic shares, representing approximately 81% of the voting power with respect to the election of Mosaic’s board of directors. Certain Cargill stockholders have already agreed to exchange some or all of their shares of Cargill common stock in the split-off.

As described in this proxy statement/prospectus a number of transactions are contemplated in connection with the merger and split-off, which are intended to facilitate the orderly distribution of Mosaic shares following the split-off. However, you are only being asked to consider and vote upon the adoption of the merger and distribution agreement (and the related adjournment proposal). Although you are only being asked to consider and vote upon the adoption of the merger and distribution agreement (and the related adjournment proposal), we urge you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 24. You should consider each of the transactions described in this proxy statement/prospectus when making your voting decision.

The completion of the merger and related transactions is conditioned upon the adoption of the merger and distribution agreement both (i) by the holders of a majority of the outstanding shares of Mosaic common stock and (ii) by the holders of a majority of the outstanding shares of Mosaic common stock other than Cargill and its subsidiaries.

The Mosaic board of directors believes that the merger and distribution agreement, and the transactions contemplated by the merger and distribution agreement and related transaction documents (which are referred to collectively as the “transactions”), are advisable and fair to and in the best interests of Mosaic and its stockholders (other than Cargill and its subsidiaries), and has approved these transactions. Prior to such approval of the Mosaic board of directors, a specially constituted committee of the Mosaic board of directors, composed entirely of independent directors (which is referred to as the “Mosaic special committee”), determined that the transactions are advisable and fair to and in the best interests of Mosaic and its stockholders (other than Cargill and its subsidiaries) and unanimously recommended that the Mosaic board of directors approve the transactions.

Upon unanimous recommendation of the Mosaic special committee, the Mosaic board of directors recommends that you vote “FOR” the adoption of the merger and distribution agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies for the adoption of the merger and distribution agreement. Your participation and vote are important. The merger will not be effected without, among other things, the affirmative vote of at least a majority of Mosaic’s outstanding common stock held by Mosaic stockholders (other than Cargill and its subsidiaries), entitled to vote at the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares are represented at the special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the merger and distribution agreement (and the related adjournment proposal). The failure to vote by submitting your proxy or attending the special meeting and voting in person will have the same effect as a vote against the adoption of the merger and distribution agreement.

Sincerely,

James T. Prokopanko

Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger and the other transactions contemplated by the merger and distribution agreement or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This document is dated [—], 2011, and is first being mailed to Mosaic stockholders on or about [—], 2011.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about Mosaic from documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus from the SEC’s website at http://www.sec.gov or from Mosaic’s website at www.mosaicco.com (“Investors” tab) or by requesting them in writing or by telephone from Mosaic at the following address and telephone number:

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive Plymouth, Minnesota 55441 Attention: Director – Investor Relations

Telephone: (763) 577-2828

In addition, if you have questions about the merger and distribution agreement, the merger and related transactions or the special meeting of Mosaic stockholders, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy cards, or other documents incorporated by reference in the proxy statement/prospectus, you may contact Mosaic’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of the documents you request.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 456-3427

Banks and Brokers may call collect: (212) 750-5833

If you would like to request documents, please do so by [—], 2011 in order to receive them before the special meeting of Mosaic stockholders.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, please see the section entitled “Where You Can Find More Information” beginning on page 97.

Headquarter Offices:

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

Telephone (763) 577-2700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2011

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of The Mosaic Company, a Delaware corporation (“Mosaic”), will be held at [—] on [—], 2011, at [—] a.m., local time, for the following purposes:

1.	Merger Proposal. To consider and vote upon a proposal to adopt the merger and distribution agreement, dated as of January 18, 2011, by and among Cargill, Incorporated (“Cargill”), Mosaic, GNS II (U.S.) Corp. (“GNS”), GNS Merger Sub LLC (“Merger Sub”) and, for the limited purposes set forth therein, the Margaret A. Cargill Foundation, established under the Acorn Trust dated January 30, 1995, as amended, the Acorn Trust, dated January 30, 1995, as amended, the Lilac Trust dated August 20, 1996, as amended and the Anne Ray Charitable Trust, dated August 20, 1996, as amended (collectively, the “MAC Trusts”) (as the same may be amended from time to time, the “merger and distribution agreement”), pursuant to which Merger Sub will merge with and into Mosaic, with Mosaic being the surviving corporation (the “merger”). As a result of the merger, (i) Mosaic will become a wholly-owned subsidiary of GNS (which will be renamed “The Mosaic Company” following completion of the merger), (ii) a portion of the shares of Mosaic common stock held by Cargill will be converted, on a one-for-one basis, into the right to receive shares of each series of GNS class A common stock and each series of GNS class B common stock, and (iii) each of the other outstanding shares of Mosaic common stock (including a portion of the shares of Mosaic common stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of GNS common stock; and

2.	Adjournment Proposal. To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger and distribution agreement.

Please refer to the accompanying proxy statement/prospectus with respect to the business to be transacted at the special meeting. The Mosaic board of directors, upon the unanimous recommendation of the Mosaic special committee, believes that the merger and distribution agreement, and the transactions contemplated by the merger and distribution agreement and related transaction documents, are advisable and fair to and in the best interests of Mosaic and its stockholders (other than Cargill and its subsidiaries) and has approved these transactions. Accordingly, upon unanimous recommendation of the Mosaic special committee, the Mosaic board of directors recommends that you vote “FOR” the adoption of the merger and distribution agreement. In addition, the Mosaic board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies for the adoption of the merger and distribution agreement.

The Mosaic board of directors has fixed the close of business on March 23, 2011 as the record date for the special meeting. Accordingly, only stockholders of record on the record date are entitled to notice of and to vote at the special meeting or at any adjournment of the special meeting. The list of stockholders entitled to vote at the special meeting will be available for review by any Mosaic stockholder entitled to vote at the special meeting at Mosaic’s principal executive offices during regular business hours at least 10 days before the special meeting.

By Order of the Board of Directors of The Mosaic Company,

Richard L. Mack

Executive Vice President, General Counsel and

Corporate Secretary

[—], 2011

Plymouth, Minnesota

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy at any time before the special meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

The accompanying proxy statement/prospectus provides a detailed description of the merger and distribution agreement, the merger and related transactions to be considered at the special meeting. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares, please contact Mosaic’s proxy solicitor at the address and telephone number listed below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 456-3427

Banks and Brokers may call collect: (212) 750-5833

i

ii

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	94
Ownership of Securities by Directors and Executive Officers	94
Ownership of Securities by Others	95
LEGAL MATTERS	96
EXPERTS	96
FUTURE STOCKHOLDER PROPOSALS	96
WHERE YOU CAN FIND MORE INFORMATION	97

ANNEX A—Merger and Distribution Agreement

ANNEX B—Form of Restated Certificate of Incorporation of GNS

ANNEX C—Form of Amended and Restated Bylaws of GNS

ANNEX D—Registration Agreement

ANNEX E—Governance Agreement

ANNEX F—Tax Agreement

ANNEX G—Registration Rights Agreement

iii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION STRUCTURE AND THE

SPECIAL MEETING

The questions and answers below highlight only selected information from this proxy statement/prospectus. They do not contain all of the information that may be important to Mosaic stockholders. Mosaic stockholders should read carefully this entire proxy statement/prospectus, including its annexes, to understand fully the proposed transaction and the voting procedures for the special meeting of the Mosaic stockholders.

Important Note: As described in this proxy statement/prospectus, if the merger is consummated, GNS, currently a wholly-owned subsidiary of Mosaic, will become the parent company of Mosaic and the issuer of the common stock into which your Mosaic common stock will be converted. Promptly following the merger, GNS will change its name to “The Mosaic Company” and Mosaic will change its name to “MOS Holdings Inc.” Therefore, references to “Mosaic,” “the Company,” “we,” “our,” “ours” and “us” shall mean “The Mosaic Company” both before and after the merger and references to “GNS” shall mean “GNS II (U.S.) Corp.” before the merger and “The Mosaic Company” after the merger, as applicable.

Q:	What is happening in this transaction?

A:	Mosaic, GNS, Merger Sub, Cargill and the MAC Trusts entered into a merger and distribution agreement, pursuant to which, among other things, Cargill will exchange its equity interest in Mosaic with Cargill stockholders and certain debt holders of Cargill for outstanding shares of Cargill common stock and Cargill debt in a series of related transactions that are expected to be tax-free to Cargill, Mosaic and their respective stockholders. The transactions contemplated by the merger and distribution agreement include the following steps.

•

A merger would occur that would have the effect of recapitalizing Mosaic’s share capital into three classes of common stock: common stock (which would be substantially identical to the existing Mosaic common stock); class A common stock (which would be subject to certain transfer restrictions and have conversion rights and class voting rights but would have the same economic rights as the existing Mosaic common stock); and class B common stock (which would be entitled to ten votes per share for the election of directors (and one vote per share with respect to all other matters on which holders of class B common stock are entitled to vote) and would be subject to certain transfer restrictions and have conversion rights and class voting rights but would have the same economic rights as the existing Mosaic common stock).

•

Pursuant to the merger, (i) Mosaic (which will be renamed “MOS Holdings Inc.” following completion of the merger) will become a wholly-owned subsidiary of GNS (which will be renamed “The Mosaic Company” following completion of the merger), (ii) a portion of the shares of Mosaic common stock held by Cargill will be converted, on a one-for-one basis, into the right to receive the different series of class A common stock and class B common stock and (iii) each of the other outstanding shares of Mosaic common stock (including a portion of the shares of Mosaic common stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of common stock.

•

Cargill would then effect a split-off transaction immediately after the merger in which Cargill will distribute its stake in Mosaic in part by exchanging all of the shares of class A common stock, class B common stock and common stock received by Cargill in the merger (other than certain shares of common stock that will be retained by Cargill (which are referred to as the “Cargill retained shares”)) with Cargill stockholders (including the MAC Trusts) that participate in the exchange between Cargill and its stockholders (which are referred to as the “exchanging Cargill stockholders”).

•

Cargill also expects to exchange the Cargill retained shares with certain of its debt holders (which are referred to as the “exchanging Cargill debt holders”) in exchange for Cargill debt pursuant to one or more debt exchanges, the first of which is expected to occur promptly following completion of the split-off (which are referred to as the “debt exchanges”).

In addition, Mosaic, GNS, Cargill and the MAC Trusts have entered into a registration agreement dated as of the date of the merger and distribution agreement (which is referred to as the “registration agreement”) that is intended to provide for the orderly distribution of the Company’s common stock following the split-off. Pursuant to the registration agreement, a registered secondary offering of shares of common stock is to be completed on the closing date immediately following the completion of the merger and split-off, pursuant to which the MAC Trusts and exchanging Cargill debt holders are expected to sell shares of common stock. This registered public offering will be conducted pursuant to a separate registration statement to be filed by GNS.

Q:	Why is this transaction structured to create a “high vote” class of shares?

A:

For the split-off to be tax-free to Cargill and its stockholders, current U.S. federal income tax law generally requires, among other things, that Cargill exchange with its stockholders stock representing at least 80% of the voting power in the election of the Company’s board of directors. Accordingly, a “high vote” class of shares will be established. To establish such a class of shares, immediately before the merger, Mosaic will cause GNS, a wholly-owned subsidiary of Mosaic, to amend its certificate of incorporation such that, after the amendment, GNS’s equity capital structure will include class B common stock, each share of which will be entitled to ten votes per share with respect to the election of directors and one vote per share with respect to all other matters and, among other things, will implement certain transfer restrictions (the amendment will also establish common stock and class A common stock). When Mosaic becomes a subsidiary of GNS as a result of the merger, GNS will then become the new public company (and will be renamed “The Mosaic Company”) and a portion of the shares that are to be received by Cargill in the merger will include shares of the “high-vote” class B common stock, which will enable Cargill to exchange with its stockholders in the split-off shares representing approximately 81% of the total voting power for the election of the the Company’s board of directors. All of the shares of class A common stock and class B common stock received by Cargill in the merger will be exchanged with Cargill’s stockholders in the split-off. The Company common stock following the merger will be substantially identical in all respects to Mosaic’s current common stock and will also have the same economic rights as the class A common stock and class B common stock created in connection with the merger (including with respect to dividends and voting on matters other than the election of directors), and will vote together as a single class, except with respect to limited matters required by Delaware law and except that:

•

the class A common stock will be subject to transfer restrictions and will be convertible into common stock at designated times as specified in the Company’s post-merger restated certificate of incorporation;

•

the class B common stock will be subject to transfer restrictions and may be convertible into either class A common stock or common stock (or a combination thereof) in accordance with the Company’s post-merger restated certificate of incorporation, which is generally only after receiving stockholder approval for such conversion;

•	each share of class B common stock will be entitled to ten votes per share with respect to the election of directors;

•

the class A common stock and the class B common stock will have class voting rights with respect to a limited number of actions specified in the post-merger restated certificate of incorporation of the Company; such specified actions must be approved by the affirmative vote of at least two-thirds of the voting power of all shares of class A common stock and class B common stock, voting as a single class, and, if the specified action would affect either the class A common stock or the class B common stock (or any series of either class) less favorably, or more adversely, than any other class or series of class A common stock and/or class B common stock, such action will require the approval of at least two-thirds of the affected class or series, voting as a separate class (although a vote to convert the class B common stock would not require any such additional vote(s)) (please see “Description of Capital Stock Following the Closing” and Annex B); and

•	the class A common stock and the class B common stock will not be listed on any securities exchange.

Q:	What differences will there be in the operation of the business following the merger, the split-off and related transactions?

A:	There is no contemplated change in the business, operations, management, assets or liabilities of the Company and its subsidiaries as a result of the merger, the split-off and related transactions, and the consolidated assets and liabilities of the Company after the merger will be identical to the consolidated assets and liabilities of the Company prior to the merger.

Q:	Will the shares of Mosaic common stock continue to be listed on the New York Stock Exchange (“NYSE”) after the merger?

A:	Yes. It is a condition to the obligations of the parties to complete the merger that the shares of common stock to be issued in the merger have been approved for listing on the NYSE, and the shares of common stock issuable upon conversion of the class A common stock and class B common stock to be issued in the merger have been approved for listing on the NYSE, in each case subject only to official notice of issuance.

Q:	When does Mosaic expect the merger and split-off to be completed?

A:	Mosaic expects the merger and split-off to be completed in the second calendar quarter of 2011, following Mosaic stockholder adoption of the merger and distribution agreement and the satisfaction or waiver of the other conditions to the completion of the merger, as described under “The Merger and Distribution Agreement—Conditions to Closing.”

Q:	What Mosaic stockholder approval is needed for the special meeting proposal relating to the merger?

A:	The adoption of the merger and distribution agreement requires the affirmative vote of (1) holders of a majority of the outstanding shares of Mosaic common stock and (2) holders of a majority of the outstanding shares of Mosaic common stock other than Cargill or its subsidiaries, in each case entitled to vote on such proposal.

Cargill has agreed to vote the shares of Mosaic common stock held by Cargill and its subsidiaries in favor of the proposal to adopt the merger and distribution agreement unless either the Mosaic board of directors or the special committee withdraws or modifies its recommendation that the Mosaic stockholders vote in favor of such proposal. Even though Cargill has agreed to vote its and its subsidiaries’ shares in favor of such proposal, approval of such proposal is not assured because the merger and distribution agreement must be adopted by holders of a majority of the outstanding shares of Mosaic common stock other than Cargill or its subsidiaries.

Q:	Why are the Mosaic board of directors and the Mosaic special committee seeking the adoption of the merger and distribution agreement by the holders of a majority of the outstanding shares of Mosaic common stock other than Cargill and its subsidiaries?

A:	The adoption of the merger and distribution agreement by the holders of a majority of the outstanding shares of Mosaic common stock other than Cargill and its subsidiaries is not required by either the terms of Mosaic’s certificate of incorporation or by Delaware law. Mosaic has decided, however, to provide the holders of the Mosaic common stock other than Cargill and its subsidiaries the power to determine whether the various transactions contemplated by the merger and distribution agreement are acceptable to them. Adoption of the merger and distribution agreement by the holders of a majority of the outstanding shares of Mosaic common stock other than Cargill and its subsidiaries is a condition to completion of the merger and the transactions contemplated by the merger and distribution agreement. Although the merger and distribution agreement permits the waiver of certain conditions to completion of the merger and the related transactions, the merger and distribution agreement prohibits Mosaic from waiving this condition.

Q:	What are the benefits of this transaction to Mosaic and its public stockholders that the special committee considered when it approved the transactions?

A:	In approving this transaction, the special committee considered a number of potential benefits to Mosaic and its public stockholders that this transaction could provide, including that:

•

the elimination of a controlling stockholder can facilitate strategic, financial and distribution policy decisions that could benefit all Mosaic stockholders without the influence of one controlling stockholder;

•

by removing Cargill as a majority stockholder, Mosaic will gain strategic flexibility and be better able to pursue its future business initiatives free from the constraints of having a controlling corporate stockholder whose policies may conflict with the best interests of Mosaic’s businesses;

•	the transactions address an overhang on the market for Mosaic common stock that Mosaic believes exists as a result of the presence of a large, controlling corporate stockholder;

•

the transactions will result in over 50% of the outstanding Mosaic shares being publicly held, which is a condition for inclusion in the S&P 500 Index, and, accordingly, the transactions could result in Mosaic being included in the S&P 500 Index at some point in the future, which would be expected to increase the demand for Mosaic’s common stock and its corporate profile;

•

Mosaic expects to be better positioned to expand into complementary businesses if it chooses to do so in the future; in particular, Mosaic’s ability to expand into complementary businesses in which Cargill has a presence is subject to regulatory limitations that would be eliminated or reduced by the transactions; and

•	the transactions may permit Mosaic stockholders to share in any premium associated with a change in control of Mosaic, if such an event should occur.

Please see the section entitled “The Merger and Related Transactions—Mosaic’s Reasons for the Merger and Related Transactions; Recommendation of the Mosaic Special Committee and Board of Directors.”

Q:	What does the special committee view to be the benefit that Cargill is receiving in the transactions?

A:	The special committee believes that the benefit Cargill is receiving in the transactions is the opportunity to address what it believes to be certain of Cargill’s key business objectives, including maintaining Cargill as a private company while at the same time addressing the diversification and distribution needs of the MAC Trusts, which collectively are one of Cargill’s largest stockholders, improving Cargill’s credit and liquidity profile as a result of the debt exchanges and eliminating Mosaic as a distraction for Cargill management. The special committee was aware of, and considered in the context of the discussions and negotiations with Cargill regarding the transactions, the potential benefits to Cargill in connection with the transactions, including the substantial tax savings that will accrue to Cargill by distributing all of its approximately 286 million Mosaic shares in the tax-free manner contemplated by the transactions (as opposed to, for example, selling all such shares in taxable secondary offerings in which Cargill would be taxed on the amount of gain it realized in such sales at its effective tax rate). Please see the section entitled “The Merger and Related Transactions—Background of the Merger and Related Transactions.”

Q:	Will the split-off and other transactions take place if the merger does not occur?

A:	No. If the merger is not approved by the Mosaic stockholders as described in this document, or the merger does not otherwise occur, none of the transactions described herein will occur.

Q:	Why is my vote important?

A:	If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote against the adoption of the merger and distribution agreement. If you hold your shares through a broker, your broker will not be able to cast a vote on the adoption of the merger and distribution agreement without instructions from you. The Mosaic board of directors recommends that you vote “FOR” the adoption of the merger and distribution agreement.

Q:	What is a proxy and how do I vote?

A:	A proxy is a legal designation of another person to vote your shares on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by using the toll-free number or the Internet if your proxy card includes instructions for using these quick, cost-effective and easy methods for submitting proxies. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with these proxy materials. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the special meeting. You also may vote by submitting a ballot in person if you attend the special meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, by telephone or via the Internet even if you plan to attend the meeting.

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you hold shares through a broker or other nominee and wish to vote your shares at the special meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q:	How do I vote if my shares are held in the Mosaic Investment Plan (the “Mosaic 401(k) Plan”) or the Mosaic Union Savings Plan?

A:	If you hold any shares in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other stockholder of record. However, your proxy vote will serve as voting instructions to Vanguard Fiduciary Trust Company (the “Trustee”), as Trustee of the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, and, in accordance with the terms of each plan, the Trustee will vote all of the shares held in each plan in the same proportion as the actual proxy vote instructions submitted by the respective plan participants. If voting instructions are not received by the Trustee by [—], 2011, or if the proxy card is not properly signed, the shares with respect to which you could have instructed the Trustee will be voted in the same proportion as the shares for which the Trustee received valid participant voting instructions.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the special meeting.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at [—] on [—], 2011, at [—] a.m., local time.

Q.	Who is entitled to vote at the special meeting?

A:	All holders of Mosaic common stock who held shares at the close of business on the “record date” (March 23, 2011) are entitled to receive notice of and to vote at the special meeting.

Q:	How will abstentions and broker non-votes be treated?

A:	An abstention will have the same effect as a vote against the adoption of the merger and distribution agreement.

Under the rules applicable to broker-dealers, brokers, banks and other nominee record holders holding shares in “street name” have the authority to vote on routine proposals when they have not received instructions from beneficial owners (which are referred to as “broker non-votes”). However, brokers, banks and other nominee record holders are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the approval of the proposal to adopt the merger and distribution agreement set forth in this document. As a result, absent signed instructions from the beneficial owner, brokers, banks and other nominee record holders are not empowered to vote those “street name” shares.

Since the vote required for approval of the proposal to adopt the merger and distribution agreement is based on a percentage of the shares outstanding, abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt the merger and distribution agreement. However, abstentions and broker non-votes will have no effect on the outcome of the vote for the adjournment proposal because the vote required for approval of this proposal is based on the number of shares actually voted, whether in person or by proxy.

Q:	Can Mosaic stockholders change their votes after they have delivered their proxies?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy and change your vote:

•	if you voted over the telephone or by Internet, by voting again over the telephone or by Internet no later than [—] on [—], 2011;

•	if you completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the special meeting; or

•	by submitting timely written notice of revocation to our Corporate Secretary, whose address is Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441.

Attending the special meeting will not revoke your proxy unless you specifically request to revoke it or submit a ballot at the special meeting. If you have any questions about the special meeting or how to vote or revoke your proxy, you should write to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Director – Investor Relations, or call (763) 577-2828.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may revoke your proxy and change your vote as described above, but only until [—], 2011. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

Q:	Should Mosaic stockholders send in their stock certificates now?

A:	No. Mosaic stockholders should not send in their stock certificates with their proxies.

Q:	How will my shares be represented at the special meeting?

A:	At the special meeting, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the Mosaic board of directors recommends, which is:

•	FOR the adoption of the merger and distribution agreement; and

•

FOR the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger and distribution agreement at the time of the special meeting.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your Mosaic shares after the record date but before the date of the special meeting, you will retain your right to vote at the meeting.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Are there any appraisal rights for holders of Mosaic common stock?

A:	No. There are no appraisal rights available to Mosaic stockholders in connection with the merger or any of the other transactions contemplated by the merger and distribution agreement.

Q:	Who can help answer any questions that Mosaic stockholders may have?

A:	Mosaic stockholders who have any questions about the special meeting proposals or about how to submit their proxies, or who need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, should contact our proxy solicitor at the address and telephone number listed below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 456-3427

Banks and Brokers may call collect: (212) 750-5833

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the merger and distribution agreement and related transactions. See “Where You Can Find More Information” beginning on page 97. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

As described in this proxy statement/prospectus, if the merger is consummated, GNS, currently a wholly-owned subsidiary of Mosaic, will become the parent company of Mosaic and the issuer of the common stock into which your Mosaic common stock will be converted. Promptly following the merger, GNS will change its name to “The Mosaic Company” and Mosaic will change its name to “MOS Holdings Inc.” Therefore, references to “Mosaic,” “the Company,” “we,” “our,” “ours” and “us” shall mean “The Mosaic Company” both before and after the merger and references to “GNS” shall mean “GNS II (U.S.) Corp.” before the merger and “The Mosaic Company” after the merger, as applicable. References in this document to the “Mosaic parties” shall mean Mosaic, GNS and Merger Sub.

The Companies (page 30)

The Mosaic Company

The Mosaic Company is a Delaware corporation that is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients for the global agriculture industry. Through its broad product offering, Mosaic is a single source supplier of phosphate- and potash-based crop nutrients and animal feed ingredients. Mosaic serves customers in more than forty countries. Mosaic conducts its business through wholly and majority-owned subsidiaries as well as businesses in which it owns less than a majority interest. At February 28, 2011, Mosaic and its subsidiaries employed approximately 7,300 people. In its 2010 fiscal year ended May 31, 2010, Mosaic had consolidated net earnings attributable to Mosaic of $827.1 million. For the nine months ended February 28, 2011, Mosaic had consolidated net earnings attributable to Mosaic of $1.865 billion.

Mosaic common stock is currently listed on the NYSE under the symbol “MOS.”

The address of Mosaic’s principal executive offices is 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441, and its telephone number is (800) 918-8270. For additional information about Mosaic, please see the section entitled “Where You Can Find More Information” beginning on page 97.

Cargill, Incorporated

Cargill, Incorporated is a large, privately-held, diversified agricultural, commodities and industrial Delaware corporation engaged (directly as well as through wholly-owned subsidiaries and joint ventures) in the active conduct of approximately 74 separate and distinct businesses. Cargill and its subsidiaries employ 131,000 people in more than 66 countries. In its 2010 fiscal year, Cargill had consolidated net earnings of $2.60 billion. For the six months ended November 30, 2010, Cargill had consolidated net earnings of $1.49 billion. Cargill’s businesses are classified into five business segments: agricultural services; origination and processing; food ingredients and applications; risk management and financial; and industrial.

The address of Cargill’s principal executive offices is 15615 McGinty Road West, Wayzata, Minnesota 55391, and its telephone number is (952) 742-6377.

GNS II (U.S.) Corp.

GNS II (U.S.) Corp. is a Delaware corporation incorporated in March 2004 and has been a wholly-owned subsidiary of Mosaic since it was contributed to Mosaic by Cargill in 2004. GNS has no material operations of its own and its assets consist almost entirely of equity interests it holds in a number of subsidiaries operating in China, India, Argentina and Chile, a subsidiary that owns land including phosphate rock reserves in Florida, a subsidiary that holds a minority equity investment in a phosphate rock mine joint venture, and a financing subsidiary that manages offshore cash. The results of GNS and its subsidiaries are reflected in the consolidated financial statements of Mosaic.

The address of GNS’s principal executive offices is c/o The Mosaic Company, 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441, and its telephone number is (800) 918-8270.

GNS Merger Sub LLC

GNS Merger Sub LLC is a Delaware limited liability company which was formed as a wholly-owned subsidiary of GNS in order to facilitate the merger. Merger Sub currently has no operations and does not own any material assets or have any material liabilities.

The address of Merger Sub’s principal executive offices is c/o The Mosaic Company, 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441, and its telephone number is (800) 918-8270.

Mosaic’s Relationship with Cargill (page 55 and page 86)

•

Ownership. Cargill is currently Mosaic’s majority stockholder, beneficially owning approximately 64% of Mosaic’s outstanding common stock. Two of Mosaic’s twelve directors are current officers of Cargill. Currently, as a result of its stock ownership, Cargill could effectively control Mosaic’s strategic direction and significant corporate transactions.

•

Intercompany Agreements. Mosaic and its subsidiaries have entered into various transactions and agreements with Cargill and its subsidiaries from time to time in the ordinary course of business, as well as in connection with the 2004 business combination (certain of which remain in effect).

For more information about Mosaic’s relationship with Cargill, please see the section entitled “Other Arrangements and Relationships Between Mosaic and Cargill” in this document.

Overview of the Transactions

At the special meeting, Mosaic stockholders will be voting on the adoption of the merger and distribution agreement. The merger and distribution agreement is attached hereto as Annex A and described below under the caption “The Merger and Distribution Agreement.”

Pursuant to the merger and distribution agreement and related transaction documents, Cargill will exchange a portion of its equity interest in Mosaic with exchanging Cargill stockholders as part of the split-off and is expected to exchange the remaining portion of its equity interest in Mosaic with Cargill debt holders for Cargill debt pursuant to one or more debt exchanges. More specifically, the merger and distribution agreement and related transaction documents, each of which is described in greater detail later in this proxy statement/prospectus, provide for the following transaction steps.

Recapitalization; Amendment of the GNS Charter (page 60)

Prior to the effective time of the merger described below, Mosaic will amend and restate the certificate of incorporation of GNS, which is currently a wholly owned subsidiary of Mosaic, to authorize the issuance of GNS common stock, four series of GNS class A common stock and three series of GNS class B common stock:

•

each share of each series of class A common stock will be entitled to one vote per share with respect to all matters to which holders of class A common stock will be entitled to vote, will be subject to certain transfer restrictions, will be converted into shares of common stock at designated times and will have certain class voting rights, as will be set forth in the restated certificate of incorporation;

•

each share of each series of class B common stock will be entitled to ten votes per share with respect to the election of directors and one vote per share with respect to all other matters on which holders of class B common stock will be entitled to vote, will be subject to certain transfer restrictions, will be converted into a share of either class A common stock or common stock in certain circumstances and will have certain class voting rights, as will be set forth in the restated certificate of incorporation; and

•	each share of the common stock will be entitled to one vote per share with respect to all matters to which holders of common stock will be entitled to vote.

The transfer restrictions pertaining to the class A common stock and the class B common stock are intended to help facilitate the orderly distribution of shares of common stock following the merger and split-off and to help preserve the tax-free nature of the split-off and the debt exchanges. For a more detailed description of the transfer restrictions, conversion provisions and class voting rights applicable to the class A common stock and the class B common stock, please see the section entitled “Description of Capital Stock Following the Closing.”

The foregoing amendments to GNS’s certificate of incorporation will be adopted prior to the merger and will include changes that will permit the contemplated split-off and related transactions to be tax-free to Cargill and its stockholders. For the transactions to be tax-free to Cargill and its stockholders, Cargill must transfer to its stockholders capital stock of the Company having at least 80% of the voting power for the election of the Company’s board of directors (presently Cargill, together with its subsidiaries, owns Mosaic shares representing approximately 64% of the voting power for the election of directors). The creation of class B common stock, one of the amendments to the GNS’s certificate of incorporation, will enable Cargill to hold, and then exchange with its stockholders, at least 80% of the total voting power for the election of the Company’s board of directors in the split-off.

Merger (page 60)

Following the amendments to the GNS certificate of incorporation, Merger Sub, a newly formed, wholly-owned subsidiary of GNS, will merge with and into Mosaic, with Mosaic surviving the merger and becoming a wholly-owned subsidiary of GNS (which is referred to as the “merger”). At the effective time of the merger, (i) a portion of the shares of Mosaic common stock held by Cargill at such time will be converted, on a one-for-one basis, into the right to receive shares of the different series of GNS class A common stock and GNS class B common stock and (ii) each of the other outstanding shares of Mosaic common stock (including the shares of Mosaic common stock held by the Mosaic public stockholders and a portion of the shares of Mosaic common stock held by Cargill) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive one share of GNS common stock.

Immediately following the merger, but prior to the split-off, Cargill will own shares of GNS capital stock that represent approximately 89% of the voting power (measured in terms of the right to elect directors) and approximately 64% of the economic value of GNS, and the public stockholders of Mosaic immediately prior to the merger will own GNS common stock after the merger representing approximately 11% of the voting power (measured in terms of the right to elect directors) and approximately 36% of the economic value of GNS. The capitalization of GNS following the split-off is described below.

Following the merger, GNS will be renamed “The Mosaic Company” (and Mosaic will be renamed “MOS Holdings Inc.”). There is no contemplated change in the business, operations, management, assets or liabilities of Mosaic and its subsidiaries as a result of the merger (or related transactions) and the consolidated assets and liabilities of GNS immediately after the merger will be identical to the consolidated assets and liabilities of Mosaic immediately prior to the merger, and on a consolidated basis GNS will conduct the same business and operations and have the same executive management and board of directors as Mosaic immediately prior to the merger. After completion of the merger, GNS will be deemed a successor to Mosaic for certain purposes under both the Securities Act of 1933, as amended (the “Securities Act”) and Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the registration of the GNS common stock under Section 12(b) of the Exchange Act, status as a large accelerated filer for purposes of Rule 12b-2 under the Exchange Act and succession to Mosaic’s SEC file number.

Split-off (page 61)

Immediately following the effective time of the merger, Cargill will consummate the split-off, in which it will exchange all of the shares of class A common stock, class B common stock and common stock it receives in the merger (other than the Cargill retained shares) for all or a portion of the outstanding shares of Cargill common stock held by the MAC Trusts and by other Cargill stockholders who participate in the split-off. Pursuant to the terms of an exchange agreement between Cargill and the MAC Trusts, the MAC Trusts have agreed to exchange all of their shares of Cargill common stock for shares of GNS as part of the split-off. Pursuant to certain tender and support agreements, certain other Cargill stockholders also have already agreed to exchange all or a portion of their shares of Cargill common stock in the split-off. For a more detailed description of the split-off, please see the section entitled “The Merger and Distribution Agreement—Split-off.”

Debt Exchanges; Initial Formation Offering (page 62 and page 75)

In connection with the split-off, Cargill intends to consummate a debt exchange (which is referred to as the “initial debt exchange”), pursuant to which it would exchange a portion of the shares of common stock it receives in the merger for indebtedness of Cargill pursuant to a debt exchange agreement, and Cargill may subsequently consummate one or more follow-on debt exchanges (together with the initial debt exchange, the “debt exchanges”) if Cargill does not exchange all of the Cargill retained shares in the initial debt exchange. For a more detailed description of the debt exchanges, please see the section entitled “The Merger and Distribution Agreement—Debt Exchanges.”

On the closing date, promptly following the effective time of the merger and the completion of the split-off and the initial debt exchange, a registered secondary public offering of shares of common stock (which is referred to as the “initial formation offering”) will be completed. Pursuant to the registration agreement, the initial formation offering will involve the sale of (i) at least 7.5 million shares of common stock received by the MAC Trusts in the split-off and (ii) all of the shares of common stock expected to be received by the exchanging Cargill debt holders in the initial debt exchange, which is currently expected to be at least 75 million shares of common stock. The ultimate size of the initial formation offering will be determined by the joint book-running managing underwriters selected by Mosaic and Cargill, in consultation with the book-running managing underwriter selected by the MAC Trusts, and will be based on the capital market conditions at the time of such initial formation offering.

In addition to the initial formation offering, the registration agreement contains additional provisions designed to facilitate the orderly distribution of Mosaic shares held by Cargill, the MAC Trusts, other exchanging Cargill stockholders and the exchanging Cargill debt holders following the split-off.

Recommendation of the Board of Directors (page 51)

The Mosaic board of directors, upon the unanimous recommendation of the Mosaic special committee, has determined that the merger and distribution agreement and the transactions contemplated by the merger and distribution agreement and the related transaction documents are advisable, fair to and in the best interests of Mosaic and its stockholders (other than Cargill or its subsidiaries). The Mosaic special committee and the Mosaic board of directors recommend that Mosaic stockholders vote “FOR” the adoption of the merger and distribution agreement.

For the factors considered by the Mosaic special committee and board of directors in reaching their respective decisions with respect to the recommendation of the adoption of the merger and distribution agreement, see the section entitled “The Merger and Related Transactions—Mosaic’s Reasons for the Merger and Related Transactions; Recommendation of the Mosaic Special Committee and Board of Directors.”

In addition, the Mosaic board of directors recommends that Mosaic stockholders vote “FOR” the proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies for the adoption of the merger and distribution agreement.

Treatment of Mosaic Equity-Based Awards (page 61)

All outstanding unexercised and unexpired options to purchase shares of Mosaic common stock and other outstanding equity-based awards with respect to Mosaic common stock (each of which is referred to as an “equity award”) will be assumed by GNS in the merger and continue to have, and be subject to, the same terms and conditions as are present immediately prior to the completion of the merger (including the vesting schedule and per share exercise prices). Each equity compensation plan of Mosaic and other agreement pursuant to which the equity awards were granted will also be assumed by GNS in connection with the merger, and GNS has agreed to perform all obligations under such plans and agreements.

Interest of Mosaic’s Officers and Directors (page 55)

In considering the unanimous recommendation of the Mosaic special committee and the recommendation of the Mosaic board of directors, Mosaic stockholders should be aware that two directors of Mosaic are also directors and executive officers of Cargill and have certain interests in the merger and split-off that are different from, or in addition to, the interests of the Mosaic public stockholders. These two directors were not part of the Mosaic special committee and recused themselves from the Mosaic board of directors meeting in which the transactions were approved. In addition, as of the record date, Mosaic’s executive officers and directors beneficially owned 904,552 shares of Cargill capital stock (representing in the aggregate less than 0.08% of the Cargill’s outstanding capital stock as of such date).

None of the equity-based awards held by our officers and directors will be accelerated as a result of the transactions and no “change in control” provisions contained in any agreements with our executive officers will be triggered as a result of the transactions.

Market Prices of Mosaic Common Stock (page 23)

Mosaic common stock has been quoted on the NYSE under the symbol “MOS” since 2004. On January 18, 2011, the last full trading day prior to the public announcement of the proposed transactions, the reported last sale price per share of Mosaic common stock on the NYSE was $85.07. On [—], 2011, the most recent practicable date prior to the date of this proxy statement/prospectus, the reported last sale price per share of Mosaic common stock on the NYSE was $[—].

Expected Timing of the Merger (page 58)

Mosaic currently expects to complete the merger in the second calendar quarter of 2011, subject to receipt of the requisite Mosaic stockholders’ approvals and satisfaction of other closing conditions. In addition, under the merger and distribution agreement, Cargill has a right to terminate the transactions at any time prior to the completion of the merger if, at such time Cargill’s board of directors concludes, in its sole discretion, that the transactions are not in the best interest of Cargill and that then-present market conditions are not consistent with achieving Cargill’s business objectives. Therefore, no assurance can be given as to when, or if, the merger and related transactions discussed in this document will occur.

Conditions to Complete the Merger (page 69)

The obligations of each of the parties to the merger and distribution agreement to complete the merger are subject to the satisfaction (or, to the extent permitted under applicable law, but other than with respect to the condition in the first bullet point below, waiver) of the following conditions:

•

adoption of the merger and distribution agreement by both (i) a majority of the outstanding shares of Mosaic common stock and (ii) a majority of the outstanding shares of Mosaic common stock not held by Cargill or its subsidiaries;

•

absence of any law, order, statute, code, regulation, ordinance, decree, rule or other requirements with similar effect of any governmental authority which would prohibit the consummation of the merger, the split-off, the initial debt exchange or any formation offering (as defined below);

•

filing with the SEC, and effectiveness under the Securities Act of the registration statement with respect to the registered secondary offerings contemplated by the registration agreement, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings initiated by the SEC for that purpose;

•

filing with the SEC, and effectiveness, of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of such registration statement on Form S-4 or proceedings initiated by the SEC for that purpose;

•

the shares of common stock to be issued in the merger have been approved for listing on the NYSE and the common stock issuable upon the conversion of the class A common stock and class B common stock to be issued in the merger has been approved for listing on the NYSE, in each case subject only to official notice of issuance;

•

the representations of each party will be true and correct, subject to certain materiality thresholds, as of the date of the merger and distribution agreement and as of the closing date of the merger (which is referred to as the “closing date”) or such other date as may be specified therein, and each party has delivered an officer’s certificate to such effect;

•

the other party will have generally performed (and delivered an officer’s certificate to such effect), in all material respects its obligations, agreements and covenants under the merger and distribution agreement or the other transaction documents prior to or as of the closing of the merger; and

•	each of the registration agreement and the tax agreement (as defined below) shall be in full force and effect.

In addition, the obligation of the Mosaic parties to complete the merger is subject to the satisfaction (or, where legally permissible, waiver) of the following additional conditions:

•	an irrevocable confirmation by Cargill that it will complete the split-off on the closing date immediately following the effective time of the merger;

•

each stockholder of Cargill who, to Cargill’s knowledge at the time of closing, is reasonably expected to be a stockholder or part of a group of stockholders who will beneficially own 5% or more of the voting power of Mosaic for the election of directors immediately following the split-off, has executed and delivered to Mosaic the governance agreement (as described below); and

•

there has been no change in, revocation of, or amendment to the ruling issued by the Internal Revenue Service (the “IRS”) (the “IRS ruling”) or change in law that could, in the reasonable judgment of Mosaic’s counsel, affect the validity of the IRS ruling in a manner adverse to Mosaic or the Mosaic stockholders (other than Cargill and its subsidiaries).

In addition, the obligation of Cargill to complete the merger is subject to the satisfaction (or, where legally permissible, waiver) of the following additional conditions:

•

other than Cargill and its affiliates, no person or coordinating group (as defined in Treasury Regulation §1.355-7(h)(4)) who actively participates in the management or operation of Mosaic (including as a director), to Mosaic’s knowledge (based on SEC filings), beneficially owns, directly or indirectly, 5% or more of the outstanding shares of Mosaic common stock;

•

there has been no change in, revocation of, or amendment to the IRS ruling or change in law that could, in the reasonable judgment of Cargill’s counsel, adversely affect the validity of the IRS ruling;

•	Mosaic has delivered tax representations to Cargill’s counsel and Cargill has received an opinion of tax counsel relating to certain tax consequences of the transaction; and

•	from the date of the merger and distribution agreement, no material market event (as defined below) (other than one for which Cargill has waived its right to invoke this condition) has occurred.

Termination of the Merger and Distribution Agreement (page 71)

•

Cargill and Mosaic may mutually agree to terminate the merger and distribution agreement at any time before the effective time of the merger, even after the Mosaic stockholders adopt the merger and distribution agreement.

•	In addition, either Cargill or Mosaic may terminate the merger and distribution agreement at any time before the effective time of the merger if:

•	there is a final and non-appealable prohibition by a governmental entity of the merger, the split-off, the initial debt exchange or any formation offering;

•

a vote of Mosaic’s stockholders is taken and Mosaic’s stockholders (including a majority of Mosaic stockholders (other than Cargill and its subsidiaries)) have failed to adopt the merger and distribution agreement;

•	after August 18, 2011 if the closing has not occurred by such date (subject to extension under certain circumstances in accordance with the merger and distribution agreement) (the “end date”); or

•

if the other party breaches or fails to perform any of its representations, warranties, covenants or other obligations as specified in the merger and distribution agreement subject to certain exceptions set forth therein.

•	Mosaic may also terminate the merger and distribution agreement at any time before the effective time of the merger if:

•

following the completion of a specified closing period (during which Cargill has the right to determine the closing date) if the closing has not occurred and after completion of the closing period, Mosaic has given Cargill at least five calendar days prior notice of its intention to terminate pursuant to this termination right;

•	the MAC Trusts exchange agreement (as defined below) is not in full force and effect as of the end date (without giving effect to any extension); or

•	Cargill fails to deliver a waiver notice with respect to any material market event prior to the expiration of the applicable response period (as specified in the merger and distribution agreement).

•	Cargill may also terminate the merger and distribution at any time before the effective time of the merger if:

•	at any time prior to the Mosaic stockholder approval being obtained, the Mosaic special committee or the Mosaic board of directors has made a change in the Mosaic recommendation; or

•

Cargill’s board of directors concludes, in its sole discretion, that the transactions are not in the best interests of Cargill and that then-present market conditions are not consistent with achieving Cargill’s business objectives.

Termination Fees and Expenses (page 72)

Termination Fees

In the event of termination under conditions specified in the merger and distribution agreement (including in the event that the merger and distribution agreement is terminated because Cargill’s board of directors determines in its sole discretion that the transactions are not in the best interest of Cargill and that then-present market conditions are not consistent with achieving Cargill’s business objectives), Cargill may be required to pay to Mosaic a termination fee of $200 million, which would be distributed by Mosaic to the holders of Mosaic common stock (other than Cargill and its subsidiaries) on a pro-rata basis and to reimburse Mosaic for reasonable expenses incurred in connection with the transactions up to $15 million in the aggregate.

Expenses

Generally, except as noted above, all legal and other costs and expenses incurred in connection with the transactions will be paid by the party incurring those expenses, provided that in the event the initial formation offering is effected in accordance with the registration agreement, Cargill has agreed to reimburse Mosaic, up to $15 million in the aggregate, for fees and expenses incurred by the Mosaic parties in connection with the transactions through the completion of the initial formation offering.

Registered Offerings and Sales Following the Split-off under the Registration Agreement (page 75)

Mosaic, GNS, Cargill and the MAC Trusts have also entered into the registration agreement which provides a plan for the orderly distribution of shares of common stock following the split-off through a series of underwritten secondary public offerings, as well as other registered secondary sales and potential private sales.

•

In the first fifteen months following the split-off, Mosaic will conduct a series of underwritten secondary public offerings (the “formation offerings”) comprised of (i) a portion of the shares of common stock received by the MAC Trusts, or issuable upon conversion of the class A common stock received by the MAC Trusts, from Cargill in the split-off and (ii) shares of common stock expected to be transferred by Cargill to the exchanging Cargill debt holders in the debt exchanges. During the course of the formation offerings, exchanging Cargill debt holders are currently expected to sell approximately 107 million shares of common stock and the MAC Trusts are currently expected to sell at least 49.5 million shares of common stock. The initial formation offering is currently expected to include at least 82.5 million out of the total of approximately 157 million shares of common stock expected to be sold during the course of all formation offerings. The initial formation offering will settle on the same day as the split-off.

•

The shares of common stock that the MAC Trusts will be entitled to sell in the first two years following the split-off includes (i) 7.5 million shares of common stock to be received by the MAC Trusts in the split-off; (ii) 42 million shares of common stock into which shares of class A common stock, series A-4, received by the MAC Trusts in the split-off are convertible; and (iii) additional shares of common stock issuable upon the conversion of shares received by the MAC Trusts in the split-off if, subject to the terms of a tax agreement entered into by and among Mosaic, GNS and Cargill (which is referred to as the “tax agreement”), Mosaic grants the MAC Trusts express consent to sell such shares in the first two years following the split-off (which shares are referred to as “consent shares”).

•

If the MAC Trusts are unable to sell 49.5 million shares of common stock in the formation offerings described above and subject to other specified conditions (as more fully described under the heading “The Registration Agreement—Market Sales; Private Sales”), Mosaic may be required by the MAC Trusts to file a shelf registration statement for secondary sales of these shares until the second anniversary of the split-off.

•

Mosaic is under no obligation to register any securities in the transactions described above in excess of the sum of 49.5 million and the total number of Cargill retained shares (which are expected to be approximately 107 million shares).

Illustrative Example of Capitalization Following the Formation Offerings

Important Notes regarding Illustrative Example:

•

Although Mosaic currently expects that, following the split-off, the Mosaic board of directors will consider a proposal to convert the class B common stock to either class A common stock or common stock (or a combination thereof), subject to stockholder approval, the above example assumes no such conversion has occurred. If such conversion does occur, each voting percentage noted above would instead by identical to its corresponding value percentage.

•

The percentages above are based upon a current estimate of the initial allocation of shares between the MAC Trusts and the other Cargill stockholders. The actual initial allocation will be based on the value prior to the closing of the Cargill shares exchanged by the MAC Trusts and the other Cargill stockholders in the split-off and the average trading price of the Mosaic common stock over a period before closing.

•	Percentages above assume the sale of approximately 157 million shares during the formation offerings.

Exchanging Cargill stockholders (other than the MAC Trusts) will receive only class B common stock in the split-off. Pursuant to the registration agreement, following the two-year anniversary of the split-off, Mosaic has agreed (upon the request of the MAC Trusts or, if no such request is made, at its own election) to conduct a series of underwritten secondary public offerings of shares of common stock into which shares of class A common stock and class B common stock received by the MAC Trusts and the other exchanging Cargill stockholders in the split-off are convertible (the “released share offerings”). For a description of the circumstances under which the class B common stock is convertible into class A common stock or common stock (or a combination thereof), please see the section entitled “Description of Capital Stock Following the Closing—Transfer Restrictions and Conversion Provisions.”

For a detailed description of the provisions described above please see the section entitled “The Registration Agreement.”

Governance Matters (page 82)

As a condition to the obligation of the Mosaic parties to complete the merger, the MAC Trusts and any other exchanging Cargill stockholder who, to Cargill’s knowledge at the time of closing, is reasonably expected to, or is part of a group of stockholders that is reasonably expected to, beneficially own 5% or more of the voting power of Mosaic for the election of directors immediately following the split-off, must become party to a governance agreement with Mosaic. Under this agreement, each such “significant stockholder” will be subject to certain transfer and standstill restrictions. In addition, until the earlier of the third anniversary of the closing and the first date on which such stockholder beneficially owns less than 10% of the total voting power for the election of the Mosaic board of directors, such stockholder agrees, among other things, to vote its shares of Mosaic stock (other than for the election of directors and for any proposal to convert the class B common stock into class A common stock or common stock (or a combination thereof)) at all meetings of the Mosaic stockholders in accordance with the board of directors’ recommendation with respect to each matter, so long as holders of a majority of the voting securities owned by all holders other than the significant stockholders who have submitted proxies to Mosaic in respect of such meeting have instructed the proxy holder to vote the securities subject to such proxies in accordance with the board of directors’ recommendation on such matter.

Material United States Federal Income Tax Consequences (page 56)

The IRS has issued a ruling to the effect that the exchange of Mosaic common stock for GNS common stock in the merger will qualify as a transaction described in section 351 of the Internal Revenue Code (the “Code”) and that holders of Mosaic common stock will not recognize any gain or loss upon exchange of their shares of Mosaic common stock for GNS common stock in the merger. Please see the section entitled “The Merger and Related Transactions—Material United States Federal Income Tax Consequences.”

No Appraisal Rights (page 58)

Holders of Mosaic common stock are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (which is referred to as the “DGCL”) in connection with the merger or any of the related transactions.

Changes to the Rights of Mosaic Stockholders as a Result of the Merger (page 93)

In the merger, a portion of the shares of Mosaic common stock held by Cargill will be converted, on a one-for-one basis, into the right to receive shares of the different series of GNS class A common stock and GNS class B common stock, and each of the other outstanding shares of Mosaic common stock (including a portion of the shares of Mosaic common stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of GNS common stock. All of the shares of GNS stock issued in the merger (including those issued to Cargill) will represent the same economic interest in Mosaic’s consolidated business as the shares of Mosaic common stock for which they are converted. The GNS common stock will be substantially identical in all respects to Mosaic’s current common stock, and will also have the same economic rights as the class A common stock and the class B common stock (including with respect to dividends and voting on matters other than the election of directors), and the common stock, the class A common stock and class B common stock will vote together as a single class, except for specified class voting rights described under the heading “Description of Capital Stock Following the Closing—Voting.” The differences between the shares of common stock, class A common stock and class B common stock that are related to voting with respect to election of directors, conversion rights and restrictions on transferability are necessary for the split-off to be tax-free and are designed to satisfy applicable requirements under the Code and to facilitate the orderly introduction of the shares distributed in the split-off into the trading market. The class A common stock and the class B common stock will not be listed on any securities exchange. In addition, the bylaws of GNS at and immediately after the effective time of the merger will contain provisions substantially identical to the bylaws of Mosaic immediately prior to the effective time of the merger. Please see the section entitled “Comparison of Rights of Stockholders.”

Mosaic Special Meeting (page 33)

The special meeting of Mosaic’s stockholders will be held at [—] on [—], 2011, at [—] a.m., local time.

No Cargill Stockholder Approval Required for the Merger (page 59)

Cargill stockholders are not required to adopt the merger and distribution agreement or approve the merger. However, Cargill stockholders must agree to exchange with Cargill a sufficient number of shares of Cargill common stock for shares of GNS stock at an exchange ratio to be determined prior to closing to allow Cargill to transfer to its stockholders approximately 178.5 million shares of GNS stock.

Regulatory Approval (page 58)

Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “Hart-Scott-Rodino Act”), acquisitions of Mosaic stock by the Anne Ray Charitable Trust and the Margaret A. Cargill Foundation (two of the exchanging Cargill stockholders) in connection with the split-off may not be completed until applicable filings have been made, and the applicable waiting period has expired or been terminated. On March 10, 2011, each of Cargill, Anne Ray Charitable Trust, and Margaret A. Cargill Foundation filed its notification and report form under the Hart-Scott-Rodino Act with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. On March 18, 2011, early termination of the applicable waiting period was granted. See the section entitled “The Merger and Related Transactions—Regulatory Approval.”

SELECTED HISTORICAL FINANCIAL DATA OF MOSAIC

Mosaic derived the financial information as of and for the fiscal years ended May 31, 2010, 2009, 2008, 2007 and 2006 from the audited financial statements for these fiscal years incorporated by reference in this proxy statement/prospectus. Mosaic derived the financial information as of and for the nine months ended February 28, 2011 and 2010 from its unaudited financial statements, which have been incorporated by reference in this proxy statement/prospectus. Interim results are not necessarily indicative of full year performance. You should read the following information together with Mosaic’s consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mosaic’s Annual Report on Form 10-K for the year ended May 31, 2010 and in Mosaic’s Quarterly Reports on Form 10-Q for the periods ended August 31, 2010, November 30, 2010 and February 28, 2011, which are incorporated by reference in this proxy statement/prospectus.

	Nine Months Ended February 28,		Years Ended May 31,
(In millions, except per share amounts)	2011	2010	2010	2009	2008	2007	2006

Statements of Operations Data:
Net sales	$7,077.4	$4,898.8	$6,759.1	$10,298.0	$9,812.6	$5,773.7	$5,305.8
Cost of goods sold	4,950.8	3,893.1	5,065.8	7,148.1	6,652.1	4,847.6	4,668.4
Lower of cost or market write-down	—	—	—	383.2	—	—	—

Gross margin	2,126.6	1,005.7	1,693.3	2,766.7	3,160.5	926.1	637.4
Selling, general and administrative expenses	261.0	246.6	360.3	321.4	323.8	309.8	241.3
Restructuring loss (gain)	—	—	—	0.6	18.3	(2.1)	287.6
Other operating expenses	26.3	35.9	62.2	43.8	11.7	2.1	6.6

Operating earnings	1,839.3	723.2	1,270.8	2,400.9	2,806.7	616.3	101.9
Interest expense, net	12.8	36.8	49.6	43.3	90.5	149.6	153.2
Foreign currency transaction loss	60.6	31.8	32.4	131.8	57.5	8.6	100.6
(Gain) loss on extinguishment of debt	—	—	—	(2.5)	2.6	(34.6)	—
(Gain) on sale of equity investment (a)	(685.6)	—	—	(673.4)	—	—	—
Other (income) expense	17.0	(6.7)	(0.9)	(4.0)	(26.3)	(13.0)	8.2

Earnings (loss) from consolidated companies before income taxes	2,434.5	661.3	1,189.7	2,905.7	2,682.4	505.7	(160.1)
Provision for income taxes	566.8	208.5	347.3	649.3	714.9	123.4	5.3

Earnings (loss) from consolidated companies	1,867.7	452.8	842.4	2,256.4	1,967.5	382.3	(165.4)
Equity in net earnings (loss) of nonconsolidated companies	0.6	(17.8)	(10.9)	100.1	124.0	41.3	48.4

Net earnings (loss) including non-controlling interests	1,868.3	435.0	831.5	2,356.5	2,091.5	423.6	(117.0)
Less: Net earnings attributable to non-controlling interests	2.9	4.0	4.4	6.3	8.7	3.9	4.4

Net earnings (loss) attributable to Mosaic	$1,865.4	$431.0	$827.1	$2,350.2	$2,082.8	$419.7	$(121.4)

Earnings (loss) available for common stockholders:
Net earnings (loss)	$1,865.4	$431.0	$827.1	$2,350.2	$2,082.8	$419.7	$(121.4)
Preferred stock dividend	—	—	—	—	—	—	11.1

Earnings (loss) available for common stockholders	$1,865.4	$431.0	$827.1	$2,350.2	$2,082.8	$419.7	$(132.5)

Earnings (loss) per common share attributable to Mosaic:
Basic net earnings (loss) per share	$4.18	$0.97	$1.86	$5.29	$4.70	$0.97	$(0.35)

Diluted net earnings (loss) per share	$4.17	$0.97	$1.85	$5.27	$4.67	$0.95	$(0.35)

Average shares outstanding:

Basic weighted average number of shares outstanding	445.8	444.9	445.1	444.3	442.7	434.3	382.2
Diluted weighted average number of shares outstanding	447.3	446.5	446.6	446.2	445.7	440.3	382.2
Balance Sheet Data (at period end):

Cash and cash equivalents	$3,352.1	$2,291.8	$2,523.0	$2,703.2	$1,960.7	$420.6	$173.3
Total assets	14,699.1	12,278.2	12,707.7	12,676.2	11,819.8	9,163.6	8,723.0
Total long-term debt (including current maturities)	812.5	1,262.5	1,260.8	1,299.8	1,418.3	2,221.9	2,457.4
Total liabilities	3,689.5	3,786.0	3,959.3	4,161.0	5,065.2	4,957.4	5,171.8
Total equity	11,009.6	8,492.2	8,748.4	8,515.2	6,754.6	4,206.2	3,551.2
Other Financial Data:

Depreciation, depletion and amortization	$324.5	$332.6	$445.0	$360.5	$358.1	$329.4	$585.9
Capital expenditures	897.3	635.6	910.6	781.1	372.1	292.1	389.5
Dividends per share (b)	0.15	1.45	1.50	0.20	—	—	—

(a)	Mosaic recorded a $685.6 million pre-tax gain on the sale of Mosaic’s equity method investment in Fosfertil in the nine months ended February 28, 2011 and a $673.4 million pre-tax gain on the sale of Mosaic’s equity method investment in Saskferco in fiscal 2009.
(b)	In fiscal 2010, Mosaic paid a special dividend of $1.30 per share in addition to quarterly dividends of $0.05 per share.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Mosaic common stock is listed and traded on the NYSE under the symbol “MOS.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of Mosaic common stock, as reported on the NYSE. In addition, the table also sets forth the quarterly cash dividends per share declared by Mosaic with respect to its common stock. On [—], 2011, the last practicable trading day prior to the date of this proxy statement/prospectus, there were [—] shares of Mosaic common stock outstanding.

	Mosaic
	High	Low	Dividends Declared
For the fiscal quarter ended:
2008/2009
August 31, 2008	$163.25	$92.46	$0.05
November 30, 2008	$104.00	$21.94	$0.05
February 28, 2009	$48.68	$23.65	$0.05
May 31, 2009	$59.34	$36.94	$0.05

2009/2010
August 31, 2009	$57.25	$39.39	$0.05
November 30, 2009	$57.42	$45.00	$1.35	(a)
February 28, 2010	$68.28	$52.87	$0.05
May 31, 2010	$64.70	$42.80	$0.05

2010/2011
August 31, 2010	$59.88	$37.68	$0.05
November 30, 2010	$74.25	$56.59	$0.05
February 28, 2011	$89.24	$65.00	$0.05
May 31, 2011 (through April 5, 2011)	$86.67	$73.03	—

(a)	On October 23, 2009, Mosaic declared a special dividend of $1.30 per share. This dividend was paid on December 3, 2009.

The following table presents the last reported sale price of a share of Mosaic common stock, as reported on the NYSE on January 18, 2011, the last full trading day prior to the public announcement of the of the proposed transactions, and on [—], 2011, the last practicable trading day prior to the date of this proxy statement/prospectus:

	Mosaic
January 18, 2011		$85.07
[—], 2011	$	[—]

RISK FACTORS

You should carefully consider the matters described in this section, as well as other information included in this proxy statement/prospectus and the other documents to which you have been referred, in considering whether or not to vote for the adoption of the merger and distribution agreement.

For a discussion of additional uncertainties associated with (1) Mosaic’s businesses and (2) forward-looking statements in this document, please see the section entitled “Cautionary Statement Concerning Forward-Looking Statements.” In addition, you should consider the risks associated with Mosaic’s business that appear in Mosaic’s Annual Report on Form 10-K for the year ended May 31, 2010 and in Mosaic’s Quarterly Reports on Form 10-Q for the periods ended August 31, 2010, November 30, 2010 and February 28, 2011, which are incorporated by reference into this proxy statement/prospectus.

Risks Relating to the Merger and the Split-off

Tax rules governing the split-off could result in limitations on the ability of the Company to execute certain aspects of its business plan for a period of time following the split-off and, notwithstanding the IRS ruling and tax opinion issued to Cargill in connection with the split-off, the Company could owe significant tax-related indemnification liabilities to Cargill.

The IRS has issued a ruling to the effect that the split-off will be tax-free to Cargill and its stockholders, and it is a condition to the completion of the split-off that Cargill receive a tax opinion relating to certain tax consequences of the split-off. Notwithstanding the IRS ruling and tax opinion, however, the split-off and the related transactions could be taxable to Cargill and its stockholders under certain circumstances. For example, the split-off and debt exchanges would be taxable to Cargill (but not its stockholders) under Section 355(e) of the Code (“Section 355(e)”) if one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest (by vote or value) in the Company as part of a plan or series of related transactions that includes the split-off. Therefore, Cargill and Mosaic have agreed to tax-related restrictions and indemnities set forth in the tax agreement referred to herein, under which Mosaic may be restricted or deterred, following completion of the split-off, from taking certain actions for a period of two years following the completion of the split-off, including (i) redeeming or purchasing its stock in excess of agreed-upon amounts; (ii) issuing any equity securities in excess of agreed upon amounts; (iii) approving or recommending a third party’s acquisition of the Company; (iv) permitting any merger or other combination of Mosaic or GNS; and (v) entering into an agreement for the purchase of any interest in Mosaic or GNS, subject to certain exceptions. Mosaic and GNS have agreed to indemnify Cargill and its subsidiaries for taxes and tax-related losses imposed on Cargill and its subsidiaries as a result of the split-off and other transactions failing to qualify as tax-free, if the taxes and related losses are attributable to, arise out of or result from certain prohibited acts or to any breach of, or inaccuracy in, any representation, warranty or covenant made by Mosaic or GNS in the tax agreement. The taxes and tax-related losses of Cargill and its subsidiaries would be significant if the split-off fails to qualify as tax-free, and so this indemnity would result in significant liabilities from the Company to Cargill that could have a material adverse effect on the Company. For a further discussion of the restrictions and indemnities set forth in the tax agreement, please see the section entitled “Other Transaction Agreements—Tax Agreement.”

The merger will decrease the voting power of Mosaic’s current public stockholders with respect to the election of directors.

Mosaic’s public stockholders currently own shares of Mosaic common stock that represent approximately 36% of the voting power for all matters. For the split-off and the debt exchanges to be tax-free to Cargill and its stockholders, current U.S. federal income tax law generally requires, among other things, that Cargill exchange with its stockholders stock representing at least 80% of the voting power in the election of the Company’s board of directors. Accordingly, a “high vote” class B common stock will be established in connection with the merger to permit Cargill to effect the split-off and the debt exchanges in a manner that is tax-free to Cargill and its stockholders. Following the merger, Mosaic’s current public stockholders will hold shares of common stock which will have one vote per share, while the shares of class B common stock will have ten votes per share with respect to the election of directors. As a result, Mosaic’s current public stockholders will own shares of common stock representing approximately 11% of the voting power for the election of directors (but will continue to hold approximately 36% of the voting power for all other matters).

Limitations on equity issuances, acquisitions, buybacks and other actions.

The merger and distribution agreement, the registration agreement and the tax agreement, restrict Mosaic and its subsidiaries’ ability to take certain actions, including making certain equity issuances and material acquisitions, undertaking share buybacks and disposing of material businesses or assets. These restrictions and limitations in some cases apply to the period of time before the closing of the split-off and in some cases apply for a period of two years following completion of the split-off. These restrictions and limitations may prevent the Company from pursuing business opportunities that may arise prior to expiration of such restrictions and limitations. Please see the sections entitled “The Merger and Distribution Agreement” beginning on page 60, “The Registration Agreement” beginning on page 75 and the “Other Transaction Agreements—Tax Agreement” beginning on page 84 for a description of these restrictions and limitations.

Cargill has a unilateral right to terminate the merger and distribution agreement at any time prior to the completion of the merger.

Under the terms of the merger and distribution agreement, Cargill has the right to terminate such agreement (subject to the payment of a $200 million termination fee in certain circumstances) at any time prior to the completion of the merger if Cargill’s board of directors concludes, in its sole discretion, that the transactions are not in the best interests of Cargill and that then-present market conditions are not consistent with achieving Cargill’s business objectives. In addition, if Cargill does not determine to close the transaction during a specified closing period, Mosaic may terminate the merger and distribution agreement. Therefore, even if the merger and distribution agreement is adopted by the Mosaic stockholders, there can be no guarantee that the merger and related transactions will occur.

If the merger and the related transactions are not completed, Mosaic may be adversely affected without realizing any of the benefits of having completed the merger. For example:

•

matters relating to the merger and related transactions may require substantial commitments of time and resources by Mosaic management, which could otherwise have been devoted to other opportunities that may have been beneficial to Mosaic; and

•

Cargill will retain its majority ownership interest and continue to have the ability to effectively control the strategic direction and significant corporate transactions of Mosaic, and its interests in these matters may conflict with the interests of other stockholders of Mosaic.

Risks Relating to an Investment in Mosaic’s Common Stock Following the Merger

Stock sales following the split-off may affect the stock price of Mosaic’s common stock.

After the completion of the merger and split-off, Mosaic expects to conduct a series of underwritten secondary public offerings during the first fifteen months following the split-off which could result in downward pressure on the market price of Mosaic’s common stock.

In addition, prior to the 24-month anniversary of the split-off Mosaic may be required by the MAC Trusts to file a shelf registration statement for secondary sales of shares in the event the MAC Trusts are not given the opportunity to sell 49,500,000 shares of stock received by the MAC Trusts in the split-off in the formation offerings discussed above. Furthermore, the registration agreement provides for the possibility of another series of underwritten secondary public offerings, which would begin no earlier than 12 months following the last of the formation offerings described above (or any later underwritten primary equity issuance by Mosaic in accordance with the terms of the registration agreement), with respect to Mosaic shares received by exchanging Cargill stockholders (including shares received but not sold by the MAC Trusts in the initial two-year period following the split-off). This second series of underwritten secondary public offerings is expected to be completed, at the latest, on the 54-month anniversary of the split-off. These sales could also result in downward pressure on the stock price of Mosaic’s common stock.

Mosaic’s stock price may fluctuate significantly following the split-off.

The price of Mosaic common stock may fluctuate significantly following the merger and the split-off as a result of many factors in addition to those discussed in the preceding risk factors and the section entitled “Risk Factors” included in the Mosaic Annual Report on Form 10-K for the year ended May 31, 2010 and the Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2010, November 30, 2010 and February 28, 2011, which are incorporated herein by reference. These factors, some or all of which are beyond Mosaic’s control, include:

•	market conditions in the broader stock market in general;

•	actual or anticipated fluctuations in Mosaic’s results of operations;

•	changes in expectations as to Mosaic’s future financial performance, including financial estimates by securities analysts and investors;

•	success of Mosaic’s operating and growth strategies;

•	investor anticipation of strategic and technological threats, whether or not warranted by actual events;

•	operating and stock price performance of Mosaic’s competitors;

•	regulatory or political developments;

•	litigation and government investigations;

•	changes in key personnel;

•	depth of the trading market in Mosaic’s common stock; and

•	failure of securities analysts to cover Mosaic’s common stock after the formation offerings and/or the released share offerings.

In addition, the stock market has historically experienced volatility that often has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of Mosaic common stock, regardless of Mosaic’s actual operating performance.

The class B common stock may remain as a separate class for an indefinite period of time.

Mosaic presently expects that, following completion of the split-off and in connection with the consideration of resolutions to be submitted to the Mosaic stockholders at the first regularly scheduled annual stockholders’ meeting of Mosaic following the split-off or at a special stockholders’ meeting of Mosaic following the split-off, the Mosaic board of directors will consider a proposal to convert the class B common stock to either class A common stock or common stock (or a combination thereof) on a share-for-share basis, subject to the receipt of stockholder approval. There is, however, no binding commitment by the Mosaic board of directors to, and there can be no assurance that the Mosaic board of directors will, consider the issue or resolve to submit such a proposal to Mosaic’s stockholders at that meeting or any subsequent meeting of stockholders.

Moreover, there can be no assurance that, if presented, Mosaic’s stockholders would approve the conversion proposal. If such a conversion proposal is approved by the Mosaic board of directors and presented to the Mosaic stockholders, a vote by a majority of all three classes of Mosaic’s stock outstanding, represented in person or by proxy at a stockholder meeting, voting together as a single class (with each share having one vote) will be required for such proposal to be approved.

*****

Mosaic stockholders should also consider the risks associated with Mosaic’s business that appear in Mosaic’s Annual Report on Form 10-K for the year ended May 31, 2010 and in Mosaic’s Quarterly Reports on Form 10-Q for the periods ended August 31, 2010, November 30, 2010 and February 28, 2011, which have been incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including information included or incorporated by reference herein) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed transaction, the terms and the effect of the proposed transaction, the nature and impact of the proposed transaction, capitalization of Mosaic following completion of the proposed transaction, benefits of the proposed transaction, future strategic plans, other statements about future financial and operating results and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” “continues,” “will,” “should,” “could,” “may” or the negative of these terms or words of similar meaning. Such statements are based upon the current beliefs and expectations of Mosaic’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to

•	risks and uncertainties arising from the possibility that the closing of the transaction may be delayed or may not occur;

•	the expected timeline for completing the transaction;

•	difficulties with realization of the benefits of the proposed transaction;

•

the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions;

•	the level of inventories in the distribution channels for crop nutrients;

•	changes in foreign currency and exchange rates;

•	international trade risks;

•	changes in government policy;

•

changes in environmental and other governmental regulation, including greenhouse gas regulation and implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams;

•

further developments in the lawsuit involving the federal wetlands permit for the extension of Mosaic’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions Mosaic may identify and implement in an effort to mitigate the effects of the lawsuit;

•	other difficulties or delays in receiving, or increased costs of, or revocation of, necessary governmental permits or approvals;

•	the effectiveness of Mosaic’s processes for managing its strategic priorities;

•	adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall;

•

actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental obligations, or Canadian resource taxes and royalties;

•

accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan, potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals;

•	Cargill’s majority ownership and representation on Mosaic’s board of directors and its ability to control Mosaic’s actions; and

•	other risks and uncertainties reported from time to time in Mosaic’s reports filed with the SEC.

Actual results may differ from those set forth in the forward-looking statements.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All written and oral forward-looking statements addressed in this proxy statement/prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Mosaic and GNS undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE COMPANIES

The Mosaic Company

The Mosaic Company is a Delaware corporation that is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients for the global agriculture industry. Through its broad product offering, Mosaic is a single source supplier of phosphate- and potash-based crop nutrients and animal feed ingredients. Mosaic serves customers in more than forty countries. Mosaic conducts its business through wholly and majority-owned subsidiaries as well as businesses in which it owns less than a majority interest. At February 28, 2011, Mosaic and its subsidiaries employed approximately 7,300 people. In its 2010 fiscal year ended May 31, 2010, Mosaic had consolidated net earnings attributable to Mosaic of $827.1 million. For the nine months ended February 28, 2011, Mosaic had consolidated net earnings attributable to Mosaic of $1.865 billion.

Mosaic’s business is classified into two reportable business segments: Phosphates and Potash. The Phosphates business segment mines phosphate rock in Florida and processes rock into finished phosphate products at facilities in Florida and Louisiana. The Phosphates segment also includes other production, blending or distribution operations in Brazil, China, India, Argentina and Chile, and also includes a recent strategic equity investment in a new phosphate rock mine in Peru. The Potash business segment mines and processes potash in facilities in Canada and the U.S., primarily for use as fertilizer, but also for use in industrial applications and, to a lesser degree, animal feed ingredients.

The address of Mosaic’s principal executive offices is 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441, and its telephone number is (800) 918-8270. For additional information about Mosaic, please see the section entitled “Where You Can Find More Information” beginning on page 97.

Cargill, Incorporated

Cargill, Incorporated is a large, privately-held, diversified agricultural, commodities and industrial Delaware corporation engaged (directly as well as through wholly-owned subsidiaries and joint ventures) in the active conduct of approximately 74 separate and distinct businesses. Cargill and its subsidiaries employ 131,000 people in more than 66 countries. In its 2010 fiscal year, Cargill had consolidated net earnings of $2.60 billion. For the six months ended November 30, 2010, Cargill had consolidated net earnings of $1.49 billion. Cargill’s businesses are classified into five business segments: agricultural services; origination and processing; food ingredients and applications; risk management and financial; and industrial.

Cargill’s agriculture services business segment provides customized farm services and products to crop and livestock producers worldwide. Cargill’s AgHorizons, AgHorizons Canada and animal nutrition businesses are examples of the businesses included in this business segment. The origination and processing business segment connects producers and users of grain, oilseeds and other agricultural commodities through origination, processing, marketing and distribution capabilities and services. Cargill’s cotton, grain & oilseed supply chain and sugar businesses are examples of the businesses included in this business segment. The food ingredients and applications business segment serves global, regional and local food and beverage manufacturers, foodservice companies and retailers with food and beverage ingredients, meat and poultry products and new food applications. Cargill’s beef, pork, malt, and cocoa and chocolate businesses are examples of the businesses included in this business segment. Cargill’s risk management and financial business segment provides Cargill customers and Cargill’s businesses with risk management and financial solutions in world markets. Cargill’s coal, petroleum, and CarVal Investors businesses are examples of the businesses included in this business segment. The industrial business segment develops new industrial applications for agricultural feedstocks and supplies Cargill’s customers worldwide with salt and steel products and services. Cargill’s Deicing Technology, oils & lubricants, and salt businesses are examples of businesses included in this business segment.

The address of Cargill’s principal executive offices is 15615 McGinty Road West, Wayzata, Minnesota 55391, and its telephone number is (952) 742-6377.

GNS II (U.S.) Corp.

GNS II (U.S.) Corp. is a Delaware corporation incorporated in March 2004 and has been a wholly-owned subsidiary of Mosaic since it was contributed to Mosaic by Cargill in 2004. GNS has no material operations of its own and its assets consist almost entirely of equity interests it holds in a number of subsidiaries operating in China, India, Argentina and Chile, a subsidiary that owns land including phosphate rock reserves in Florida, a subsidiary that holds a minority equity investment in a phosphate rock mine joint venture and a financing subsidiary that manages offshore cash. The results of GNS and its subsidiaries are reflected in the consolidated financial statements of Mosaic.

Set forth below is unaudited summarized financial information of GNS and its consolidated subsidiaries. This financial information has been prepared without corporate allocations and reflects the income tax expense and related assets and liabilities recorded for this entity as reflected in the consolidated financial statements of Mosaic and not on a standalone basis. Had such allocations or standalone income tax determinations been made the results would differ from those presented below. This unaudited summarized financial information is for informational purposes only. This unaudited summarized financial information does not purport to indicate the results that would have actually been obtained had GNS operated as a stand-alone entity for the periods presented, or that may be realized in the future by GNS after the merger.

	May 31,
	2010	2009
(in millions)
Balance Sheet (unaudited):
Cash and cash equivalents	$705.0	$753.3
Receivables due from affiliates and other	251.9	114.8
Inventories	116.1	121.0
Other current assets	36.8	141.4
Property, plant and equipment, net	112.2	119.2
Other non-current assets	14.9	21.0

Total assets	$1,236.9	$1,270.7

Short-term debt due to affiliates and other	$303.5	$221.2
Accounts payable	97.2	159.4
Other current liabilities	24.6	168.9
Non-current liabilities	2.5	9.3
Equity	809.1	711.9

Total liabilities and equity	$1,236.9	$1,270.7

	Years ended May 31,
	2010	2009	2008
(in millions)
Income Statement (unaudited):
Net sales	$657.9	$1,057.9	$773.5
Gross margin (loss)	43.3	(8.2)	142.0
Earnings from consolidated companies before income taxes	14.4	541.4	93.3
Equity in net earnings (loss) of nonconsolidated companies	(0.5)	34.5	68.9
Net earnings (loss) attributable to GNS	(6.1)	442.1	124.3

In connection with the merger, GNS will transfer substantially all of the assets and liabilities held by GNS prior to the merger to Mosaic (which will be a wholly-owned subsidiary of GNS after completion of the merger), subject in certain cases to applicable governmental, regulatory or contractual approvals, such that (other than certain de minimis assets) GNS’s only remaining asset after the merger and split-off would be the capital stock of Mosaic. We currently expect that GNS will be able to transfer approximately 80% of the assets of GNS on the same day the merger closes (but after the split-off) and substantially all of the remaining GNS assets as expeditiously as possible upon receipt of the various approvals referred to above.

After completion of the merger, GNS will be deemed a successor to Mosaic for certain purposes under both the Securities Act and the Exchange Act, including the registration of the GNS common stock under Section 12(b) of the Exchange Act, status as a large accelerated filer for purposes of Rule 12b-2 under the Exchange Act and succession to Mosaic’s SEC file number.

GNS Merger Sub LLC

GNS Merger Sub LLC is a Delaware limited liability company which was formed as a wholly-owned subsidiary of GNS on January 14, 2011 in order to facilitate the merger. Merger Sub currently has no operations and does not own any material assets or have any material liabilities.

THE SPECIAL MEETING OF MOSAIC STOCKHOLDERS

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Mosaic board of directors for use at the special meeting of Mosaic’s stockholders and any adjournments or postponements of the special meeting. When this proxy statement/prospectus refers to the special meeting, it is also referring to any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting of Mosaic’s stockholders will be held at [—] on [—], 2011, at [—] a.m., local time.

Purpose of the Special Meeting

At the special meeting, Mosaic stockholders will be asked:

•	to consider and vote upon a proposal to adopt the merger and distribution agreement; and

•

to consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger and distribution agreement.

Mosaic does not expect a vote to be taken on any other matters at the special meeting. The mailing of this proxy statement/prospectus and accompanying form of proxy is expected to commence on or about [—], 2011.

Record Date; Shares Entitled to Vote

Mosaic has fixed the close of business on March 23, 2011 (the “record date”) as the record date for determining the Mosaic stockholders who are entitled to notice of and to vote at the special meeting or at any adjournment of the special meeting. At the special meeting, each outstanding share of Mosaic common stock is entitled to one vote. At the close of business on the record date, there were 446,515,263 shares of Mosaic’s common stock outstanding and entitled to vote at the special meeting.

A list of Mosaic stockholders as of the record date will be available for review by any Mosaic stockholder entitled to vote at the special meeting at Mosaic’s principal executive offices during regular business hours for at least 10 days before the special meeting. The list will also be available during the special meeting to any stockholder present at the special meeting.

Quorum

In accordance with Mosaic’s bylaws, the holders of a majority of the shares entitled to vote at any meeting must be present, in person or by proxy, at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the special meeting if:

•	you are present in person at the special meeting; or

•	you have properly submitted, and have not revoked, a proxy by mail, telephone or via the Internet.

The Mosaic bylaws also provide that if a quorum fails to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time until a quorum is present.

Cargill, which is the holder of approximately 64% of the outstanding shares of Mosaic common stock, has agreed to attend and vote at the special meeting unless the Mosaic board of directors withdraws or modifies its recommendation that Mosaic stockholders vote to adopt the merger and distribution agreement.

Required Vote

Each outstanding share of existing Mosaic common stock is entitled to one vote on each matter which may properly come before the special meeting.

Merger Proposal. Pursuant to the merger and distribution agreement, the vote required to adopt the merger and distribution agreement is (1) approval by a majority of the outstanding shares of Mosaic common stock, including shares held by Cargill and its subsidiaries; and (2) approval by the holders of a majority of the shares of Mosaic common stock entitled to vote on such proposal, other than the shares held by Cargill or its subsidiaries.

Adjournment Proposal. The proposal to permit adjournment of the special meeting will require the affirmative vote of the Mosaic stockholders holding at least a majority of the votes cast by holders of the Mosaic common stock entitled to vote on such proposal which are present in person or by proxy at the special meeting.

Cargill, which, together with its subsidiaries, owns approximately 64% of Mosaic’s outstanding common stock, has agreed to vote its and its subsidiaries’ shares of Mosaic common stock in favor of each of the special meeting proposals unless the Mosaic board of directors withdraws or modifies its recommendation that Mosaic stockholders vote to adopt the merger and distribution agreement. Accordingly, approval of the adjournment proposal is assured absent the withdrawal or modification of the recommendation of the Mosaic board of directors. For specific information about Cargill’s agreement to vote its and its subsidiaries’ shares of Mosaic common stock pending the completion of the split-off, please see the section entitled “The Merger and Distribution Agreement—Voting.”

Voting of Proxies

The Mosaic board of directors requests that you submit your proxy to vote your shares at the special meeting. To submit your proxy, you may complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. In addition, you may submit your proxy to vote your shares through the Internet or by telephone by following the instructions included on the enclosed proxy card. The Internet voting facility and the telephone voting facility for stockholders of record will close at [—], on [—], 2011.

Each properly signed proxy received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxy or, if no instructions are given on a properly signed proxy, the shares represented by such proxy will be voted “FOR” the adoption of the merger and distribution agreement, and “FOR” the proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies for the adoption of the merger and distribution agreement, if such a proposal is submitted to a vote of stockholders.

If you hold your shares of Mosaic common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Mosaic common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you hold any shares in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other stockholder of record. However, your proxy vote will serve as voting instructions to Vanguard Fiduciary Trust Company (the “Trustee”), as Trustee of the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, and, in accordance with the terms of each plan, the Trustee will vote all of the shares held in each plan in the same proportion as the actual proxy vote instructions submitted by the respective plan participants. If voting instructions are not received by the Trustee by [—], 2011, or if the proxy card is not properly signed, the shares with respect to which you could have instructed the Trustee will be voted in the same proportion as the shares for which the Trustee received valid participant voting instructions.

If you have questions or need assistance in completing or submitting your proxy, you should write to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Director—Investor Relations, or call (763) 577-2828.

You may also contact our proxy solicitor, Innisfree M&A Incorporated, at the address and telephone number listed below:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 456-3427

Banks and Brokers may call collect: (212) 750-5833

How to Revoke Your Proxy

If you hold shares in your own name, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a timely written notice bearing a date later than the date of your proxy card to the Corporate Secretary of Mosaic (at the address shown below), stating that you revoke your proxy;

•	signing and delivering to the Corporate Secretary of Mosaic a new proxy card relating to the same shares and bearing a later date;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to the Corporate Secretary of Mosaic, whose address is Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441.

If you hold shares through a bank, broker or other nominee and you have instructed the bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions. If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may revoke your proxy and change your vote as described above, but only until [—], 2011.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. If your shares are held in street name (through a bank, broker or other nominee), you must obtain a proxy from the record holder to vote your shares in person at the special meeting. Whether or not you plan to attend the special meeting, Mosaic requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described in the instructions accompanying this proxy statement/prospectus. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the special meeting.

Abstentions and Broker Non-Votes

Abstentions will be deemed to be votes “against” the adoption of the merger and distribution agreement. Under the rules applicable to broker-dealers, brokers, banks and other nominee record holders holding shares in

“street name” have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominee record holders are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger and distribution agreement set forth in this proxy statement/prospectus. As a result, absent specific instructions from the beneficial owner, brokers, banks and other nominee record holders are not empowered to vote those “street name” shares in connection with the proposal to adopt the merger and distribution agreement.

Since the vote required for the proposal to adopt the merger and distribution agreement is based on a percentage of the shares outstanding, abstentions and broker non-votes will have the same effect as a vote “against” this proposal. However, abstentions and broker non-votes will have no effect on the outcome of the vote for the adjournment proposal because the vote required for approval of this proposal is based on the number of shares actually voted, whether in person or by proxy.

All beneficial owners of Mosaic common stock are urged to submit their proxy to indicate their votes or to contact their brokers to determine how to vote.

Adjournments

If the special meeting is adjourned to a different place, date, or time, Mosaic need not give notice of the new place, date, or time if the new place, date, or time is announced at the meeting before adjournment. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting will be given to persons who are Mosaic stockholders of record entitled to vote at the special meeting as of the new record date.

Certain Ownership of Mosaic Common Stock

As of the record date, Cargill and its subsidiaries beneficially owned 285,759,772 shares of Mosaic common stock, representing approximately 64% of the shares outstanding as of such date. Subject to certain conditions, Cargill has agreed to cause all shares of Mosaic common stock held by Cargill or any of its subsidiaries to be voted in favor of each of the proposals described in this proxy statement/prospectus.

In addition, as of the record date, Mosaic’s executive officers and directors beneficially owned 1,339,890 shares of Mosaic common stock, representing approximately 0.3% of the shares outstanding as of such date, excluding beneficial ownership of such shares which may be deemed to be attributed to such executive officers and directors through their ownership interest in Cargill.

Mosaic currently expects that each of its directors and executive officers will vote their shares of Mosaic common stock “FOR” adoption and approval of the merger and distribution agreement and “FOR” the proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies for the adoption of the merger and distribution agreement, although none of them has entered into an agreement requiring them to do so.

Expenses of Solicitation

This proxy statement/prospectus is being furnished in connection with the solicitation of proxies by the Mosaic board of directors. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by Mosaic, subject to Cargill’s expense reimbursement obligations if the initial formation offering is completed as described elsewhere in this document. In addition, Mosaic has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $50,000, plus reimbursement of expenses. Banks, brokerage houses, fiduciaries, and custodians holding in their names shares of Mosaic’s common stock beneficially owned by others will be furnished copies of solicitation materials to forward to the beneficial owners. Mosaic may reimburse persons representing beneficial owners of Mosaic’s common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to solicitation by the use of the mails, proxies may be solicited by Mosaic’s directors, officers, and employees in person or by telephone, e-mail, Internet or other means of communication. No additional compensation will be paid to Mosaic’s directors, officers, or employees for their services in connection with this solicitation.

This proxy statement/prospectus and the proxy card are first being sent to Mosaic stockholders on or about [—], 2011.

The matters to be considered at the special meeting are of great importance to Mosaic stockholders. Accordingly, Mosaic stockholders are urged to read and carefully consider the information presented in this proxy statement/prospectus and the attachments hereto, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

THE MERGER AND RELATED TRANSACTIONS

Background of the Merger and Related Transactions

In January 2004, IMC Global Inc. entered into an agreement with Cargill to form a new crop nutrition company. Pursuant to the agreement, in October 2004, IMC Global Inc. combined its businesses with the fertilizer businesses of Cargill to form a new public company, which was named “The Mosaic Company,” and Mosaic’s shares began trading on the NYSE. In connection with the 2004 transaction, Cargill, together with two of its subsidiaries, received 250,582,322 shares of Mosaic common stock, plus shares of another class of Mosaic capital stock which were converted into 35,177,450 shares of Mosaic common stock in July 2006. As of the record date, Cargill beneficially owned 285,759,772 shares of Mosaic common stock, which represented approximately 64% of the outstanding Mosaic common stock.

Also in connection with the 2004 combination transaction that formed Mosaic, Cargill and Mosaic entered into an investor rights agreement, which agreement was amended and restated in August 2006. Pursuant to this investor rights agreement, Cargill agreed to various standstill restrictions and restrictions on its ability to transfer any of its shares of Mosaic common stock to third parties. This investor rights agreement also provided for, among other things, various governance arrangements between the parties. The restrictions on Cargill’s ability to transfer its shares of Mosaic common stock to third parties expired on October 22, 2007, and the standstill restrictions and governance arrangements expired on October 22, 2008. As of the date of this document, two of Mosaic’s twelve directors, Emery N. Koenig and Sergio Rial, are current officers of Cargill, two of Mosaic’s twelve directors, James T. Prokopanko (our president and chief executive officer) and Robert L. Lumpkins (our chairman), are former officers of Cargill, and the remaining eight members of the Mosaic board of directors are considered by us to be “independent” directors as none of them is a former executive of Cargill or otherwise has a material relationship with us or Cargill and each of them satisfies the NYSE standards for independence as well as our standards for independence set forth in our Director Independence Standards.

In February 2008, Greg Page, the Chief Executive Officer of Cargill, discussed with Mr. Lumpkins, our chairman, the possibility of having exploratory discussions with Mosaic regarding a possible transaction involving Cargill’s majority stake in Mosaic. During this call, Mr. Page reported that the structure of the possible transaction that Cargill was evaluating would first involve a recapitalization of Mosaic’s common stock into “high-vote” and “low-vote” shares, following which Cargill would distribute a majority of its Mosaic shares to Cargill stockholders in a tax-free spin-off and use all or a portion of the remaining Mosaic shares it retained to retire a portion of Cargill’s outstanding indebtedness. Mr. Page explained that following the death in August 2006 of Margaret A. Cargill, one of Cargill’s largest stockholders, three charitable trusts and a foundation, formed through the estate of Ms. Cargill (which are referred to in this document as the “MAC Trusts”), came to beneficially own a large percentage of the outstanding stock of Cargill. Shortly thereafter, Mr. Page noted, representatives of the MAC Trusts began discussions with Cargill regarding the MAC Trusts’ diversification and distribution needs in order to pursue the charitable objectives for which they were formed. Mr. Page stated that the recapitalization/spin-off transaction Cargill was exploring would further several objectives of Cargill, including addressing the MAC Trusts’ diversification needs. Mr. Lumpkins responded that he would report this conversation to the Mosaic board of directors. During the course of the discussions described in this section of the proxy statement/prospectus, the special committee was informed that, in addition to the diversification and distribution needs of the MAC Trusts relating to their pursuit of their charitable objectives, the MAC Foundation, one of the MAC Trusts, is required to make annual distributions generally equal to five percent of the fair market value of its assets to avoid an excise tax under Section 4942 of the Code, and, in addition, that if a proposed Treasury Regulation is finalized in its present form, the Anne Ray Charitable Trust, which is another one of the MAC Trusts, will be required to make annual distributions generally equal to five percent of the fair market value of its assets to avoid an excise tax under Section 4942 of the Code.

Following the discussion with Mr. Page, Mr. Lumpkins reported the conversation to the Mosaic board of directors and, following his report, the independent directors of Mosaic met separately to discuss the prospects of engaging in discussions with Cargill about the possible transaction. Also in February 2008, Harold MacKay, one of our independent directors, met with a representative of J.P. Morgan Securities LLC (“J.P. Morgan”) to discuss the possible retention of J.P. Morgan as financial advisor if such discussions with Cargill were to take place. The independent directors met again on February 28, 2008 to discuss further the possible transaction, as well as the fact that various provisions of the investor rights agreement between Mosaic and Cargill were due to expire in October 2008. At this meeting, the independent directors also discussed the possibility of the Mosaic board of directors formally constituting a special committee of independent directors to evaluate these matters in greater detail.

On March 4, 2008, to facilitate a full and fair evaluation of any potential transaction, the Mosaic board of directors formed a special committee consisting of all of its independent directors. The Mosaic board of directors viewed each member of the Mosaic special committee as independent from Cargill and its management, and able to evaluate independently any potential transaction with Cargill. The Mosaic special committee, of which Mr. MacKay was appointed as the chairman, was charged with, among other things, evaluating a potential recapitalization/spin-off transaction with Cargill and determining whether any potential transaction with Cargill would be fair to and in the best interests of Mosaic’s stockholders (other than Cargill and its subsidiaries). To assist it in connection with its mandate, the Mosaic special committee retained Simpson Thacher & Bartlett LLP (“Simpson Thacher”) to serve as its legal advisor and J.P. Morgan to serve as its financial advisor. The special committee also periodically invited Mr. Lumpkins and members of the Mosaic senior management team to portions of its meetings to assist the special committee with its evaluations and assessments.

Pursuant to the terms of the engagement letters with J.P. Morgan entered into in connection with the proposed transaction, the special committee agreed that Mosaic would pay J.P. Morgan a total of $3.2 million in financial advisory fees, none of which was contingent upon either the execution or consummation of the transactions. The terms of the engagement letters with J.P. Morgan also provide that Mosaic will reimburse J.P. Morgan for its reasonable and documented out-of-pocket expenses and to indemnify J.P. Morgan against various liabilities. The engagement letters also provide that during the term of J.P. Morgan’s engagement and for a period of twelve months thereafter, J.P. Morgan will not, without the prior approval of the special committee, provide various types of services to Cargill. In this regard, the special committee granted approvals during 2008 that permitted J.P. Morgan to act as an M&A advisor to Cargill in connection with Cargill’s possible sale of one of its businesses and to act as an advisor to Cargill in connection with an equity raise and potential joint venture for a 100% Cargill-owned business. J.P. Morgan has not received any fees from Cargill for these matters. Prior to retaining J.P. Morgan, the special committee also considered that J.P. Morgan was a current lender to Cargill under Cargill’s credit facility and provided certain services to Cargill in the past in the context of a multi-faceted relationship and that J.P. Morgan also had provided certain services to Mosaic in the past.

J.P. Morgan has in the past provided, currently is providing, and expects to provide corporate finance and advisory services to Cargill and Mosaic for which J.P. Morgan has received and expects to receive customary compensation. Since January 1, 2007, such services have included (i) in the case of Cargill, in addition to the services described in the preceding paragraph, acting as the initial purchaser in connection with a private placement of bonds by Cargill and performing loan syndication services and (ii) in the case of Mosaic, performing loan syndication services and acting as an advisor to Mosaic in connection with potential strategic alternatives with respect to a minority stake held by Mosaic. From January 1, 2007 to February 1, 2011, J.P. Morgan received an aggregate amount of compensation of approximately $5.4 million in the case of Cargill and approximately $5.5 million in the case of Mosaic for such services. In addition, in the ordinary course of business, J.P. Morgan and its affiliates provide Cargill and Mosaic with commodities, credit market, securities trading, derivatives, foreign exchange, treasury and other services, for which J.P. Morgan and its affiliates receive customary compensation, which aggregate compensation, with respect to Cargill, is substantially in excess of the compensation described in the preceding sentence. In addition, J.P. Morgan and its affiliates have in the past provided, are currently providing, and expect to provide various financial services to two independently managed, global asset managers that are owned by Cargill.

Later on March 4, 2008, the special committee met to discuss the potential recapitalization/spin-off transaction. At this meeting, the special committee, together with members of our senior management team and representatives of Simpson Thacher, discussed the potential transaction and appropriate next steps in order to evaluate in more detail the risks and opportunities associated with such a transaction and to determine whether the special committee was prepared to proceed with negotiations with Cargill regarding such a transaction. The special committee concluded that the legal and financial advisors, together with members of our senior management team, should further refine the details regarding the possible structure of the transaction and further consider the possible advantages and disadvantages of the potential transaction for discussion with the special committee.

During March 2008, members of our senior management team and representatives of Simpson Thacher met with members of Cargill’s senior management team and representatives of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), legal advisors to Cargill, to discuss in greater detail the general structure and key elements of a possible recapitalization/spin-off transaction. Also during this time, representatives of Simpson Thacher informed representatives of Fried Frank that the Mosaic special committee believed that any recapitalization/spin-off transaction to which the parties may agree should be subject to the approval of holders of a majority of the shares of Mosaic common stock held by non-Cargill stockholders.

On April 1, 2008 the special committee held a meeting to discuss further the potential recapitalization/spin-off transaction. Representatives of Simpson Thacher discussed with the special committee the fiduciary duties of directors in the context of evaluating the potential transaction. Members of our senior management team and representatives of Simpson Thacher reported on the conversations to date with members of Cargill’s senior management team and representatives of Fried Frank. Members of our senior management team then discussed with the special committee a number of business and other strategic implications that could result from Cargill no longer being a majority stockholder of Mosaic and noted that Mosaic had operated independently from Cargill since its inception in 2004 and was not dependent on Cargill for any significant services. Representatives of Simpson Thacher outlined various steps that would be associated with the potential transaction. In this regard, representatives of Simpson Thacher discussed the nature of the high-vote stock that would need to be created in the recapitalization such that the shares of Mosaic stock that Cargill would distribute to its stockholders in the transaction would collectively represent over 80% of the voting power with respect to the election of Mosaic directors, which would be necessary in order for the transaction to be accomplished on a tax-free basis. Representatives of Simpson Thacher also discussed with the special committee the debt-for-equity exchanges that Cargill was considering, as well as the public offerings of shares of the Mosaic common stock transferred to Cargill debt holders in such debt-for-equity exchanges. It was noted during the course of this discussion that Cargill’s current position was that a successful debt-for-equity exchange would be necessary to complete a recapitalization/spin-off transaction, which would reduce the level of certainty that the transaction would be completed. Representatives of J.P. Morgan reviewed for the special committee capital markets considerations relating to the potential transaction, including considerations relating to effecting a series of large public offerings of Mosaic common stock in the then-current market environment, such as the potential size, structure and timing of such offerings. Representatives of J.P. Morgan also reviewed with the special committee the structure and terms of a number of precedent recapitalization/spin- or split-off transactions, including the following transactions (the “Precedent Recapitalization Transactions”):

•	Centex/Eagle Materials

•	Unitrin/Curtiss-Wright

•	Silicon Graphics/MIPS

•	St. Joe/Florida East Coast Industries

•	Harcourt General/Neiman Marcus

•	IMS/Gartner

•	Peter Kiewit Sons’/MFS Communications

•	Freeport McMoran/Freeport McMoran Copper & Gold

Representatives of J.P. Morgan reviewed with the special committee the impact on public float, liquidity and share price in the Precedent Recapitalization Transactions, noting that, while the Precedent Recapitalization Transactions generally had a positive impact on public float and liquidity, a number of the Precedent Recapitalization Transactions had resulted in short-term negative share price impact. It was also noted, however, that over the medium- to long-term the share price of the low-vote stock in the Precedent Recapitalization Transactions tended to normalize, and that, on average over the periods measured, the low-vote stock had outperformed the S&P 500 Index. Representatives of J.P. Morgan also reviewed with the special committee an analysis of the market-adjusted share price performance of a broader group of companies that had completed large spin-off or split-off transactions that J.P. Morgan deemed less directly comparable to the proposed transaction, which showed that these companies had, on average over the periods measured, underperformed the S&P 500 Index. Representatives of J.P. Morgan also discussed with the special committee the fact that the low-vote shares in the Precedent Recapitalization Transactions and in certain other dual class share structure precedents sometimes traded at a discount to the high-vote shares, but noted that this discount tended to vary depending on the relative liquidity of the low-vote and high-vote stock, and that in situations in which the low-vote shares had a higher average daily trading volume than the high-vote shares, the discount tended to be smaller and in some cases was eliminated. In the course of the discussion, representatives of J.P. Morgan noted that the share price performance of these precedents varied from company to company, depended on the time period over which performance was measured, and was potentially affected by numerous factors specific to each company and each transaction. In addition, separate from its advisory assignment, J.P. Morgan made available certain members of its equity capital markets group to participate in discussions with the special committee about how to structure the secondary offerings that would follow the potential transaction with a view to facilitating the orderly distribution of the Mosaic stock received by the Cargill stockholders in such a transaction, including sizing and lock-up considerations associated with such secondary offerings.

The members of the special committee and the others present then discussed the matters presented, including the strategic rationale of engaging in a recapitalization/spin-off transaction with Cargill and the overall feasibility of such a transaction in the current capital market environment. Those present at the meeting also discussed what were believed to be Cargill’s principal objectives for exploring a recapitalization/spin-off transaction structure as opposed to other alternatives Cargill could consider to achieve its objectives. It was noted in this regard that Cargill appeared to believe that the recapitalization/spin-off transaction structure would address several of Cargill’s objectives, including maintaining Cargill as a private company while at the same time addressing the MAC Trusts’ diversification and distribution needs, improving Cargill’s credit and liquidity profile as a result of the debt exchanges and eliminating Mosaic as a distraction for Cargill management. Also during the course of this discussion and in light of the perceived benefits to Cargill that would be associated with the potential transaction, the special committee and the others present considered elements of the potential transaction that the special committee could propose to Cargill in the event the discussions were to continue, including the possibility of seeking economic consideration for the public stockholders in exchange for engaging in the proposed transaction. Following further discussion, the special committee concluded that Mosaic should continue the exploratory discussions with Cargill in order to further consider and evaluate, with the assistance of the special committee’s legal and financial advisors, the potential merits, risks and strategic implications associated with a recapitalization/spin-off transaction.

During the course of the next two weeks, Mr. MacKay and Mr. Page discussed the potential recapitalization/spin-off transaction, and Mr. Page reported to Mr. MacKay, among other things, that Cargill believed that the debt-for-equity exchange element of the transaction would have to be of a significant size in order for Cargill to achieve some of its objectives in connection with the transaction. Also throughout this two week period, representatives of Simpson Thacher had discussions with representatives of Fried Frank in an effort to further refine the framework for a potential recapitalization/spin-off transaction, including the potential terms and conditions of such a transaction. During the course of these discussions, Fried Frank reported that Cargill’s view continued to be that Cargill would not wish to consider a transaction not involving the simultaneous consummation of a debt-for-equity exchange on terms and in an amount acceptable to Cargill in its sole discretion. Also during the course of these discussions, it was determined that, because of limitations applicable to a tax-free split-off transaction under federal tax laws, Cargill would not provide economic consideration to the public stockholders. In addition, representatives of J.P. Morgan had discussions with representatives of Credit Suisse Securities (USA) LLC, Cargill’s financial advisor, during the course of which they discussed their respective views on the capital markets considerations relating to the potential transaction.

On April 17, 2008, the Mosaic special committee met to further discuss the potential recapitalization/spin-off transaction, including the details of the indicative transaction terms presented by representatives of Cargill to Mosaic in advance of this special committee meeting. Representatives of Simpson Thacher reviewed with the special committee such terms. Representatives of J.P. Morgan reviewed with the special committee Mosaic’s then-current market environment and the share price appreciation that Mosaic experienced in the preceding twelve months, as well as the recent volatility in Mosaic’s share price. Representatives of J.P. Morgan also discussed again with the special committee capital markets considerations relating to the potential transaction, including considerations relating to effecting a series of large public offerings of Mosaic common stock in the current market environment, such as sizing considerations regarding the secondary offerings that would be part of the possible transaction and structuring considerations regarding possible lock-up and related mechanisms that could be imposed on Cargill and its stockholders in connection with the possible transaction in an effort to facilitate an orderly distribution of the Mosaic shares. The members of the special committee and the others present then discussed various issues, including the strategic rationale of engaging in a recapitalization/spin-off transaction with Cargill and the overall feasibility of such a transaction in the current capital market environment. After this discussion, members of the special committee held further discussions in executive session along with representatives of Simpson Thacher. During the course of this discussion, members of the special committee discussed various advantages that such a transaction could have for Mosaic and its public stockholders, including eliminating the overhang on Mosaic’s common stock arising from Cargill’s controlling interest and increasing the liquidity of Mosaic’s common stock. Members of the special committee also considered various risks associated with such a transaction, including execution risk, particularly in light of the lack of certainty of closing given Cargill’s desire to have the right not to complete the transaction without payment of any termination fee and the present volatility in the capital markets generally and in Mosaic’s share price specifically, and the potential for such a transaction to adversely impact Mosaic’s objective of achieving investment grade status as promptly as practicable. On the basis of these considerations taken as a whole, the Mosaic special committee concluded that at this time it did not wish to proceed with further discussions regarding the potential recapitalization/spin-off transaction.

On April 18, 2008, Mr. MacKay communicated to Mr. Page the conclusion the Mosaic special committee reached at its April 17th meeting, and on April 23, 2008, Mr. MacKay and other members of the special committee met with Mr. Page and other members of Cargill’s board of directors and management team to discuss in greater detail the conclusion the Mosaic special committee reached at its April 17th meeting.

During July 2008, Mr. Page discussed with Mr. Lumpkins the possibility of revisiting discussions about a possible recapitalization/spin-off transaction. Mr. Page explained that from Cargill’s perspective the status quo with respect to its holdings in Mosaic raised a variety of concerns for Cargill. Mr. Page also indicated that Cargill would be receptive to addressing any concerns the special committee may have regarding the terms and conditions of a recapitalization/spin-off transaction and noted that changes in the market environment over the course of the preceding three months also could serve to mitigate uncertainties associated with a recapitalization/spin-off transaction that were present back in April 2008. Mr. Lumpkins responded that he would report these conversations to the Mosaic special committee.

On July 31, 2008, the Mosaic special committee convened a meeting to discuss, among other things, whether to re-open the dialogue with Cargill about the possibility of a recapitalization/spin-off transaction, as well as the upcoming expiration of the investor rights agreement. The special committee, together with Mr. Lumpkins, the senior management team and representatives of Simpson Thacher and J.P. Morgan, discussed, among other things, the changes in circumstances since the April 17, 2008 meeting of the special committee that could alleviate some of the concerns that the special committee previously expressed regarding a possible recapitalization/spin-off transaction. Members of our senior management team and Mr. Lumpkins discussed with the special committee a number of business and other strategic implications that could be associated with Cargill no longer being a majority stockholder of Mosaic and noted that in their view, although Mosaic has historically operated well under its current capital structure, the growth of Mosaic since its inception in 2004 as well as changes taking place in Mosaic’s business sectors increasingly suggested that Mosaic would be better able to successfully execute its strategic objectives without the constraint and uncertainty associated with Cargill being the majority stockholder, whose policies and objectives may conflict with the best interests of Mosaic’s businesses. In addition to the view of Mr. Lumpkins and senior management that incentives for a separation from Cargill were becoming more apparent, it was noted that Mosaic had achieved the investment grade status it was seeking when the special committee met on April 17th and that, based on the recent communications with Mr. Page, Cargill might now be more amenable to addressing concerns the special committee may have with respect to the potential terms and conditions of a recapitalization/spin-off transaction. Representatives of Simpson Thacher also discussed with the special committee a recently announced recapitalization/split-off transaction between Reinsurance Group of America, Inc. (“RGA”) and MetLife Inc. (“MetLife”), and implications that transaction could have on the structure of the transaction under consideration, and representatives of J.P. Morgan reviewed for the special committee capital markets considerations relating to the possible recapitalization/spin-off transaction and the changes in the market environment since the previous meeting of the special committee. Representatives of J.P. Morgan also discussed with the special committee the recently announced RGA/MetLife transaction. In addition, those present at the meeting again discussed other alternative transaction structures that Cargill could consider with respect to its interest in Mosaic, including straight secondary sales of its Mosaic shares over time. Representatives of J.P. Morgan noted in this regard that it was their view that Mosaic’s public stockholders likely would prefer an orderly plan of distribution of all of Cargill’s shares in Mosaic as opposed to Cargill, at its sole discretion, periodically selling its 286 million shares in the open market without an articulated distribution program. After discussion, members of the special committee met in executive session along with Simpson Thacher. Following discussion, the special committee determined that the possibility of re-opening discussions with Cargill regarding a potential recapitalization/spin-off transaction warranted further consideration and that its advisors, together with our senior management team, should prepare a transaction framework that the special committee could consider presenting to Cargill, which framework should include proposed transaction terms beyond those already proposed by Cargill that could make such transaction more attractive to Mosaic and its public stockholders.

Between August and October 2008, the Mosaic special committee met on four occasions with its advisors and members of our senior management team to review and discuss the appropriate framework upon which to re-open discussions with Cargill regarding a potential recapitalization/spin-off transaction. During the course of these meetings, the special committee, together with Mr. Lumpkins, the members of the senior management team and advisors present, discussed a number of key objectives on which Mosaic should focus in connection with the possible terms and conditions of a recapitalization/spin-off transaction, including providing for a clear and orderly disposition of the Mosaic shares currently held by Cargill, having an appropriate governance structure and enhancing the certainty of completion in the event the parties were to move forward with such a transaction. In this regard, also discussed during these meetings were potential terms that the special committee could seek to include in connection with the possible terms and conditions of a recapitalization/spin-off transaction, which would be consistent with such objectives, could be beneficial to Mosaic and its public stockholders and would not be expected to prevent the transaction from being done in a tax-free manner. Such terms and conditions included, among other things:

•

mechanisms designed to facilitate an orderly distribution of the Mosaic shares to be distributed by Cargill and its stockholders, such as lock-up restrictions, transfer restrictions and rights for Mosaic to be a principal participant in all of the secondary offerings;

•

that the class B common stock would not be listed on any securities exchange and would be subject to transfer restrictions, so that the common stock would therefore have greater liquidity than the class B common stock;

•

a break-up fee to be payable by Cargill to the public stockholders in the event that Cargill elects not to complete the recapitalization/spin-off transaction following the execution of definitive documents;

•	reimbursement by Cargill of certain of Mosaic’s transaction expenses;

•

the ability of Mosaic’s board of directors to consider submitting to the Mosaic stockholders a proposal to convert the high-vote shares into low-vote shares at the first regularly scheduled annual meeting of the Mosaic stockholders, or at a special meeting of Mosaic stockholders, following the completion of the potential transaction; and

•

that any vote on a proposal to convert the high-vote shares into low-vote shares would be a single vote of all classes of stock voting together (so that there would be no separate vote of just the holders of the high-vote shares).

The special committee also further discussed with our senior management team and representatives of Simpson Thacher and J.P. Morgan, among other matters, Mosaic’s strategic objectives for engaging in a recapitalization/spin-off transaction, which included enhancing its flexibility to execute a long-term strategy without the constraint and uncertainty associated with having a majority stockholder. Also during this timeframe, representatives of Mosaic and representatives of Cargill held periodic discussions regarding the possibility of a recapitalization/spin-off transaction and Mosaic’s and Cargill’s objectives.

In addition, throughout the August to October 2008 timeframe, representatives of the Cargill and Mosaic senior management teams, and the Mosaic special committee, continued to discuss the upcoming expiration of the investor rights agreement. The parties discussed the possible terms of an amended investor rights agreement, although following these discussions it was determined that the investor rights agreement should expire in accordance with its terms. On October 22, 2008, the investor rights agreement expired.

At the special committee meeting convened on October 29, 2008, representatives of Simpson Thacher reviewed the draft indicative terms and conditions for a potential recapitalization/spin-off transaction that had been developed by the special committee’s advisors and our senior management team during the course of the preceding two months and discussed how such indicative terms and conditions sought to address the key objectives of the special committee, including a request for a termination fee to be payable by Cargill under certain circumstances as a way of enhancing the certainty of completion in the event the parties were to move forward with a potential transaction. Also at this meeting, representatives of J.P. Morgan discussed with the special committee the provisions in the indicative terms and conditions relating to the objective of seeking to facilitate an orderly disposition of the Mosaic shares currently held by Cargill, including the proposed structure of the formation offerings and the transfer restrictions associated with the Mosaic shares that would be received by Cargill stockholders, and offered their views on the current market environment given the ongoing financial crisis. The special committee discussed the matters presented and concluded that, although a recapitalization/spin-off transaction might not be feasible in the existing equity market environment, on balance a recapitalization/spin-off transaction appeared to be a viable long-term transaction structure that could achieve benefits for Mosaic, Cargill and the Mosaic public stockholders. The special committee therefore determined that the indicative terms and conditions should be shared with Cargill and that Mosaic should inform Cargill that it was willing to hold further discussions regarding a recapitalization/spin-off transaction if Cargill wished to do so.

Representatives of Mosaic communicated to Cargill that the Mosaic special committee was prepared to continue discussions based on the indicative terms and conditions developed by the Mosaic special committee. Shortly following the delivery of these terms and conditions, discussions regarding a potential recapitalization/spin-off transaction were discontinued in light of the severe dislocations in the capital markets and there were no substantive communications between the parties with respect to a potential transaction until January 2009.

In late January 2009, Mr. Page contacted Mr. Lumpkins to request a meeting between Mr. Page and David MacLennan, Cargill’s chief financial officer, and Messrs. Lumpkins and MacKay to discuss, among other things, Cargill’s current thinking on the potential recapitalization/spin-off transaction. During this meeting, which was held on February 5, 2009, Mr. Page explained that Cargill was interested in re-starting discussions regarding a potential transaction. Mr. Page also noted that given continued pressure from the MAC Trusts regarding its diversification needs, Cargill would like the MAC Trusts to have more direct involvement and input in the discussions. Mr. MacKay informed Mr. Page that he would convene a meeting of the Mosaic special committee to discuss the prospects of re-starting the discussions and including the MAC Trusts as part of any such discussions.

On February 11, 2009, Cargill delivered to Mosaic a revised draft of the term sheet previously prepared by Mosaic regarding the potential recapitalization/spin-off transaction, and during the ensuing two weeks, representatives of Mosaic held discussions with representatives of Cargill to discuss the indicative terms and conditions set forth in the revised draft term sheet.

On February 20, 2009, the Mosaic special committee met to review the details of the revised draft term sheet and discuss the prospects of having discussions with Cargill and the MAC Trusts regarding the potential recapitalization/spin-off transaction. Representatives of Simpson Thacher highlighted the key differences between the terms outlined by the Mosaic special committee in October 2008 as compared to the revised draft term sheet prepared by Cargill. Mr. Lumpkins and members of our senior management team offered their perspectives on the matters presented and noted that they continued to be in favor of considering a mutually acceptable transaction structure with Cargill in light of their view that removing Cargill as a majority stockholder would be in the best long-term interests of Mosaic and its public stockholders. Following these discussions, members of the special committee held further discussions in executive session along with representatives of Simpson Thacher. The special committee then determined that its advisors and members of our senior management team should pursue further discussions with Cargill and its advisors regarding the revised draft term sheet in an effort to gauge Cargill’s willingness to improve the terms and conditions from the perspective of Mosaic and its public stockholders.

On February 27, 2009 and March 9, 2009, representatives of Mosaic and Simpson Thacher, on the one hand, and representatives of Cargill and Fried Frank, on the other hand, met to discuss the revised draft term sheet prepared by Cargill and the principal objectives of a recapitalization/spin-off transaction from the point of view of each party. During the course of these meetings, Cargill indicated its preference for a transaction structure under which the MAC Trusts would receive shares of Mosaic in exchange for all of their shares of Cargill as part of the transaction. Cargill noted that this structure, among other things, would accommodate the MAC Trusts’ desire to dispose of all of their shareholdings in Cargill in exchange for shares of Mosaic, which would facilitate the MAC Trusts’ diversification and distribution needs.

The Mosaic special committee convened a meeting on March 13, 2009 to review the status of the discussions with Cargill. At this meeting, the special committee discussed the developments with respect to the MAC Trusts, and in this regard it was noted that Cargill believed it would be helpful for the MAC Trusts to participate directly in the negotiations of a potential transaction given their desire to explore the possibility of exchanging their entire holdings in Cargill for Mosaic shares in the transaction. The special committee also discussed, together with members of our senior management team and representatives of Simpson Thacher, the possibility of putting various governance arrangements in place in the event that the MAC Trusts or other Cargill stockholders were to own a significant amount of Mosaic’s shares following a split-off. In addition, representatives of Simpson Thacher reported that Cargill believed that the inclusion of the MAC Trusts in the transaction would require there to be additional underwritten secondary offerings within the two-year time period following the closing. Following discussion, the special committee concluded that further discussions were warranted regarding the potential terms and conditions of the transaction, including with respect to the potential inclusion of the MAC Trusts. In this regard, it was discussed during the course of the meeting that any further discussions should continue to emphasize those terms and conditions that sought to address the key objectives of the special committee, including providing for a clear and orderly disposition of Mosaic shares currently held by Cargill, having an appropriate governance structure and enhancing the certainty of completion in the event the parties were to move forward with such a transaction.

From March 13, 2009 through April 14, 2009, various meetings took place involving representatives of Mosaic and Cargill to continue the discussion of potential terms and conditions of a recapitalization/split-off transaction. Also during this period of time, Cargill indicated its preference for a transaction structure under which Cargill stockholders (other than the MAC Trusts) could elect whether they wanted to receive shares of Mosaic as part of the transaction with no pro rata distribution to all Cargill stockholders. On April 14, 2009, Cargill delivered to Mosaic a further revised draft of the term sheet regarding this potential recapitalization/split-off transaction.

On April 16, 2009, the Mosaic special committee convened a meeting to discuss the status of the discussions. Representatives of Simpson Thacher reviewed the status of discussions with Cargill and the further revised draft term sheet Cargill provided on April 14th. Representatives of Simpson Thacher discussed the various structural changes to the potential transaction, as set forth in the draft term sheet, including the changes that would involve Mosaic conducting, within the two-year time period following the closing of the recapitalization/split-off transaction, a series of secondary offerings of the Mosaic common stock acquired by third parties in one or more debt-for-equity exchanges that Cargill would effect in connection with the transactions as well as some of the Mosaic common stock to be received by the MAC Trusts in the split-off (this series of secondary offerings is referred to in this document as the “formation offerings”). The special committee also discussed Cargill’s continued position that completion of the recapitalization/split-off transaction should remain subject to Cargill’s discretion. It was noted in this regard that the revised draft term sheet now provided that Cargill would pay a $25 million termination fee, which would be payable to the Mosaic public stockholders in the event that Cargill elected not to complete the transaction under certain circumstances. The special committee discussed the need to meaningfully increase such termination fee if Cargill were to in fact have a discretionary right not to complete the transaction. Representatives of J.P. Morgan then reviewed for the special committee certain capital markets considerations relating to the potential transaction, including:

•

considerations relating to effecting a series of large public offerings of Mosaic common stock in the current market environment, including the fact that a number of large equity offerings had been completed recently and that the general market environment for large equity offerings appeared to be improving;

•	the potential size, structure and timing of the formation offerings;

•	the share price impact in each of the Precedent Recapitalization Transactions; and

•	the mechanics of the debt-for-equity exchanges.

The members of the special committee then discussed the matters presented, including the strategic rationale of engaging in the potential recapitalization/split-off transaction and various risks and opportunities associated with such a transaction. After this discussion, members of the special committee went into executive session along with representatives of Simpson Thacher. Representatives of Simpson Thacher reviewed for the members of the special committee the fiduciary duties of directors under Delaware law and the role of independent directors under the present circumstances. Following further discussions, the special committee concluded that its legal and financial advisors, together with members of our senior management team, should continue the discussions with Cargill and the MAC Trusts, and their respective representatives, in an effort to further explore whether common ground could be reached among the parties on a number of the key terms and conditions set forth in the most recent revised draft term sheet. The special committee also determined that Mr. MacKay should speak directly to Mr. Page to express some of the special committee’s key concerns, including the optionality Cargill was seeking and the need for a carefully crafted plan with respect to the proposed formation offerings. In addition, the special committee decided to form a steering committee, comprised of three members of the special committee (initially Mr. MacKay, Raymond Bentele and William Monahan, and then, following Mr. Bentele’s retirement from the Mosaic board of directors in October 2009, Messrs. MacKay and Monahan and William Graber), to provide for a more efficient structure for overseeing any detailed term sheet discussions with Cargill and the MAC Trusts (which committee is referred to in this document as the “steering committee”).

On April 20, 2009, Mr. MacKay spoke with Mr. Page to communicate the conclusions of the special committee at its April 17th meeting. During the remainder of April 2009 through September 2009, at the continued direction of the Mosaic special committee and steering committee, representatives of Simpson Thacher and J.P. Morgan and members of our senior management team continued to discuss the structure, terms and conditions of a possible recapitalization/split-off transaction with Cargill, the MAC Trusts and their respective financial and legal advisors. Among the matters discussed at various points during this period were the following:

•	the size, timing and number of secondary formation offerings during the initial two-year period following the closing of a recapitalization/split-off transaction;

•	the structure of the lock-up regime with respect to shares of Mosaic stock to be exchanged by Cargill with its existing stockholders in the split-off;

•	the circumstances under which Cargill would be able to terminate a transaction agreement and the corresponding break-up fee that should be payable by Cargill in such event;

•

the restrictions on Mosaic’s ability to issue shares on a primary basis during the two-year period following completion of the recapitalization/split-off transaction and on Mosaic’s ability to effect certain share repurchase transactions during the thirty-month period following completion of the recapitalization/split-off transaction;

•	the implementation of various governance arrangements with large stockholders (including the MAC Trusts) following the closing of a recapitalization/split-off transaction;

•	the payment by Cargill of certain of Mosaic’s expenses related to the transactions;

•	the scope of indemnification that would be provided by Mosaic in favor of Cargill with respect to various tax-related matters; and

•	post-closing commercial relationships between Cargill and Mosaic.

Throughout this time period the Mosaic special committee and the Mosaic steering committee met with representatives of Simpson Thacher and J.P. Morgan, Mr. Lumpkins and members of our senior management team to review and discuss the possible terms and conditions of the potential recapitalization/split-off transaction. On September 9, 2009, Mr. MacKay met with Mr. Page to review the status of the discussions and to discuss the Mosaic special committee’s insistence on having a larger break-up fee payable to Mosaic’s public stockholders if Cargill were to retain a discretionary ability to terminate the transaction.

On September 15, 2009, the Mosaic special committee met to review and discuss the status of discussions and the most recent draft of the term sheet regarding the potential recapitalization/split-off transaction. Representatives of Simpson Thacher reviewed with the members of the special committee their fiduciary duties in considering the possible transaction. Representatives of Simpson Thacher presented the transaction terms currently contemplated by the draft term sheet. As part of this presentation, it was noted that Cargill and the MAC Trusts had indicated a willingness to accept a number of terms designed to address the key objectives of the special committee, including the structure of the proposed formation offerings; the material provisions of the lock-up regime that would apply to Cargill stockholders receiving Mosaic stock; and the governance arrangements that would apply to the MAC Trusts and other Cargill stockholders who received a significant amount of Mosaic stock in the split-off. In addition, representatives of Simpson Thacher reported that, although the draft term sheet continued to provide Cargill with a discretionary ability to not complete the transaction, Cargill agreed to meaningfully increase the termination fee, from $25 million to $200 million, which would be payable to Mosaic’s public stockholders if Cargill decided not to complete the transaction under certain circumstances. Also at this meeting, representatives of J.P. Morgan reviewed for the special committee capital markets considerations relating to the potential transaction, including considerations relating to effecting a series of large public offerings of Mosaic common stock in the current market environment and the potential size, structure and timing of the potential formation offerings. J.P. Morgan also made available certain members of its equity capital markets group to participate in a discussion with the special committee about the structure of the secondary offerings that would follow the transaction with a view to facilitating the orderly distribution of the Mosaic stock that would be received by the Cargill stockholders in such a transaction. In addition, during the course of this meeting, Mr. Lumpkins and members of our senior management team discussed with the special committee their views on the potential transaction, including various risks and opportunities associated with such a transaction. Among other things, they offered their view that Mosaic likely would be better able to successfully execute its strategic objectives without the constraint and uncertainty associated with Cargill being the majority stockholder, whose policies and objectives could from time to time conflict with the best interests of Mosaic’s businesses.

The members of the special committee discussed the matters presented, including various advantages and disadvantages associated with the potential recapitalization/split-off transaction. Representatives of Simpson Thacher discussed with the special committee the next steps in the event that the special committee were to elect to move forward. They noted that the parties would need to prepare and submit to the IRS a private letter ruling request confirming the tax treatment of the transaction, which request would be based on a draft term sheet. Representatives of Simpson Thacher noted in this regard that the term sheet was non-binding and would not cover all material open issues, and that the parties would need to endeavor to negotiate mutually acceptable definitive documents, although the term sheet would be a sufficient basis upon which to seek the necessary IRS ruling. The members of the special committee then met in executive session along with representatives of Simpson Thacher to further discuss the matters presented. Following discussion, the special committee concluded that the potential advantages of the recapitalization/split-off transaction warranted proceeding further, that Mosaic should seek to continue the term sheet discussions and, assuming a term sheet was prepared that was satisfactory to the special committee, Mosaic would cooperate with Cargill in its preparation and submission to the IRS of a ruling request and then seek to prepare mutually acceptable definitive documents.

Following this meeting, representatives of Mosaic, Cargill and the MAC Trusts held further discussions on the draft term sheet. On October 7, 2009, the Mosaic special committee met to review the status of the discussions regarding the term sheet. It was noted that although a few significant matters remained unresolved, the parties’ collective view at that time was that the term sheet was advanced enough to merit the preparation and submission of a ruling request to the IRS and to form a basis for the parties to seek to prepare mutually agreeable definitive transaction documents.

On December 21, 2009, Cargill submitted to the IRS a request for a private letter ruling.

During the period from December 2009 to October 2010, representatives of Mosaic, Cargill and the MAC Trusts exchanged drafts of the transaction documents and, together with the parties’ respective legal and financial advisors, held a number of meetings to negotiate these documents. During this period, the special committee’s advisors, Mr. Lumpkins and members of our senior management team met periodically with the special committee and the steering committee to provide updates on the status of the IRS private letter ruling process and the negotiations of the transaction documents, and to discuss open issues.

On October 7, 2010, the Mosaic special committee convened a meeting to discuss the status of the potential transaction. Representatives of Simpson Thacher reported to the special committee that it was expected that the IRS would provide the private letter ruling shortly. Representatives of Simpson Thacher then reviewed the status of negotiations regarding the transaction documents, including the principal issues that remained open between the parties. Representatives of J.P. Morgan reviewed for the special committee the current capital market environment, including that the share price performance of Mosaic and its peers improved in recent months on an improving industry outlook and that large equity offerings have been well received in 2010 to date, and considerations relating to effecting a series of large public offerings of Mosaic common stock in such environment, including the potential size, structure and timing of the contemplated secondary offerings and related marketing considerations. Mr. Lumpkins and members of our senior management team offered their views on the matters discussed and the continued merits of the transaction. The members of the special committee then met in executive session along with representatives of Simpson Thacher to further discuss the matters presented. In addition, the special committee discussed the possibility of retaining a second financial advisor in light of, among other things, the expectation that J.P. Morgan likely would be Mosaic’s designated underwriter in the initial secondary offering that would take place as part of the transaction if the transaction were to occur, and that if J.P. Morgan were to be Mosaic’s designated underwriter in each of the formation offerings and participate as a lender to Cargill in connection with Cargill’s contemplated debt exchanges, it could receive equity underwriting fees of approximately 36% of the total equity underwriting commissions and a debt structuring fee of approximately 0.24% of the amount of debt provided by J.P. Morgan, as well as interest in the amount of the London Interbank Offered Rate for so long as such debt is outstanding, all of which would be paid by Cargill and/or the selling stockholders. It was also noted during the course of this discussion that J.P. Morgan was currently acting as an advisor to BHP Billiton Ltd. (“BHP”) in its unsolicited acquisition proposal for Potash Corp. of Saskatchewan Inc. (“Potash”), one of Mosaic’s competitors. Following discussion, the special committee concluded that the retention of a second financial advisor was prudent and subsequently engaged Lazard Frères & Co. LLC (“Lazard”). For Lazard’s services, the special committee agreed that Mosaic would pay Lazard a total of $2 million in financial advisory fees, none of which are contingent upon either the execution or consummation of the transactions. Mosaic also agreed to reimburse Lazard for its reasonable expenses, including attorneys’ fees, and to indemnify Lazard against various liabilities. Cargill has paid Lazard fees of approximately $400,000 in the aggregate for certain M&A financial advisory services rendered or contemplated during the two-year period prior to January 18, 2011 (the date on which Mosaic, Cargill and the MAC Trusts executed the transaction documents).

On November 17, 2010, Cargill received a private letter ruling from the IRS, dated November 15, 2010, regarding the tax-free treatment of the recapitalization/split-off transaction and certain other tax issues relating to the proposed transaction.

Following receipt of the private letter ruling, representatives of Mosaic, Cargill and the MAC Trusts, together with the parties’ respective legal and financial advisors, continued to negotiate drafts of the transaction documents in an effort to finalize such documents for the parties’ consideration. On December 8, 2010, the Mosaic special committee met again to discuss the status of the potential transaction. Representatives of Simpson Thacher then reviewed the status of negotiations regarding the transaction documents, including the principal issues that remained open between the parties. Representatives of J.P. Morgan reviewed for the special committee the current market environment, the sector outlook for the industries in which Mosaic operates as well as other considerations relating to effecting a series of large public offerings of Mosaic common stock in such environment, including the potential size, structure and timing of the contemplated secondary offerings (including how large the offerings would need to be in order to result in a greater than 50% public float, which is a requirement for inclusion in the S&P 500 Index) and related marketing considerations. Representatives of Lazard also discussed with the special committee the outlook generally for the fertilizer sector and capital markets and other considerations relating to the proposed transaction, including a discussion of the proposed formation offerings and other offerings contemplated by the transaction as a way in which to attempt to facilitate the orderly disposition of the Mosaic shares currently held by Cargill.

Throughout the remainder of December 2010 and through January 18, 2011, representatives of Mosaic, Cargill and the MAC Trusts, with the assistance of the parties’ respective legal and financial advisors, continued to negotiate drafts of the transaction documents. Also, during the course of 2010, and in particular from October 2010 through December 2010, at the request of the Mosaic special committee, Mr. MacKay and representatives of Simpson Thacher discussed with representatives of J.P. Morgan the possibility of J.P. Morgan providing a “fairness opinion” in connection with the potential recapitalization/split-off transaction. During the course of these discussions, representatives of J.P. Morgan stated that the potential recapitalization/split-off transaction was not a type of transaction for which J.P. Morgan, as an institutional matter, would provide such an opinion. Representatives of Simpson Thacher discussed these matters with the special committee and reviewed with the special committee legal considerations associated with proceeding without a fairness opinion.

On January 18, 2011 the Mosaic special committee convened a meeting to review and discuss the proposed transaction. Representatives of Simpson Thacher reviewed with the members of the special committee their fiduciary duties in considering the possible transaction. Representatives of Simpson Thacher then reviewed the status of negotiations regarding the transaction documents since the December 12, 2010 special committee meeting and discussed the proposed terms of the transaction documents. Representatives of J.P. Morgan and Lazard each separately reviewed with the special committee, among other things:

•	the potential benefits to Mosaic’s public stockholders of the proposed transaction, including:

¡	potential increased liquidity;

¡	potential S&P 500 Index inclusion;

¡	greater strategic, financial and distribution policy flexibility upon the removal of Cargill as a controlling shareholder; and

¡

the fact that the proposed transaction addressed certain of the risks resulting from the “overhang” associated with Cargill’s majority ownership and the expiration of the transfer restrictions under the investor rights agreement;

•	the potential risks and drawbacks of the proposed transaction, including the potential negative share price impact of the overhang associated with the formation offerings;

•

the mechanisms negotiated by the Mosaic special committee to mitigate such risks and drawbacks, including the proposed transaction as a way in which to attempt to facilitate a controlled, multi-step increase in the public float of the Mosaic common stock; and

•

the fact that, absent the proposed transaction and the lock-up regime negotiated by the special committee, Cargill could sell its Mosaic shares in a non-orderly manner, which could be disruptive to Mosaic and the trading market for the common stock.

Representatives of J.P. Morgan also reviewed with the special committee a comparison of key differences in the terms of the proposed transaction with the terms of the Precedent Recapitalization Transactions, including the restrictions on the high-vote shares present in the proposed transaction that were not present in the Precedent Recapitalization Transactions and the secondary offerings that are also present in the proposed transaction but were not present in the Precedent Recapitalization Transactions. In addition, representatives of each of J.P. Morgan and Lazard again discussed with the special committee capital markets considerations relating to the potential transaction, including considerations related to effecting a series of large public offerings of Mosaic common stock in the current market environment and the potential size, structure and timing of the formation offerings. Representatives of J.P. Morgan noted that large equity offerings had generally been well received in 2010, thus increasing the likelihood of successful execution of the proposed transaction. Members of the special committee, together with the others present at the meeting, discussed the matters presented, including various steps that would take place in the event the proposed transaction was approved. Mr. Lumpkins and members of our senior management team then discussed with the special committee their views on the potential transaction, including their view that the proposed transaction could have meaningful benefits to Mosaic and its stockholders, including better positioning Mosaic to successfully execute its strategic objectives without the constraint and uncertainty associated with Cargill being the majority stockholder. After this discussion, members of the special committee went into executive session along with representatives of Simpson Thacher. The Mosaic special committee further discussed the matters presented, including various risks and opportunities associated with the proposed transaction. Following consideration of the proposed transaction and related transaction documents, the Mosaic special committee (i) determined that the proposed transaction and the related transaction documents (including the merger and distribution agreement) were advisable, fair to and in the best interests of Mosaic and its stockholders (excluding, for this purpose, Cargill and its subsidiaries), (ii) approved and declared advisable the merger and distribution agreement and the transactions contemplated thereby (including the merger) and (iii) recommended that the Mosaic board of directors (x) approve and declare advisable the merger and distribution agreement and the transactions contemplated thereby (including the merger) and (y) recommend (and the special committee recommended) that Mosaic’s stockholders adopt the merger and distribution agreement and the transactions contemplated thereby (including the merger).

Following the adjournment of the special committee meeting, the full Mosaic board of directors convened a meeting to discuss the recommendations of the Mosaic special committee (Messrs. Koenig and Rial, the two members of the Mosaic board of directors who are current officers of Cargill, recused themselves from this meeting). Upon the recommendation of the special committee, the Mosaic board of directors determined that it was advisable, fair to and in the best interests of Mosaic and its stockholders (excluding, for this purpose, Cargill and its subsidiaries) that Mosaic enter into the merger and distribution agreement and the related transaction agreements, approved the merger and distribution agreement and the related transaction agreements, and resolved to recommend that Mosaic stockholders vote in favor of the adoption of the merger and distribution agreement and the transactions contemplated thereby.

On January 18, 2011, Mosaic, Cargill and the MAC Trusts then executed the transaction documents, and Mosaic and Cargill issued a joint public announcement regarding the merger, split-off and related transactions.

Mosaic’s Reasons for the Merger and Related Transactions; Recommendation of the Mosaic Special Committee and Board of Directors

The Mosaic board of directors, upon the unanimous recommendation of the special committee, has determined that the transactions are advisable, fair to and in the best interests of Mosaic and its stockholders (other than Cargill and its subsidiaries). In the course of reaching its determinations and recommendations, the special committee evaluated the transactions in consultation with its legal and financial advisors, as well as Mr. Lumpkins and members of our senior management team, and considered a number of factors, both positive and negative, and potential benefits and detriments of the transactions to Mosaic and its public stockholders, as more fully described below. In addition, the Mosaic board of directors acted based on the unanimous recommendation of the special committee, which was comprised of all of the independent directors on the Mosaic board of directors, as well as other factors such as those described more fully below.

Potential Benefits of the Transactions to Mosaic and its Public Stockholders.

•

The special committee considered management’s assessment that the elimination of a controlling stockholder would facilitate strategic, financial and distribution policy decisions that would benefit all Mosaic stockholders without the influence of one controlling stockholder, as well as J.P. Morgan’s and Lazard’s concurrence with such assessment. In particular, the special committee considered that by removing Cargill as a majority stockholder, Mosaic would gain strategic flexibility and would be better able to pursue its future business initiatives free from the constraints of having a controlling corporate stockholder whose policies may conflict with the best interests of Mosaic’s businesses. For example, the elimination of Cargill as a majority corporate stockholder would provide Mosaic with increased control and flexibility over its allocation of capital, including in connection with capital expenditures and potential acquisition opportunities, as well as greater control and flexibility with respect to the timing and nature of stockholder distributions, as Mosaic’s long-term plans in these regards could from time to time be incongruent with Cargill’s desires and expectations. The special committee also considered that in order to complete a transaction with Cargill that could facilitate these benefits, the terms of such transaction would also have to adequately address Cargill’s objectives, and the special committee viewed the terms that were negotiated in the definitive documentation as an appropriate manner by which to balance the objectives of all parties.

•

The transactions address an overhang on the market for Mosaic common stock that Mosaic believes exists as a result of the presence of a large, controlling corporate stockholder. In particular, the special committee considered:

•

negative factors associated with the perceived “overhang” with respect to the common stock that currently exists as a result of Cargill’s current majority ownership position, including the fact that such overhang could be depressing the market price of the common stock and that it could be disruptive to Mosaic and the trading market for the common stock were Cargill to begin selling its Mosaic shares in a non-orderly manner, and in this regard the special committee also considered advice from J.P. Morgan that the transactions were designed to result in a controlled, multi-step increase in the public float of the Mosaic common stock;

•

that eliminating this overhang also is expected to give Mosaic greater flexibility to use its equity as an acquisition currency and to raise cash for its business operations on a more efficient basis, as well as to enhance the attractiveness of Mosaic’s equity-based compensation plans, thereby increasing Mosaic’s ability to attract and retain quality executives and other employees; and

•

that the transactions are expected to make Mosaic common stock a more attractive investment for various institutional investors who do not currently invest in Mosaic due to the perceived overhang and uncertainty with respect to whether, and if so how, Cargill would dispose of its Mosaic shares.

•

The transactions will result in over 50% of the outstanding Mosaic shares being publicly held, which is a condition for inclusion in the S&P 500 Index. Accordingly, the transactions could result in Mosaic being included in the S&P 500 Index at some point in the future, which would be expected to increase (i) the demand for Mosaic’s common stock and (ii) its corporate profile.

•

Mosaic expects to be better positioned to expand into complementary businesses if it chooses to do so in the future. In particular, Mosaic’s ability to expand into complementary businesses in which Cargill has a presence is subject to regulatory limitations that would be eliminated or reduced by the transactions.

•	The transactions may permit Mosaic stockholders to share in any premium associated with a change in control of Mosaic, if such an event should occur.

Economic- and Governance-Related Factors.

•

The transactions will not be implemented unless the merger and distribution agreement is approved and adopted by a majority of Mosaic’s public stockholders other than Cargill and its subsidiaries (see “The Special Meeting of Mosaic Stockholders—Required Vote”).

•	The merger and split-off are structured so as to result in no income tax liability to Mosaic’s existing stockholders (including Cargill and its subsidiaries).

•

The special committee considered that the Precedent Recapitalization Transactions reviewed by J.P. Morgan with the special committee had generally increased the public float and liquidity of the issuer’s common stock, as summarized below, and certain similar precedent transactions had permitted the issuer’s common stock to satisfy Standard & Poor’s public float criteria for inclusion in the S&P 500 Index, all of which would benefit Mosaic’s public stockholders.

Precedent Recapitalization Transactions – Low Vote Shares

(Average daily trading volume (“ADTV”) on a twelve month basis)

	Before Recapitalization Announcement				1 year After Recapitalization
	Float (in millions)	% float/ Total market cap	ADTV/ Float	ADTV/ Total shares outstanding	Low Vote Float (in millions)	% float/ Total market cap	ADTV/Low Vote Float	ADTV/ Total shares outstanding
Eagle Materials	$249.6	34.7%	0.3%	0.1%	$511.2	49.1%	1.7%	0.8%
Curtiss-Wright	270.0	53.8%	0.1%	0.0%	229.8	53.8%	0.7%	0.4%
MIPS Technologies	182.7	14.8%	5.4%	0.8%	467.7	33.5%	3.3%	1.1%
Florida East Coast Industries	579.7	45.6%	0.1%	0.0%	671.2	45.6%	0.1%	0.0%
Neiman Marcus	678.3	45.4%	0.4%	0.2%	511.5	45.4%	0.7%	0.3%
Gartner Group	1,014.3	51.6%	1.4%	0.7%	1,192.5	52.2%	0.8%	0.4%
MFS Communications	704.7	31.2%	1.1%	0.3%	2,604.8	97.7%	1.9%	1.8%
Freeport McMoran Copper & Gold	1,384.2	28.3%	0.5%	0.3%	1,527.6	28.3%	0.5%	0.2%
Mean		38.2%	1.2%	0.3%		50.7%	1.2%	0.6%
Median		40.0%	0.4%	0.3%		47.4%	0.8%	0.4%

Note: MIPS conducted a secondary offering of 6.9 million shares prior to the spin-off.

•	The special committee also considered advice from our senior management team that they did not believe it likely the ratings agencies would have a negative view of the transactions.

•

The special committee considered advice from J.P. Morgan regarding the structure and feasibility of the formation offerings and lock-up regime with respect to shares of Mosaic stock distributed to Cargill stockholders in the split-off and not sold in the formation offerings and how such offerings and lock-up regime could be designed in an effort to facilitate an orderly disposition of the Mosaic stock currently held by Cargill, including:

¡

the lock-up periods associated with each formation offering and the period of time following the expiration of each such lock-up period during which Mosaic could elect to proceed with the next formation offering; and

¡	the transfer restrictions that would apply to the shares of Mosaic stock distributed to Cargill stockholders in the split-off.

•

The Cargill stockholders who receive shares of class A common stock and/or class B common stock in the split-off will own Mosaic shares representing over 80% of the voting power for the election of directors, which will not provide such holders with rights that are materially different than Cargill currently possesses because Cargill presently has the practical ability to elect the entire Mosaic board of directors.

•

The expectation that the Mosaic board of directors could consider submitting to the Mosaic stockholders at the next regularly scheduled annual meeting of the Mosaic stockholders or at a special meeting of Mosaic stockholders, a proposal to convert the class B common stock into class A common stock and thereby potentially eliminate the voting disparity between the classes of common stock with respect to the election of our directors.

•

The special committee considered advice from J.P. Morgan that the terms of the transactions relating to the creation of a high-vote class of stock and the inclusion of a tax indemnification agreement were not materially inconsistent with the terms of the Precedent Recapitalization Transactions.

•

The special committee considered J.P. Morgan’s analysis of the relative trading characteristics of the high-vote and low-vote shares in the Precedent Recapitalization Transactions and in certain additional dual class share structure precedents, which showed that, while in some cases the low-vote shares traded at a discount to the high-vote shares, a higher relative average daily trading volume of the low-vote shares tended to be a positive factor mitigating or eliminating any discount.

Impact of Liquidity and Voting Rights on Different Share Classifications

in Precedent Recapitalization Transactions

(Float $ in millions, average daily trading volume (“ADTV”) on a twelve month basis)

	Spin date	Reclassification date	Average Premium/(Discount) high vote vs low vote				Spin Day		ADTV/ Respective Float
			S+20	S+120	S+240	S to reclass	Float of high vote/ Total market cap	Float of low vote/ Total market cap	High Vote	Low Vote
Eagle Materials	1/30/04	4/12/06	(2.3%)	(2.5%)	(2.9%)	(3.0%)	48.1%	49.1%	0.7%	1.6%
Curtiss-Wright	11/29/01	5/25/05	(4.7%)	(2.9%)	(2.7%)	(2.5%)	29.4%	53.8%	0.4%	0.9%
MIPS Technologies	6/20/00	11/14/03	(7.2%)	(10.5%)	(9.0%)	(8.6%)	64.9%	33.5%	0.8%	2.8%
Florida East Coast Industries	10/10/00	9/22/03	(4.7%)	(3.2%)	(3.6%)	(4.5%)	22.1%	45.6%	0.2%	0.1%
Neiman Marcus	10/22/99	10/6/05	(6.8%)	(5.8%)	(5.1%)	(5.3%)	31.5%	45.4%	0.6%	0.7%
Gartner Group	7/27/99	7/7/05	(1.7%)	(2.8%)	(10.1%)	(4.8%)	39.0%	52.2%	0.6%	0.8%
Freeport McMoran Copper & Gold	7/18/95	5/6/02	1.0%	0.3%	1.6%	5.2%	54.5%	28.3%	0.3%	0.6%
Mean			(3.7%)	(3.9%)	(4.5%)	(3.3%)	41.3%	44.0%	0.5%	1.1%
Median			(4.7%)	(2.9%)	(3.6%)	(4.5%)	39.0%	45.6%	0.6%	0.8%

Note: S = Spin date. Analysis excludes MFS Communications as the hybrid preferred security does not trade in the market; time periods after the spin measures shareholder return since the spin date.

[1] Both share classes of Neiman Marcus were acquired by a private equity consortium effective 10/6/05.

In this regard, it was noted that in the transactions the class B common stock would not be listed on the NYSE or any other securities exchange, which was different from the Precedent Recapitalization Transactions, and that the common stock would therefore have greater liquidity than the class B common stock.

•

The special committee considered Lazard’s concurrence that the structure of the formation offerings and lock-up regime with respect to shares of Mosaic stock distributed to Cargill stockholders in the split-off and not sold in the formation offerings was a reasonable way in which to attempt to facilitate the orderly disposition of the Mosaic shares currently held by Cargill.

•

The special committee considered the terms and conditions of a governance agreement among Mosaic, the MAC Trusts and certain Cargill stockholders who are expected to receive a significant number of Mosaic shares in the split-off, including:

¡

the transfer restrictions that will be applicable to the MAC Trusts and each other stockholder that is a party to the governance agreement, which were designed to further ensure an orderly distribution of Mosaic shares following the split-off; and

¡

the standstill and voting restrictions that will be applicable to the MAC Trusts and each other stockholder that is a party to the governance agreement, which were designed to implement an appropriate governance structure in light of the need to create the class B common stock as part of the transactions.

Please see “Other Transaction Agreements—Governance Agreement” for a more complete description of the governance agreement.

Negative Factors. The special committee, and the board of directors, considered and balanced against the potential benefits of the transactions, a number of potential disadvantages (a number of which are described more fully in the “Risk Factors” section of this document), including the following:

•

Following the merger, Mosaic’s current public stockholders will hold shares of common stock which have voting rights that are inferior to those of the class B common stock with respect to the election of directors. As a result, Mosaic’s current public stockholders will own shares of Mosaic stock representing approximately 11% of the voting power for the election of directors.

•

Under the terms of the merger and distribution agreement, Cargill may elect to terminate such agreement in its discretion, subject to the payment under certain circumstances of a $200 million termination fee that would be payable to Mosaic’s public stockholders.

•

Mosaic has agreed with Cargill that during the first two years following the split-off, it will not engage in certain enumerated acts that could cause the split-off and/or debt exchanges to fail to qualify as tax-free. In addition, as part of seeking to facilitate the orderly distribution of Mosaic’s shares to be held by Cargill and the MAC Trusts following the split-off, Mosaic has agreed with Cargill and the MAC Trusts to additional restrictions on its ability to issue equity on a primary basis and engage in stock repurchase transactions during the first two years (or during the first thirty months in the case of stock repurchase transactions) following the split-off. These obligations could limit Mosaic’s ability to engage in certain transactions, such as redeeming or purchasing its stock, issuing equity securities or engaging in certain business combinations with third parties, during these time periods. Mosaic has also agreed with Cargill that Mosaic will not engage in certain transactions prior to completion of the merger and split-off, without Cargill’s prior consent.

•

Under certain circumstances, if Mosaic were to cause the split-off and/or debt exchanges to be taxable to Cargill due to any breach of, or inaccuracy in, any representation, warranty, covenant or obligation of Mosaic or GNS under the tax agreement, Mosaic could be obligated to indemnify Cargill against significant tax liabilities, which could have a material adverse effect on Mosaic.

•	By becoming independent from Cargill, Mosaic would lose any positive perceptions from which it may benefit as a result of being associated with a company of Cargill’s stature and industry recognition;

however, Mosaic’s senior management team did not believe it likely that the rating agencies would have a negative view of the transactions.

•	The execution of the formation offerings and the released share offerings that form part of the transactions could have the effect of depressing the market price of the Mosaic common stock.

•

The negotiation, consideration and performance of the transactions contemplated by the merger and distribution agreement (including the registration of securities in connection with such transactions) have required and will require Mosaic to incur various costs and expenses; however, as described in “The Merger and Distribution Agreement—Termination Fees and Expenses,” Cargill has agreed to reimburse Mosaic for a portion of these costs and expenses, up to an aggregate $15 million.

Procedural Factors. The special committee, and the board of directors, also considered a number of procedural protections that were implemented to ensure a fair and impartial evaluation and negotiation of the proposed merger and related transactions and to provide for consideration and approval of the transactions by Mosaic’s stockholders (other than Cargill and its subsidiaries), including the following:

•

The Mosaic board of directors formed a special committee composed solely of its outside, independent directors, which was delegated broad authority to consider and recommend for approval the transactions.

•	The special committee retained two financial advisors and legal counsel to assist and advise the special committee.

•

The special committee, with the assistance of its legal and financial advisors and Mosaic management, evaluated and negotiated the proposed transactions and made a unanimous recommendation to the Mosaic board of directors to approve the proposed transactions.

•

To approve the merger and distribution agreement, holders of a majority of the outstanding shares of Mosaic’s common stock, other than Cargill and its subsidiaries, must vote in favor of the adoption of the merger and distribution agreement.

After a detailed consideration of these factors, the Mosaic special committee and the Mosaic board of directors concluded that, taken as a whole, the factors supported approving the transactions. Accordingly, the special committee and the board of directors determined that the merger and distribution agreement and the related transaction documents, and the transactions contemplated thereby, are advisable, fair to and in the best interests of Mosaic and Mosaic’s stockholders other than Cargill and its subsidiaries. In addition, upon unanimous recommendation of the Mosaic special committee, the Mosaic board of directors determined to recommend that Mosaic stockholders vote “FOR” the adoption of the merger and distribution agreement.

The discussion and factors described were among the factors considered by the special committee and the Mosaic board of directors, as applicable, in their assessment of the transactions. In view of the wide variety of factors considered in connection with the evaluation of the transactions and the complexity of these matters, the special committee and the Mosaic board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the special committee and the Mosaic board of directors viewed their respective position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by them. In addition, in considering the factors described above, individual directors may have assigned different weights to different factors.

Interests of Certain Persons in the Merger and Related Transactions

In considering the unanimous recommendation of the Mosaic special committee and the recommendation of the Mosaic board of directors, Mosaic stockholders should be aware that certain officers and directors of Mosaic are also stockholders and/or officers of Cargill and may have certain interests in the merger and related transactions that are different from, or in addition to, the interests of the Mosaic public stockholders, as discussed below. The Mosaic special committee and Mosaic board of directors were aware of these interests and considered them, among other matters, in approving the merger, the merger and distribution agreement and the related transactions.

Cargill Ownership. Cargill is currently Mosaic’s majority stockholder, beneficially owning approximately 64% of Mosaic’s outstanding common stock. Two of Mosaic’s twelve directors are current officers of Cargill, although these directors were not members of the Mosaic special committee and recused themselves from the meeting of the Mosaic board of directors in which it considered the unanimous recommendation of the Mosaic special committee and approved the merger and distribution agreement and related transactions. By virtue of its controlling interest in Mosaic, Cargill could control Mosaic’s strategic direction and significant corporate transactions, although currently a majority of Mosaic’s board of directors (and all of the members of Mosaic’s special committee) are considered by us to be “independent” directors as they satisfy the NYSE standards for independence as well as our standards for independence set forth in our Director Independence Standards.

Ownership of Existing Mosaic Common Stock

As of the record date, Mosaic’s directors and executive officers beneficially owned an aggregate of 1,339,890 shares of Mosaic common stock, including shares that may be acquired within 60 days of such date upon the exercise of outstanding stock options (or approximately 0.30 percent of the outstanding shares of Mosaic’s common stock as of the record date), as described in “Security Ownership of Certain Beneficial Owners and Management.”

Ownership of Cargill Common Stock

As of the record date, Mosaic’s directors and executive officers beneficially owned 904,552 shares of capital stock of Cargill.

Directors and Executive Officers; No Change in Control

All persons who are presently directors and/or executive officers of Mosaic are expected to continue to serve in such capacities at Mosaic following the consummation of the merger and the split-off. In addition, none of the Mosaic equity-based awards held by our officers and directors are expected to be accelerated as a result of the transactions and no “change in control” provisions contained in any agreements with our executive officers are expected to be triggered as a result of the transactions.

Mosaic’s Relationship With Cargill

Mosaic and Cargill have other relationships and engage in certain transactions, as described in “Other Arrangements and Relationships between Mosaic and Cargill.”

Material United States Federal Income Tax Consequences

The following discussion sets forth the material United States federal income tax consequences of the exchange, pursuant to the merger, of Mosaic common stock for GNS common stock to U.S. holders (as defined below). This discussion does not address any tax consequences resulting from the split-off or tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations (the “Treasury Regulations”) to be treated as a United States person.

If a partnership holds Mosaic common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Mosaic common stock, you should consult your tax advisors.

This discussion assumes that you hold your shares of Mosaic common stock as a capital asset within the meaning of section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Mosaic stockholder subject to the alternative minimum tax provisions of the Code;

•	a Mosaic stockholder who received your Mosaic common stock through the exercise of employee stock options or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Mosaic benefit plan; or

•	a Mosaic stockholder who holds Mosaic common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.

The IRS has issued a ruling to the effect that, among other things, (i) the exchange of Mosaic common stock for GNS common stock in the merger will qualify as a transaction described in section 351 of the Code, (ii) the holders of Mosaic common stock will not recognize any gain or loss upon the exchange of their shares of Mosaic common stock for GNS common stock in the merger, and (iii) GNS will not recognize any gain or loss in the merger.

As a result, (i) your aggregate tax basis in the GNS common stock that you receive in the merger will equal your aggregate tax basis in the Mosaic common stock you surrender, and (ii) your holding period for the GNS common stock that you receive in the merger will include your holding period for the shares of Mosaic common stock that you surrender.

If you acquired different blocks of Mosaic common stock at different times and at different prices, your tax basis and holding period in the GNS common stock that you receive may be determined with reference to each block of Mosaic common stock.

Although private letter rulings are generally binding on the IRS, the continuing validity of a private letter ruling is subject to factual representations and assumptions contained in the private letter ruling. Mosaic and GNS are not aware of any facts or circumstances that would cause the representations and assumptions on which the IRS ruling is based to be incorrect.

Reporting Requirements. You will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the taxable year in which the merger takes place a statement setting forth certain facts relating to the merger.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

New York Stock Exchange Listing

Mosaic common stock is currently listed on the NYSE under the symbol “MOS.” In the merger and distribution agreement, each of Mosaic and GNS has agreed to prepare and file, and to use reasonable best efforts to have approved prior to the closing date of the merger, an application for the listing on the NYSE (and such approval is a condition to the obligations of the parties to complete the merger) of the common stock to be issued pursuant to the merger and the common stock issuable upon conversion of the class A common stock and the class B common stock to be issued in the merger, in each case subject to official notice of issuance. The class A common stock and the class B common stock will not be listed on the NYSE or any other exchange.

No Appraisal Rights

Holders of Mosaic common stock are not entitled to appraisal rights under Section 262 of the DGCL in connection with the merger.

Regulatory Approval

Under the Hart-Scott-Rodino Act, acquisitions of Mosaic stock by the Anne Ray Charitable Trust and the Margaret A. Cargill Foundation (two of the exchanging Cargill stockholders) in connection with the split-off may not be completed until applicable filings have been made, and the applicable waiting period has expired or been terminated. On March 10, 2011, each of Cargill, Anne Ray Charitable Trust, and Margaret A. Cargill Foundation filed its notification and report form under the Hart-Scott-Rodino Act with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. On March 18, 2011, early termination of the applicable waiting period was granted.

Expected Timing of the Merger

Mosaic currently expects to complete the merger in the second calendar quarter of 2011, subject to receipt of the requisite Mosaic stockholders’ approvals and satisfaction of other closing conditions. In addition, under the merger and distribution agreement, Cargill has a right to terminate the transactions at any time prior to the completion of the merger if, at such time Cargill’s board of directors concludes, in its sole discretion, that the transactions are not in the best interest of Cargill and that then-present market conditions are not consistent with achieving Cargill’s business objectives. Therefore, no assurance can be given as to when, or if, the merger and related transactions discussed in this document will occur.

No Cargill Stockholder Approval Required for the Merger

Cargill stockholders are not required to adopt the merger and distribution agreement or approve the merger. However, as a condition to the completion of the merger, Cargill stockholders must agree to exchange with Cargill a sufficient number of shares of Cargill common stock for shares of GNS stock at an exchange ratio to be determined prior to closing to allow Cargill to transfer to its stockholders approximately 178.5 million shares of GNS stock.

Accounting Treat ment

The consolidated assets and liabilities of the Company after the merger and split-off will be identical to the consolidated assets and liabilities of the Company prior to the merger and split-off. As a result of these transactions, there will be no change to the Company’s total outstanding shares, the economic rights of the Company’s shares or earnings per share. Additionally, these transactions will result in no changes to the Company’s accounting policies applied to its consolidated financial statements.

Litigation Relating to the Merger

Mosaic, GNS, Merger Sub, the members of the Mosaic board of directors and Cargill are named as defendants in purported class action lawsuits (the “stockholder actions”) brought in the Delaware Court of Chancery by several Mosaic stockholders: the City of Lakeland Employees Pension Plan, the Louisiana Municipal Police Employees Retirement System, the Teamsters Local 500 Severance Fund and the Minneapolis Firefighters’ Relief Association on February 28, 2011, March 8, 2011, March 8, 2011, and March 15, 2011, respectively. On March 9, 2011, the City of Lakeland Employees Pension Plan was dismissed, and the Operating Engineers Construction Industry and Miscellaneous Pension Fund was added, as a plaintiff. The stockholder actions challenge the proposed transaction with Cargill described in this proxy statement/prospectus. Collectively, the stockholder actions generally allege that the Mosaic directors breached their fiduciary duties to Mosaic and its stockholders by authorizing the transactions described in this proxy statement/prospectus, that the Mosaic directors improperly delegated their authority to Cargill in violation of the DGCL and in breach of their fiduciary duties, and that this proxy statement/prospectus omits material information and is materially misleading, particularly concerning financial advice provided by financial advisors to the special committee and the ramifications of the proposed transactions described in this proxy statement/prospectus to Mosaic’s minority stockholders. The Stockholder Actions seek, among other things: to enjoin the defendants from consummating the transactions on the agreed-upon terms; to require the individual defendants to make full and complete disclosure; to rescind the transactions; to invalidate provisions of the tax agreement; rescissory and compensatory damages in unspecified amounts; and recovery of the costs of the lawsuit. Mosaic believes the Stockholder Actions are without merit and plans to defend against them vigorously. At this stage of the proceedings, Mosaic cannot predict the outcome of this litigation but does not expect that it will have a material effect on Mosaic’s results of operations, liquidity or capital resources.

THE MERGER AND DISTRIBUTION AGREEMENT

This section of the proxy statement/prospectus describes the material terms of the merger and distribution agreement. The merger and distribution agreement governs the rights and obligations of the Mosaic parties and Cargill relating to the merger, the split-off and the related transactions. The following is a summary of the material terms of the merger and distribution agreement, a copy of which is attached as Annex A and incorporated herein. This summary does not contain, and is qualified by, all of the terms of the merger and distribution agreement. All Mosaic stockholders are urged to read carefully the merger and distribution agreement in its entirety.

The Closing

Unless the merger and distribution agreement is terminated in accordance with its terms, the closing of the merger will occur on the closing date, which date will be determined by Cargill in its sole discretion following the satisfaction or waiver (subject to any applicable restrictions) of the conditions to closing set forth in the merger and distribution agreement. Notwithstanding any notice to Mosaic of Cargill’s selection of a closing date, Cargill may delay the closing date, and each of Mosaic and Cargill retains its termination rights under the merger and distribution agreement until the effective time of the merger.

Amendment of the GNS Charter

Prior to the effective time of the merger, the certificate of incorporation of GNS will be amended and restated, through action by Mosaic as the sole stockholder of GNS (i) to authorize the issuance of GNS common stock, four series of GNS class A common stock and three series of GNS class B common stock and (ii) to reclassify all of the shares of capital stock of GNS then held by Mosaic into a number of shares of GNS common stock to be held by MOS Holding Inc. following the merger, which reclassification will be determined by reference to the value of GNS prior to the merger. Each share of each series of class A common stock will be entitled to one vote per share with respect to all matters to which holders of class A common stock will be entitled to vote, will be subject to certain transfer restrictions and will be convertible into one share of common stock and have class voting rights as will be provided in the post-merger restated certificate of incorporation of Mosaic attached as Annex B to this proxy statement/prospectus. Each share of each series of class B common stock will be entitled to ten votes per share with respect to the election of directors and one vote per share with respect to all other matters to which holders of class B common stock will be entitled to vote, will be subject to certain transfer restrictions, and may (generally only upon a vote of stockholders, see “Description of Capital Stock Following the Closing—Transfer Restrictions and Conversion Provisions”) be convertible into one share of either class A common stock or common stock and have class voting rights as will be provided in the post-merger restated certificate of incorporation of Mosaic. The common stock will be entitled to one vote per share with respect to all matters to which holders of common stock will be entitled to vote. The transfer restrictions pertaining to the class A common stock and class B common stock are intended to help facilitate the orderly distribution of shares of common stock following the merger and the split-off and to help preserve the tax-free nature of the split-off and the debt exchanges.

The Merger

Following the amendments to the GNS certificate of incorporation, Merger Sub, a newly formed, wholly-owned subsidiary of GNS, will merge with and into Mosaic, with Mosaic surviving the merger and becoming a wholly-owned subsidiary of GNS. At the effective time of the merger:

•

a portion of the Mosaic common stock held by Cargill immediately prior to the effective time of the merger will be converted, on a one-for-one basis, into the right to receive shares of the different series of GNS class A common stock and GNS class B common stock;

•

each other share of Mosaic common stock issued and outstanding immediately prior to the effective time of the merger (including the shares of Mosaic common stock held by the Mosaic public stockholders and a portion of the shares of Mosaic common stock held by Cargill) will be converted into the right to receive one share of GNS common stock; and

•

all of the limited liability company interests in Merger Sub will be converted into one hundred (100) shares of Mosaic common stock, which will represent 100% of the outstanding shares of the capital stock of Mosaic.

In addition, the directors and officers of Mosaic immediately prior to the effective time of the merger will be the directors and officers of GNS at and after the effective time of the merger.

The merger and distribution agreement also provides that, prior to the closing, Mosaic and GNS will take such action as is necessary to ensure that the certificate of incorporation of GNS will be amended and restated effective immediately prior to the effective time of the merger to read substantially in the form as set forth in Annex B to this proxy statement/prospectus and to ensure that as of the effective time of the merger that the bylaws of GNS at and immediately after the effective time of the merger will contain provisions substantially identical to the bylaws of Mosaic immediately prior to the effective time of the merger (with such changes as may be agreed to by the parties to the merger and distribution agreement).

At or immediately following the effective time of the merger, GNS will file a restated certificate of incorporation with the Secretary of State of the State of Delaware to change the name of GNS to “The Mosaic Company” and, similarly, Mosaic will, in connection with the merger, change its name to “MOS Holdings Inc.”

All outstanding unexercised and unexpired options to purchase shares of Mosaic common stock and other outstanding equity-based awards with respect to Mosaic common stock (each of which is referred to as an “equity award”) will be assumed by GNS in the merger and continue to have, and be subject to, the same terms and conditions as are present immediately prior to the completion of the merger (including the vesting schedule and per share exercise prices). Each equity compensation plan of Mosaic and other agreement pursuant to which the equity awards were granted will also be assumed by GNS in connection with the merger, and GNS has agreed to perform all obligations under such plans and agreements.

Split -off

Immediately after the effective time of the merger on the date of the closing, Cargill will consummate the split-off by exchanging with the MAC Trusts and other existing stockholders of Cargill who are accredited investors, for outstanding shares of capital stock of Cargill held by such stockholders, all of the shares of class A common stock, shares of class B common stock and shares of common stock (excluding the Cargill retained shares) that will be received by Cargill in the merger.

To satisfy requirements of the IRS ruling, Cargill will exchange with the MAC Trusts and the other Cargill stockholders in the split-off a total number of shares of class A common stock, class B common stock and common stock of Mosaic that will constitute approximately 40% of the Mosaic shares outstanding immediately after the split-off and will include the minimum number of shares of class B common stock so that the shares exchanged by Cargill represent approximately 81% of the total voting power for the election of directors of Mosaic immediately after the split-off.

Based on the number of shares of Mosaic common stock currently outstanding, we estimate that approximately 178.5 million Mosaic shares will be exchanged by Cargill with Cargill stockholders in the split-off, consisting of approximately 111 million shares of class B common stock, approximately 60 million shares of class A common stock and 7.5 million shares of common stock. Pursuant to an agreement between Cargill and the MAC Trusts, Cargill will exchange with the MAC Trusts a number of Mosaic shares determined based on a value to be determined shortly before closing of the shares of Cargill common stock held by the MAC Trusts and the volume weighted average trading price of the Mosaic common stock over a period shortly before closing. The Mosaic shares exchanged with the MAC Trusts pursuant to this agreement will include all of the shares of class A common stock and common stock to be exchanged by Cargill with its stockholders in the split-off, and the balance of the shares will be class B common stock. The remaining Mosaic shares that Cargill will exchange in the split-off (expected to consist solely of shares of class B common stock) will be exchanged by Cargill with other Cargill stockholders.

Cargill has agreed to use its reasonable best efforts to commence the split-off process by offering to exchange (which is referred to as the “Cargill offer”) shares of stock to be received by it in the merger with some of the holders of shares of common stock of Cargill as soon as reasonably practicable after the date that Mosaic mails this document to its stockholders. However, if any material event occurs after the date of the merger and distribution agreement in respect of which, in the opinion of counsel to Mosaic, disclosure would need to be included in the Cargill offer documents in order for the Cargill offer documents not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading but in respect of which the Mosaic parties do not yet have sufficient facts regarding such event or the potential impact of such event on Mosaic, then Cargill will delay the Cargill offer until the earlier of the twentieth calendar day after Mosaic becomes aware of the occurrence of such event and the second business day after Mosaic makes disclosure with respect to such event (or otherwise notifies Cargill that no additional disclosure is necessary) so that the Cargill offer documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Mosaic can delay the Cargill offer as described above on only one occasion.

Debt Exchanges

On the closing date and as promptly as practicable after the effective time of the merger, Cargill expects to consummate the initial debt exchange. After the initial debt exchange, Cargill may also consummate one or more subsequent debt exchanges. Subject to limited exceptions, Cargill has sole discretion to determine the terms and conditions and structure of the debt exchanges, provided that such terms, conditions and structure must be (1) materially consistent with the IRS ruling, the submissions related to the IRS ruling and the tax opinion received by Cargill, (2) conducted in a manner that is not required to be registered under the Securities Act and (3) to the extent applicable, in accordance with the terms of the registration agreement.

The Mosaic parties have agreed, if reasonably requested by Cargill, to use their reasonable best efforts to assist Cargill in connection with the debt exchanges including (1) assisting Cargill in making required filings with and obtaining consents and approvals from any applicable governmental authority and (2) taking other actions to facilitate delivery to the exchanging Cargill debt holders of the Cargill retained shares being transferred by Cargill in the debt exchanges, including making officers and employees of Mosaic available for meetings and sessions with potential exchanging Cargill debt holders and to provide information to such debt holders regarding Mosaic (subject to limits regarding material, non-public information).

Conversion of Shares; Exchange of Certificates; Dividends

Conversion and Exchange of Shares. As a result of GNS becoming the new Mosaic public company in connection with the merger, shares of Mosaic common stock will need to be exchanged for shares of GNS common stock. The conversion of shares of Mosaic common stock into the right to receive shares of GNS common stock will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, we will send a letter of transmittal to those persons who were record holders of shares of Mosaic common stock (other than Cargill and its subsidiaries) immediately prior to the effective time of the merger. This mailing will contain instructions on how to surrender shares of Mosaic common stock in exchange for shares of GNS common stock that the holder is entitled to receive under the merger and distribution agreement. When you deliver to us your properly completed letter of transmittal and any other required documents (including your Mosaic stock certificates if you hold your shares in certificated form), your current shares will be cancelled and you will receive new shares of common stock.

If you hold your shares of Mosaic common stock in certificated form, do not submit your Mosaic stock certificates for exchange until you receive the transmittal instructions and letter of transmittal from us.

If a certificate for shares of Mosaic common stock has been lost, stolen or destroyed, we will issue in exchange for such lost, stolen or destroyed certificates the applicable number of shares of GNS common stock upon compliance by the applicable stockholder with the affidavit and indemnification requirements described in the merger and distribution agreement.

Dividends and Distributions. No dividends or other distributions declared or made with respect to Mosaic common stock with a record date before the effective time of the merger that has not been paid prior to the effective time of the merger will be paid to the holder of any unsurrendered share of Mosaic common stock (or share of Mosaic held in book-entry form) until the surrender of such share of Mosaic common stock (or Mosaic book-entry shares) in accordance with the merger and distribution agreement. Similarly, no dividends or other distributions declared or made after the effective time of the merger with respect to any share of GNS stock into which a share of Mosaic common stock was converted in the merger will be paid until the surrender of such share of Mosaic common stock (or Mosaic book-entry shares) in accordance with the merger and distribution agreement. Subject to escheat, tax, or other applicable law, following surrender of any such share of Mosaic common stock (or Mosaic book-entry shares), there shall be paid to the holder any such unpaid dividends or other distributions. Any future dividends will be made at the discretion of the Mosaic board of directors.

Representations and Warranties

The merger and distribution agreement contains representations and warranties of each of the Mosaic parties, on the one hand, and Cargill, on the other hand, made solely for the benefit of the other, except that the representations and warranties set forth in the bullet below regarding the timeliness, completeness and accuracy of certain Mosaic information filed with the SEC was also made for the benefit of the MAC Trusts. The assertions embodied in those representations and warranties are qualified by certain sections of specified reports filed with the SEC by Mosaic and by information in confidential disclosure schedules that the Mosaic parties provided in connection with signing the merger and distribution agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger and distribution agreement. Furthermore, many of the representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger and distribution agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger and distribution agreement as statements of factual information. The representations and warranties in the merger and distribution agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings that Mosaic publicly files with the SEC. This description of the representations and warranties is included to provide stockholders with information regarding the terms of the merger and distribution agreement.

Each of the Mosaic parties and Cargill make certain representations and warranties to the other in the merger and distribution agreement, including relating to:

•	organizational existence, good standing and requisite corporate power;

•

corporate authorization to enter into the merger and distribution agreement and the other transaction documents, including approval by such party’s board of directors and the required vote, if any, of such party’s stockholders with respect to the matters described in merger and distribution agreement;

•

no conflicts with, violations or breaches of, defaults under, right of termination or acceleration under, or requirements of, any notices or consents under, governance documents, material agreements or laws as a result of the execution and delivery of the merger and distribution agreement, the other transaction documents or the completion of the transactions contemplated thereby;

•	governmental approvals required in connection with the execution and delivery of the merger and distribution agreement, the other transaction documents or the transactions contemplated thereby; and

•	the brokers and other advisors entitled to receive fees from the applicable party.

In addition, the Mosaic parties make certain other representations and warranties to Cargill in the merger and distribution agreement, including relating to:

•	capital stock of the Mosaic parties;

•	timeliness, completeness and accuracy of certain information filed with the SEC, including financial statements, filed with the SEC by Mosaic (and to extent applicable, GNS);

•	system of internal controls over financial reporting;

•	disclosure controls and procedures; and

•	no Mosaic material adverse effect since May 31, 2010.

For purposes of the merger and distribution agreement, the term “Mosaic material adverse effect” means any event or events that, individually or in the aggregate (a) is or are or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of Mosaic and its subsidiaries, or, after the closing, GNS and its subsidiaries, taken as a whole, or (b) would be reasonably expected to materially and adversely affect the ability of the Mosaic parties to consummate the merger. However, in determining whether a Mosaic material adverse effect has occurred with respect to clause (a) above, there will be excluded any event relating to or resulting from:

•

changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not, and would not be reasonably expected to, adversely affect Mosaic and its subsidiaries in a disproportionate manner relative to other participants in the fertilizer industry;

•

changes in the fertilizer industry, to the extent such changes do not, and would not be reasonably expected to, adversely affect Mosaic and its subsidiaries in a disproportionate manner relative to other participants in the fertilizer industry;

•

any change in law or the interpretation thereof, to the extent such changes do not, and would not be reasonably expected to, adversely affect Mosaic and its subsidiaries in a disproportionate manner relative to other participants in the fertilizer industry

•	any change in Generally Accepted Accounting Principles in the United States or the interpretation thereof;

•

acts of war, armed hostility or terrorism, to the extent such changes do not adversely affect Mosaic and its subsidiaries in a disproportionate manner relative to other participants in the fertilizer industry;

•

any failure by Mosaic to meet any internal or published industry analyst projections or forecasts for any period (although the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Mosaic material adverse effect may be taken into account in determining whether there has been a Mosaic material adverse effect); and

•	any change resulting from the negotiation, execution or announcement of the merger or other transactions.

Interim Covenants

The merger and distribution agreement generally provides that, through the earlier of the closing date and the termination of the merger and distribution agreement in accordance with its terms, except as otherwise set forth in the merger and distribution agreement or the other transaction documents, required by law or regulation applicable to the Mosaic parties or disclosed in Mosaic’s disclosure schedules, without the prior written consent of Cargill (which consent will not be unreasonably withheld or delayed):

•

the Mosaic parties will not approve, amend or propose to amend the certificate of incorporation or by-laws or equivalent organizational documents of any of the Mosaic parties in a manner that would adversely affect the rights of the Mosaic stockholders in any material respect or that would reasonably be expected to delay or impair the transactions or the parties’ ability to comply with their obligations under the transaction documents;

•

the Mosaic parties will not enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or conversion or effect any partial liquidation, dissolution, merger, consolidation or conversion;

•

neither Mosaic nor GNS will, nor will Mosaic or GNS permit any of their respective subsidiaries to, sell, issue, transfer, redeem, grant, pledge, hypothecate, distribute or otherwise dispose of any shares of capital stock, or any other voting securities, of any Mosaic party, or any rights, options, warrants or securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of capital stock or other voting securities of any Mosaic party (whether or not then convertible, exchangeable, exercisable or then entitling the holder to subscribe) other than with respect to specified exceptions relating to issuances of employee or director equity awards or common stock in connection with the exercise or vesting of employee or director equity awards in each case under the Company’s existing employee or director equity award plans;

•

neither Mosaic nor GNS will, nor will Mosaic or GNS permit any of their respective subsidiaries to, accelerate the vesting or exercisability of any of the equity awards, except as may be required by their terms;

•

Mosaic will not, and Mosaic will not permit any of its subsidiaries to, change the principal business of Mosaic and its subsidiaries, taken as a whole, from the business of mining, producing, marketing and selling phosphate and potash fertilizer and phosphate- and potash-based animal feed products to any different line of business, or enter into any line of business that is not reasonably related or complementary to the business of mining, producing, marketing and selling phosphate and potash fertilizer and phosphate- and potash-based animal feed products;

•

Mosaic will not, and Mosaic will not permit any of its subsidiaries to, acquire, or enter into any agreement to acquire any businesses, assets, product lines, business units, business operations, equity securities or other properties, including by way of merger or consolidation or otherwise, other than acquisitions (a) that would not give rise to a requirement on the part of Mosaic to file with the SEC financial statements for any acquired businesses on a Current Report on Form 8-K or in connection with any proxy statement or registration statement of Mosaic or GNS, and (b) that are not material to Mosaic (or, following the merger, GNS) and its subsidiaries, taken as a whole;

•

Mosaic will not, and Mosaic will not permit any of its subsidiaries to, sell, transfer or otherwise dispose of, “hold for sale, transfer or other disposition” or discontinue the operations of, any businesses, assets, product lines, business units, business operations, equity securities or other properties, including by way of merger or consolidation or otherwise, unless such action or actions (a) would not give rise to a requirement on the part of Mosaic or GNS to file with the SEC pro forma or restated financial statements and (b) would not be material to Mosaic (or, following the merger, GNS) and its subsidiaries, taken as a whole;

•

the Mosaic parties will not, and will not permit any of their respective subsidiaries to, redeem, purchase or otherwise acquire any of the outstanding shares of capital stock, or any other voting securities, of any Mosaic party, or any right, options, warrants or securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of capital stock, or other voting securities of, any Mosaic Party (whether or not then convertible, exchangeable, exercisable or then entitling the holder to subscribe);

•

neither Mosaic nor GNS will (a) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or other form) in respect of, any shares of its capital stock (other than ordinary course quarterly cash dividends by Mosaic to its stockholders (including any ordinary course increases in such quarterly dividends)) or (b) adjust, split, combine, subdivide or reclassify any shares of its capital stock; and

•

the Mosaic parties will not authorize any of, or commit to do or enter into any contract with respect to any of, the foregoing actions or publicly announce an intention to take any of the foregoing actions.

The merger and distribution agreement also generally provides that, through the earlier of the closing date and the termination of the merger and distribution agreement in accordance with its terms, except with the prior written consent of Cargill (which consent will not be unreasonably withheld or delayed) or as otherwise expressly contemplated by the merger and distribution agreement or the other transaction documents (including with respect to any action taken in connection with the initial formation offering) or required by law, Mosaic and GNS will not, nor will any Mosaic party authorize, permit or direct any of its subsidiaries or any of their respective representatives to:

•

knowingly facilitate the acquisition of shares of Mosaic common stock by any person or any coordinating group (as defined in Treasury Regulation § 1.355-7(h)(4)) other than Cargill and its subsidiaries, including by furnishing any material, non-public information concerning any Mosaic party to any such person or coordinating group, if to the knowledge of Mosaic, such acquisition would result in any person beneficially owning, directly or indirectly, 10% or more of the outstanding shares of Mosaic common stock; or

•

knowingly facilitate the participation in the management or operation of Mosaic (including by becoming a director of Mosaic) by a person or coordinating group (as defined in Treasury Regulation § 1.355-7(h)(4)), other than Cargill and its subsidiaries, who to the knowledge of Mosaic beneficially owns, directly or indirectly, 5% or more of the outstanding shares of Mosaic common stock.

Mosaic Stockholder Meeting; Proxy Statement and Registration Statement; Mosaic Board Recommendation

Mosaic has agreed to call a meeting of Mosaic stockholders as promptly as reasonably practicable following the date of the merger and distribution agreement for the purpose of obtaining the affirmative votes of both (i) the holders of a majority of the outstanding shares of Mosaic common stock and (ii) the holders of a majority of the outstanding shares of Mosaic common stock not held by Cargill or any of its subsidiaries, in each case in favor of the adoption of the merger and distribution agreement (such approvals are collectively referred to as the “Mosaic stockholder approval”) and to take all reasonable action to solicit such approvals. In the event of a change in the Mosaic recommendation, Mosaic has agreed to nevertheless submit the merger and distribution agreement to the Mosaic stockholders at the Mosaic stockholder meeting unless the merger and distribution agreement has been terminated in accordance with its terms. The Mosaic board of directors adopted a resolution, upon the unanimous recommendation of the Mosaic special committee, recommending that the Mosaic stockholders vote to adopt the merger and distribution agreement.

Under the merger and distribution agreement, other than as described below, Mosaic agreed that the Mosaic special committee and the Mosaic board of directors will not fail to make, and will not withdraw, qualify, amend or modify or publicly propose to withdraw, qualify, amend or modify such recommendation. Any action described in the preceding sentence is referred to as a “change in the Mosaic recommendation.”

The Mosaic board of directors and/or the Mosaic special committee may, however, prior to the receipt of the Mosaic stockholder approval, make a change in the Mosaic recommendation in response to one or more intervening events (as defined in the paragraph below) if (i) the Mosaic board of directors or the Mosaic special committee determines in good faith (after considering advice from outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law and (ii) the Mosaic board of directors or the Mosaic special committee provides Cargill at least three business days prior written notice of its intention to effect a change in the Mosaic recommendation and, if Cargill proposes changes to the terms of the transactions in such period, negotiates in good faith with Cargill with respect to such changes during such period and will not effect a change in the Mosaic recommendation unless the Mosaic board of directors or the Mosaic special committee determines in good faith (after considering advice from outside legal counsel) that, notwithstanding any modifications to the terms of the transactions proposed by Cargill, its failure to effect a change in the Mosaic recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

An “intervening event” means a material event, change, development, effect, condition, circumstance, occurrence or state of facts that was not known by the Mosaic special committee on the date the merger and distribution agreement was executed (or if known, the consequences of which were not known to the Mosaic special committee as of such date), which event (or consequences) becomes known to the Mosaic special committee before the receipt of the Mosaic stockholder approval.

Efforts

Each of the Mosaic parties and Cargill generally agreed to use their reasonable best efforts to cooperate with each other and to cause the merger, the split-off, the initial debt exchange and the initial formation offering to be consummated as promptly as practicable after the execution of and in accordance with the merger and distribution agreement.

In furtherance of the foregoing, each of the Mosaic parties and Cargill generally agreed to take all such action as may be reasonably necessary or appropriate under the securities laws of the United States (and any comparable laws under any foreign jurisdiction as the parties may mutually agree) in connection with the merger, the split-off, the initial debt exchange and the initial formation offering, and Mosaic and GNS will prepare and file, and will use their reasonable best efforts to have approved prior to the closing date, an application for the listing on the NYSE of the common stock to be issued pursuant to the merger and the common stock issuable upon conversion of the class A common stock and the class B common stock to be issued in the merger, subject to official notice of issuance.

Voting

Cargill agreed that, among other things, it will, and will cause any of its subsidiaries holding shares of Mosaic common stock to, be present, in person or by proxy, at the Mosaic stockholders meeting at which the proposals described in this proxy statement/prospectus are submitted to the Mosaic stockholders and otherwise to cause all shares of Mosaic common stock held by Cargill or any of its applicable subsidiaries to be counted as present for purposes of establishing a quorum at such meeting, and to vote, or cause to be voted, all shares of Mosaic common stock owned by Cargill or its applicable subsidiaries in favor of (x) the adoption of the merger and distribution agreement and (y) such other matters as may be included in this proxy statement/prospectus and necessary to consummate the transactions. In the case of clause of (y) above, unless otherwise agreed to by Cargill, any of such other matters will be implemented only if the closing will have occurred. Cargill’s and its subsidiaries’ voting obligations described in this paragraph will terminate in the event of a change in the Mosaic recommendation.

Transfers of Mosaic Common Stock by Cargill; Agreements by Cargill

Through the earlier of the closing date and the termination of the merger and distribution agreement in accordance with its terms, except as otherwise set forth the merger and distribution agreement or the other transaction documents or required by law, without the prior written consent of Mosaic (which consent will not be unreasonably withheld or delayed), Cargill will not, and will not permit any of its applicable subsidiaries to, transfer (as defined in the merger and distribution agreement) any shares of Mosaic common stock owned by Cargill or any of its subsidiaries other than transfers to Cargill or its subsidiaries. Cargill has also agreed to cause all shares of Mosaic common stock held by its applicable subsidiaries to be transferred to Cargill on or prior to the closing date.

The merger and distribution agreement also provides that, except as otherwise provided in the merger and distribution agreement, through the earlier of the closing date and the termination of the merger and distribution agreement in accordance with its terms, without the prior approval of the Mosaic special committee, Cargill will not, and it will not authorize, permit or direct any of its applicable subsidiaries, or authorize or direct its or their respective representatives to, directly or indirectly:

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effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate with or in any way knowingly assist any other person to effect or seek, offer or propose (whether public or otherwise) to initiate, effect or participate in or support, (i) any acquisition of any securities (or beneficial ownership thereof) or material assets of Mosaic or any of its subsidiaries, (ii) any tender or exchange offer or merger or other business combination involving Mosaic or any of its subsidiaries,

(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Mosaic or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the voting of any shares of Mosaic common stock;

•	form, join or in any way participate in any “group” (other than with respect to Cargill’s affiliates) with respect to any of the shares of Mosaic common stock;

•	submit any written consent or proposal to Mosaic’s stockholders in furtherance of the foregoing or call a special meeting of Mosaic stockholders;

•	publicly disclose any intention, proposal, plan or arrangement with respect to any of the foregoing; or

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take any action, or request any amendment or waiver of any of the foregoing, that would reasonably be expected to require Mosaic to make a public announcement with respect to the matters set forth in the first or third bullet above.

The merger and distribution agreement also provides that, through the earlier of the closing date of the merger and split-off and the termination of the merger and distribution agreement in accordance with its terms, Cargill will not, and it will not authorize, permit or direct any of its subsidiaries, or authorize or direct its or their respective representatives to, directly or indirectly (i) solicit, initiate, or knowingly encourage any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an alternative proposal (as defined below) or (ii) other than informing persons of the provisions contained in the merger and distribution agreement relating to the non-solicitation of alternative proposals, participate in any discussions or negotiations with, or furnish any information concerning Cargill, Mosaic and their respective subsidiaries to, any person in connection with any alternative proposal.

However, if Cargill receives a bona fide written alternative proposal from a third party that did not result from a breach of the non-solicitation provisions of the merger and distribution agreement, then Cargill may furnish information regarding Cargill, Mosaic and their subsidiaries to, and participate in discussions or negotiations with, such person or persons and their respective financing sources and representatives, and enter into a definitive agreement with respect to such alternative proposal, provided that Cargill complies with certain confidentiality and notice requirements more fully described in the merger and distribution agreement.

For purposes of the merger and distribution agreement, the term “alternative proposal” means any inquiry, proposal or offer from any person relating to any (a) acquisition of twenty percent or more of the consolidated total assets of Mosaic and its subsidiaries taken as a whole or (b) acquisition, tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction or any combination of the foregoing that would result in such person beneficially owning twenty percent or more of the outstanding shares of Mosaic common stock, in each case, other than any of the transactions described in this proxy statement/prospectus.

Indemnification

Pursuant to the merger and distribution agreement, Mosaic and GNS on the one hand, and Cargill, on the other hand, has agreed to indemnify the other party (and such other party’s respective subsidiaries, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing) from and against any and all losses arising out of, attributable to or resulting from breaches of representations, warranties, covenants or agreements contained in the merger and distribution agreement or in any certificate delivered pursuant to the merger and distribution agreement, except that no indemnified party will be entitled to indemnification or contribution from an indemnifying party for losses arising out of incidental, indirect, consequential, special, exemplary or punitive damages however caused (other than in the case of fraud, bad faith or willful misconduct or in the case of losses payable to third parties).

The indemnification obligations set forth in the merger and distribution agreement do not apply to any indemnification with respect to taxes, as tax indemnification is governed by the tax agreement.

Conditions to Closing

The obligations of each of the parties to effect the closing of the merger are subject to the satisfaction or, subject to applicable restrictions, waiver of a number of conditions, including those described below. Each of the conditions is for the sole benefit of the relevant party and does not give rise to or create any duty on the part of either party to waive or not waive any such condition.

Mutual Conditions. The merger and distribution agreement provides that the obligations of each party to effect the closing of the merger is subject to the satisfaction or, to the extent permitted under applicable law, but other than with respect to the condition of obtaining the Mosaic stockholder approval, waiver by each of Mosaic and Cargill of the following conditions:

•	Mosaic Stockholder Approval. The Mosaic stockholder approval has been obtained;

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No Injunctions. No law or order has been enacted, issued, promulgated or entered by any governmental authority of competent jurisdiction which is in effect and which prohibits the consummation of the merger, the split-off, the initial debt exchange or any formation offering;

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Registration Statement. The registration statement with respect to the initial formation offering contemplated by the registration agreement has been filed with the SEC, and is effective under the Securities Act (and not subject to a stop order or proceeding seeking a stop order), and includes (and does not omit) any information necessary to effect the initial formation offering in accordance with Securities Act requirements and the terms of the registration agreement;

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Form S-4. The Form S-4 relating to the merger, of which this document forms a part, has been filed and is effective, and such Form S-4 does not become the subject of a stop order or proceeding initiated by the SEC seeking a stop order;

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NYSE Listing. The shares of common stock to be issued in the merger have been approved for listing on the NYSE, and the shares of common stock issuable upon conversion of the class A common stock and class B common stock to be issued in the merger have been approved for listing on the NYSE, in each case subject only to official notice of issuance; and

•	Other Transaction Documents. Each of the registration agreement and the tax agreement is in full force and effect.

Mosaic Conditions. The merger and distribution agreement provides that the obligations of the Mosaic parties to effect the closing are subject to the satisfaction or, to the extent permitted under applicable law, waiver by Mosaic of the following additional conditions:

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Representations and Warranties. The representations and warranties of Cargill in the merger and distribution agreement being true and correct, subject to the materiality standards contained in the merger and distribution agreement;

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Covenants. Cargill has performed in all material respects its obligations, agreements and covenants required to be performed by it prior to or as of the closing under the merger and distribution agreement or any other transaction document;

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Officer Certificate. Cargill has furnished Mosaic with a certificate dated as of the closing date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in the two bullet points immediately above are satisfied;

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Split-off. Stockholders of Cargill have agreed with Cargill to exchange a sufficient number of shares of Cargill capital stock to allow Cargill to deliver to such stockholders, pursuant to the split-off, all of the shares of class B common stock, class A common stock and common stock (excluding the Cargill retained shares) to be received by Cargill pursuant to the merger in exchange for outstanding shares of Cargill common stock, all the conditions to such exchanges have been satisfied or will be satisfied after consummation of the merger, and Cargill has irrevocably confirmed to Mosaic that it will consummate the split-off pursuant to such exchanges on the closing date immediately following the effective time of the merger;

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Governance Agreement. Each exchanging Cargill stockholder who, to the knowledge of Cargill at the time of the closing of the merger, is reasonably expected to be a stockholder or part of a group of stockholders who will beneficially own 5% or more of the voting power of Mosaic for the election of directors immediately following the split-off has duly executed the governance agreement; and

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No Change in IRS Ruling or Law. There has been no change in, revocation of, or amendment to the IRS ruling or change in law that could, in the reasonable judgment of counsel to Mosaic, affect the validity of the IRS ruling in a manner adverse to Mosaic or Mosaic’s stockholders (other than Cargill and its subsidiaries).

Cargill Conditions. The merger and distribution agreement provides that the obligation of Cargill to effect the closing is subject to the satisfaction or, to the extent permitted under applicable law, waiver by Cargill of the following additional conditions:

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Representations and Warranties. The representations and warranties of the Mosaic parties in the merger and distribution agreement being true and correct, subject to the materiality standards contained in the merger and distribution agreement;

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Covenants. Each Mosaic party has performed its obligations, agreements and covenants described in the third and fourth bullets under the caption “—Interim Covenants” in all respects (except for any de minimis breach) and each Mosaic party has performed in all material respects all of its other obligations, agreements and covenants required to be performed by it prior to or as of the closing under the merger and distribution agreement or any other transaction documents;

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No Managing Shareholder. Other than Cargill and its affiliates, no person or coordinating group (as defined in Treasury Regulation § 1.355-7(h)(4)) who actively participates in the management or operation of Mosaic (including as a director thereof), shall, to the knowledge of Mosaic (based on SEC filings), beneficially own, directly or indirectly, 5% or more of the outstanding shares of Mosaic common stock;

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Officer Certificate. Mosaic has furnished Cargill with a certificate dated as of the closing date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that (x) the conditions set forth in the three bullet points immediately above are satisfied and (y) the number of shares of Mosaic common stock issued and outstanding immediately prior to the closing is equal to the “Mosaic outstanding share number” (as defined in the merger and distribution agreement);

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No Change in IRS Ruling or Law. There has been no change in, revocation of, or amendment to the IRS ruling or change in law that could, in the reasonable judgment of counsel to Cargill, adversely affect the validity of the IRS ruling;

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Bring Down Tax Opinion. Mosaic has delivered a certificate containing the representations enumerated in the tax agreement, and Cargill has received an opinion of tax counsel relating to certain tax consequences of the transaction; and

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No Material Market Event. Since the date of the merger and distribution agreement, no material market event (other than any material market event in respect of which Cargill has previously waived its right to invoke this condition) has occurred.

For purposes of the merger and distribution agreement, the term “material market event” means (i) any material disruption in, or material adverse change to, U.S. or international financial, political or economic conditions or U.S. or international capital markets the effect of which is such as to make it impractical to proceed with an offering in the initial formation offering in which the number of shares of common stock offered for sale is equal to the minimum number of shares entitled to be sold by the MAC Trusts in the initial formation offering pursuant to the registration agreement plus 30.75% of the number of shares of Mosaic common stock held by Cargill Fertilizer, Inc, a direct majority-owned (and an indirect wholly-owned) subsidiary of Cargill (“CFI”) as of the date of the merger and distribution agreement, (ii) any general suspension of trading in, or material limitations on prices for, securities generally on the NYSE for three or more consecutive business days; (iii) any banking moratorium declared by any United States, Minnesota or New York governmental authorities for three or more consecutive business days; (iv) any major disruption of settlements of securities, payment or clearance services in the United States for three or more consecutive business days; (v) any attack on, outbreak or material escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international security event or similar crisis if the effect of any such attack, outbreak, escalation, act, declaration, event or crisis is to cause a material disruption in, or material adverse change to, the United States capital markets for a period of three or more consecutive business days such that it is impractical to proceed with an offering in the initial formation offering in which the number of shares of common stock offered for sale is equal to the number of shares entitled to be sold by the MAC Trusts in the initial formation offering pursuant to the registration agreement plus 30.75% of the number of shares of Mosaic’s common stock held by CFI as of the date of the merger and distribution agreement; (vi) any decline in the Standard & Poor’s 500 Index by an amount in excess of twenty percent (20%) measured from the date of the merger and distribution agreement; or (vii) any increase in the Standard & Poor’s 500 Index by an amount in excess of twenty percent (20%) measured from the date of the merger and distribution agreement.

If a material market event has occurred, Cargill will notify Mosaic of the occurrence of such event. Following the receipt of such notice, Mosaic may request that Cargill waive the condition to its obligation to close the merger that no material market event has occurred with respect to such event. If Cargill waives this right, then such material market event can no longer form the basis for Cargill to not effect the closing of the merger. If Cargill does not waive the condition as described above within ten days after Cargill’s receipt of Mosaic’s corresponding waiver request (which is referred to as the “requisite response period”), Mosaic then will be entitled to terminate the merger and distribution agreement.

The merger and distribution agreement provides that the parties’ obligations pursuant to the provisions described in this section “—Conditions to Closing” are subject to, and without prejudice to, Cargill’s right to the delay the closing date or the right of Cargill or Mosaic to terminate the merger and distribution agreement, in each case, pursuant to the terms of the merger and distribution agreement.

Termination

The merger and distribution agreement may be terminated prior to the effective time of the merger:

•	by mutual written consent of Cargill and Mosaic;

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by Mosaic or Cargill if a governmental authority enacts, issues, promulgates or enters any law or order, which is in effect and becomes final and nonappealable, that prohibits the consummation of the merger, the split-off, the initial debt exchange or any formation offering;

•	by Mosaic or Cargill if the Mosaic stockholder approval is not obtained at the Mosaic stockholders meeting or any adjournment of such meeting;

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by Mosaic at any time following the completion of the closing period (as defined below) if the closing has not occurred and Mosaic has given Cargill at least five calendar day’s prior written notice of Mosaic’s intention to terminate pursuant to this termination right;

•	by Mosaic or Cargill at any time following the end date if the closing has not occurred;

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by Mosaic or Cargill if the other party has breached its representations, warranties, covenants or other obligations under the merger and distribution agreement, which breach or failure to perform would result in the failure of the applicable closing condition(s) (and such breach is incapable of being cured within 30 calendar days (or if the end date is less than 30 calendar days from notice with respect to such breach or failure, by the end date));

•	by Mosaic if the MAC Trusts exchange agreement is not in full force and effect as of the end date (without giving effect to any extension);

•	by Mosaic if Cargill fails to deliver a waiver notice with respect to the material market event condition prior to the expiration of the requisite response period;

•	by Cargill at any time prior to the Mosaic stockholder approval being obtained if the Mosaic special committee or the board of directors has made a change in the Mosaic recommendation; or

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by Cargill if Cargill’s board of directors concludes, in its sole discretion, that the transactions are not in the best interests of Cargill and that then-present market conditions are not consistent with achieving Cargill’s business objectives.

As used in the merger and distribution agreement, the following terms have the following meanings:

•	“closing period” means the first period of sixty (60) consecutive calendar days that are closing condition dates, as such number may be increased as provided in the merger and distribution agreement;

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“closing condition date” means any calendar date prior to the completion of the closing period upon which all the closing period conditions have been satisfied or waived, other than those closing period conditions that by their nature are to be satisfied at closing (as long as such closing period conditions could be satisfied if the closing were scheduled on such date), subject to limited exceptions, including those relating to restatement of financial statements, failure to make timely filings with the SEC, withdrawal of an audit opinion with respect to audited financial statements and suspension of trading of Mosaic common stock on the NYSE;

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“closing period conditions” means the following conditions to the parties’ obligations to effect the closing: (x) those conditions listed under the heading “—Conditions to Closing—Mutual Conditions”; (y) the condition listed in sixth bullet point under the heading “—Conditions to Closing—Mosaic Conditions” and (z) those conditions listed under the heading “—Conditions to Closing—Cargill Conditions.”

Effect of Termination

If the merger and distribution agreement is terminated, it will become void and there will be no liability on the part of Cargill or the Mosaic parties or their respective subsidiaries or affiliates, stockholders, controlling persons or representatives except that (1) designated provisions of the merger and distribution agreement will survive the termination, including those relating to the confidential treatment of information and the payment of fees and expenses (including termination fees) and (2) the parties will remain liable for any willful and material breach of the merger and distribution agreement prior to its termination.

Termination Fees and Expenses

Termination Fees Payable by Cargill

Under the terms of the merger and distribution agreement, Cargill will pay to Mosaic, for the benefit of, and for payment to, the holders of Mosaic common stock (other than Cargill and its subsidiaries) a termination fee of $200 million if the merger and distribution agreement is terminated (subject to the exception described below):

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by Mosaic following the completion of the closing period if the closing has not occurred, so long as each day from the completion of the closing period through and including the day of delivery of a termination notice is a closing condition date (as defined below) and no Mosaic underwriting failure (as defined below) occurred during the closing period;

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by Mosaic pursuant to the termination right listed in either the sixth or seventh bullet points under the heading “—Termination” unless (x) Cargill is then entitled to terminate the agreement as a result of any final, nonappealable law or order that prohibits the consummation of the merger, split-off, initial debt exchange or any formation offering, the Mosaic stockholder approval was not obtained at the Mosaic stockholder meeting or a Mosaic underwriting failure has occurred during the closing period or (y) any Mosaic party has breached any of its representations, warranties, covenants or other obligations under the merger and distribution agreement such that the closing conditions in the first three bullet points listed under the heading “—Conditions to Closing—Cargill Conditions” would not be satisfied if the closing were to be then scheduled;

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by Cargill following the end date at a time when Mosaic would be permitted to terminate the merger and distribution agreement under certain circumstances and no Mosaic underwriting failure has occurred during the closing period; or

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by Cargill if Cargill’s board of directors concludes, in its sole discretion, that the transactions are not in the best interests of Cargill and that then-present market conditions are not consistent with achieving Cargill’s business objectives.

In addition, in the circumstances described above, Cargill must also reimburse Mosaic for all customary and reasonable documented out-of-pocket fees and expenses incurred by Mosaic in connection with the negotiation of the transaction documents and the performance by Mosaic of its obligations prior to termination, up to $15 million in the aggregate.

Notwithstanding the foregoing, Cargill will not be required to pay a termination fee if Cargill enters into a definitive agreement with respect to an alternative proposal (that did not result from breach of the non-solicitation provisions contained in the merger and distribution agreement) under the terms of which the holders of all of the shares of Mosaic common stock (other than Cargill and its subsidiaries) will be provided with the opportunity to receive consideration for all of their shares of Mosaic common stock that is no less favorable on a per share basis than the consideration to be received by Cargill and its subsidiaries for their shares of Mosaic common stock and at substantially the same time as, or within no more than 30 business days after, such consideration is to be received by Cargill and its subsidiaries.

A “Mosaic underwriting failure” generally means the failure of Mosaic or the joint book-running underwriter selected by Mosaic for the initial formation offering to agree to sell (and enter into an underwriting agreement with respect thereto) a specified number of shares of common stock in such offering where Cargill and the joint book-running underwriter selected by Cargill for the initial formation offering are willing at such time to sell (and enter into an underwriting agreement with respect thereto) such specified number of shares of common stock in such offering.

In addition, the merger and distribution agreement provides that if the merger and distribution agreement is terminated under circumstances in which Cargill would be required to pay a termination fee as described above, then, prior to the 6-month anniversary of the date of such termination, Cargill will not, and will cause its subsidiaries to not, transfer shares of Mosaic common stock constituting 35% or more of the then outstanding shares of Mosaic common stock. However, the restriction set forth in this paragraph will not apply with respect to such transaction(s) if the holders of all of the shares of Mosaic common stock (other than Cargill and its subsidiaries) will be provided with the opportunity to (i) transfer shares of Mosaic common stock, in the aggregate, in the same proportion to the number of shares of Mosaic common stock to be transferred by Cargill and/or its subsidiaries in such transaction(s) and (ii) to receive consideration that is no less favorable on a per share basis than the consideration to be received by Cargill and its subsidiaries for their shares of Mosaic common stock in such transaction(s).

Expenses

Whether or not any of the transactions are completed, all legal and other costs and expenses incurred in connection with, arising out of, or relating to the merger and distribution agreement or the other transaction documents will be paid by the person incurring such costs and expenses, but subject to Cargill’s reimbursement obligations described below.

In the event that the initial formation offering is effected in accordance with the registration agreement, Cargill has agreed to reimburse Mosaic, up to $15 million in the aggregate, for all customary and reasonable documented out-of-pocket fees and expenses incurred by Mosaic in connection with the negotiation and execution by Mosaic of the transaction documents and the performance by Mosaic of its obligations under such documents required to be performed through (and including) the completion of the initial formation offering.

THE REGISTRATION AGREEMENT

This section of the proxy statement/prospectus describes the material terms of the registration agreement. The following is a summary of the material terms of the registration agreement, a copy of which is attached as Annex D and incorporated herein. This summary does not contain, and is qualified by, all of the terms of the registration agreement. All Mosaic stockholders are urged to read carefully the registration agreement in its entirety. The following summary and any other description of the registration agreement herein does not constitute an offer of any securities for sale or any solicitation of an offer to buy any securities.

Under the terms of the registration agreement, Mosaic generally has agreed, among other things, to conduct registered secondary public offerings and otherwise facilitate the sale by the MAC Trusts, Cargill and exchanging Cargill debt holders of approximately 157,000,000 shares of Mosaic common stock during the first fifteen months following the closing. Below is a description of certain key terms of, and the transactions contemplated by, the registration agreement.

Formation Offerings

Initial Formation Offering

Mosaic and GNS have agreed to take all actions necessary on the part of Mosaic and GNS to cause the initial formation offering to be completed on the closing date after completion of the split-off and the initial debt exchange, in which the shares of common stock to be received by the exchanging Cargill debt holders in the initial debt exchange and shares of common stock to be received by the MAC Trusts in the split-off are expected to be sold.

In this offering, the MAC Trusts will be permitted to sell 7,500,000 shares of common stock. In addition, exchanging Cargill debt holders will be permitted to sell an amount of shares of common stock as determined by Cargill, but no more than that number of shares that, when added to the 7,500,000 shares to be sold by the MAC Trusts, would equal the maximum number of shares of common stock to be sold in this offering. The maximum number of shares of common stock to be sold in this offering will be jointly determined by the book-running managing underwriters selected by Mosaic and Cargill in consultation with the book-running managing underwriter selected by the MAC Trusts. If the sum of the 7,500,000 shares to be sold by the MAC Trusts plus the number of shares to be sold by the exchanging Cargill debt holders is less than such maximum sale number for this offering, then, subject to certain restrictions and limitations, the MAC Trusts will be permitted to include additional shares of common stock in this offering up to such maximum sale number.

Second Formation Offering

Unless a compelling reason (as defined below) has occurred and continues to exist, Mosaic and GNS have agreed to take all actions necessary to cause an underwritten secondary offering (which is referred to as the “second formation offering”) to be consummated during the 90-day period beginning on the first date after the expiration of the underwriters’ lock-up period associated with the initial formation offering. The exact timing of this offering during such 90-day period will be determined in good faith by Mosaic (in consultation with the joint book-running managing underwriters selected by Cargill, Mosaic and the MAC Trusts) based on market conditions, and in consultation with Cargill, if Cargill desires to effect a follow-on debt exchange in connection with this offering.

In this offering, the MAC Trusts will be permitted to sell 7,500,000 shares of common stock, subject to certain exceptions. In addition, exchanging Cargill debt holders and Cargill will be permitted to sell a number of shares of common stock as determined by Cargill, but no more than that number of shares that, when added to the number of shares being sold by the MAC Trusts as described above, would equal the maximum number of shares of common stock to be sold in this offering. The maximum number of shares of common stock to be sold in this offering will be jointly determined by the book-running managing underwriters selected by Mosaic and

Cargill in consultation with the book-running managing underwriter selected by the MAC Trusts. If such maximum sale number for this offering exceeds the number of securities being included in this offering as described above, the MAC Trusts will be permitted to include additional shares of common stock in this offering up to such excess.

Third Formation Offering

Unless a compelling reason has occurred and continues to exist or as otherwise specified below, Mosaic and GNS have agreed to take all actions necessary to cause an underwritten secondary offering (which is referred to as the “third formation offering”) to be consummated during the period beginning on the first date after the expiration of the underwriters’ lock-up period associated with the second formation offering and ending on the earlier of (a) the fifteen month anniversary of the closing date and (b) the 60th day (or, at the election of the MAC Trusts, up to the 90th day) after the expiration of the underwriters’ lock-up period associated with the second formation offering.

The exact timing of this offering will be determined in good faith by Mosaic (in consultation with the joint book-running managing underwriters selected by Mosaic, Cargill (if Cargill participates in this offering) and the MAC Trusts (if the MAC Trusts participate in this offering) based on market conditions, and in consultation with Cargill if Cargill desires to effect a follow-on debt exchange in connection with this offering. Mosaic shall not, however, without the consent of Cargill and the MAC Trusts, effect this offering if (a) the MAC Trusts have less than 9,500,000 shares of common stock entitled to be sold in this offering, (b) the MAC Trusts have delivered to Mosaic a written request that no third formation offering be consummated and (c) Cargill then holds no shares entitled to be sold in the formation offerings or Cargill shall have waived its right to participate in such offering.

In this offering, the MAC Trusts will be permitted to sell a number of shares of common stock equal to 49,500,000, less the aggregate number of shares of Mosaic that the MAC Trusts sold or were entitled to sell (not including any consent shares) prior to the third formation offering. The MAC Trusts may also be permitted to sell a number of consent shares, but no more than that number of shares that, when added to the number of shares of common stock to be sold by the MAC Trusts as described above, would equal the maximum number of shares of common stock to be sold in this offering. The maximum number of shares of common stock to be sold in this offering will be jointly determined by the book-running managing underwriters selected by Mosaic and the MAC Trusts (or if the MAC Trusts do not select such underwriter, Cargill).

In addition, if such maximum sale number for this offering exceeds the number of securities being included in such offering by the MAC Trusts as described above, exchanging Cargill debt holders and Cargill will be permitted to sell a number of shares of common stock determined by Cargill up to such excess. In addition, subject to certain restrictions and limitations, it is possible that Mosaic may sell shares of common stock for its own account or for the account of any other person in this offering.

Fourth Formation Offering

Following the completion of the third formation offering (if any), if the MAC Trusts have not yet been entitled to sell at least 40,000,000 shares of Mosaic common stock, then the MAC Trusts may be permitted to request that Mosaic (absent a compelling reason) cause an underwritten secondary offering (which is referred to as the “fourth formation offering”) to be consummated during the period beginning on the first date after the expiration of the underwriters’ lock-up period associated with the third formation offering and ending on the earlier of (a) the fifteen month anniversary of the closing date and (b) the 60th day after the expiration of the underwriters’ lock-up period associated with the third formation offering.

The exact timing of this offering will be determined in good faith by Mosaic based on market conditions.

For purposes of the registration agreement, a “compelling reason” shall exist, with respect to the obligations of GNS and Mosaic in connection with any of the second formation offering, third formation offering or fourth formation offering, as applicable, if: (i) (x) compliance with such obligations in connection with such offering would require GNS or Mosaic to violate the Securities Act, the Exchange Act or any other material securities Law (which is referred to as a “legal conflict”) or (y) a force majeure event shall have occurred that makes compliance with such obligations with respect to such offering impossible; provided that such legal conflict or force majeure event shall be deemed to exist with respect to such offering only so long as such legal conflict exists or such force majeure event continues to make compliance with such obligation impossible, as the case may be, and, in each case, GNS and Mosaic shall seek (including by taking all actions and doing all things reasonably necessary) to eliminate as promptly as practicable such legal conflict or force majeure event, as the case may be; or (ii) at any time during which, with respect to the second formation offering and the third formation offering, the joint book-running underwriters selected by Mosaic, Cargill and the MAC Trusts, and with respect to the fourth formation offering, the joint book-running underwriters selected by Mosaic and the MAC Trusts, agree in their good faith judgment that it is impractical to proceed with such offering at such time.

Market Sales; Private Sales

If the MAC Trusts have not yet been entitled to sell at least 49,500,000 shares of Mosaic common stock (excluding any consent shares not yet sold by the MAC Trusts) and any of the following circumstances exist:

•	the second formation offering has been completed and Mosaic will not conduct a third formation offering under the circumstances described above;

•	the third formation offering has been completed and the MAC Trusts either have not requested a fourth formation offering or are not permitted to do so; or

•	the fourth formation offering has been completed;

then in such applicable case, the MAC Trusts will have the right to request that Mosaic maintain a shelf registration statement for the sale of common stock issuable upon conversion of class A common stock, series A-4 and consent shares held by the MAC Trusts from the date upon which the applicable underwriters’ lock-up period expires until the twenty-four month anniversary of the closing date in open market transactions on the NYSE or other principal trading market of Mosaic common stock pursuant to brokerage transactions and not involving an underwriting (such sales are referred to as “market sales”).

Under similar conditions described in the paragraph above, the MAC Trusts will be entitled to sell common stock issuable upon conversion of class A common stock, series A-4 and consent shares held by the MAC Trusts from the date upon which the applicable underwriters’ lock-up expires in “private sales,” as long as such sales will be in accordance with applicable securities laws and the governance agreement, will not involve a public offering for cash or an underwriting and either will be made in open market transactions on the NYSE or other principal trading market of Mosaic common stock pursuant to brokerage transactions or will involve a negotiation with the potential acquirers regarding terms of the acquisition.

If the continued sales by the MAC Trusts pursuant to the shelf registration statement described above would at any time require Mosaic to make an adverse disclosure (as defined in the registration agreement), Mosaic may, by giving written notice to the MAC Trusts, require the MAC Trusts to suspend market sales and private sales; provided, that Mosaic will not be permitted to require a sale suspension:

•	more than two times during any 12-month period; or

•	for a period exceeding 45 consecutive days on any one occasion.

The MAC Trusts agree not to effect any market sales or private sales or make any other offer to sell the shares of Mosaic that they otherwise would be entitled to sell during any sale suspension period described above. Mosaic has agreed to notify the MAC Trusts upon the termination of any such sale suspension.

S&P 500 Index Inclusion Offering

If Mosaic common stock is to be included in the S&P 500 Index, Mosaic may, at its election, conduct an underwritten public offering of shares of common stock substantially contemporaneously with the effective time of such inclusion that is directed exclusively or primarily at index funds whose portfolios are primarily based on the S&P 500 Index. The consummation of any such “S&P 500 Index inclusion offering” will not relieve Mosaic from effecting the other offerings described in this proxy statement/prospectus and in the registration agreement.

The procedures for determining the exact timing of, and the order of priority for the inclusion of shares in, any S&P 500 Index inclusion offering are set forth in the registration agreement. In addition, Mosaic will not effect the S&P 500 Index inclusion offering:

•	after the third formation offering without the prior consent of the MAC Trusts;

•	later than the 15-month anniversary of the closing date;

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without the consent of Cargill and the MAC Trusts if the underwriters’ lock-up associated with the S&P 500 Index inclusion offering would reasonably be expected to prevent the completion of the second formation offering within the time prescribed by the registration agreement; or

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without the consent of the MAC Trusts if the underwriters’ lock-up associated with the S&P 500 Index inclusion offering would reasonably be expected to prevent the completion of the third formation offering within the time prescribed by the registration agreement.

Mosaic will in good faith determine the maximum number of shares that may be sold in the S&P 500 Index inclusion offering (if any) in consultation with Cargill (if Cargill then holds shares of Mosaic common stock) and the MAC Trusts.

Released Share Offerings

Following the two-year anniversary of the split-off, the MAC Trusts will have the right to request that Mosaic effect an underwritten secondary offering (which is referred to as a “released share offering”) of common stock pursuant to a registration statement by making such a request during the “demand period” applicable to each “lock-up release date.” The demand period is generally the 30-day period beginning on the date that is six months prior to the first lock-up release date, the second lock-up release date and the third lock-up release date, as applicable. No demand may be made, however, until at least 12 months after the closing of the last formation offering (or the S&P 500 Index inclusion offering) or, if applicable, 12 months following another underwritten public offering effected by Mosaic after the last of the formation offerings (or S&P 500 Index inclusion offering). If the MAC Trusts do not request a released share offering during any demand period, Mosaic will have the right to effect a released share offering in accordance with the registration agreement.

The “lock-up release dates” are as follows:

•	“first lock-up release date”: the first day after the 30-month anniversary of the split-off.

•	“second lock-up release date”: the first day after the 42-month anniversary of the split-off.

•	“third lock-up release date”: the first day after the 54-month anniversary of the split-off.

The exact timing of any released share offering will be determined by Mosaic in good faith after receiving a request for, or in the absence of such request, its own election to effect, a released share offering but no later than one month prior to the next applicable lock-up release date following the applicable demand period.

The MAC Trusts and the other exchanging Cargill stockholders will have the right to participate in each of the released share offerings.

Mosaic will not be obligated to conduct a released share offering if the aggregate number of shares of common stock requested to be sold in such offering will be less than 9,500,000 shares unless such request includes all remaining shares of Mosaic entitled to be included in such released share offering.

Mosaic may also be required, under specified circumstances set forth in the registration agreement, to maintain a “shelf” registration statement under which exchanging Cargill stockholders may sell shares of Mosaic common stock then held by such stockholders and not otherwise subject to any lock-up restrictions.

Restrictions on Equity Issuances, Share Repurchases

The registration agreement provides that during the period beginning on the closing date and ending upon the later of (x) such time as the MAC Trusts have transferred 49,500,000 shares of Mosaic stock and (y) the consummation of the second formation offering, but no later than the second anniversary of the closing date, neither Mosaic nor any of its subsidiaries may, directly or indirectly:

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issue, authorize for issuance, transfer or otherwise dispose of, or register for issuance, sale, transfer or other disposition, announce an intention to issue, sell, transfer or otherwise dispose of, contract or offer to issue, sell, transfer or otherwise dispose of, or grant any option, right or warrant to purchase, or any other right to acquire:

•	any shares of capital stock of GNS, Mosaic or any successor entity to GNS or Mosaic;

•	any options or other securities convertible, exchangeable or redeemable for, any shares of capital stock of GNS, Mosaic or any successor entity to GNS or Mosaic; or

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any other security or right that may entitle its holder to vote, or participate with respect to dividends or upon liquidation of GNS, Mosaic or any successor entity to GNS or Mosaic (the securities described in this bullet point and in the two bullet points immediately above are referred to as “equity securities”); or

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issue, authorize for issuance, transfer or otherwise dispose of, offer or enter into any swap, derivative or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic risks or consequences of ownership of shares of any equity securities, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

However, the prohibitions described above will not prohibit the following transactions (in each case, subject to the terms of the tax agreement):

•	the consummation of the merger pursuant to the terms of the merger and distribution agreement;

•	grants or issuances of equity compensation in the ordinary course pursuant to any employee or director stock plan or other employee or director benefit plan arrangement or employment contract;

•	the registration, sale, and offering of Mosaic securities pursuant to the registration agreement, as described above;

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the granting by Mosaic of registration rights to exchanging Cargill debt holders pursuant to the debt exchange agreements; and the registration, offering and sale of Mosaic stock transferred to any exchanging Cargill debt holder in the debt exchanges in accordance with the terms of the applicable debt exchange agreements;

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the issuance of any shares of common stock and/or class A common stock upon conversion of any shares of class A common stock or class B common stock transferred by Cargill to the exchanging Cargill stockholders or the MAC Trusts pursuant to the split-off; or

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one or more otherwise prohibited primary equity issuances for the account of Mosaic, if and to the extent that the Mosaic board of directors reasonably determines in good faith, after consultation with its financial advisor, evidenced by an officer’s certificate delivered to the MAC Trusts and, prior to the second formation offering, Cargill, that (A) Mosaic requires capital in order to fund its ongoing operations and/or capital expenditure programs and (B) it is advisable for Mosaic to raise such capital through one or more of such primary equity issuances;

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any primary equity issuance that the MAC Trusts and, at any time prior to the second formation offering, Cargill, shall have consented to in writing (such consents not to be unreasonably withheld or delayed);

•	issuances by a wholly-owned subsidiary of Mosaic of its capital stock to its parent or to another wholly-owned subsidiary of Mosaic; or

•	issuances of equity securities or shares of common stock in accordance with any shareholder rights agreement of Mosaic.

Additionally, absent Mosaic receiving a waiver from Cargill and the MAC Trusts, the registration agreement provides that during the period beginning on the date the registration agreement was executed and ending on the first lock-up release date, Mosaic shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, purchase or acquire any equity securities other than purchases by Mosaic (in each case subject to the terms of the tax agreement):

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of shares of Mosaic common stock in the ordinary course in connection with the exercise or vesting of any equity-based awards under any employee or director stock plan or other employee or director benefit plan arrangement (including in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with any such exercise or vesting);

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from the MAC Trusts at any time and from time to time in an amount not to exceed 49,500,000 shares less the number of shares of Mosaic stock previously transferred by the MAC Trusts (subject to specified exceptions); and

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pursuant to any self tender offer by Mosaic for shares of Mosaic stock commenced on or after the twenty-four month anniversary of the closing date if, treating all series and classes of Mosaic stock as one class of securities for this purpose, such self tender offer would comply with the terms and provisions of Rule 13e-4 promulgated under the Exchange Act (whether or not such terms and provisions are otherwise applicable).

Limitations on Registration

During the first two years following the closing date, Mosaic will not be obligated to register any shares of common stock for the formation offerings and other offerings described above in the aggregate in excess of the sum of (x) 49,500,000 plus (y) the total number of Cargill retained shares (which is expected to be approximately 107,000,000 shares of Mosaic common stock).

Mosaic has agreed not to initiate or effect, or participate in, any public offering for cash in a transaction involving an underwriting of shares of Mosaic stock or other equity securities (i) for a period of twelve months beginning on the later of the closing of the last formation offering and any S&P 500 Index inclusion offering (or after the closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection with such formation offering or S&P 500 Index inclusion offering) and (ii) if Mosaic effects a public offering or underwriting pursuant to the following proviso, for a period of twelve months beginning on the closing of any such public offering or underwriting (or after the closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection therewith); provided, that the foregoing shall not prohibit, subject to the terms of the tax agreement, one or more public offerings or underwritings of shares of Mosaic stock or other equity securities for the account of Mosaic, if and to the extent that the Mosaic board of directors reasonably determines in good faith, after consultation with its financial advisor, evidenced by an officer’s certificate delivered to the MAC Trusts and Cargill, that (A) Mosaic requires additional capital in order to fund its ongoing operations and/or capital expenditure programs and (B) it is necessary (after in good faith considering and taking into account other alternatives available to Mosaic to raise such capital and the possible negative implications that raising such capital through such public offering or underwriting could have on the ability to timely conduct the first released share offering) for Mosaic to raise such capital through such public offerings or underwritings.

Indemnification

The registration agreement provides that GNS and Mosaic will indemnify Cargill, the MAC Trusts, each holder of shares of Mosaic to be sold pursuant to the registration agreement and their respective directors, officers, fiduciaries, employees, stockholders, members or general or limited partners (and each person, if any, who controls Cargill, the MAC Trusts or such other holder) from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings and expenses to which such party being indemnified may become subject under the Securities Act or otherwise, which arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, any registration statement and other documents filed with the SEC pursuant to the registration agreement, subject to certain exceptions.

In addition, subject to certain exceptions, each holder of shares of Mosaic stock included in any formation offering, S&P 500 Index inclusion offering or released share offering will indemnify GNS and Mosaic and their respective directors, officers, fiduciaries, employees, stockholders, members or general or limited partners, each person controlling GNS and/or Mosaic and other holders of shares of Mosaic being sold in such offering with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, the applicable registration statements and other documents filed pursuant to the registration agreement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written instructions furnished specifically for use in connection with the preparation of such registration statement or other document to Mosaic or any of their representatives by or on behalf of such holders of shares of Mosaic being sold in such offering pursuant to the registration agreement.

OTHER TRANSACTION AGREEMENTS

Governance Agreement

This section of the proxy statement/prospectus describes the material terms of the governance agreement. The following is a summary of the material terms of the governance agreement, a copy of which is attached as Annex E and incorporated herein. This summary does not contain, and is qualified by, all of the terms of the governance agreement. All Mosaic stockholders are urged to read carefully the governance agreement in its entirety.

Mosaic, GNS, the MAC Trusts and various trusts formed by and/or for the benefit of members of the Cargill and MacMillan families, the families that own a controlling interest in Cargill, have entered into a governance agreement (the “governance agreement”). As a condition to the Mosaic parties’ obligation to complete the merger, each exchanging stockholder who, to Cargill’s knowledge at the time of closing, is reasonably expected to, or is part of a group of stockholders reasonably expected to, beneficially own 5% or more of the voting power of Mosaic for the election of directors immediately following the split-off (such stockholder is referred to as a “significant stockholder”), must be a party to the governance agreement. Currently, and based on the same assumptions made in the “Illustrative Example of Capitalization Immediately Following the Merger and the Split-off” on page 12 of this proxy statement/prospectus, the number of Mosaic securities expected to be subject to the provisions of the governance agreement are: (i) approximately 103.7 million shares to be received by the MAC Trusts (representing approximately 29.7% of the voting power for the election of directors and approximately 23.3% of the total outstanding Mosaic shares); and (ii) approximately 37 million shares in the aggregate (representing approximately 25.7% of the voting power for the election of directors and approximately 8.4% of the total outstanding Mosaic shares) to be received by approximately 20 other trusts formed by and/or for the benefit of members of the Cargill and MacMillan families (the “other trusts”). However, none of the other trusts is expected to own in excess of 10% of the voting power, and accordingly none of the other trusts is expected to be subject to the voting restrictions contained in the governance agreement and discussed below. Moreover, none of the other trusts is expected to own in excess of 5% of the total outstanding Mosaic shares and accordingly the transfer and standstill restrictions contained in the governance agreement and discussed below would cease to apply in the event the class B common stock were converted to class A common stock and/or common stock. The exchanging Cargill stockholders who are not expected to be party to the governance agreement are expected to receive, based on the same assumptions made in the “Illustrative Example of Capitalization Immediately Following the Merger and the Split-off” on page 12 of this proxy statement/prospectus, approximately 38 million shares of Mosaic stock in the aggregate.

Pursuant to the governance agreement, each significant stockholder has agreed not to “transfer” (which is broadly defined in the governance agreement) any voting securities of Mosaic beneficially owned by such significant stockholder for two years following the closing date, except that the following transfers will be generally allowed:

•	transfers with the prior written consent of Mosaic;

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transfers that are “permitted transfers” under the post-merger restated certificate of incorporation of Mosaic (which includes transfers relating to payment of estate taxes, intra-family matters, death, bankruptcy-related matters and satisfaction of annual distribution requirements applicable to certain charitable organizations);

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transfers that the MAC Trusts are allowed to engage in under the registration agreement (such as the formations offerings or private sales by the MAC Trusts), provided that in the case of private sales (i) the transfer cannot be made to companies or other persons whose primary business is in the agribusiness sector or in the business of mining or who are significant customers of Mosaic (which are referred to as “prohibited persons”) and (ii) the transferee in a transfer that will make such transferee a beneficial owner of 5% or more of the voting power for the election for the Mosaic board of directors will need to agree to be bound by the governance agreement; or

•	transfers pursuant to business combination or similar transaction approved by the Mosaic board of directors.

In addition, the governance agreement provides that after the two-year anniversary of the closing of the merger, a significant stockholder can only make the following specified transfers:

•	transfers with the prior written consent of Mosaic;

•	transfers that are “permitted transfers” under the post-merger restated certificate of incorporation of Mosaic (as discussed above);

•	transfers pursuant to a business combination or similar transaction approved by the Mosaic board of directors;

•	transfers in open market transactions of common stock on the NYSE (or other market in which the common stock principally trades);

•	transfers that are allowed under the registration agreement (such as the released share offerings and sales pursuant to a shelf registration statement); or

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a transfer that is a “permitted private transfer,” which is a transfer to any person other than a prohibited person of (i) shares not yet released from their applicable lock-up restrictions so long as such transfer represents more than 5% of the total voting power for the election of the Mosaic board of directors and is made to a transferee who agrees to be bound by the governance agreement, or (ii) shares released from their applicable lock-up restrictions to a transferee who either will not, after giving effect to the transfer, beneficially own 5% of more of the total voting power for the election of the Mosaic board of directors or will agree to be bound by the governance agreement.

The transfer restrictions imposed by the governance agreement cease to apply to a significant stockholder once such stockholder, together with certain of such stockholder’s permitted transferees, beneficially owns less than 5% of the total voting power for the election of the Mosaic board of directors.

Pursuant to the governance agreement, each significant stockholder is to be generally subject to standstill restrictions until the earlier of the fifth anniversary of the closing of the merger and the date such stockholder, together with certain of such stockholder’s permitted transferees, beneficially owns less than 5% of the total voting power for the election of the Mosaic board directors, including restrictions against:

•	acquiring any additional shares of Mosaic stock (subject to specified exceptions);

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acquiring or seeking or proposing to acquire, by tender offer, merger, restructuring or other extraordinary transaction, a material portion of Mosaic’s business or all or substantially all of Mosaic’s assets, or engaging in any such a transaction involving Mosaic;

•	seeking to affect control of the management of Mosaic, including by running a proxy contest, by publicly announcing such intention, or through filings with any governmental entity;

•	calling a stockholders meeting or proposing any director nominations or other matters to be voted on by Mosaic stockholders; or

•	taking any actions or entering into any discussions inconsistent with the foregoing.

In addition, each significant stockholder has agreed that, until the earlier of the third anniversary of the closing of the merger and the date on which such stockholder, together with certain of such stockholder’s permitted transferees, beneficially owns less than 10% of the total voting power for the election of the Mosaic board of directors, such stockholder will, among other things, vote its shares of Mosaic stock (other than with respect to the election of directors and with respect to a proposal to convert the class B common stock into class A common stock or common stock (or a combination thereof)) at all meetings of the Mosaic stockholders in accordance with Mosaic’s board of directors’ recommendation with respect to each matter, so long as holders of a majority of the voting securities owned by all holders other than the significant stockholders who have submitted proxies to Mosaic in respect of such meeting have authorized their securities represented by such proxies to be voted in accordance with Mosaic’s board of directors’ recommendation on such matter.

Tax Agreement

This section of the proxy statement/prospectus describes the material terms of the tax agreement. The tax agreement provides for certain tax related representations and indemnifications relating to the tax-free nature of the merger and split-off. The following is a summary of the material terms of the tax agreement, a copy of which is attached as Annex F and incorporated herein. This summary does not contain, and is qualified by, all of the terms of the tax agreement. All Mosaic stockholders are urged to read carefully the tax agreement in its entirety.

Mosaic, GNS and Cargill entered into the tax agreement in order to provide for certain tax-related obligations and indemnifications with respect to the transactions described in this proxy statement/prospectus. The tax agreement contains representations made by Mosaic and GNS that relate to the tax treatment of the transactions. It also provides for certain restrictions on the Company’s (and its subsidiaries’) actions following the split-off, including agreed-upon limitations on the number of shares that the Company may issue, redeem, or give its consent to transfer.

Under the tax agreement, Mosaic and GNS have agreed to indemnify Cargill and its subsidiaries for taxes and tax-related losses imposed on Cargill and its subsidiaries that are attributable to, arise out of or result from the split-off and/or debt exchanges failing for certain reasons to qualify as tax-free, if the taxes and related losses are attributable to, arise out of or result from (i) GNS or Mosaic having engaged in certain “prohibited acts,” generally during the two-year period following the split-off or (ii) any breach or inaccuracy of any representation, warranty or covenant made by Mosaic or GNS in the tax agreement. Generally speaking, a “prohibited act” under the tax agreement consists of any of the following actions of the Company or its subsidiaries:

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entering into, or being a party to any agreement, understanding, arrangement or substantial negotiations (as defined in Treasury Regulations promulgated under Section 355(e)) pursuant to which any person would, directly or indirectly, acquire, increase or have the right to acquire or increase such person’s ownership interest (by vote or value) in Mosaic or GNS; provided that (1) acquisitions contemplated by the transaction documents (including the formation offerings), and (2) equity issuances, redemptions (from the MAC Trusts or in connection with the exercise or vesting of equity-based awards) and approvals of transfers within an agreed-upon “basket” of a maximum of approximately 42 million shares (subject to reduction in the event of redemptions) will not constitute “prohibited acts”;

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approving or recommending a third-party tender offer or exchange offer for the Company’s stock or causing or permitting any merger, reorganization, combination or consolidation of Mosaic or GNS with or into any person, including any liquidation or partial liquidation of Mosaic or GNS;

•	taking any action that would cause any share of GNS held by Mosaic following the merger not to be considered outstanding for United States federal income tax purposes;

•	subdividing or combining the outstanding shares of Company stock (other than, generally, conversions provided for in the post-merger restated certificate of incorporation of the Company);

•	causing or permitting Mosaic or GNS to be treated as other than a corporation for United States federal income tax purposes;

•	causing the Company’s “separate affiliated group” (as defined in section 355(b) of the Code) to fail to be engaged in the fertilizer business;

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reclassifying, exchanging or converting any shares of the Company’s stock into another class or series of the Company’s stock (other than, generally, conversions provided for in the post-merger restated certificate of incorporation of the Company);

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amending, altering or changing the voting rights of any shares of the Company’s stock (other than a conversion of class B common stock to either class A common stock or common stock (or a combination thereof) upon the receipt of stockholder approval, as described herein);

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initiating, effecting or participating in the first of the “released share offerings” described herein until twelve months have elapsed since the last formation offering (or, if later, any other “public offering” (as defined in the Treasury Regulations promulgated under Section 355(e))) conducted by the Company;

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other than with respect to shares of the Company’s stock being sold in transactions contemplated by the transaction documents, or any actions in connection therewith, knowingly facilitating the acquisition of the Company’s stock by any person or coordinating group (as defined in Treasury Regulation §1.355-7(h)(4)) (other than Cargill and its subsidiaries) including by furnishing any material, non-public information concerning any Mosaic party to any such person or coordinating group, if, to the knowledge of Mosaic, such acquisition would result in any person or coordinating group beneficially owning, directly or indirectly, 10% or more of the outstanding shares of Company common stock;

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other than with respect to shares of the Company’s stock being sold in transactions contemplated by the transaction documents, or any actions in connection therewith, knowingly facilitating the participation in management or operation of the Company (including by becoming a director of the Company) by a person or coordinating group (as defined in Treasury Regulation §1.355-7(h)(4)) (other than Cargill and its subsidiaries) who, to the knowledge of Mosaic, beneficially owns, directly or indirectly 5% or more of the outstanding shares of the Company’s common stock; and

• electing to treat Merger Sub as a corporation for United States federal income tax purposes.

The redemptions and equity issuances that may be undertaken within the “basket” described under the first bullet-point above are also restricted as described under the heading “The Registration Agreement—Restrictions on Equity Issuances, Share Repurchases.”

Under the tax agreement, any of these “prohibited acts” may be undertaken by the Company if it receives an opinion, satisfactory to Cargill, that such action(s) will not result in the split-off or the debt exchanges being treated as taxable transactions. However, the receipt of any such opinion does not relieve Mosaic of its indemnification obligations under the tax agreement.

The tax agreement also provides the parties’ rights to participate in and control a tax audit of the transactions. Any tax controversy relating to the transactions described herein will be conducted and controlled by the party in whose tax return the controversy arises. The other party would have the right to jointly participate in the tax controversy at its own expense. The party controlling the tax controversy may not agree to pay or settle a tax controversy without the other party’s consent, which shall not be unreasonably withheld or delayed.

Registration Rights Agreement

This section of the proxy statement/prospectus describes the material terms of the registration rights agreement. The following is a summary of the material terms of the registration rights agreement, a copy of which is attached as Annex G and incorporated herein. This summary does not contain, and is qualified by, all of the terms of the registration rights agreement. All Mosaic stockholders are urged to read carefully the registration rights agreement in its entirety.

GNS and the MAC Trusts entered into a registration rights agreement. The registration rights agreement generally provides that, following 180 days after the four-and-a-half year anniversary of the split-off, the MAC Trusts would have two rights to request that Mosaic file a registration statement under the Securities Act, pursuant to which the MAC Trusts could sell any remaining shares of Mosaic that the MAC Trusts received in the split-off and did not otherwise dispose of prior to the request being made.

In addition, the registration rights agreement provides the MAC Trusts will be generally entitled to certain “piggyback” rights following 180 days after the four-and-a-half year anniversary of the split-off if Mosaic proposes to register any of its equity securities under the Securities Act (other than pursuant to a demand registration described above, registrations related solely to employee benefit plans or a transaction under Rule 145 of the Securities Act).

OTHER ARRANGEMENTS AND RELATIONSHIPS BETWEEN MOSAIC AND CARGILL

Mosaic was formed in 2004 through the business combination of IMC Global Inc. (“IMC”) and the fertilizer business of Cargill (the “2004 transaction”). The principal relationships between the Company and Cargill are described in the following paragraphs. The transactions and agreements described below are also described in Mosaic’s annual, quarterly and current reports and proxy statements filed with the SEC that are incorporated by reference in this proxy statement/prospectus as described under the heading “Where You Can Find More Information.”

The transactions and agreements discussed below (with the exception of an existing registration rights agreement, as discussed below) will not be affected by the merger, split-off, formation offerings or any of the related transactions described elsewhere in this proxy statement/prospectus.

Registration Rights Agreement

In connection with the 2004 transaction, Mosaic and Cargill entered into a registration rights agreement (which is referred to as the “existing registration rights agreement”).

Pursuant to the existing registration rights agreement, Cargill has the right to request that Mosaic file a registration statement with the SEC for an offering of Cargill’s shares of Mosaic common stock. In addition, if Mosaic proposes to register any of its securities under the Securities Act, Cargill may request that its shares of Mosaic common stock be included in the registration.

Upon the closing of the initial formation offering, the existing registration rights agreement will terminate and will be void and of no force and effect.

Reimbursement of Pre-Combination Incentive Compensation

In connection with the 2004 transaction, various former Cargill employees who became Mosaic employees retained their stock options and cash performance options granted by Cargill prior to the 2004 transaction pursuant to Cargill’s compensation plans. Liabilities associated with these stock options and cash performance options were primarily related to the Cargill fertilizer businesses and Mosaic assumed them. Mosaic’s maximum aggregate reimbursement obligation to Cargill for costs associated with pre-combination stock options and cash performance options under no circumstances can exceed $9.8 million. Mosaic has no reimbursement obligation for any pre-combination stock option or cash performance option award to any former Cargill employees who are Mosaic executive officers. During the Company’s 2010 fiscal year, Mosaic reimbursed Cargill approximately $6,000 for costs associated with the pre-combination stock options and cash performance options.

Pension Plans and Other Benefits

Pension and other postretirement benefit liabilities for various former employees of Cargill’s fertilizer businesses were not transferred to Mosaic in connection with the 2004 transaction. These former Cargill employees remain eligible for pension and other postretirement benefits under Cargill’s plans. Cargill incurs the associated costs and charges them to Mosaic. The amount that Cargill may charge Mosaic for these pension costs may not exceed $2.0 million per year and is capped at $19.2 million in the aggregate. This cap does not apply to the costs associated with certain union participants who were active participants and earned service credit under Cargill’s pension plan after the 2004 transaction and on or prior to December 31, 2010. Mosaic incurred costs of approximately $1.1 million under these arrangements in its fiscal 2010.

Cargill Transactions Subcommittee and Other Transactions with Cargill

The Cargill transactions subcommittee of the corporate governance and nominating committee, comprised solely of independent directors, is responsible for reviewing and approving transactions, arrangements or agreements between the Company and Cargill. Mosaic’s related person transactions approval policy provides for the delegation of approval authority for certain transactions with Cargill, other than those of the type described in such related person transactions approval policy, to an internal committee comprised of senior managers. The internal management committee is required to report its activities to the Cargill transactions subcommittee on a periodic basis.

The Company and its subsidiaries engage in various transactions, arrangements or agreements with Cargill, which are described below. The Cargill transactions subcommittee (or a predecessor special transactions committee of the Company’s board of directors) or the Company’s internal management committee has either approved or ratified these transactions, arrangements or agreements.

The Company and its subsidiaries have negotiated each of the following transactions, arrangements and agreements with Cargill on the basis of what the Company and its subsidiaries believe to be competitive market practices.

•

Supply Agreements. Subsidiaries of the Company sell fertilizer to Cargill or its subsidiaries under supply agreements for resale through their retail stores in United States and Western Canada. A subsidiary of the Company also sells phosphate fertilizer under a supply agreement with Cargill’s subsidiary in Argentina. In its fiscal 2010, sales were approximately $15.5 million, $60.2 million and $14.4 million, respectively, under these supply agreements. A subsidiary of the Company also has an agreement to sell untreated white muriate of potash to Cargill’s salt business in the United States, pursuant to which sales were approximately $2.5 million during Mosaic’s 2010 fiscal year. In addition, subsidiaries of the Company have various agreements relating to the supply of feed grade phosphate, potash and urea products to Cargill’s animal nutrition, grain and oilseeds, and poultry businesses. Sales under these agreements in Mosaic’s fiscal 2010 were approximately $16.3 million.

•

Spot Fertilizer Sales. From time to time, subsidiaries of the Company make spot fertilizer sales to Cargill’s subsidiary in Paraguay and Bolivia. The Cargill subsidiary purchased approximately $16.9 million of fertilizer products in these spot sales in Mosaic’s fiscal 2010.

•

Ocean Transportation Agreement. A subsidiary of the Company has a non-exclusive agreement with Cargill’s Ocean Transportation Division to perform various freight related services for the Company. During Mosaic’s fiscal 2010, the Company paid Cargill approximately $84.4 million (inclusive of fees and freight paid to Cargill, which is responsible for payment to vessel owners and charterers) for freight and related services under this agreement.

•

Barter Agreements. Company subsidiaries have barter relationships with Cargill’s grain and oilseeds businesses in Brazil and Argentina. The number of barter transactions varies from year to year. Cargill paid the Company and its subsidiaries approximately $84.8 million in Brazil and $73.8 million in Argentina under these relationships in fiscal 2010.

•

Miscellaneous Co-Location Agreements. The Company and its subsidiaries have various office sharing and sublease arrangements with Cargill in various geographic locations, including with respect to certain offices in Argentina, Brazil, China and the United States. The Company and its subsidiaries incurred costs of approximately $0.6 million under these arrangements in fiscal 2010.

•	Miscellaneous. There are various other agreements between the Company and/or its subsidiaries and Cargill which the Company believes are not significant to it.

DESCRIPTION OF CAPITAL STOCK FOLLOWING THE CLOSING

The following summary is a description of the material terms of Mosaic’s capital stock following the effective time of the merger (and the name change of GNS to Mosaic as described elsewhere in this proxy statement/prospectus) and is not meant to be complete and is qualified by reference to the applicable provisions of the DGCL, the post-merger restated certificate of incorporation of Mosaic (a form of which is attached as Annex B and incorporated herein) and the post-merger restated bylaws of Mosaic (a form of which is attached as Annex C and incorporated herein). This summary does not contain, and is qualified by, all of the terms of the form of the post-merger restated certificate of incorporation of Mosaic and the form of the post-merger restated bylaws of Mosaic. All Mosaic stockholders are urged to read carefully the form of the post-merger restated certificate of incorporation of Mosaic and the form of the post-merger restated bylaws of Mosaic in their entirety.

Equity Capitalization of Mosaic Following the Effective Time of the Merger

The 1.49 billion shares of authorized capital stock of Mosaic will be divided between:

•	1 billion shares of common stock;

•	275 million shares of class A common stock; of which,

•	77,666,668 shall be designated class A common stock, series A-1 (“series A-1 stock”),

•	77,666,667 shall be designated class A common stock, series A-2 (“series A-2 stock”),

•	77,666,665 shall be designated class A common stock, series A-3 (“series A-3 stock”), and

•	42,000,000 shall be designated class A common stock, series A-4 (“series A-4 stock”);

•	200 million shares of class B common stock; of which,

•	66,666,668 shall be designated class B common stock, series B-1 (“series B-1 stock”),

•	66,666,667 shall be designated class B common stock, series B-2 (“series B-2 stock”), and

•	66,666,665 shall be designated class B common stock, series B-3 (“series B-3 stock”); and

•	15 million shares of preferred stock.

The common stock, the class A common stock and the class B common stock are collectively referred to herein as “Mosaic stock.”

Common Stock, Class A Common Stock and Class B Common Stock

The common stock will have the same economic rights as the class A common stock and class B common stock (including with respect to dividends and other distributions), and will vote together as a single class except as described below under the heading “—Voting.” Each share of each series of class A common stock will be entitled to one vote per share with respect to all matters to which holders of class A common stock will be entitled to vote. Each share of each series of class B common stock will be entitled to ten votes per share with respect to the election of directors and one vote per share with respect to all other matters to which holders of class B common stock will be entitled to vote. The common stock will be entitled to one vote per share with respect to all matters to which holders of common stock will be entitled to vote. The class A common stock and class B common stock will be subject to certain transfer restrictions as described under the heading “—Transfer Restrictions and Conversion Provisions.”

There will be four series of class A common stock and three series of class B common stock to facilitate the implementation of the transfer restrictions applicable to these shares (see “—Transfer Restrictions and Conversion Provisions”). Each series of class A common stock will be substantially identical to each other series of class A common stock in all respects other than the date of expiration of the transfer restrictions applicable to each series and the date on which each series will automatically convert into shares of common stock, as more fully described below. Each series of class B common stock shall be substantially identical to each other series of class B common stock in all respects other than the date of the expiration of the transfer restrictions applicable to each series, as more fully described below.

Holders of Mosaic stock will be generally entitled to dividends and other distributions in cash, securities or property out of funds legally available for that purpose as may be declared by the Mosaic board of directors. The Mosaic board of directors’ authority to declare dividends will be subject to the rights of any holders of preferred stock and the availability of sufficient funds under the DGCL to pay dividends.

The Mosaic stock will have no preemptive rights and no cumulative voting rights.

In the event of Mosaic’s liquidation, dissolution or winding up, the holders of the Mosaic stock will be entitled to receive, after payment in full of all amounts to which the holders of any then outstanding preferred stock may be entitled, the remaining assets to be distributed to the holders of the capital stock of Mosaic will be distributed ratably, on a share for share basis, among the holders of all classes and series of Mosaic stock.

Preferred Stock

The Mosaic board of directors will be authorized, subject to legal limitations and by certain provisions to be contained in the post-merger restated certificate of incorporation of Mosaic (as described below), from time to time, to provide for the issuance of shares of preferred stock in one or more series, and to prescribe the designation, powers, relative preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of the shares of each series. This authorization will include the right to fix the designation of the series and the number of shares in it, dividend rates and rights, voting rights, conversion rights, redemption rights, sinking fund provisions, liquidation rights, and any other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof.

It is expected that as of the effective time of the merger, there will be no shares of Mosaic preferred stock issued and outstanding.

Mosaic may be able to issue its preferred stock in ways which may delay, defer or prevent a change in control of Mosaic without further action by Mosaic’s stockholders and may adversely affect the voting and other rights of the holders of Mosaic common stock. The issuance of Mosaic preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Mosaic common stock, including the loss of voting control to others.

Transfer Restrictions and Conversion Provisions

The following is a summary of the transfer restrictions and conversion provisions applicable to each series of class A common stock and each series of class B common stock.

•

Transfer restrictions. Except as expressly will be permitted in the post-merger certificate of incorporation of Mosaic, class A common stock may not be transferred and class B common stock may not be transferred until the “lock-up” expiration date applicable to such shares. The lock-up expiration date applicable to the series B-1 stock is the 30-month anniversary of the split-off (the “first lock-up release date”), the lock-up expiration date applicable to the series B-2 stock is the 42-month anniversary of the split-off (the “second lock-up release date”) and the lock-up expiration date applicable to series B-3 stock, is the 54-month anniversary of the split-off (the “third lock-up release date”). As will be set forth in the post-merger certificate of incorporation of Mosaic, prior to the 24-month anniversary of the split-off, the Mosaic board of directors has the authority to waive or otherwise remove the transfer restrictions applicable to the series A-4 stock, or any other series of class A common stock held by the MAC Trusts so long as in either case transfers made by the MAC Trusts following any such waiver occur prior to the second anniversary of the split-off. Following the 24-month anniversary of the split-off, the Mosaic board of directors may waive or otherwise remove the transfer restrictions applicable to all or a number of shares of each series of class A common stock together with its corresponding series of class B common stock (together, a “combined series of stock”)

provided that, except in the case of a waiver or removal of the restrictions on transfer if required to permit transfers under the governance agreement, if the Mosaic board of directors waives or otherwise removes the restrictions with respect to less than all of any combined series of stock, the number of shares of such combined series of each holder in respect of which the restrictions are waived or otherwise removed will be in proportion to the percentage of shares of such combined series of stock for which the Mosaic board of directors is waiving or otherwise removing such restrictions. If the Mosaic board of directors waives or otherwise removes the restrictions applicable to any combined series of stock pursuant to the previous sentence for less than all of the shares of that combined series of stock held by any holder, the waiver or removal of restrictions will apply first to that holder’s class A common stock of the combined series and second to that holder’s shares of class B common stock (if any) of such combined series.

•

Conversion of class B common stock. If the Mosaic board of directors determines to submit to the stockholders of Mosaic, at a duly called meeting of stockholders, a proposal to effect a conversion of the shares of class B common stock, and this proposal is approved by the affirmative vote of the holders of a majority of the voting power of the shares of common stock, class A common stock and class B common stock entitled to vote and present in person or by proxy at the meeting, voting together as a single class, then each share of class B common stock will be converted, on a one-for-one basis in the manner described below. The approval by Mosaic’s stockholders as described in this paragraph is referred to as the “conversion approval.” If the conversion approval occurs before the first lock-up release date, each share of each series of class B common stock will be automatically converted into the corresponding series of class A common stock. If the conversion approval occurs on or after the first lock-up release date but before the second lock-up release date, each share of series B-1 stock will be automatically converted into one share of common stock, each share of series B-2 stock will be automatically converted into one share of series A-2 stock and each share of series B-3 stock will be automatically converted into one share of series A-3 stock. If the conversion approval occurs on or after the second lock-up release date but before the third lock-up release date, each share of series B-1 stock and each share of series B-2 stock will be automatically converted into one share of common stock and each share of series B-3 stock will be automatically converted into one share of series A-3 stock. If the conversion approval occurs on or after the third lock-up release date, each share of class B common stock will automatically be converted into one share of common stock. There is no binding commitment by the Mosaic board of directors to, and there can be no assurance that the Mosaic board of directors will, consider proposing a conversion or resolve to submit such a proposal to Mosaic’s stockholders. If submitted, there can be no assurance that Mosaic’s stockholders would approve such a conversion.

•

Conversion of series A-4 stock. Prior to the second anniversary of the split-off, each share of series A-4 stock will be automatically converted into common stock upon the sale of such share in a formation offering, in a market sale or in a private sale (as defined in “The Registration Agreement—Market Sales; Private Sales”). On the second anniversary of the split-off, each share of series A-4 stock still outstanding will convert automatically into one share of common stock.

•

Conversion of series A-1 stock, series A-2 stock and series A-3 stock. Each share of each of such series of series A-1 stock, series A-2 stock and series A-3 stock will be automatically converted into one share of common stock on the lock-up release date applicable to the corresponding series of the Class B common stock as described above. In addition, and as discussed in the description of the registration agreement (please see the section entitled “The Registration Agreement—Released Share Offerings”), the holders of class A common stock may also be permitted to participate in the released share offerings, each of which will take place in connection with the lock-up release dates, as described above. To the extent each such stockholder is permitted to sell shares of common stock in such offerings (as determined by the provisions of the registration agreement), a number of shares of class A common stock held by each such holder equal to the amount of common stock permitted to be sold by each such stockholder shall be automatically converted into common stock and sold in the applicable released share offering. As a general matter, to the extent there is capacity in each released share offering (as determined by the provisions of the registration agreement), each share of series A-1 stock will be converted and sold in the first released share offering, each share of series A-2 stock will be converted and sold in the second released share offering and each share of series A-3 stock will be converted and sold in the third released share offering. However, to the extent there is additional capacity in each of these offerings to sell more shares than would be converted in accordance with the previous sentence, shares of series A-3 will first be converted and sold in such offering, and if capacity still remains, shares of series A-2 stock will be converted and sold in such offering. Prior to the second anniversary of the split-off, the Mosaic board of directors may, in its sole discretion, convert any number of these shares automatically into common stock so long as such conversion occurs in connection with the sale of such shares in the formation offerings, a market sale or a private sale (as defined in section titled “The Registration Agreement—Market Sales; Private Sales”). Following the later of a conversion approval and the second anniversary of the split-off, the Mosaic board of directors may, in its sole discretion, convert any number of these shares automatically, at any time, into common stock so long as it does so ratably among all the holders of such stock.

•

Death conversion. As will be set forth in the post-merger restated certificate of incorporation of Mosaic, in the event an estate of a person who has died after January 18, 2011 is a holder of the class A common stock or in the event a grantor, settler or beneficiary of a trust that holds shares of class A common stock dies after January 18, 2011, such estate or trust may, without payment of additional consideration, convert shares of class A common stock held by such trust or estate, on a share-for-share basis, into shares of common stock under certain circumstances and conditions described in the post-merger restated certificate of incorporation of Mosaic.

Voting

Each share of each series of class A common stock will be entitled to one vote per share with respect to all matters to which holders of class A common stock will be entitled to vote. Each share of each series of class B common stock will be entitled to ten votes per share with respect to the election of directors of and one vote per share with respect to all other matters to which holders of class B common stock will entitled to vote. The common stock will be entitled to one vote per share with respect to all matters to which holders of common stock will be entitled to vote. The common stock, the class A common stock and class B common stock will vote together as a single class, except as provided below.

Notwithstanding the voting provisions described in the paragraph above, for so long as any shares of class A common stock or class B common stock are outstanding, Mosaic is generally prohibited from taking the following actions, without the requisite vote and/or the requisite votes (each, as defined below):

•

amending, altering or repealing the certificate of incorporation of Mosaic (including by merger, consolidation or otherwise) if such amendment would alter or change the powers, preferences, or relative, participating, optional or other special rights of the shares of class A common stock and/or class B common stock (or any series thereof), or the qualifications, limitations or restrictions with respect thereto, so as to affect them adversely;

•

establishing or issuing any series of preferred stock if the terms of such series of preferred stock would be violated or breached by or as a result of the conversion of the shares of class A common stock or class B common stock (or any series thereof), or the transfer of such shares;

•

issuing shares of class A common stock or class B common stock (or any series thereof), other than pursuant to the merger and other than issuances upon the conversion of series A-4 stock or class B common stock or upon a dividend or other distribution paid by Mosaic in such shares;

•

permitting any reorganization, consolidation, combination or merger of Mosaic unless the consideration to be received by each holder of a share of class A common stock or class B common stock is the same kind and amount as any holder of a share of common stock will receive;

•

permitting (including by its board of directors and subsidiaries) to make, agree to, approve or recommend any tender or exchange offer of any shares of common stock, class A common stock or class B common stock, unless such tender or exchange offer treats of series and classes of common stock, class A common stock and class B common stock as constituting one class of securities for such purpose;

•

subdividing or combining the outstanding shares of common stock, class A common stock or class B common stock (or any series thereof), unless the outstanding shares of the other such classes and series are proportionately subdivided or combined in the same manner; and

•

amending, altering or repealing the above described provisions in bullets one through six and the definitions in the paragraph below or adopting an inconsistent provision in the certificate of incorporation; provided that no vote required by the above described provisions in bullets one through six will be required for any action taken by Mosaic in connection with the implementation of a stockholder rights plan.

For purposes of this document, the term “requisite vote” and “requisite votes” shall mean, as applicable, in addition to any other or different vote required by applicable law, for purposes of any action described in bullets one through seven above, (1) the affirmative vote of holders of at least two-thirds of the voting power of the shares of all series of class A common stock and all series of class B common stock outstanding as of the record date therefor, voting together as a single class and (2) if any such action would affect a class or series of class A common stock and/or class B common stock, as applicable, less favorably, or more adversely, than it does any other class or series of class A common stock and/or class B common stock, the affirmative vote of holders of at least two-thirds of the voting power outstanding as of the record date therefor of the shares of the class or series less favorably or more adversely affected by such action voting as a separate class.

Certain Effects of Authorized but Unissued Stock

Authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital and for corporate acquisitions. Mosaic could also use additional shares to dilute the stock ownership of persons seeking to obtain control of Mosaic pursuant to the operation of the rights plan or otherwise. See also “—Anti-Takeover Provisions in Certificate and Bylaws” below.

Anti-Takeover Provisions in Certificate and Bylaws

The DGCL contains and Mosaic’s post-merger restated certificate of incorporation and post-merger amended and restated bylaws will contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Mosaic. In addition, provisions of Mosaic’s post-merger restated certificate of incorporation and post-merger amended and restated bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by Mosaic’s stockholders, which include rules regarding how stockholders may present proposals to nominate directors for election at stockholder meetings, the ability of the Mosaic board of directors to issue preferred stock without stockholder approval, the classification of the Mosaic board of directors into three classes, the prohibition on stockholder action by written consent and the inability of stockholders to call special meetings.

Delaware Statutory Provisions

Mosaic is subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Mosaic and, accordingly, may discourage attempts to acquire Mosaic.

COMPARISON OF RIGHTS OF STOCKHOLDERS

This summary does not contain, and is qualified by, all of the terms of the form of the post-merger restated certificate of incorporation of Mosaic and the form of the post-merger restated bylaws of Mosaic. All Mosaic stockholders are urged to read carefully the form of the post-merger restated certificate of incorporation of Mosaic and the form of the post-merger restated bylaws of Mosaic in their entirety, both of which are included in this proxy statement/prospectus as Annexes B and C, respectively, and incorporated herein.

In the merger, a portion of the shares of Mosaic common stock held by Cargill will be converted, on a one-for-one basis, into the right to receive shares of the different series of GNS class A common stock and GNS class B common stock, and each of the other outstanding shares of Mosaic common stock (including a portion of the shares of Mosaic common stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of GNS common stock. Thereafter, GNS will be renamed “The Mosaic Company” and the current Mosaic entity will be renamed “MOS Holdings Inc.”, as described elsewhere in this proxy statement/prospectus. All of the shares of GNS issued in the merger (including those issued to Cargill) will represent the same economic interest in Mosaic’s consolidated business as the shares of Mosaic common stock for which they are converted. The common stock will be substantially identical in all respects to Mosaic’s current common stock, and will also have the same economic rights as the class A common stock and class B common stock (including with respect to dividends and voting on matters other than the election of directors), and will vote together as a single class, except that the class A common stock and class B common stock will be subject to certain transfer restrictions, may be convertible into common stock and will have certain class voting rights, each as more fully described under the heading “Description of Capital Stock Following the Closing.” The differences between the shares of common stock, class A common stock and class B common stock that are related to voting with respect to election of directors, conversion rights and restrictions on transferability, are necessary for the split-off to be tax-free and are designed to ensure the orderly introduction of the shares exchanged by Cargill with its stockholders and certain of its debt holders in the split-off into the trading market. Other than these differences, each class of post-merger Mosaic stock will be substantially similar to the current Mosaic common stock. Please see the section entitled “Description of GNS’s Capital Stock Following the Closing” and the form of the post-merger restated certificate of incorporation of Mosaic (attached as Annex B and incorporated herein).

In addition, the bylaws of Mosaic (a form of which is attached as Annex C and incorporated herein) at and immediately after the effective time of the merger will contain provisions substantially identical to the bylaws of Mosaic immediately prior to the effective time of the merger.

It is a condition to the obligations of the parties to complete the merger that the shares of common stock to be issued in the merger have been approved for listing on the NYSE, and the shares of common stock issuable upon conversion of the class A common stock and class B common stock to be issued in the merger have been approved for listing on the NYSE, in each case subject only to official notice of issuance. In the merger and distribution agreement, each of Mosaic and GNS has agreed to prepare and file, and to use reasonable best efforts to have approved prior to the closing date of the merger, an application for the listing on the NYSE of the common stock to be issued pursuant to the merger and the common stock issuable upon conversion of the class A common stock and the class B common stock to be issued in the merger, in each case subject to official notice of issuance. The class A common stock and class B common stock will not be listed on any securities exchange.

The foregoing discussion is a summary of the rights of Mosaic stockholders that will be applicable to such stockholders following the merger. While this summary includes the material differences of the rights of stockholders of Mosaic before and after the merger, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other governing documents referred in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Mosaic before and after the merger and the related transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Securities by Directors and Executive Officers

The following table shows the number of shares of common stock owned beneficially, as of the record date, by (1) each director of Mosaic, (2) each executive officer of Mosaic named in the Summary Compensation Table in Mosaic’s 2010 Definitive Proxy Statement on Schedule 14A filed with the SEC on August 24, 2010, and (3) all of Mosaic’s directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power with respect to the shares of common stock beneficially owned by that individual, and his or her shares are not subject to any pledge.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)(2)(3)	Percent of Outstanding Common Stock
Norman B. Beug	115,236	*
Phyllis E. Cochran	10,551	*
William R. Graber	21,592	*
Emery N. Koenig	—	*
Robert L. Lumpkins	29,387	*
Richard L. Mack	148,053	*
Harold H. MacKay	36,542	*
David B. Mathis	57,909	*
William T. Monahan	23,792	*
James (“Joc”) C. O’Rourke	4,006	*
James L. Popowich	9,336	*
James T. Prokopanko	382,404	*
Sergio Rial	—	*
David T. Seaton	2,685	*
Steven M. Seibert	11,984	*
Lawrence W. Stranghoener (4)	265,615	*
All directors and executive officers as a group (21 persons)	1,339,890	*

*	Represents less than 1% of the outstanding shares.
(1)	Beneficial ownership of securities is based on information furnished or confirmed by each director or executive officer.
(2)	Includes the following shares subject to stock options or restricted stock units exercisable, vested or vesting within 60 days of the record date:

Name	Stock Options	Restricted Stock Units
Norman B. Beug	25,142	—
Phyllis E. Cochran	—	4,039
William R. Graber	—	4,039
Robert L. Lumpkins	—	8,078
Richard L. Mack	110,130	—
Harold H. MacKay	21,750	4,039
David B. Mathis	17,600	4,039
William T. Monahan	—	4,039
James (“Joc”) C. O’Rourke	4,006	—
James L. Popowich	—	4,039
James T. Prokopanko	298,409	—
David T. Seaton	—	2,685
Steven M. Seibert	—	4,039
Lawrence W. Stranghoener	173,150	—
All directors and executive officers as a group (21 persons)	826,261	39,036

(3)	We have included stock options and restricted stock units only if they are exercisable, or vest, within 60 days of the record date.
(4)	Includes 250 shares of common stock held by Mr. Stranghoener’s three children.

Ownership of Securities by Others

We believe that, as of the record date, based on filings with the SEC, the following named organizations are the beneficial owners of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
Cargill, Incorporated (1)	285,759,772	64%
15615 McGinty Road West Wayzata, Minnesota 55391
Cargill Fertilizer, Inc.	243,972,618	55%
15615 McGinty Road West Wayzata, Minnesota 55391
GNS I (U.S.) Corp.	30,155,221	7%
15615 McGinty Road West Wayzata, Minnesota 55391

(1)	Includes 30,155,221 shares of common stock held by GNS I (U.S.) Corp. and 243,972,618 shares of common stock held by Cargill Fertilizer, Inc., both of which are wholly-owned subsidiaries of Cargill.

LEGAL MATTERS

The validity of the common stock, class A common stock and class B common stock to be issued in the merger will be passed upon for Mosaic by Richard L. Mack, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company. As of the record date, Mr. Mack beneficially owned 148,053 shares of Mosaic common stock and had employee stock options and restricted stock units to acquire an aggregate of 23,835 and 20,968 shares, respectively, of Mosaic common stock.

EXPERTS

The consolidated financial statements and schedule of Mosaic as of May 31, 2010 and 2009, and for each of the years in the three-year period ended May 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2010 included in Mosaic’s Annual Report on Form 10-K for the year ended May 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Mosaic’s current amended and restated bylaws establish an advance notice procedure for stockholder proposals at Mosaic’s 2011 annual meeting of stockholders. For business to be properly brought before the 2011 annual meeting by a stockholder, and for stockholder recommendations of future director nominees to be considered by Mosaic’s corporate governance and nominating committee, among other requirements described in Mosaic’s amended and restated bylaws:

•	the stockholder must have given written notice thereof to Mosaic’s Corporate Secretary (whose address is Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441);

•

the notice must be delivered or mailed to and received at Mosaic’s principal executive offices not later than 90 days (or, with regard to majority stockholders as defined in Mosaic’s amended and restated bylaws, not later than 45 days) nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder proposal or nomination intended to be brought before Mosaic’s 2011 annual meeting must be received by Mosaic’s Corporate Secretary no earlier than June 9, 2011 and no later than July 9, 2011 or, with regard for majority stockholders, August 23, 2011;

•	delivery must be by hand or by certified or registered mail, return receipt requested; and

•	the notice must include:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on Mosaic’s books, of the stockholder proposing such business;

•

a representation that the stockholder is a holder of record of shares of Mosaic stock entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business;

•	the class and number of shares the stockholder beneficially owns; and

•	any material interest of the stockholder in such business.

Proposals for inclusion in Mosaic’s proxy material for Mosaic’s 2011 annual meeting pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by Mosaic by April 26, 2011 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in Mosaic’s proxy material for Mosaic’s 2011 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Mosaic files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Copies of documents filed by Mosaic are also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

GNS has filed a registration statement on Form S-4 to register with the SEC the shares of common stock, class A common stock and class B common stock that will be issued in the proposed merger. This proxy statement/prospectus is part of the registration statement of GNS on Form S-4 and is a prospectus of GNS and a proxy statement of Mosaic for the special meeting.

The SEC permits Mosaic to “incorporate by reference” information into this proxy statement/prospectus. This means that Mosaic can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Mosaic and its financial condition.

Mosaic Securities and Exchange Commission Filings (SEC File Number 001-32327):	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year ended May 31, 2010

Quarterly Reports on Form 10-Q	Quarter ended August 31, 2010, quarter ended November 30, 2010 and quarter ended February 28, 2011

Definitive Proxy Statement on Schedule 14A	Filed August 24, 2010

Current Reports on Form 8-K	Filed July 1, 2010; filed October 12, 2010; filed December 14, 2010; filed January 19, 2011; filed January 19, 2011; filed January 21, 2011; filed February 4, 2011; and filed February 16, 2011

In addition, Mosaic also incorporates by reference additional documents that Mosaic may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement/prospectus and the date of the special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

Documents incorporated by reference are available from Mosaic, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus from the SEC’s website at http://www.sec.gov or from Mosaic’s website at www.mosaicco.com (“Investors” tab) or by requesting them in writing or by telephone from Mosaic at the following address and telephone number:

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, Minnesota 55441

Attention: Director—Investor Relations

Telephone: (763) 577-2828

Neither Mosaic nor GNS has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

MERGER AND DISTRIBUTION AGREEMENT

by and among

THE MOSAIC COMPANY,

GNS II (U.S.) CORP.,

GNS MERGER SUB LLC,

CARGILL, INCORPORATED

and

Solely with respect to (and for the limited purposes set forth in)

Sections 4.1(c), 4.1(d), 5.7, 7.2(e), 7.2(f), 7.3(b)-(d), 7.4, 7.5, 7.6, 11.9, 11.13(d)

and the last two sentences of Section 11.6,

THE MAC TRUSTS

Dated as of January 18, 2011

A-i

A-ii

EXHIBITS

EXHIBIT A:	Form of Certificate of Incorporation of Mosaic to be Adopted Pursuant to the Merger

EXHIBIT B:	Form of Certificate of Incorporation of M Holdings to be Effective Immediately Prior to the Merger

EXHIBIT C:	Representations and Covenants to be made by Cargill Stockholders Participating in the Split-off

A-iii

MERGER AND DISTRIBUTION AGREEMENT

This MERGER AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of January 18, 2011, is by and among The Mosaic Company, a Delaware corporation (“Mosaic”), Cargill, Incorporated, a Delaware corporation (“Cargill”), GNS II (U.S.) Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Mosaic that will change its name to “The Mosaic Company” promptly following the Merger Effective Time (as defined below) (“M Holdings”), GNS Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of M Holdings (“Merger Sub”), and, solely with respect to (and for the limited purposes set forth in) Sections 4.1(c), 4.1(d), 5.7, 7.2(e), 7.2(f), 7.3(b)-(d), 7.4, 7.5, 7.6, 11.9, 11.13(d) and the last two sentences of Section 11.6, the MAC Trusts (as defined below).

WHEREAS, as of the date of this Agreement, the authorized capital stock of Mosaic consists of 715,000,000 shares, of which 700,000,000 shares are common stock, par value $0.01 per share (“Mosaic Common Stock”), and 15,000,000 shares are preferred stock, par value $0.01 per share (“Mosaic Preferred Stock,” and together with the Mosaic Common Stock, the “Mosaic Stock”);

WHEREAS, as of the date of this Agreement, Mosaic directly owns one (1) share of M Holdings Common Stock (representing 100% of the outstanding shares of M Holdings Common Stock);

WHEREAS, as of the date of this Agreement, Cargill directly owns 11,631,933 shares of Mosaic Common Stock (representing approximately 2.6 percent of the outstanding shares of Mosaic Common Stock), GNS I (U.S.) Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Cargill (“GNS I”), directly owns 30,155,221 shares of Mosaic Common Stock (representing approximately 6.7 percent of the outstanding shares of Mosaic Common Stock), and Cargill Fertilizer, Inc., a Delaware corporation and a direct majority-owned (and an indirect wholly-owned) subsidiary of Cargill (“CFI”), directly owns 243,972,618 shares of Mosaic Common Stock (representing approximately 54.8 percent of the outstanding shares of Mosaic Common Stock);

WHEREAS, Cargill intends, on or prior to the Closing Date (as defined below), to cause GNS I and CFI to convert to limited liability companies and transfer to Cargill all of the shares of Mosaic Common Stock directly owned by GNS I and CFI;

WHEREAS, the parties desire to engage in a series of transactions pursuant to which on the Closing Date (defined below):

a) the certificate of incorporation of M Holdings will be amended (such amendment, the “M Holdings Charter Amendment”) to, among other things, (x) authorize the issuance of (A) four series of shares of new M Holdings Class A Common Stock (as defined below), with each share of each such series being entitled to one (1) vote with respect to all matters on which the holders of M Holdings Class A Common Stock are entitled to vote, (B) three series of shares of new M Holdings Class B Common Stock (as defined below), with each share of each such series being entitled to ten (10) votes with respect to the election of directors and one (1) vote with respect to all other matters on which the holders of M Holdings Class B Common Stock are entitled to vote, and (C) shares of M Holdings Common Stock (as defined below), each share of which will be entitled to one (1) vote with respect to all matters on which the holders of M Holdings Common Stock are entitled to vote; and (y) reclassify all of the shares of capital stock of M Holdings then held by Mosaic into shares of M Holdings Common Stock to be held by Mosaic;

b) after the effective time of the M Holdings Charter Amendment, Merger Sub will merge with and into Mosaic (the “Merger”) (with Mosaic being the surviving corporation in such Merger) pursuant to which (i) Mosaic will become a wholly-owned subsidiary of M Holdings; (ii) a portion of the outstanding shares of Mosaic Common Stock held by Cargill will be converted, on a one-for-one basis, into the right to receive shares of the different series of M Holdings Class A Common Stock and M Holdings Class B Common Stock; and (iii) each of the other outstanding shares of Mosaic Common Stock (including a portion of the shares of Mosaic Common Stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of M Holdings Common Stock; and

c) as promptly as practicable after the Merger Effective Time (as defined below), Cargill will consummate a split-off transaction (the “Split-off”) pursuant to which Cargill will exchange all of the shares of M Holdings Class B Common Stock, M Holdings Class A Common Stock and M Holdings Common Stock to be received by it in the Merger (other than the Cargill Retained M Holdings Shares (as defined below)) with stockholders of Cargill for outstanding shares of capital stock of Cargill held by such stockholders of Cargill;

WHEREAS, under the terms of an exchange agreement, dated as of the date hereof, by and among Cargill and the MAC Trusts (as defined below) (as such agreement may be amended from time to time (the “MAC Trusts Exchange Agreement”), the Split-off is to be effected, in part, by means of an exchange by Cargill of shares of M Holdings Class B Common Stock, M Holdings Class A Common Stock and M Holdings Common Stock with the MAC Trusts for all of the outstanding shares of capital stock of Cargill held by the MAC Trusts;

WHEREAS, under the terms of one or more exchange agreements, dated as of the date hereof, by and among Cargill and certain Exchanging Cargill Stockholders (as defined below), other than the MAC Trusts, as such agreements may be amended from time to time (the “Tender and Support Agreements”), the Split-off is to be effected, in part, by means of an exchange by Cargill of shares of M Holdings Class B Common Stock with the signatories of the Tender and Support Agreements for some or all of the outstanding shares of capital stock of Cargill held by such Exchanging Cargill Stockholders, other than the MAC Trusts;

WHEREAS, Cargill intends that, in connection with the Split-off, it will consummate the Initial Debt Exchange (as defined below), pursuant to which it will exchange with Exchanging Cargill Debt Holders (as defined below), pursuant to one or more Debt Exchange Agreements (as defined below), a portion of the Cargill Retained M Holdings Shares for indebtedness of Cargill then held by such Exchanging Cargill Debt Holders, such Initial Debt Exchange to occur on the Closing Date as promptly as practicable after the Merger Effective Time;

WHEREAS, it is intended that, on the Closing Date after the Split-off and the Initial Debt Exchange, M Holdings will consummate a public offering pursuant to the Registration Agreement, dated as of the date hereof, by and among Cargill, Mosaic, M Holdings, the MAC Trusts, and any other parties that become signatory thereto, as such agreement may be amended from time to time (the “Registration Agreement”), pursuant to which (i) the MAC Trusts will be entitled to offer and sell certain shares of M Holdings then held by the MAC Trusts, and (ii) Exchanging Cargill Debt Holders will be entitled to offer and sell certain Cargill Retained M Holdings Shares received by the Exchanging Cargill Debt Holders pursuant to the Initial Debt Exchange; and

WHEREAS, pursuant to the Tax Agreement, dated as of the date hereof, by and among Cargill, Mosaic and M Holdings, as such agreement may be amended from time to time (the “Tax Agreement”), the parties have set forth their understanding and intentions with respect to the United States federal income tax treatment of the Transactions (as defined below), and have provided representations and indemnities relating to the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Acorn Trust” means the Acorn Trust dated January 30, 1995, as amended.

“Action” shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, neither the Mosaic Parties and their respective Subsidiaries nor the MAC Trusts shall be considered to be “Affiliates” of Cargill and its Subsidiaries, and neither Cargill and its Subsidiaries nor the MAC Trusts shall be considered to be “Affiliates” of the Mosaic Parties and their respective Subsidiaries. As used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Proposal” shall mean any inquiry, proposal or offer from any Person relating to any (a) acquisition of twenty percent (20%) or more of the consolidated total assets of Mosaic and its Subsidiaries taken as a whole or (b) acquisition, tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction or any combination of the foregoing that would result in such Person beneficially owning twenty percent (20%) or more of the outstanding shares of Mosaic Common Stock, in each case, other than any of the Transactions.

“Anne Ray Charitable Trust” means the Anne Ray Charitable Trust dated August 20, 1996, as amended.

“beneficial owner” and words of similar import (including “beneficially own” and “beneficial ownership”) shall have the meaning attributed to them under Rule 13d-3 promulgated under the Exchange Act; provided that such determination shall be made without taking into account the 60-day limitation that would otherwise apply to such determination as provided for in Rule 13d-3(d)(1)(i).

“Bring Down Tax Opinion” shall mean a written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, dated the Closing Date, reaffirming the conclusions set forth in the Initial Tax Opinion.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Capitalization Date” shall have the meaning set forth in Section 5.5(a).

“Cargill” shall have the meaning set forth in the Preamble.

“Cargill Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article VI.

“Cargill ESOP” shall mean the Cargill, Incorporated Master Employee Stock Ownership Trust.

“Cargill Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Cargill Material Adverse Effect” shall mean any Event (or Events) that, individually (or in the aggregate) would be reasonably expected to materially and adversely affect Cargill’s ability to perform its obligations under this Agreement or any Transaction Documents.

“Cargill Pension Fund” shall mean Cargill, Incorporated and Associated Companies Master Pension Trust.

“Cargill Required Consents” shall have the meaning set forth in Section 6.4.

“Cargill Retained M Holdings Shares” shall mean that number of shares of M Holdings Common Stock as shall be determined by Cargill; provided, however, that the number of Cargill Retained M Holdings Shares may not exceed (a) the number of shares of Mosaic Common Stock held by Cargill immediately prior to the Merger Effective Time, less (b) 40% of the Mosaic Outstanding Share Number; and the number of Cargill Retained M Holdings Shares may not be less than 50 million.

“Cargill Waiver Notice” has the meaning set forth in Section 7.10.

“Certificate of Merger” has the meaning set forth in Section 3.1(b).

“CFI” shall have the meaning set forth in the Recitals and shall also mean any corporation, limited liability company or partnership that is a successor to Cargill Fertilizer, Inc. by merger or conversion.

“Change in the Mosaic Recommendation” shall have the meaning set forth in Section 7.2(g).

“Class A Conversion Shares” shall mean a number of shares of Mosaic Common Stock held by Cargill that is equal to (w) the number of shares of Mosaic Common Stock held by Cargill immediately prior to the Merger Effective Time, less (x) the number of shares of M Holdings Common Stock being sold by the MAC Trusts pursuant to the First Formation Offering, less (y) the number of Cargill Retained M Holdings Shares less (z) the number of Class B Conversion Shares.

“Class B Conversion Shares” shall mean a number of shares of Mosaic Common Stock that is equal to the minimum number of shares of Mosaic Common Stock held by Cargill immediately before the Merger Effective Time that must be converted into shares of M Holdings Class B Common Stock in the Merger so that, immediately after the Merger Effective Time, the total shares of M Holdings Stock held by Cargill (excluding the Cargill Retained M Holdings Shares) represent at least 81% of the total voting power (for the election of directors of M Holdings) of the shares of M Holdings Stock outstanding immediately after the Merger Effective Time (treating the Reclassified Shares as voting shares for purposes of this calculation).

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Condition Date” means any calendar date prior to the completion of the Closing Period upon which all of the Closing Period Conditions shall have been satisfied or waived, other than those Closing Period Conditions that by their nature are to be satisfied as of the Closing (provided that all such Closing Period Conditions could be satisfied if the Closing were scheduled on such date or, if such date is not a Business Day, such Closing Period Conditions could be satisfied if the Closing were scheduled on the next succeeding Business Day). Notwithstanding the foregoing, (i) in the event that Mosaic shall publicly announce any intention to restate any historical financial statements included in the Mosaic Recent Filings or in any of the Mosaic Parties’ SEC Reports filed or required to be filed with the SEC thereafter or that any such restatement is under consideration, no date shall constitute a Closing Condition Date until the first Business Day after the date upon which such restatement shall have been completed or Mosaic shall have publicly announced that it has concluded that no restatement is required, (ii) in the event that Mosaic shall have failed to file with the SEC when due any report that is required to be filed by Mosaic with the SEC under the Exchange Act, no date shall constitute a Closing Condition Date until the first Business Day after the date upon which such report shall have been filed with the SEC, (iii) in the event that Mosaic’s independent registered public accounting firm shall have failed (other than during a Dead Period) to confirm (within three Business Days after a request for such confirmation from Cargill or any of the joint book running managing underwriters of the First Formation Offering, which request shall be accompanied by a customary “circle-up” of items included, or incorporated by reference, in the Registration Statement for which comfort is requested) that such independent registered public accounting firm would then be prepared to issue to each underwriter in the First Formation Offering (if the First Formation Offering were to then be effected) a customary comfort letter in accordance with AU 634 (and applicable interpretations thereof), including, without limitation, customary negative assurances and covering customary change period matters, with respect to the historical financial information of Mosaic included, or incorporated by reference, in the Registration Statement, subject only to completion of customary procedures, no date shall constitute a Closing Condition Date until the first Business Day after the date upon which such independent registered public accounting firm (or another independent registered public accounting firm reasonably acceptable to Cargill) confirms that it would be prepared to then issue such comfort letter to each underwriter in the First Formation Offering (if the First Formation Offering were to then be effected), (iv) in the event that Mosaic’s independent registered public accounting firms shall have withdrawn any audit opinion with respect to any audited financial statements included in the Mosaic Recent Filings Mosaic or in any of the Mosaic Parties’ SEC Reports filed or required to be filed with the SEC thereafter, no date shall constitute a Closing Condition Date until the first Business Day after a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by such independent registered public accounting firm or another independent registered public accounting firm reasonably acceptable to Cargill, or (v) in the event that there shall be any suspension of trading in the shares of Mosaic Common Stock on the NYSE for three consecutive Trading Days, no date shall constitute a Closing Condition Date until the first Business Day after such suspension is lifted.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Period” shall mean the first period of sixty (60) consecutive calendar days (as such number may be increased as provided herein) that are Closing Condition Dates; provided, however, that (a) if the Closing Period includes a Dead Period, the number of consecutive calendar days of the Closing Period shall be increased by the number of calendar days included in such Dead Period, and (b) if Cargill delays the commencement of the Offer pursuant to Section 4.1(d) hereof and the Closing Period commences prior to the conclusion of the twentieth (20th) Business Day after the commencement of the Offer, the Closing Period shall be increased by that number of calendar days that is equal to the lesser of (x) the number of calendar days of the Closing Period that elapse prior to the conclusion of the twentieth (20th) Business Day after the commencement of the Offer and (y) the number of calendar days that Cargill shall have delayed the commencement of the Offer pursuant to Section 4.1(d).

“Closing Period Conditions” shall mean (i) all of the conditions to the parties’ obligations to effect the Closing set forth in Section 9.1, (ii) the condition to the Mosaic Parties’ obligation to effect the Closing set forth in Section 9.2(f) and (iii) all of the conditions to Cargill’s obligation to effect the Closing set forth in Section 9.3.

“Compensation Dead Period” means (a) if the Registration Statement contemplated by Section 2.1(a) of the Registration Agreement is filed on Form S-1, the period from May 20, 2011 through June 13, 2011 if fiscal 2011 compensation information reasonably intended to comply with the rules of the SEC is not included therein on or prior to June 13, 2011, or (b) if fiscal 2011 compensation information reasonably intended to comply with the rules of the SEC is included in such Registration Statement on or prior to June 13, 2011, the period from May 20, 2011 through the later of (x) the date the SEC elects not to issue comments relating to such compensation information and (y) the date (which may in no event be later than June 30, 2011) upon which any such comments issued by the SEC shall have been adequately resolved.

“Contract” shall mean any note, mortgage, indenture, deed of trust, pledge agreement, guarantee, loan agreement, permit, lease, license, franchise, concession, power of attorney, purchase order, or other agreement, contract, instrument, obligation, offer, commitment, arrangement or understanding, whether written or oral, in each case as amended, supplemented, waived or otherwise modified.

“Conversion Notice” shall have the meaning set forth in Section 2.2(b)(i).

“Dead Period” means (a) the period beginning on and including April 1, 2011 through and including April 15, 2011; (b) any Compensation Dead Period and the five (5) consecutive Business Days thereafter; (c) the period beginning on and including July 1, 2011 through and including the later of July 15, 2011 and the fifth (5th) Business Day following the date on which Mosaic files with the SEC its Annual Report on Form 10-K for the year ended May 31, 2011; and (d) the period beginning on and including August 20, 2011 through and including the fifth (5th) Business Day after September 5, 2011.

“Debt Exchanges” shall have the meaning set forth in Section 4.2(a).

“Debt Exchange Agreements” shall mean the agreements entered into between Cargill and an Exchanging Cargill Debt Holder for the exchange by such Exchanging Cargill Debt Holder of indebtedness of Cargill with Cargill for Cargill Retained M Holdings Shares.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DLLCA” shall mean the Limited Liability Company Act of the State of Delaware.

“End Date” means August 18, 2011; provided that, if such date occurs on a Closing Condition Date and the Closing Period shall not have previously expired, the “End Date” shall be the fifth (5th) Business Day after the earlier of (x) the first Business Day after August 18, 2011 that is not a Closing Condition Date and (y) the expiration of the Closing Period.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchanging Cargill Debt Holders” shall mean those Persons who have exchanged or will exchange indebtedness of Cargill with Cargill for shares of Cargill Retained M Holdings Shares pursuant to the Initial Debt Exchange or any Follow-on Debt Exchange.

“Exchanging Cargill Stockholders” shall have the meaning set forth in Section 4.1(a).

“Event” shall mean any event, change, development, effect, condition, circumstance, occurrence or state of facts.

“First Formation Offering” shall have the meaning set forth in the Registration Agreement.

“First Formation Offering Maximum Sale Number” shall have the meaning set forth in the Registration Agreement.

“Follow-on Debt Exchange” shall mean any exchange after the Closing Date by Cargill with Exchanging Cargill Debt Holders, pursuant to one or more Debt Exchange Agreements, of a portion of the Cargill Retained M Holdings Shares for indebtedness of Cargill then held by such Exchanging Cargill Debt Holders.

“Form S-4” shall have the meaning set forth in Section 7.2(b).

“Formation Offerings” shall have the meaning set forth in the Registration Agreement.

“GAAP” shall mean U.S. generally accepted accounting principles as in effect from time to time.

“GNS I” shall have the meaning set forth in the Recitals and shall also mean any corporation, limited liability company or partnership that is a successor to GNS I (U.S.) Corp. by merger or conversion.

“Governance Agreement” shall mean that certain Governance Agreement, dated as of the date hereof, entered into by and among Mosaic, M Holdings, the MAC Trusts and the other Exchanging Cargill Stockholders from time to time party thereto, including any other Exchanging Cargill Stockholder who, to the knowledge of Cargill at the time of the Closing, is reasonably expected to be a Significant Stockholder immediately after the consummation of the Split-off.

“Governmental Authority” shall mean any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative, supervisory or taxing functions of or pertaining to government, including any court.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Initial Debt Exchange” shall mean an exchange on the Closing Date by Cargill with Exchanging Cargill Debt Holders, pursuant to one or more Debt Exchange Agreements, of a portion of the Cargill Retained M Holdings Shares for indebtedness of Cargill then held by such Exchanging Cargill Debt Holders.

“Initial Tax Opinion” shall mean the written tax opinion as to certain consequences of the Split-off rendered by Fried, Frank, Harris, Shriver & Jacobson LLP to Cargill as of the date of this Agreement.

“Intervening Event” shall have the meaning set forth in Section 7.2(g).

“IRS” shall mean the Internal Revenue Service.

“IRS Ruling Submission” shall mean the request for rulings submitted by Cargill to the IRS, dated December 21, 2009, including the exhibits and supplements thereto and all other submissions, documents, materials or other information submitted to the IRS in connection with such request for rulings or any supplemental rulings related to the Transactions.

“knowledge of Cargill” means the actual knowledge of any of Messrs. Gregory R. Page, David W. MacLennan and Scott Naatjes and Ms. Linda Cutler.

“knowledge of Mosaic” means the actual knowledge of any of Messrs. James T. Prokopanko, Lawrence W. Stranghoener, Richard L. Mack and Todd Madden. It is agreed and acknowledged that each of the foregoing persons shall be deemed to have actual knowledge of all information contained in Schedules 13G and 13D, and amendments thereto, filed with the SEC in respect of the shares of Mosaic Common Stock.

“Law” shall mean all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 3.4(d).

“Lilac Trust” means the Lilac Trust dated August 20, 1996, as amended.

“Losses” shall mean all losses, costs, charges, expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and other professional fees and expenses in connection with any Action whether involving a third-party claim or any claim solely between the parties hereto), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, assessments or deficiencies.

“M Holdings” shall have the meaning set forth in the Preamble.

“M Holdings Charter Amendment” shall have the meaning set forth in the Recitals.

“M Holdings Class A Common Stock” shall mean collectively, the M Holdings Series A-1 Common Stock, the M Holdings Series A-2 Common Stock, the M Holdings Series A-3 Common Stock and the M Holdings Series A-4 Common Stock.

“M Holdings Class B Common Stock” shall mean collectively, the M Holdings Series B-1 Common Stock, the M Holdings Series B-2 Common Stock and the M Holdings Series B-3 Common Stock.

“M Holdings Common Stock” shall mean the common stock, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series A-1 Common Stock” shall mean the Class A Common Stock, Series A-1, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series A-2 Common Stock” shall mean the Class A Common Stock, Series A-2, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series A-3 Common Stock” shall mean the Class A Common Stock, Series A-3, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series A-4 Common Stock” shall mean the Class A Common Stock, Series A-4, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series B-1 Common Stock” shall mean the Class B Common Stock, Series B-1, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series B-2 Common Stock” shall mean the Class B Common Stock, Series B-2, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series B-3 Common Stock” shall mean the Class B Common Stock, Series B-3, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Equity Linked Securities” shall have the meaning set forth in Section 5.5(b).

“M Holdings Stock” shall mean the M Holdings Common Stock, the M Holdings Class A Common Stock and the M Holdings Class B Common Stock.

“MAC Trusts” shall mean the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust.

“MAC Trusts Exchange Agreement” shall have the meaning set forth in the Recitals.

“MAC Trusts Registration Agreement” shall mean the Registration Agreement, dated as of the date hereof, by and among Mosaic, M Holdings and the MAC Trusts, as such agreement may be amended from time to time.

“Margaret A. Cargill Foundation” means the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended.

“Market Event Notice” has the meaning set forth in Section 7.10.

“Material Market Event” means (i) any material disruption in, or material adverse change to, U.S. or international financial, political or economic conditions or U.S. or international capital markets the effect of which is such as to make it impractical to proceed with an offering in the First Formation Offering in which the number of shares of M Holdings Common Stock offered for sale is equal to the minimum number of shares entitled to be sold by the MAC Trusts in the First Formation Offering pursuant to the Registration Agreement plus 30.75% of the number of shares of Mosaic Common Stock held by CFI as of the date of this Agreement, (ii) any general suspension of trading in, or material limitations on prices for, securities generally on the NYSE for three or more consecutive Business Days; (iii) any banking moratorium declared by any United States, Minnesota or New York Governmental Authorities for three or more consecutive Business Days; (iv) any major disruption of settlements of securities, payment or clearance services in the United States for three or more consecutive Business Days; (v) any attack on, outbreak or material escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international security event or similar crisis if the effect of any such attack, outbreak, escalation, act, declaration, event or crisis is to cause a material disruption in, or material adverse change to, the United States capital markets for a period of three or more consecutive Business Days such that it is impractical to proceed with an offering in the First Formation Offering in which the number of shares of M Holdings Common Stock offered for sale is equal to the number of shares entitled to be sold by the MAC Trusts in the First Formation Offering pursuant to the Registration Agreement plus 30.75% of the number of shares of Mosaic Common Stock held by CFI as of the date of this Agreement; (vi) any decline in the Standard & Poor’s 500 Index by an amount in excess of twenty percent (20%) measured from the date of this Agreement; or (vii) any increase in the Standard & Poor’s 500 Index by an amount in excess of twenty percent (20%) measured from the date of this Agreement.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Effective Time” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Mosaic” shall have the meaning set forth in the Preamble.

“Mosaic Awards” shall have the meaning set forth in Section 3.5.

“Mosaic Book-Entry Shares” shall have the meaning set forth in Section 3.3(b).

“Mosaic Certificates” shall have the meaning set forth in Section 3.3(b).

“Mosaic Common Stock” shall have the meaning set forth in the Recitals.

“Mosaic Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article V.

“Mosaic Equity Linked Securities” shall have the meaning set forth in Section 5.5(a).

“Mosaic Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Mosaic Material Adverse Effect” shall mean any Event (or Events) that, individually (or in the aggregate) (a) is (or are) or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of Mosaic and its Subsidiaries, or, after the Closing, M Holdings and its Subsidiaries, taken as a whole; provided, however, that a Mosaic Material Adverse Effect shall not be deemed to include Events relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not, and would not be reasonably expected to, adversely affect Mosaic and its Subsidiaries or, after the Closing, M Holdings and its Subsidiaries in a disproportionate manner relative to other participants in the fertilizer industry; (B) changes in the fertilizer industry, to the extent such changes do not, and would not be reasonably expected to, adversely affect Mosaic and its Subsidiaries or, after the Closing, M Holdings and its Subsidiaries in a disproportionate manner relative to other participants in the fertilizer industry; (C) any change in Law or the interpretation thereof, to the extent such changes do not, and would not be reasonably expected to, adversely affect Mosaic and its Subsidiaries or, after the Closing, M Holdings and its Subsidiaries in a disproportionate manner relative to other participants in the fertilizer industry; (D) any change in GAAP or the interpretation thereof; (E) acts of war, armed hostility or terrorism, to the extent such changes do not adversely affect Mosaic and its Subsidiaries or, after the Closing, M Holdings and its Subsidiaries in a disproportionate manner relative to other participants in the fertilizer industry; (F) any failure by Mosaic to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Mosaic Material Adverse Effect may be taken into account in determining whether there has been a Mosaic Material Adverse Effect); and (G) any change resulting from the negotiation, execution or announcement of the Merger or other Transactions; or (b) would be reasonably expected to materially and adversely affect the Mosaic Parties’ ability to consummate the Merger.

“Mosaic Options” shall have the meaning set forth in Section 3.5.

“Mosaic Outstanding Share Number” shall have the meaning set forth in Section 2.2(a).

“Mosaic Parties” shall mean Mosaic, M Holdings and Merger Sub.

“Mosaic Parties’ SEC Reports” shall have the meaning set forth in Section 5.7.

“Mosaic Plans” shall have the meaning set forth in Section 3.5.

“Mosaic Preferred Stock” shall have the meaning set forth in the Recitals.

“Mosaic Recommendation” shall have the meaning set forth in Section 7.2(c).

“Mosaic Recent Filings” shall have the meaning set forth in the first paragraph of Article V.

“Mosaic Required Consents” shall have the meaning set forth in Section 5.4.

“Mosaic Shareholder Approval” shall have the meaning set forth in Section 5.2(b).

“Mosaic Shareholders” shall mean the holders of Mosaic Common Stock.

“Mosaic Shareholders Meeting” shall have the meaning set forth in Section 7.2(a).

“Mosaic Special Committee” shall mean the special committee of independent directors of Mosaic established to consider and approve this Agreement and the Transactions and related matters, or any successor committee established by the Mosaic Board of Directors and designated for such purpose.

“Mosaic Stock” shall have the meaning set forth in the Recitals.

“Mosaic Tax Certificate” shall have the meaning set forth in the Tax Agreement.

“Mosaic Transaction Documents” shall have the meaning set forth in Section 7.2(d).

“Mosaic Underwriting Failure” means the failure of Mosaic or the joint book-running underwriter selected by Mosaic for the First Formation Offering to agree, promptly (and in any event within five (5) Business Days) after a request therefor from Cargill, to a First Formation Offering Maximum Sale Number equal to at least the minimum number of shares entitled to be sold by the MAC Trusts in the First Formation Offering pursuant to the Registration Agreement plus 30.75% of the number of shares of Mosaic Common Stock held by CFI as of the date of this Agreement (and the joint book-running underwriter selected by Mosaic for the First Formation Offering is willing to enter into an underwriting agreement to underwrite the sale of at least 28,875,000 shares of M Holdings Common Stock to the public in the First Formation Offering) if Cargill has stated in such request that it and the joint book-running underwriter selected by Cargill for the First Formation Offering are willing at such time to agree to a First Formation Offering Maximum Sale Number equal to at least the minimum number of shares entitled to be sold by the MAC Trusts in the First Formation Offering pursuant to the Registration Agreement plus 30.75% of the number of shares of Mosaic Common Stock held by CFI as of the date of this Agreement (and the joint book-running underwriter selected by Cargill for the First Formation Offering is willing at such time to enter into an underwriting agreement to underwrite the sale of at least 28,875,000 shares of M Holdings Common Stock to the public in the First Formation Offering).

“Mosaic Waiver Request” has the meaning set forth in Section 7.10.

“Non-Compete Agreement” shall mean the Non-Competition Agreement, dated as of the date hereof, between Cargill and M Holdings.

“NYSE” shall mean the New York Stock Exchange.

“Offer” shall mean any exchange offer by Cargill to all or some of the holders of the shares of capital stock of Cargill to effect the Split-off.

“Offer Documents” shall mean any offer documents, including form of transmittal letter, pursuant to which Cargill and/or one of its Subsidiaries makes any Offer (together with any supplements and amendments thereto).

“Order” shall mean all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Party” or “party” shall mean each of the Mosaic Parties and Cargill.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or agency or other entity of any kind or nature.

“Private Letter Ruling” shall mean the private letter ruling issued by the IRS, dated November 15, 2010 and any supplemental rulings issued by the IRS pursuant to the IRS Ruling Submission.

“Proxy Statement” shall have the meaning set forth in Section 7.2(b).

“Public Merger Consideration” shall have the meaning set forth in Section 3.4(d).

“Publicly Held Shares” shall have the meaning set forth in Section 3.4(d).

“Reclassified Share Number” shall have the meaning set forth in Section 2.2(a)(ii).

“Reclassified Shares” shall have the meaning set forth in Section 2.2(a)(ii).

“Registrable Securities” shall have the meaning set forth in the Registration Agreement.

“Registration Agreement” shall have the meaning set forth in the Recitals.

“Registration Statement” shall have the meaning set forth in the Registration Agreement.

“Released Share Offering” shall have the meaning set forth in the Registration Agreement.

“Representatives” shall have the meaning set forth in Section 7.3(b).

“Requisite Response Period” has the meaning set forth in Section 7.10.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.7.

“S&P 500 Index Inclusion Offering” shall have the meaning set forth in the Registration Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A-1 Conversion Shares” shall mean a number of Class A Conversion Shares equal to (x) the total number of Class A Conversion Shares less (y) the aggregate number of Series A-2 Conversion Shares, Series A-3 Conversion Shares and Series A-4 Conversion Shares.

“Series A-2 Conversion Shares” shall mean a number of Class A Conversion Shares equal to one-third of (x) the total number of Class A Conversion Shares less (y) the number of Series A-4 Conversion Shares, rounded down to the nearest whole number.

“Series A-3 Conversion Shares” shall mean a number of Class A Conversion Shares equal one-third of (x) the total number of Class A Conversion Shares less (y) the number of Series A-4 Conversion Shares, rounded down to the nearest whole number.

“Series A-4 Conversion Shares” shall mean a number of Class A Conversion Shares that is equal to 49,500,000 less the number of shares of M Holdings Common Stock being sold by the MAC Trusts on or about the Closing Date pursuant to the First Formation Offering.

“Series B-1 Conversion Shares” shall mean a number of Class B Conversion Shares equal to one-third of the total number of Class B Conversion Shares, rounded down to the nearest whole number.

“Series B-2 Conversion Shares” shall mean a number of Class B Conversion Shares equal one-third of the total number of Class B Conversion Shares, rounded down to the nearest whole number.

“Series B-3 Conversion Shares” shall mean a number of Class B Conversion Shares equal one-third of the total number of Class B Conversion Shares, rounded down to the nearest whole number.

“Share Number Date” shall have the meaning set forth in Section 2.2(a).

“Significant Stockholder” shall mean any stockholder or a group (as defined in Section 13(d)(3) of the Exchange Act) of stockholders of Cargill who will beneficially own shares of M Holdings Stock representing five percent (5%) or more of the outstanding voting power of M Holdings for the election of directors immediately after giving effect to the Split-off; provided, that, for purposes of this definition, (a) if shares of M

Holdings Stock are owned by a trust having three (3) or more trustees and voting and investment decisions are based on a simple majority vote of such trustees, then none of the trustees of such trust shall be deemed to beneficially own the shares held by such trust, and (b) any trusts with over-lapping trustees shall not be deemed to be considered part of a “group” solely as a result of the over-lapping trustees.

“Split-off” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean any corporation, limited liability company, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the board of directors (or persons performing similar functions) or (ii) is a general partner or an entity performing similar functions; provided, however, that, unless the context otherwise requires, none of the Mosaic Parties nor any of their respective Subsidiaries shall be considered to be “Subsidiaries” of Cargill or any of its Subsidiaries (other than Mosaic Parties and their respective Subsidiaries).

“Tax” or “Taxes” shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, additions to tax or additional amounts attributable to any such tax.

“Tax Agreement” shall have the meaning set forth in the Recitals.

“Tender and Support Agreements” shall have the meaning set forth in the Recitals.

“Termination Fee” shall have the meaning set forth in Section 10.2(b)(ii).

“Third-Party Claim” shall have the meaning set forth in Section 8.4(b).

“Trading Day” means a day on which the Mosaic Common Stock (x) has traded at least one share on the NYSE and (y) is not suspended from trading on the NYSE.

“Transaction Documents” shall mean this Agreement, the Registration Agreement, the MAC Trusts Exchange Agreement, the MAC Trusts Registration Agreement, the Governance Agreement, the Non-Compete Agreement, the Tax Agreement and the Tender and Support Agreements.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, the Offer, the Split-off, the Debt Exchanges, the Formation Offerings, the S&P 500 Index Inclusion Offering and the Released Share Offerings.

“Transfer” means (with its cognates having corresponding meanings), with respect to any Mosaic, M Holdings or Cargill securities (“applicable securities”), (i) any direct or indirect sale, exchange, issuance, transfer, redemption, grant, pledge, hypothecation or other disposition, whether voluntary or involuntary, by operation of law or otherwise, and whether or not for value, of any of the applicable securities, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for, or for the purchase or other acquisition of, any applicable securities or any contract or other binding arrangement or understanding (in each case, whether written or oral) to take any of the foregoing actions or (ii) entering into any swap or other agreement, arrangement or understanding, whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any applicable securities, including short sales of applicable securities, offsetting notional principal contracts with respect to applicable securities, forward contracts to sell with respect to applicable securities, option transactions with respect to applicable securities, use of equity or other derivative financial instruments relating to applicable securities and other hedging arrangements with respect to applicable securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the applicable securities, other securities, cash or otherwise; provided, however, that (a) a grant of a proxy in connection with a solicitation of proxies as provided for in the Governance Agreement or subject to the provisions of Section 14 of the Exchange Act shall not constitute a “Transfer” and (b) the conversion of any shares of M Holdings Class B Common Stock into shares of M Holdings Common Stock or M Holdings Class A Common Stock and the conversion of any shares of M Holdings Class A Common Stock into shares of M Holdings Common Stock in accordance with the certificate of incorporation of M Holdings shall not constitute a “Transfer”.

“Undetermined Event” shall mean a material Event that occurs after the date of this Agreement in respect of which, in the opinion of counsel to Mosaic, disclosure would need to be included in the Offer Documents in order for the Offer Documents not to include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading but in respect of which the Mosaic Parties do not yet have sufficient facts regarding such Event or the potential impact of such Event on the Company to make such disclosure.

“Undetermined Event Period” shall mean a period ending upon the earlier of (i) the twentieth (20th) calendar day after the Mosaic Parties become aware of the occurrence of the Undetermined Event and (ii) the second Business Day after the Mosaic Parties make disclosure regarding the applicable Undetermined Event (or otherwise notify Cargill that no additional disclosure is necessary) so that the Offer Documents do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 1.2 References; Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article or a Section of, or an Exhibit or Mosaic Disclosure Schedule or Cargill Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including the Exhibits and Schedules hereto), and not to any particular provision of this Agreement. References to “parties” or “parties hereto” in this Agreement refer to Mosaic, Cargill, M Holdings and Merger Sub. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders. All references in this Agreement to the number of shares of any securities shall be appropriately adjusted to reflect any stock split, stock dividend, reverse stock split or similar change in such securities which may be made by the issuer thereof after the date of this Agreement. Any statute, rule, order or regulation defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement shall mean such statute, rule, order or regulation as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes, rules, orders or regulations and references to all attachments thereto and instruments incorporated therein, to the extent that such amendment, update, modification, supplement or superseding statute, rule, order or regulation is applicable to the Transactions. References to a Person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE CLOSING

SECTION 2.1 The Closing. Unless this Agreement shall have been terminated in accordance with Article X, the closing of the Merger (the “Closing”) shall occur on such date (the “Closing Date”) after the satisfaction or (subject to any applicable restrictions) waiver of all of the conditions to the Closing set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (subject to any applicable restrictions) waiver of those conditions) as shall be determined by Cargill in its sole discretion by delivery of written notice to Mosaic, such notice to specify the date selected for the Closing and to be delivered at least five (5) Business Days prior to the Closing Date (it being agreed and understood that, notwithstanding the delivery of any such notice by Cargill, Cargill may, prior to the Closing, delay the Closing Date by delivery of a further written notice to Mosaic, and each of Cargill and Mosaic retain any right it may have to terminate this Agreement prior to the Closing pursuant to Section 10.1). The Closing shall be held at 9:00 a.m. New York City time on the Closing Date at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP or at such other time on the Closing Date and place as shall be agreed by Cargill and Mosaic.

SECTION 2.2 Certain Deliveries.

(a)	Mosaic Deliveries.

(i) Four (4) Business Days prior to the Closing, Mosaic shall furnish Cargill with a certificate, dated as of such date, signed on its behalf by its Chief Executive Officer, Chief Financial Officer or General Counsel, certifying, as of the close of business on the Business Day prior to the date of such certificate (such Business Day, the “Share Number Date”), (A) the number of shares of Mosaic Common Stock issued and outstanding on the Share Number Date, (B) that, other than the Mosaic Common Stock set forth in clause (A), there are no shares of capital stock of Mosaic outstanding as of the Share Number Date, and (C) without limiting the restrictions set forth in Section 7.1(a)(iii), the number of shares of Mosaic Common Stock that Mosaic is expected to be required to issue on or after the Share Number Date and through the Closing Date under the terms of any Mosaic Awards (other than Mosaic Options). Prior to Closing, Mosaic shall promptly notify Cargill of any shares of Mosaic Common Stock issued by Mosaic following the Share Number Date and immediately prior to the Closing (the aggregate number of shares of Mosaic Common Stock set forth in clause (A) of the preceding sentence plus any shares of Mosaic Common Stock set forth in a notice pursuant to this sentence, the “Mosaic Outstanding Share Number”).

(ii) Four (4) Business Days prior to the Closing, (A) the value of M Holdings, and (B) the number of shares of M Holdings Common Stock (the “Reclassified Shares”) that Mosaic will own upon the reclassification of the capital stock of M Holdings pursuant to the amendment and restatement of the certificate of incorporation of M Holdings in accordance with Section 3.2(c) (such number of shares, the “Reclassified Share Number”) shall be determined by Mosaic and Cargill in accordance with Section 7.13.

(b)	Cargill Deliveries.

(i) After the Share Number Date and prior to the Closing, Cargill shall deliver to Mosaic a notice (the “Conversion Notice”) setting forth Cargill’s calculation and determination of (x) the number of Class A Conversion Shares (and the number of Series A-1 Conversion Shares, Series A-2 Conversion Shares, Series A-3 Conversion Shares and Series A-4 Conversion Shares), (y) the number of Class B Conversion Shares (and the number of Series B-1 Conversion Shares, Series B-2 Conversion Shares and Series B-3 Conversion Shares), and (z) the number of Cargill Retained M Holdings Shares, each of which shall be calculated based on the Mosaic Outstanding Share Number, the Reclassified Share Number and the number of shares of Mosaic Common Stock then owned by Cargill. The determination of Cargill as to the number of Class A Conversion Shares (and the number of Series A-1 Conversion Shares, Series A-2 Conversion Shares, Series A-3 Conversion Shares and Series A-4 Conversion Shares), the number of Class B Conversion Shares (and the number of Series B-1 Conversion Shares, Series B-2 Conversion Shares and Series B-3 Conversion Shares), and the number of Cargill Retained M Holdings Shares, as set forth in such Conversion Notice, shall be binding on the parties, absent manifest error.

(ii) At least two Business Days prior to the Closing, Cargill shall deliver to Mosaic a notice setting forth the names of each Person that, to the knowledge of Cargill, is reasonably expected to be a Significant Stockholder.

(iii) At the Closing, Cargill shall deposit, or cause to be deposited, with Mosaic, certificates representing all of the shares of Mosaic Common Stock then owned by Cargill and its Subsidiaries. Such shares of Mosaic Common Stock, when converted pursuant to Article III at the Merger Effective Time, shall be cancelled.

ARTICLE III

THE MERGER

SECTION 3.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA at the Merger Effective Time, Merger Sub shall be merged with and into Mosaic. As a result of the Merger, the separate existence of Merger Sub shall cease and Mosaic shall continue as the surviving corporation of the Merger and shall become a wholly-owned Subsidiary of M Holdings.

(b) At the Closing, Mosaic shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time on the Closing date as shall be specified in the Certificate of Merger with the prior written approval of Cargill and Mosaic (the time and date that the Merger is effective being the “Merger Effective Time”).

(c) The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL and Section 18-209(g) of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Merger Sub and Mosaic shall continue to be vested or vest, as applicable, in Mosaic, and all debts, liabilities, obligations, restrictions and duties of each of Merger Sub and Mosaic shall continue to be or become, as applicable, the debts, liabilities, obligations, restrictions and duties of Mosaic.

SECTION 3.2 Organizational Documents; Directors and Officers.

(a) At the Merger Effective Time, by virtue of the Merger, the certificate of incorporation of Mosaic shall be amended and restated to read in its entirety as set forth in Exhibit A and, as so amended and restated, shall continue to be the certificate of incorporation of Mosaic until amended in accordance with the terms of such certificate of incorporation and applicable Law.

(b) The directors and officers of Mosaic immediately prior to the Merger Effective Time shall be the directors and officers of Mosaic as of the Merger Effective Time and following the Merger Effective Time, each to continue to hold office in accordance with the certificate of incorporation and bylaws of Mosaic and applicable Law.

(c) Prior to the Closing, Mosaic and M Holdings shall take such action as is necessary to ensure that the certificate of incorporation of M Holdings shall be amended and restated effective immediately prior to the Merger Effective Time to read substantially in the form set forth in Exhibit B (pursuant to which the outstanding shares of Old Common Stock (as defined therein) held by Mosaic will be reclassified into a number of Reclassified Shares equal to the Reclassified Share Number). Prior to the Closing, Mosaic and M Holdings shall take such action as is necessary to ensure, as of the Merger Effective Time, that (i) the bylaws of M Holdings at and immediately after the Merger Effective Time shall contain provisions identical to the bylaws of Mosaic immediately prior to the Merger Effective Time (with such changes as may be agreed to by the parties hereto); and (ii) the directors of Mosaic immediately prior to the Merger Effective Time shall be the directors of M Holdings at and immediately after the Merger Effective Time. Prior to the Closing, Mosaic and M Holdings shall take such action as is necessary to approve the amended and restated certificate of incorporation described in this Section 3.2(c) and in Section 3.2(d).

(d) At or immediately following the Merger Effective Time, M Holdings shall file an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware for the purpose of changing the name of M Holdings to “The Mosaic Company”; such amended and restated certificate of incorporation shall be identical in all other respects to the certificate of incorporation set forth on Exhibit B (other than Section 1.(C) of Article IV thereof, which shall be omitted); and such amended and restated certificate of incorporation shall have been approved by the Board of Directors of M Holdings and adopted by Mosaic as the sole stockholder of M Holdings prior to the Merger Effective Time.

SECTION 3.3 Conversion of Capital Stock.

(a) At the Merger Effective Time, automatically and without necessity of any action on the part of Mosaic, Merger Sub or their respective equity holders:

(i) each of the Series A-1 Conversion Shares, Series A-2 Conversion Shares, Series A-3 Conversion Shares and Series A-4 Conversion Shares shall be converted into the right to receive one share of M Holdings Series A-1 Common Stock, M Holdings Series A-2 Common Stock, M Holdings Series A-3 Common Stock and M Holdings Series A-4 Common Stock, respectively;

(ii) each of the Series B-1 Conversion Shares, Series B-2 Conversion Shares and Series B-3 Conversion Shares shall be converted into the right to receive one share of M Holdings Series B-1 Common Stock, M Holdings Series B-2 Common Stock and M Holdings Series B-3 Common Stock, respectively;

(iii) each share of Mosaic Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than the Series A-1 Conversion Shares, Series A-2 Conversion Shares, Series A-3 Conversion Shares, Series A-4 Conversion Shares and the Series B-1 Conversion Shares, Series B-2 Conversion Shares and Series B-3 Conversion Shares) shall be converted into the right to receive one share of M Holdings Common Stock, and each share of Mosaic Common Stock that immediately prior to the Merger Effective Time was held in the treasury of Mosaic, if any, shall remain in the treasury of Mosaic; and

(iv) all of the limited liability company interests in Merger Sub shall be converted into one hundred (100) shares of Mosaic Common Stock (representing 100% of the outstanding shares of the capital stock of Mosaic).

(b) As of the Merger Effective Time, all of the shares of Mosaic Stock outstanding immediately prior to the Merger Effective Time, upon the cancellation or conversion thereof in accordance with Section 3.3(a), shall no longer be outstanding and shall automatically be cancelled and cease to exist and each certificate (or evidence of uncertificated book-entry shares) previously representing any such shares shall thereafter represent only the right to receive the consideration set forth in clause (a) of this Section 3.3 in respect of such shares upon the delivery of the certificate representing such shares (“Mosaic Certificates”), or, in the case of uncertificated book-entry shares of Mosaic Stock (“Mosaic Book-Entry Shares”), an “agent’s message” (or such other evidence, if any, of transfer as M Holdings may reasonably require), to M Holdings in accordance with Section 3.4 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and agreement to indemnify (and bond, if required) in the manner provided in Section 3.4).

SECTION 3.4 Exchange of Certificates.

(a) Immediately after the Merger Effective Time (and subject to the Mosaic Certificates representing the shares of Mosaic Common Stock owned by Cargill and its Subsidiaries having been deposited with Mosaic in accordance with Section 2.2(b)), M Holdings shall issue and deliver, or shall cause to be issued and delivered, to Cargill, share certificates registered in the name of Cargill (in such denominations as shall be requested by Cargill) representing the shares of M Holdings Common Stock, M Holdings Series A-1 Common Stock, M Holdings Series A-2 Common Stock, M Holdings Series A-3 Common Stock, M Holdings Series A-4 Common Stock, M Holdings Series B-1 Common Stock, M Holdings Series B-2 Common Stock and M Holdings Series B-3 Common Stock issued to Cargill in the Merger.

(b) Upon delivery by Cargill to M Holdings of Mosaic Certificates representing any Cargill Retained M Holdings Shares in proper form for transfer, M Holdings shall immediately reissue and deliver, or cause to be reissued and delivered, such Cargill Retained M Holdings Shares, in certificated or book entry form, without any legends (except, in the case of any such shares issued in certificated form, as required by Section 151(f) of the DGCL), in such denominations, to such Person or Persons and registered in such name or names and otherwise as shall be reasonably requested by Cargill.

(c) After receiving the share certificates of M Holdings Stock referred to in Section 3.4(a), Cargill shall deliver, in proper form for transfer, such share certificates to M Holdings (other than share certificates representing any Cargill Retained M Holdings Shares) and M Holdings shall reissue and deliver, or cause to be reissued and delivered, to Cargill, new certificates representing, or other evidence of ownership of, such shares in accordance with Sections 4.1(e) and (f).

(d) Promptly after the Merger Effective Time, M Holdings shall send to each holder of record of shares of Mosaic Common Stock (other than Cargill) (such shares, the “Publicly Held Shares”) immediately prior to the Merger Effective Time whose shares were converted into the right to receive the consideration set forth in Section 3.3(a)(iii) (the “Public Merger Consideration”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Mosaic Certificates shall pass, only upon delivery of the Mosaic Certificates to M Holdings and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Mosaic Book-Entry Shares) as M Holdings may reasonably require) (the “Letter of Transmittal”) and (ii) instructions to effect the surrender of the Publicly Held Shares in exchange for the Public Merger Consideration.

(e) Upon (i) the surrender of any Mosaic Certificate to M Holdings for cancellation, or (ii) in the case of Mosaic Book-Entry Shares, the receipt of an “agent’s message” by M Holdings (or such other evidence, if any, of transfer as M Holdings may reasonably require), in each case together with the Letter of Transmittal, duly, completely, and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by M Holdings, the holder of such shares shall be entitled to receive in exchange therefor (A) the Public Merger Consideration into which such shares of Mosaic Stock have been converted pursuant to Section 3.3(a)(iii) and (B) any cash in respect of any dividends or other distributions which the holder of such shares has the right to receive pursuant to Section 3.4(i).

(f) In the event that a transfer of ownership of Publicly Held Shares is not registered in the stock transfer books or ledger of Mosaic, or if any certificate (or uncertificated book-entry shares) for the Public Merger

Consideration is to be issued in a name other than that in which the Mosaic Certificate representing such Publicly Held Shares (or the Mosaic Book-Entry Shares) surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer (or, if such Publicly Held Shares are Mosaic Book-Entry Shares, other proper evidence of transfer is presented) and that the Person requesting such exchange shall have paid to M Holdings any transfer or other Taxes required as a result of the issuance of a certificate representing shares of M Holdings Stock (or uncertificated book-entry shares of M Holdings Stock) in any name other than that of the registered holder of such Publicly Held Shares, or establish to the satisfaction of M Holdings that such Tax has been paid or is not payable.

(g) None of the Mosaic Parties or any of their respective Subsidiaries or affiliates shall be liable to any holder of Publicly Held Shares for any Public Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) In the event any certificates representing Publicly Held Shares shall have been lost, stolen or destroyed, M Holdings shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of a lost certificate affidavit and agreement reasonably acceptable to M Holdings to indemnify M Holdings and the transfer agent (if M Holdings does not serve as its own transfer agent) (and if requested by M Holdings or the transfer agent (if applicable), the posting of a surety bond in customary amount and upon customary terms) against any claim that may be made against M Holdings and/or the transfer agent on account of the alleged loss, theft or destruction of such certificate, by the holder thereof, the applicable Public Merger Consideration in accordance with Section 3.3(a).

(i) No dividends or other distributions declared or made with respect to M Holdings Stock with a record date before the Merger Effective Time that has not been paid prior to the Merger Effective Time shall be paid to the holder of any unsurrendered Mosaic Certificate (or Mosaic Book-Entry Shares) with respect to the shares of M Holdings Stock issuable upon surrender thereof, until the surrender of such Mosaic Certificate (or Mosaic Book-Entry Shares) in accordance with this Article III. Subject to escheat, tax, or other applicable Law, following surrender of any such Mosaic Certificate (or Mosaic Book-Entry Shares), there shall be paid to the holder of the certificate representing whole shares of M Holdings Stock (or whole uncertificated book-entry shares of M Holdings Stock) issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date before the Merger Effective Time and paid with respect to such whole shares of M Holdings Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date before the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of M Holdings Stock.

(j) The shares of M Holdings Stock issued in accordance with the terms of this Article III upon conversion of any shares of Mosaic Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Mosaic Stock. If, after the Merger Effective Time, any Mosaic Certificates (or Mosaic Book-Entry Shares) which formerly represented shares of Mosaic Stock, are presented to M Holdings for any reason, they shall be cancelled and exchanged as provided in this Article III.

SECTION 3.5 Mosaic Equity Awards. All outstanding unexercised and unexpired options to purchase shares of Mosaic Common Stock (“Mosaic Options”) or outstanding restricted stock units with respect to Mosaic Common Stock and other equity awards with respect to Mosaic Common Stock (collectively with Mosaic Options, “Mosaic Awards”) outstanding under The Mosaic Company 2004 Omnibus Stock and Incentive Plan, as amended, the IMC Global Inc. 1998 Stock Option and Award Plan, as amended, and the IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors, as amended (collectively, the “Mosaic Plans”), whether or not exercisable or vested, at the Merger Effective Time will be assumed by M Holdings. Mosaic and M Holdings agree that each Mosaic Award so assumed by M Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Mosaic Plan and any agreements thereunder immediately prior to the Merger Effective Time (including the vesting schedule (without acceleration thereof by virtue of the Merger and the other Transactions) and per share exercise prices), except that each Mosaic Award will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of M Holdings Common Stock equal to the number of shares of Mosaic Common Stock that were subject to such Mosaic Award immediately prior to the Merger Effective Time. Effective as of the Merger Effective Time, Mosaic hereby assigns to M Holdings, and M Holdings hereby assumes and agrees to perform, all obligations of Mosaic pursuant to the Mosaic Plans and each stock option agreement, restricted stock agreement and/or restricted stock unit agreement entered into pursuant to the Mosaic Plans, and each outstanding Mosaic Award granted thereunder.

SECTION 3.6 Closing of Mosaic Transfer Books. As of the close of business on the day on which the Merger Effective Time occurs, the stock transfer books of Mosaic shall be closed and there shall be no further registration of transfers on Mosaic’s stock transfer books of shares of Mosaic Stock that were outstanding immediately prior to the Merger Effective Time.

ARTICLE IV

SPLIT-OFF; DEBT EXCHANGES

SECTION 4.1 The Split-off.

(a) On the Closing Date, as promptly as practicable following the Merger Effective Time, Cargill shall consummate the Split-off by exchanging with stockholders of Cargill (the “Exchanging Cargill Stockholders”), for outstanding shares of capital stock of Cargill held by such stockholders, all of the shares of M Holdings Class A Common Stock, M Holdings Class B Common Stock and M Holdings Common Stock (excluding the Cargill Retained M Holdings Shares) received by Cargill in the Merger. Cargill shall use its reasonable best efforts to commence the Offer, and to disseminate to its stockholders all applicable Offer Documents, as soon as reasonably practicable after the date upon which Mosaic first mails the Proxy Statement to the Mosaic Shareholders. Subject to the foregoing, Cargill may, in its sole and absolute discretion, determine the terms and conditions of the Split-off, including the form, structure and terms and conditions of any transaction(s) and any Offer pursuant to which Cargill may effect the Split-off; provided, however, that (w) Cargill may not exchange M Holdings Stock with any stockholder of Cargill as part of the Split-off unless such stockholder shall have made and agreed to (for the benefit of Mosaic, M Holdings and Cargill) representations regarding such stockholder’s sophistication and qualification as an accredited investor and covenants substantially on the terms set forth on Exhibit C hereto, (x) Cargill may not exchange M Holdings Stock with any stockholder of Cargill who, to the knowledge of Cargill at the time of the Closing, is reasonably expected to be a Significant Stockholder immediately following the Split-off unless such Significant Stockholder shall have entered into the Governance Agreement, (y) any Offer made by Cargill to effect the Split-off shall comply in all material respects with Regulation 14E under the Exchange Act, to the extent applicable (it being understood that Cargill shall not be deemed to have failed to comply with its obligations under this clause (y) to the extent that its failure to comply with Regulation 14E under the Exchange Act shall have resulted from a breach by the Mosaic Parties of their obligations under Section 4.1(c)), and (z) the terms and conditions of the Split-off shall in all material respects be consistent with the terms and conditions of the Split-off set forth in the Private Letter Ruling, the IRS Ruling Submission, the Initial Tax Opinion and the Bring Down Tax Opinion. It is agreed and acknowledged that Cargill may, pursuant to the terms of the Offer, provide that all or a portion of the shares of M Holdings Class A Common Stock or M Holdings Class B Common Stock to be transferred to any or all of the Exchanging Cargill Stockholders pursuant to the Split-off may be placed in escrow for the benefit of the such stockholders on terms set forth in the Offer Documents, except that shares to be transferred to the MAC Trusts may be placed in escrow only to the extent as directed by Cargill in accordance with the terms of the MAC Exchange Agreement.

(b) To the extent reasonably requested by Cargill, the Mosaic Parties shall use their reasonable best efforts to assist Cargill in connection with the Split-off, including using reasonable best efforts to assist Cargill in connection with the preparation by Cargill of the Offer Documents and making all filings with, and obtaining all consents, approvals or authorizations of, any Governmental Authority reasonably requested by Cargill in order to consummate the Split-off. Without limiting the generality of the foregoing, the Mosaic Parties shall, to the extent reasonably requested by Cargill, (x) promptly provide to Cargill all information concerning the Mosaic Parties that is required or reasonably requested by Cargill in connection with the Split-off and the preparation of the Offer Documents and (y) make officers and employees of Mosaic reasonably available to participate in meetings, presentations and sessions with Cargill stockholders and to answer questions from, and provide information to, stockholders of Cargill concerning Mosaic and M Holdings; provided that, except for information provided pursuant to Section 4.1(c), no material, non-public information shall be provided by the Mosaic Parties to any stockholder of Cargill unless, in the good faith judgment of Cargill, the provision of such information is necessary or advisable in connection with the Offer and such stockholder agrees, in a manner reasonably acceptable to Mosaic, to keep such information confidential.

(c) The Mosaic Parties and the MAC Trusts and their respective counsel shall be given a reasonable opportunity to review and comment on the Offer Documents sufficiently in advance of any such document being disseminated to stockholders of Cargill, and Cargill shall give reasonable and good-faith consideration to any comments made by the Mosaic Parties, the MAC Trusts and their respective counsel. Cargill shall ensure that the Offer Documents do not contain, and that it does not otherwise make to any stockholder of Cargill in connection with the Split-off, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by Cargill with respect to statements or omissions based on information supplied in writing by, or on behalf of, any of the Mosaic Parties for inclusion in the Offer Documents, including information incorporated into the Offer Documents by reference to the documents filed by Mosaic or M Holdings with the SEC or (with the prior consent of Mosaic) furnished with the SEC. The Mosaic Parties shall ensure that the information supplied by them for inclusion in the Offer Documents does not contain (and the information incorporated into any of the Offer Documents by reference to the documents filed or (with the prior consent of Mosaic) furnished by Mosaic or M Holdings with the SEC does not contain), and that any statements otherwise made by any Mosaic Party to any stockholder of Cargill in connection with the Split-off do not contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each party agrees promptly to correct any information provided by it for use in any of the Offer Documents (or, in the case of Mosaic or M Holdings, information incorporated into any of the Offer Documents by reference to the documents filed or (with the prior consent of Mosaic) furnished by Mosaic or M Holdings with the SEC) if and to the extent that any such information or statement shall have become false or misleading in any material respect, and Cargill agrees to take all steps necessary to cause the Offer Documents as so corrected to be timely disseminated to the stockholders of Cargill to which the Offer is being made to the extent required by applicable Law.

(d) Notwithstanding anything in this Section 4.1 to the contrary, in the event that an Undetermined Event occurs, upon written notice delivered by Mosaic to Cargill and the MAC Trusts prior to the commencement of the Offer (and describing in reasonable detail the facts known to Mosaic regarding the Undetermined Event) requesting that Cargill delay the commencement of the Offer, Cargill shall delay the Offer until the completion of the Undetermined Event Period. In the event that an Undetermined Event occurs, Mosaic shall keep Cargill and the MAC Trusts reasonably informed during the Undetermined Event Period of the facts that become known to Mosaic regarding such Undetermined Event and, prior to the conclusion of the Undetermined Event Period, Mosaic shall provide Cargill and the MAC Trusts with information regarding such Undetermined Event as is necessary so that upon the disclosure of the information regarding such Undetermined Event in the Offer Documents, such Offer Documents would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Mosaic shall be entitled to cause Cargill to delay the Offer pursuant to this Section 4.1(d) on no more than one occasion.

(e) The Mosaic Parties shall cooperate with Cargill in connection with the delivery of certificates representing, or other evidence of ownership of, the shares of M Holdings Stock being transferred to the Exchanging Cargill Stockholders. Without limiting the generality of the foregoing, subject to Section 4.1(f), M Holdings shall deliver or cause to be delivered to Cargill new certificates representing the shares of M Holdings Stock being transferred to such Exchanging Cargill Stockholders. Such certificates that represent shares of M Holdings Stock being delivered to the MAC Trusts pursuant to the Split-off shall be delivered by M Holdings to Cargill immediately upon request following the Merger and all other certificates shall be delivered by M Holdings to Cargill as promptly as practicable thereafter. Such certificates shall be issued in such denominations and registered in such name or names as specified in writing by Cargill and, except as provided in Section 4.1(f), shall contain the following (or a substantially similar) legends:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON SALE, TRANSFER, GRANT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION (ANY SUCH ACTION, A “TRANSFER”) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AND PURSUANT TO THE TERMS OF AGREEMENTS BETWEEN THE HOLDER OF SUCH SECURITIES AND THE CORPORATION AND/OR CARGILL, INCORPORATED, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION OR CARGILL, INCORPORATED, RESPECTIVELY. ANY PURPORTED TRANSFER OR ATTEMPT TO TRANSFER THE SECURITIES REPRESENTED HEREBY OTHER THAN IN ACCORDANCE WITH THE TERMS OF THE RESTATED CERTIFICATE OF INCORPORATION AND SUCH AGREEMENTS SHALL BE NULL AND VOID AND OF NO EFFECT.

THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK, INCLUDING A CLASS OF PREFERRED STOCK THAT MAY BE ISSUED IN ONE OR MORE SERIES. THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, AND WITHOUT CHARGE, A FULL STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF THE SHARES OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS, AND RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

(f) Notwithstanding anything to the contrary set forth in Section 4.1(e), (i) shares of M Holdings Common Stock being transferred by Cargill to the MAC Trusts in the Split-off and to be sold by the MAC Trusts on or about the Closing Date in the First Formation Offering shall be issued and delivered by M Holdings in certificated or book entry form, without any legends (except, in the case of any such shares issued in certificated form, as required by Section 151(f) of the DGCL), in such denominations, to such Persons or Persons and registered in such name or names and otherwise as shall be reasonably requested by the managing underwriters for the First Formation Offering in order to facilitate such offering and (ii) M Holdings shall remove all legends (except, in the case of any such shares issued in certificated form, as required by Section 151(f) of the DGCL) from shares of M Holdings Stock being Transferred in any Formation Offering, S&P 500 Index Inclusion Offering, Private Sale (as defined in the Registration Agreement), Market Sale (as defined in the Registration Agreement) or Permitted MAC Trust Redemption (as defined in the Registration Agreement).

(g) Notwithstanding any other provision of this Agreement, no fractional shares of M Holdings Common Stock, M Holdings Class A Common Stock or M Holdings Class B Common Stock shall be assigned,

transferred, conveyed or delivered to any Exchanging Cargill Stockholder pursuant to the Split-off. In lieu of any such fractional share, Cargill shall pay to each Exchanging Cargill Stockholder that otherwise would be entitled to receive such fractional share an amount in cash determined pursuant to the terms of the Offer.

(h) From and after the consummation of the Split-off, M Holdings shall regard the Exchanging Cargill Stockholders as the record holders of M Holdings Stock (for purposes of rights to dividends, voting rights and otherwise), subject to any transfers of such shares, without requiring any action on the part of such Persons.

(i) At any time from and after the six (6) month anniversary of the Closing Date, any Exchanging Cargill Stockholder or MAC Trust may request replacement certificates omitting the legend contained in the third paragraph of Section 4.1(e) hereto, provided that such request is accompanied by a certification that (1) such requesting Exchanging Cargill Stockholder or MAC Trust has held the M Holdings Stock represented by such certificates for a period of at least six (6) months, as determined in accordance with Rule 144(d)(3) under the Securities Act (or any successor provision) and (2) as of such date such requesting Exchanging Cargill Stockholder or MAC Trust is not an “affiliate” of M Holdings as such term is used by Rule 144 under the Securities Act.

SECTION 4.2 Debt Exchanges.

(a) Cargill shall consummate, on the Closing Date, as promptly as practicable after the Merger Effective Time, the Initial Debt Exchange. After the Closing Date, Cargill may also consummate one or more Follow-on Debt Exchanges (together with the Initial Debt Exchange, the “Debt Exchanges”). Subject to Section 4.2(c), Cargill may, in its sole and absolute discretion, determine the terms and conditions, and the structure, of the Initial Debt Exchange and the terms and conditions, and the structure of any Follow-on Debt Exchanges; provided, however, that the terms and conditions, and the structure, of the Initial Debt Exchange and any Follow-on Debt Exchange shall be (x) in all material respects consistent with the terms and conditions, and the structure, of the Debt Exchanges described in any of the Private Letter Ruling, the IRS Ruling Submission, the Initial Tax Opinion or the Bring Down Tax Opinion, (y) conducted in a manner that is not required to be registered under the Securities Act and (z) to the extent applicable, in accordance with the terms of the Registration Agreement.

(b) Subject to Section 4.2(c), (i) to the extent reasonably requested by Cargill, the Mosaic Parties shall use their reasonable best efforts to assist Cargill in connection with the Initial Debt Exchange or any Follow-on Debt Exchange, including using reasonable best efforts to assist Cargill in making all filings with, and obtaining all consents, approvals or authorizations of, any Governmental Authority reasonably requested by Cargill in order to consummate the Initial Debt Exchange or any Follow-on Debt Exchange, and (ii) M Holdings shall take such other actions as shall otherwise be reasonably requested by Cargill to facilitate the delivery to the Exchanging Cargill Debt Holders of the Cargill Retained M Holdings Shares being transferred by Cargill to the Exchanging Cargill Debt Holders on the Closing Date pursuant to the Initial Debt Exchange and/or after the Closing Date pursuant to any Follow-on Debt Exchange, including to the extent reasonably requested by Cargill (A) making officers and employees of Mosaic and M Holdings reasonably available to participate in meetings, presentations and sessions with Exchanging Cargill Debt Holders or potential Exchanging Cargill Debt Holders and to answer questions from, and provide information to, Exchanging Cargill Debt Holders or potential Exchanging Cargill Debt Holders concerning Mosaic and M Holdings (provided that no Mosaic Party shall have any obligation pursuant to this clause (A) to provide any material, non-public information to any Exchanging Cargill Debt Holder or potential Exchanging Cargill Debt Holder unless in the good faith judgment of Cargill the provision of such information is necessary or advisable to facilitate the Initial Debt Exchange or any Follow-on Debt Exchange and such Exchanging Cargill Debt Holder or potential Exchanging Cargill Debt Holder agrees, in a manner reasonably acceptable to Mosaic, to keep such information confidential) and (B) executing and delivering Debt Exchange Agreements in a form reasonably acceptable to Mosaic and Cargill.

(c) Notwithstanding anything herein to the contrary, Cargill shall consult in advance with the Mosaic Parties regarding the terms, structure and legal documents relating to any such Debt Exchange and obtain the consent of

Mosaic to any documentation relating to any such Debt Exchange to which any Mosaic Party (or any of their Subsidiaries) is a party and/or pursuant to which such Mosaic Party has any potential liability or obligation (other than any de minimis liability or obligation), which consent shall not be unreasonably withheld or delayed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MOSAIC PARTIES

Except as set forth (a) in the Annual Report on Form 10-K for the year ended May 31, 2010 filed by Mosaic with the SEC on July 23, 2010, the Quarterly Report on Form 10-Q for the quarter ended August 31, 2010 filed by Mosaic with the SEC on October 12, 2010 and Amendment No. 1 thereto filed on October 29, 2010, the Quarterly Report on Form 10-Q for the quarter ended November 30, 2010 filed by Mosaic with the SEC on January 6, 2011 and the Current Reports on Form 8-K filed by Mosaic with the SEC after May 31, 2010 and prior to the date of this Agreement (collectively, the “Mosaic Recent Filings”) (other than any forward-looking statements in the Risk Factors sections and other forward-looking statements set forth in such Mosaic Recent Filings) (provided that this clause (a) shall apply only to the extent that the nature and content of the disclosure in the Mosaic Recent Filings is reasonably apparent on the face of the text of such disclosure to be applicable to the subject matter of the representation or warranty intended to be qualified thereby), or (b) in the disclosure schedule delivered by the Mosaic Parties to Cargill (the “Mosaic Disclosure Schedule”) simultaneously with the execution of this Agreement, the Mosaic Parties jointly and severally represent and warrant to Cargill (and, with respect solely to Section 5.7, the MAC Trusts), on the date of this Agreement and on the Closing Date (or as of such specific date in the case of any representation or warranty expressly made as of a specific date), as follows:

SECTION 5.1 Organization and Power. Each Mosaic Party is duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization, as the case may be, and has all requisite corporate or other organizational power and authority necessary to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.

SECTION 5.2 Authorization and Enforceability.

(a) The execution, delivery and performance by each Mosaic Party of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of each Mosaic Party, except that (v) Mosaic’s ability to consummate the Merger is subject to receipt of the Mosaic Shareholder Approval, (w) Merger Sub’s ability to consummate the Merger is subject to the adoption and/or approval of this Agreement and the Merger by M Holdings as the sole member of Merger Sub, (y) the amendment and restatement of the certificate of incorporation of M Holdings contemplated by Section 3.2(c) is subject to the approval of the M Holdings Board of Directors and adoption by Mosaic as the sole stockholder of M Holdings in each case prior to the Closing Date and (z) the amendment and restatement of the certificate of incorporation of M Holdings contemplated by Section 3.2(d) is subject to the approval of the M Holdings Board of Directors and the adoption by Mosaic as the sole stockholder of M Holdings in each case prior to the Closing Date. This Agreement has been duly executed and delivered by each Mosaic Party, and the other Transaction Documents to which any of the Mosaic Parties is or will be a party has been or will be duly executed and delivered by each Mosaic Party that is or will be a party thereto, and assuming due authorization, execution and delivery of this Agreement and such other Transaction Documents by Cargill and the other parties thereto (other than the Mosaic Parties), this Agreement and each of such other Transaction Documents is or will be a valid and binding obligation of each Mosaic Party that is or will be a party thereto, enforceable against each such Mosaic Party in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer or similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and by general principles of equity, and (ii) with respect to the rights of indemnification and contribution hereunder, where enforcement hereof may be limited by federal or state securities Laws or the policies underlying such Laws.

(b) The affirmative votes (in person or by proxy) of both (i) the holders of a majority of the outstanding shares of Mosaic Common Stock and (ii) the holders of a majority of the outstanding shares of Mosaic Common Stock not held by Cargill or any of its Subsidiaries, in favor of the adoption of this Agreement (the “Mosaic Shareholder Approval”) are the only votes or approvals of the holders of any class or series of capital stock of Mosaic that is necessary to consummate the Merger and the other Transactions.

(c) The Mosaic Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Transaction Documents and the Transactions are advisable and fair to, and in the best interests of, the Mosaic Shareholders (other than Cargill or any of its Subsidiaries), (ii) recommended that the Board of Directors approve this Agreement, the Transaction Documents and the Transactions, and (iii) resolved to recommend that the Mosaic Shareholders vote to adopt this Agreement. The Board of Directors of Mosaic, at a meeting duly called and held, (i) approved this Agreement, the other Transaction Documents and the Transactions, (ii) determined that this Agreement, the Transaction Documents and the Transactions are advisable and fair to, and in the best interests of, the Mosaic Shareholders (other than Cargill or any of its Subsidiaries), (iii) resolved to recommend that the Mosaic Shareholders vote to adopt this Agreement, and (iv) directed that this Agreement be submitted to the Mosaic Shareholders for their adoption at a meeting duly called and held for such purpose.

(d) The Board of Directors of Mosaic and the Board of Directors of M Holdings have each approved the Transactions for purposes of Section 203 of the DGCL.

SECTION 5.3 Non-Contravention. The execution, delivery and performance by each Mosaic Party of this Agreement and the other Transaction Documents to which it is or will be a party and the compliance by the Mosaic Parties with the provisions hereof and thereof and the consummation of the Transactions will not conflict with, violate or result in any breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the right of termination or acceleration under, or require any notice or consent under (i) any provision of the certificate of incorporation, bylaws or similar organizational documents of any Mosaic Party; or (ii) any Contract or Law applicable to any Mosaic Party or their Subsidiaries or any of their respective properties or assets, assuming that all consents, approvals, orders, authorizations, registrations and declarations contemplated by Section 5.4 have been obtained and all filings described therein have been made, other than any such conflict, violation, breach, default, termination and acceleration under clause (ii) that, individually or in the aggregate, would not reasonably be expected to have a Mosaic Material Adverse Effect. Except as specifically contemplated by Section 3.5, none of the Transactions will result in any adjustment of the number of shares subject to, or the terms of, including exercise price, any outstanding Mosaic Awards or result in the acceleration of the vesting of, or enhancement of any of the benefits under, any such outstanding Mosaic Awards.

SECTION 5.4 Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, (a) the Securities Act or the Exchange Act, and any applicable foreign or state securities laws, (b) the rules and regulations of the NYSE, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing with the Secretary of State of the State of Delaware of an amended and restated certificate of incorporation of M Holdings as contemplated by Section 3.2(c) and an amended and restated certificate of incorporation of M Holdings as contemplated by Section 3.2(d), (d) filings (if any) required under, and compliance with other applicable requirements of the HSR Act (clauses (a)-(d) collectively, the “Mosaic Required Consents”), and (e) any consent, approval, action or filing the absence of which would not have, or reasonably be expected to have, individually or in the aggregate, a Mosaic Material Adverse Effect, no consents, approvals or orders of, or filings, declaration or registrations with, any Governmental Authority are required on the part of any Mosaic Party or any of its Subsidiaries in connection with the execution, delivery and performance by each Mosaic Party of this Agreement and the other Transaction

Documents to which it is or will be a party and the compliance by the Mosaic Parties with the provisions hereof and thereof and the consummation of the Transactions.

SECTION 5.5 Capital Stock.

(a) As of the date of this Agreement, the authorized capital stock of Mosaic consists of 715,000,000 shares of which 700,000,000 shares are Mosaic Common Stock and 15,000,000 shares are Mosaic Preferred Stock. As of the close of business on January 14, 2011 (the “Capitalization Date”), there were 446,178,085 shares of Mosaic Common Stock outstanding. As of the date of this Agreement, there are no shares of Mosaic Preferred Stock outstanding or held in treasury. As of the Capitalization Date, there were (i) 2,807,6558 shares of Mosaic Common Stock subject to outstanding and unexercised Mosaic Options with a weighted average exercise price of $35.72 per share and (ii) 532,762 restricted stock units with respect to Mosaic Common Stock. Since the Capitalization Date through the date of this Agreement, Mosaic has not issued any shares of Mosaic Common Stock other than pursuant to the vesting or exercise of Mosaic Awards in accordance with their terms and has not issued or granted any Mosaic Awards. All of the issued and outstanding shares of Mosaic Common Stock are duly authorized, validly issued in compliance with applicable Law, fully paid and non-assessable and not entitled to pre-emptive rights. Other than the Mosaic Awards, neither Mosaic nor any of its Subsidiaries has outstanding, or is under any obligation, contingent or otherwise, with respect to, any preemptive or other rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interests in Mosaic, or any other security or right that may entitle its holder to vote, or participate with respect to dividends or upon liquidation of Mosaic, with the holders of shares of capital stock or other equity interests of Mosaic (any such securities or rights, “Mosaic Equity Linked Securities”), or any Contract of any kind relating to the issuance of any capital stock of or other equity interest in Mosaic, any such convertible or exchangeable securities, any such rights, warrants or options, or any Mosaic Equity-Linked Securities. Immediately after the Merger Effective Time, Mosaic will be a wholly-owned Subsidiary of M Holdings.

(b) As of the date of this Agreement, the authorized capital stock of M Holdings consists of 1,000 shares of common stock, par value $0.01 per share, of which one share is issued and outstanding and such issued and outstanding share of common stock is owned of record and beneficially solely by Mosaic. Such issued and outstanding share of common stock of M Holdings is, and when shares of M Holdings Common Stock are issued pursuant to the reclassification pursuant to the amendment and restatement of the certificate of incorporation of M Holdings contemplated by Section 3.2(c) of this Agreement and when shares of M Holdings Common Stock, M Holdings Class A Common Stock and M Holdings Class B Common Stock are issued in connection with the Merger, such shares will be, duly authorized, validly issued in compliance with applicable Law, fully paid and non-assessable, not entitled to pre-emptive rights. Neither M Holdings nor any of its Subsidiaries has outstanding, or is under any obligation, contingent or otherwise, with respect to, any preemptive or other rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interests in M Holdings, or any other security or right that may entitle its holder to vote, or participate with respect to dividends or upon liquidation of M Holdings, with the holders of shares of capital stock or other equity interests of M Holdings (any such securities or rights, “M Holdings Equity Linked Securities”), or any Contract relating to the issuance of any shares of capital stock or other equity interests in M Holdings, any such convertible or exchangeable securities, any such rights, warrants or options or any M Holdings Equity Linked Securities.

(c) As of the date of this Agreement, M Holdings is the sole member of Merger Sub. All limited liability company interests of Merger Sub issued and outstanding are duly authorized, validly issued in compliance with applicable Law, fully paid and non-assessable, and not entitled to pre-emptive rights. As of the date of this Agreement, Merger Sub does not have authorized or outstanding any membership interests or voting securities of Merger Sub, or any securities of Merger Sub convertible into or exchangeable for shares of capital stock or other securities of Merger Sub, other than the limited liability company interests held by M Holdings. Merger Sub was organized solely for the purposes of effectuating the Merger upon the terms and subject to the conditions of this Agreement. Merger Sub has no liabilities, commitments or obligations of any kind (known or unknown, fixed or contingent) other than the obligations set forth in or arising from this Agreement and has not entered into any Contracts other than this Agreement.

SECTION 5.6 Brokers and Other Advisors. Except for J.P. Morgan Securities LLC and Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Mosaic (except as otherwise provided in this Agreement or as determined in accordance with the Registration Agreement), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or reimbursement of expenses, in connection with the Merger or the Split-off based upon arrangements made by or on behalf of any Mosaic Party or any of their respective Subsidiaries.

SECTION 5.7 SEC Reports. Mosaic (and, to the extent applicable, M Holdings) has timely filed with or otherwise furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since January 1, 2009, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (these documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and the schedules and exhibits thereto, the “Mosaic Parties’ SEC Reports”). The Mosaic Parties’ SEC Reports filed or furnished with or to the SEC prior to the date of this Agreement, at the time filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing), (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to the Mosaic Parties’ SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Mosaic Parties’ SEC Reports to be filed or furnished with or to the SEC from the date of this Agreement through the Closing Date (other than the Mosaic Transaction Documents, which shall be subject to the provisions set forth in Sections 7.2(d) and (e)), at the time filed or furnished, (i) will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to the Mosaic Parties’ SEC Reports and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.8 Financial Statements. The audited consolidated financial statements and the other financial statements of Mosaic and its consolidated Subsidiaries included in the Mosaic Parties’ SEC Reports (including in each case any related notes and schedules) filed with the SEC prior to the date of this Agreement, at the time filed fairly present, and any audited consolidated financial statements and the other financial statements of Mosaic and its consolidated Subsidiaries to be included in the Mosaic Parties’ SEC Reports (including in each case any related notes and schedules) to be filed with the SEC from the date of this Agreement through the Closing Date will fairly present, in all material respects, the consolidated financial position of Mosaic and its consolidated Subsidiaries as of the dates set forth therein and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case (A) were, or will be, as applicable, prepared from, and in accordance with, the books and records of Mosaic and its Subsidiaries in all material respects, and (B) were, or will be, as applicable, prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal and recurring year-end adjustments).

SECTION 5.9 Internal Control. (a) Mosaic has established and maintains (and as of the Closing Date M Holdings will have established and maintained) a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the Sarbanes-Oxley Act and the Exchange Act and the rules promulgated thereunder and has been designed by Mosaic’s (or M Holdings’) Chief Executive Officer and Chief Financial Officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and (b) except as disclosed as required in the Mosaic Parties’ SEC Reports filed by Mosaic with the

SEC prior to the date of this Agreement, Mosaic’s (or M Holdings’, as applicable) internal control over financial reporting is effective, and Mosaic (or M Holdings, as applicable) is not aware of any material weaknesses in its internal control over financial reporting.

SECTION 5.10 Disclosure Controls and Procedures. Mosaic has established and maintains (and as of the Closing Date M Holdings will have established and maintained) disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) of the Exchange Act) in accordance with the Sarbanes-Oxley Act and the Exchange Act and the rules promulgated thereunder; such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to Mosaic (or M Holdings, as applicable) and its Subsidiaries is made known to Mosaic’s (or M Holdings’, as applicable) Chief Executive Officer and its Chief Financial Officer by others within Mosaic (or M Holdings, as applicable); and except as disclosed as required in the Mosaic Parties’ SEC Reports filed by Mosaic with the SEC prior to the date of this Agreement, such disclosure controls and procedures are effective to provide such reasonable assurance.

SECTION 5.11 No Material Adverse Change. Since May 31, 2010, there has not been any Event or Events that have had or would be reasonably expected to have, either individually or in the aggregate, a Mosaic Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF CARGILL

Except as disclosed in the disclosure schedule delivered by Cargill to Mosaic (the “Cargill Disclosure Schedule”) simultaneously with the execution of this Agreement, Cargill hereby represents and warrants to Mosaic, on the date of this Agreement and on the Closing Date (or as of such specific date in the case of any representation or warranty expressly made as of a specific date), as follows:

SECTION 6.1 Organization and Power. Cargill is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.

SECTION 6.2 Authorization and Enforceability. The execution, delivery and performance by Cargill of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of Cargill. Subject to compliance with, or receipt of waivers of, the notice and option to purchase provisions set forth in Article IV, Section 10 of the certificate of incorporation of Cargill, or the adoption of amendments to the certificate of incorporation of Cargill to otherwise permit the transactions contemplated hereby, no other corporate action or proceedings on the part of Cargill is necessary to authorize the execution, delivery and performance by Cargill of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation of the Transactions. Subject to compliance with, or receipt of waivers of, the notice and option to purchase provisions set forth in Article IV, Section 10 of the certificate of incorporation of Cargill, or the adoption of amendments to the certificate of incorporation of Cargill to otherwise permit the transactions contemplated hereby, no vote or consent of the stockholders of Cargill is necessary to adopt or approve this Agreement or the other Transaction Documents or approve the Transactions under applicable Law or otherwise. This Agreement has been duly executed and delivered by Cargill, and the other Transaction Documents to which it is or will be a party has been or will be duly executed and delivered by Cargill, and assuming due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties thereto, this Agreement and each of such other Transaction Documents is or will be a valid and binding obligation of Cargill, enforceable against Cargill in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer or similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and by general principles of equity, and (ii) with respect to the rights of indemnification and contribution hereunder, where enforcement hereof may be limited by federal or state securities Laws or the policies underlying such Laws. The Board of Directors of Cargill, at a meeting duly called and held, has approved the Transaction Documents and the Transactions.

SECTION 6.3 Non-Contravention. The execution, delivery and performance by Cargill of this Agreement and the other Transaction Documents to which it is or will be a party and the compliance by Cargill with the provisions hereof and thereof and the consummation of the Transactions, will not conflict with, violate or result in any breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the right of termination or acceleration under, or require any notice or consent under (a) any provision of the certificate of incorporation or bylaws of Cargill (subject to compliance with, or receipt of waivers of, the notice and option to purchase provisions set forth in Article IV, Section 10 of the certificate of incorporation of Cargill, or the adoption of amendments to the certificate of incorporation of Cargill to otherwise permit the transactions contemplated hereby); or (b) any Contract or Law applicable to Cargill or any of its Subsidiaries or any of their respective properties or assets, assuming that all consent, approvals, orders, authorizations, registrations and declarations contemplated by Section 6.4 have been obtained and all filings described therein have been made, other than any such conflict, violation, breach, default, termination and acceleration under clause (b) that, individually or in the aggregate, would not reasonably be expected to have a Cargill Material Adverse Effect.

SECTION 6.4 Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, (a) the Securities Act or the Exchange Act, and any applicable foreign or state securities laws, (b) filings (if any) required under, and compliance with other applicable requirements of the HSR Act (collectively, the “Cargill Required Consents”), (c) the Private Letter Ruling, the IRS Ruling Submission and related filings and declarations and (d) any consent, approval, action or filing the absence of which would not have, or reasonably be expected to have, individually or in the aggregate, a Cargill Material Adverse Effect, no consents, approvals or orders of, or filings, declaration or registrations with, any Governmental Authority are required on the part of Cargill or any of its Subsidiaries in connection with the execution, delivery and performance by Cargill of this Agreement and the other Transaction Documents to which it is or will be a party and the compliance by the Cargill with the provisions hereof and thereof and the consummation of the Transactions. As of the date of this Agreement, Cargill has no knowledge or reason to believe that it will not be able to obtain the Cargill Required Consents.

SECTION 6.5 Title to Shares of Mosaic Common Stock. As of the date of this Agreement, Cargill directly owns 11,631,933 shares of Mosaic Common Stock, GNS I, a direct wholly-owned Subsidiary of Cargill, directly owns 30,155,221 shares of Mosaic Common Stock, and CFI, a direct majority-owned Subsidiary of Cargill, directly owns 243,972,618 shares of Mosaic Common Stock.

SECTION 6.6 Brokers and Other Advisors. Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by Cargill (or as determined in accordance with the Registration Agreement), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or reimbursement of expenses, in connection with any of the Transactions based upon arrangements made by or on behalf of Cargill or any of its Subsidiaries or similar rights.

SECTION 6.7 Initial Tax Opinion. As of the date of this Agreement Cargill has received the Initial Tax Opinion.

ARTICLE VII

COVENANTS

SECTION 7.1 Interim Covenants.

(a) From the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement or the other Transaction Documents, required by Law or the regulations or requirements of any stock exchange applicable to the Mosaic Parties, disclosed in Section 7.1 of the Mosaic Disclosure Schedule, without Cargill’s written consent (which consent shall not be unreasonably withheld or delayed):

(i) none of the Mosaic Parties shall approve, amend or propose to amend the certificate of incorporation or by-laws or equivalent organizational documents of any of the Mosaic Parties in a manner that would adversely affect the rights of the Mosaic Shareholders in any material respect or that would reasonably be expected to delay or impair the Transactions or the parties’ ability to comply with their obligations under the Transaction Documents;

(ii) none of the Mosaic Parties shall enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or conversion or effect any partial liquidation, dissolution, merger, consolidation or conversion;

(iii) neither Mosaic nor M Holdings shall, nor shall Mosaic or M Holdings permit any of their respective Subsidiaries to, sell, issue, transfer, redeem, grant, pledge, hypothecate, distribute or otherwise dispose of any shares of capital stock, or any other voting securities, of any Mosaic Party, or any rights, options, warrants or securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of capital stock or other voting securities of, any Mosaic Party (whether or not then convertible, exchangeable, exercisable or then entitling the holder to subscribe), other than (x) the issuance by Mosaic of shares of Mosaic Common Stock pursuant to the exercise or vesting of Mosaic Awards outstanding under the Mosaic Plans and (y) the grant by Mosaic of Mosaic Awards (other than shares of Mosaic Common Stock) prior to the Share Number Date in the ordinary course of business consistent with past practice, so long as no such Mosaic Awards shall vest or become exercisable in the ordinary course until after the earlier of the Closing Date and the termination of this Agreement;

(iv) neither Mosaic nor M Holdings shall, nor shall Mosaic or M Holdings permit any of their respective Subsidiaries to, accelerate the vesting or exercisability of any of the Mosaic Awards, except as may be required by the terms thereof;

(v) Mosaic shall not, and Mosaic shall not permit any of its Subsidiaries to, change the principal business of Mosaic and its Subsidiaries, taken as a whole, from the business of mining, producing, marketing and selling phosphate and potash fertilizer and phosphate- and potash-based animal feed products to any different line of business, or enter into any line of business that is not reasonably related or complementary to the business of mining, producing, marketing and selling phosphate and potash fertilizer and phosphate- and potash-based animal feed products;

(vi) Mosaic shall not, and Mosaic shall not permit any of its Subsidiaries to, acquire, or enter into any agreement to acquire any businesses, assets, product lines, business units, business operations, equity securities or other properties, including by way of merger or consolidation or otherwise, other than acquisitions (a) that would not give rise to a requirement on the part of Mosaic to file with the SEC financial statements for any acquired businesses on a Current Report on Form 8-K or in connection with any proxy statement or registration statement of Mosaic or M Holdings, and (b) that are not material to Mosaic (or, following the Merger, M Holdings) and its Subsidiaries, taken as a whole;

(vii) Mosaic shall not, and Mosaic shall not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of, “hold for sale, transfer or other disposition” or discontinue the operations of, any businesses, assets, product lines, business units, business operations, equity securities or other properties, including by way of merger or consolidation or otherwise, unless such action or actions (a) would not give rise to a requirement on the part of Mosaic or M Holdings to file with the SEC pro forma or restated financial statements and (b) would not be material to Mosaic (or, following the Merger, M Holdings) and its Subsidiaries, taken as a whole;

(viii) none of the Mosaic Parties shall, nor shall any of them permit any of their respective Subsidiaries to, redeem, purchase or otherwise acquire any of the outstanding shares of shares of capital stock, or any other voting securities, of any Mosaic Party, or any right, options, warrants or securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of capital stock, or other voting securities of, any Mosaic Party (whether or not then convertible, exchangeable, exercisable or then entitling the holder to subscribe), except for the acquisition by any Mosaic Party of any shares of capital stock in the ordinary course in connection with the exercise or vesting of equity-based awards granted under any employee or director benefit plan or arrangement of any Mosaic Party (including in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with such exercises or vesting);

(ix) neither Mosaic nor Mosaic Holdings shall (A) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or other form) in respect of, any shares of its capital stock (other than ordinary course quarterly cash dividends by Mosaic to its stockholders (including any ordinary course increases in such quarterly dividends)) or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock; and

(x) none of the Mosaic Parties shall authorize any of, or commit to do or enter into any Contract with respect to any of, the foregoing actions referenced in clauses (i) through (ix) of this Section 7.1(a) or publicly announce an intention to take any of the actions referenced in clauses (i) through (ix) of this Section 7.1(a).

(b) Immediately following the execution and delivery of this Agreement, M Holdings, in its capacity as the sole member of Merger Sub, will adopt and approve this Agreement and approve the Merger, and such adoption and approval is the only vote or approval of the holders of any class or series of the equity securities of Merger Sub that is necessary to adopt and approve this Agreement and the Merger and consummate the Merger and the other Transactions.

(c) From the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, each of Mosaic and M Holdings shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder.

(d) From the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement or the other Transaction Documents (including with respect to any action taken in connection with the First Formation Offering) or required by Law, without Cargill’s written consent (which consent shall not be unreasonably withheld or delayed), Mosaic and M Holdings shall not, nor shall any Mosaic Party authorize, permit or direct any of its Subsidiaries or any of their respective Representatives to:

(i) knowingly facilitate the acquisition of shares of Mosaic Common Stock by any Person or coordinating group (as defined in Treasury Regulation § 1.355-7(h)(4)) other than Cargill and its Subsidiaries, including by furnishing any material, non-public information concerning any Mosaic Party to any such Person or coordinating group, if, to the knowledge of Mosaic, such acquisition would result in any Person beneficially owning, directly or indirectly, ten percent (10%) or more of the outstanding shares of Mosaic Common Stock; or

(ii) knowingly facilitate the participation in the management or operation of Mosaic (including by becoming a director of Mosaic) by a Person or coordinating group (as defined in Treasury Regulation

§ 1.355-7(h)(4)) other than Cargill and its Subsidiaries who, to the knowledge of Mosaic, beneficially owns, directly or indirectly, five percent (5%) or more of the outstanding shares of Mosaic Common Stock.

SECTION 7.2 Mosaic Shareholder Meeting; Preparation of Proxy Statement and Registration Statement; Mosaic Board Recommendation.

(a) Mosaic shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of the Mosaic Shareholders (the “Mosaic Shareholders Meeting”) as promptly as reasonably practicable following the date hereof for the purpose of obtaining the Mosaic Shareholder Approval and shall take all reasonable action to solicit the Mosaic Shareholder Approval. Notwithstanding any Change in the Mosaic Recommendation, unless this Agreement has been terminated pursuant to the terms hereof, this Agreement shall be submitted to the Mosaic Shareholders at the Mosaic Shareholder Meeting and nothing contained herein shall be deemed to relieve Mosaic of such obligation.

(b) As soon as reasonably practicable after the date of this Agreement, (x) Mosaic and M Holdings shall prepare and M Holdings shall file with the SEC a registration statement on Form S-4 to register all shares of M Holdings Stock that will be issued in connection with the Merger (such registration statement, as it may be amended and supplemented, the “Form S-4”), which shall include a proxy statement (as it may be amended and supplemented, the “Proxy Statement”) to be used to obtain the Mosaic Shareholder Approval at the Mosaic Shareholders Meeting and (y) Mosaic shall file with the SEC the Proxy Statement. Mosaic and M Holdings shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, including filing all necessary amendments and supplements to have the Form S-4 declared effective, and the Proxy Statement cleared by the SEC for mailing in definitive form, as promptly as practicable after the filing thereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger.

(c) The Proxy Statement shall state that (i) the Mosaic Special Committee and the Board of Directors of Mosaic determined that this Agreement, the applicable Transaction Documents and the Transactions are advisable and fair to and in the best interests of the Mosaic Shareholders (other than Cargill or any of its Subsidiaries); (ii) the Mosaic Special Committee recommended that the Board of Directors approve this Agreement, the applicable Transaction Documents and the Transactions; and (iii) the Mosaic Special Committee and the Board of Directors of Mosaic recommends that the Mosaic Shareholders vote to adopt this Agreement (such recommendation described in clause (iii), the “Mosaic Recommendation”) (except to the extent that the Mosaic Special Committee or the Board of Directors of Mosaic effects a Change in the Mosaic Recommendation in accordance with Section 7.2(g)).

(d) Mosaic and M Holdings shall take all steps necessary on the part of Mosaic and M Holdings for the Form S-4, the Proxy Statement and any other documents relating to the Merger filed with or furnished to the SEC, or disclosed to the Mosaic Shareholders, by Mosaic or M Holdings, in connection with the Merger (collectively, the “Mosaic Transaction Documents”), in each case to the extent applicable, to be timely filed with the SEC, to comply in all material respects with the Securities Act and the Exchange Act (it being understood that Mosaic and M Holdings shall not be deemed to have failed to comply with its obligations under this paragraph (d) to the extent that its failure to so comply shall have resulted from a breach by Cargill of its obligations under Section 7.2(e)).

(e) Cargill shall provide to the Mosaic Parties all information concerning Cargill, its Subsidiaries and its stockholders that is required or reasonably requested by Mosaic and M Holdings in connection with the preparation of the Mosaic Transaction Documents. Cargill and the MAC Trusts and their respective counsel shall be given a reasonable opportunity to review and comment on the Mosaic Transaction Documents, in each case and each time, sufficiently in advance of any such document being filed with or furnished to the SEC or disseminated to Mosaic Shareholders, and Mosaic and M Holdings shall give reasonable and good faith consideration to any comments made by Cargill, the MAC Trusts or their respective counsel. The Mosaic Parties agree that at the time of filing of the Mosaic Transaction Documents with the SEC, on the date of the dissemination the Mosaic Transaction Documents to Mosaic Shareholders and at the time of the Mosaic Shareholders Meeting, (i) none of the information included or incorporated by reference in the Mosaic Transaction Documents shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that (for the avoidance of doubt) no covenant, agreement, representation or warranty is made by the Mosaic Parties with respect to statements or omissions based on information supplied in writing by, or on behalf of, Cargill for inclusion in the Mosaic Transaction Documents. Cargill agrees that at the time of filing of the Mosaic Transaction Documents with the SEC, on the date of the dissemination of the Mosaic Transaction Documents to Mosaic Shareholders and at the time of the Mosaic Shareholders Meeting, the information supplied by it in writing for inclusion in the Mosaic Transaction Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each party agrees promptly to correct any information provided by it for use in any of the Mosaic Transaction Documents (or, in the case of Mosaic or M Holdings, information incorporated into any of the Mosaic Transaction Documents by reference) if and to the extent that any such information shall have become false or misleading in any material respect, and Mosaic and M Holdings agree to take all steps necessary to cause the Mosaic Transaction Documents as so corrected to be timely filed with or furnished to the SEC, and/or disseminated to the Mosaic Shareholders, to the extent required by applicable Law.

(f) Mosaic and M Holdings shall provide Cargill and the MAC Trusts and their respective counsel with (A) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Mosaic Transaction Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with such party or its counsel in any discussions or meetings with the SEC.

(g) The Mosaic Special Committee and the Board of Directors of Mosaic shall not fail to make, and shall not withdraw, qualify, amend or modify or publicly propose to withdraw, qualify, amend or modify the Mosaic Recommendation (any of the foregoing, a “Change in the Mosaic Recommendation”). Notwithstanding the foregoing, the Mosaic Special Committee and/or the Board of Directors of Mosaic may, prior to receipt of the Mosaic Shareholder Approval, effect a Change in the Mosaic Recommendation in response to one or more Intervening Events if (a) the Mosaic Special Committee or the Board of Directors of Mosaic shall have determined in good faith, after considering advice from outside legal counsel that its failure to effect a Change in the Mosaic Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and (b) the Mosaic Special Committee or the Board of Directors of Mosaic promptly notifies Cargill, in writing, at least three (3) Business Days before effecting a Change in Mosaic Recommendation, of its intention to do so, describing the applicable Intervening Event. To the extent Cargill proposes changes to the terms of the Transactions during the three (3) Business Day period referred to above, the Mosaic Parties shall negotiate in good faith with Cargill with respect to such changes during such period, and the Mosaic Special Committee or the Board of Directors of Mosaic shall not effect a Change in Mosaic Recommendation unless the Mosaic Special Committee or the Board of Directors of Mosaic shall have determined in good faith, after considering advice from outside legal counsel that, notwithstanding any modifications to the terms of the Transactions proposed by Cargill, its failure to effect a Change in the Mosaic Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. “Intervening Event” means a material Event that was not known by the Mosaic Special Committee on the date of this Agreement (or if known, the consequences of which were not known to the Mosaic Special Committee as of the date hereof), which Event (or consequences) becomes known to the Mosaic Special Committee before the receipt of the Mosaic Shareholder Approval.

(h) Nothing contained in Section 7.2(g) or otherwise shall prohibit (x) the Mosaic Special Committee or the Board of Directors of Mosaic from taking and disclosing to the Mosaic Shareholders a position contemplated by

Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable proposal or an express reaffirmation of its recommendation to its stockholders of the Mosaic Recommendation shall be deemed to be a Change in the Mosaic Recommendation or (y) accurate disclosure (and such disclosure shall not be deemed a Change in Mosaic Recommendation) of factual information regarding the business, financial condition, results of operations or otherwise of Mosaic or any of its Subsidiaries to the extent Mosaic in good faith determines that such disclosure of such information is required to be disclosed under applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Mosaic Parties.

SECTION 7.3 Efforts; Cooperation.

(a) Subject to Section 7.3(d), each of the Mosaic Parties and Cargill shall use their reasonable best efforts to cooperate with each other and to cause the Merger, the Split-off, the Initial Debt Exchange and the First Formation Offering to be consummated as promptly as practicable after the date hereof in accordance with the terms hereof and the other Transaction Documents, including using its reasonable best efforts (i) to make promptly any filings that may be required by such party under applicable Law or by any Governmental Authority, and to supply promptly any additional information or documentary material that may be requested by a Governmental Authority, if any, (ii) to obtain all other consents, approvals and authorizations that are required to be obtained by such party under any federal, state, local or foreign Law, (iii) to lift or rescind any Order prohibiting the consummation of the Merger, the Split-off, the Initial Debt Exchange, any Follow-on Debt Exchange or any Formation Offering, (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a Governmental Authority, if any, and (v) to satisfy all conditions to this Agreement. In furtherance of the foregoing, each of the parties shall take all such action as may be reasonably necessary or appropriate under the securities or “blue sky” laws of the United States (and any comparable laws under any non-U.S. jurisdiction as the parties may mutually agree) in connection with the Merger, the Split-off, the Initial Debt Exchange and the First Formation Offering (provided that neither Mosaic nor M Holdings shall be required to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject or to qualify in any non-U.S. jurisdictions without its prior consent), and Mosaic and M Holdings shall prepare and file, and shall use its reasonable best efforts to have approved prior to the Closing Date, an application for the listing on the NYSE of the M Holdings Common Stock issuable pursuant to the Merger and the M Holdings Common Stock issuable upon conversion of the M Holdings Class A Common Stock and M Holdings Class B Common Stock issuable in the Merger, subject to official notice of issuance.

(b) Further, and without limiting the generality of the rest of this Section 7.3, but subject to Section 7.3(d), each of the parties hereto and the MAC Trusts shall promptly (i) furnish to the other parties hereto such necessary information and reasonable assistance as the other parties hereto may request in connection with their obligations under this Section 7.3, (ii) inform the parties hereto and the MAC Trusts, as applicable, of any communication from any Governmental Authority regarding any of the Merger, the Split-off, the Initial Debt Exchange, any Follow-on Debt Exchange or any Formation Offering or related filings or approvals, and (iii) provide counsel for the parties hereto and counsel for the MAC Trusts, as applicable, with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party hereto and such party’s Subsidiaries or any MAC Trust to a Governmental Authority or received from such a Governmental Authority in connection with this Agreement or the Merger, the Split-off, the Initial Debt Exchange, any Follow-on Debt Exchange or any Formation Offering; provided, however, that materials so provided may be redacted (x) to remove references concerning any valuation, (y) as necessary to comply with contractual arrangements and (z) as may be necessary to address any reasonable concerns relating to classified, proprietary, privileged or confidential information. Each party hereto and the MAC Trusts and their respective counsel shall, subject to applicable Law, (i) promptly notify the other parties hereto and the MAC Trusts of any material communication between that party and any Governmental Authority and, subject to applicable Law, discuss with and permit the other party to review in advance any proposed written communication to or with any of the foregoing, (ii) consult with the other parties hereto and the MAC Trusts, to the extent practicable, in advance of participating in any substantive meeting or discussion with any Governmental Authority with respect to any filings, investigation or inquiry concerning the Merger, the Split-off, the Initial Debt Exchange, any Follow-on Debt Exchange or the First Formation Offering and, to the extent permitted by such Governmental Authority, give the other parties hereto and the MAC Trusts the opportunity to attend and participate thereat, and (iii) to the extent practicable and subject to applicable Law, furnish the other parties hereto and the MAC Trusts with copies of all written correspondence and communications between it and its Affiliates and their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) on the one hand, and any Governmental Authority or members of its respective staff on the other hand, with respect to the Merger, the Split-off, the Initial Debt Exchange, any Follow-on Debt Exchange or any Formation Offering. Subject to Section 7.3(d) and upon the terms and conditions set forth herein, each of the parties hereto and the MAC Trusts shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto and the MAC Trusts, as applicable, in doing, all things, necessary, proper or advisable to make effective as promptly as practicable the Transactions, including obtaining HSR clearance and other approvals, if any, from any Governmental Authority.

(c) In the event that any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Merger, the Split-off, the Initial Debt Exchange, any Follow-on Exchange or any Formation Offering, each of the parties hereto and the MAC Trusts shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) The parties hereto and the MAC Trusts agree and acknowledge that the obligations of the parties hereto and the MAC Trusts pursuant to this Section 7.3 shall be subject to, and without prejudice to, (i) the right of Cargill to delay the Closing Date or (ii) the right of Cargill or Mosaic to terminate this Agreement, in each case pursuant to the terms hereof.

SECTION 7.4 Access. Except for in circumstances in which indemnification or contribution is sought pursuant to Article VIII, until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Mosaic Parties shall afford the MAC Trusts, Cargill and their respective Representatives, upon reasonable notice, reasonable access, subject to appropriate restrictions to comply with contractual arrangements or as may be necessary to address any reasonable concerns relating to classified, privileged or confidential information, and consistent with applicable Law and in accordance with the procedures established by Mosaic, to the books, records, properties and personnel of the Mosaic Parties during normal business hours insofar as such access is reasonably required by Cargill or the MAC Trusts in connection with Cargill’s or the MAC Trusts’ respective obligations under the Transaction Documents.

SECTION 7.5 Confidentiality. Each of the parties hereto and the MAC Trusts shall keep confidential all information concerning the other parties hereto in its possession, its custody or under its control (except to the extent that (a) such information is then in the public domain through no fault of such party or any of the MAC Trusts, as applicable, or (b) such information has been lawfully acquired from other sources by such party hereto or the MAC Trusts, as applicable) and no party hereto or the MAC Trusts shall release or disclose such information to any other Person without the prior written consent of the other parties hereto or the MAC Trusts, as applicable (not to be unreasonably withheld or delayed); provided that such disclosures may be made by each party hereto or the MAC Trusts to its respective Affiliates and Representatives (and, in the case of Cargill, any of Cargill’s stockholders, the Cargill ESOP, and the Cargill Pension Fund), provided the disclosing party or the MAC Trusts, as applicable, shall be responsible for ensuring such Persons agree to keep such information confidential. Notwithstanding the foregoing, the parties hereto and the MAC Trusts may disclose information related to the Transactions and the other parties hereto to the extent (i) required by Law or in connection with any filings with the SEC, the IRS or any other Governmental Authority relating to the Transactions or (ii) such party or any of the MAC Trusts, as applicable, is compelled to disclose such information by judicial or administrative process, provided that in the case of clauses (i) and (ii) such party or the MAC Trusts, as applicable, has used all commercially reasonable efforts to consult with the other affected party or parties or the MAC Trusts, as applicable, prior to such disclosure, and shall exercise reasonable best efforts to obtain reliable assurance that such information will be accorded confidential treatment.

SECTION 7.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Cargill and Mosaic. No public release, announcement or other public disclosure concerning the Transactions shall be issued by Cargill, on the one hand, or the Mosaic Parties, on the other hand, without the prior written consent of the other party (which shall not be unreasonably withheld or delayed) (and, if the announcement or other public disclosure refers to the MAC Trusts, without the prior written consent of the MAC Trusts (which shall not be unreasonably withheld or delayed)), except in the event that such release or announcement may be required by Law or the rules or regulations of any U.S. securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party (and, if the announcement or other public disclosure refers to the MAC Trusts, allow the MAC Trusts), reasonable time to comment on each release or announcement in advance of such issuance and shall consider in good faith the views and comments made by such other party (or the MAC Trusts, as applicable) regarding any such release, announcement or other public disclosure.

SECTION 7.7 Voting of Mosaic Common Stock by Cargill.

(a) Cargill agrees that it shall, and shall cause any of its Subsidiaries holding shares of Mosaic Common Stock to, be present, in person or by proxy, at the Mosaic Shareholder Meeting, and otherwise to cause all shares of Mosaic Common Stock held by Cargill or any of its Subsidiaries to be counted as present for purposes of establishing a quorum at such meeting, and to vote, or cause to be voted, all shares of Mosaic Common Stock owned by Cargill or its Subsidiaries in favor of (x) the adoption of this Agreement, (y) such other matters as may be included in the Proxy Statement and necessary to consummate the Transactions and (z) the amendments to the Mosaic certificate of incorporation as set forth in Exhibit A hereto, provided, however, that in the case of clauses (y) and (z), unless otherwise agreed by Cargill, any of such other matters or amendments shall be implemented only if the Closing shall have occurred.

(b) The obligations of Cargill and any of its Subsidiaries under this Section 7.7 shall terminate upon a Change in the Mosaic Recommendation.

SECTION 7.8 Transfers of Mosaic Common Stock by Cargill; Agreements by Cargill.

(a) From the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement or the other Transaction Documents or required by Law, without Mosaic’s written consent (which consent shall not be unreasonably withheld or delayed), Cargill shall not, and shall not permit any of its Subsidiaries to, Transfer any shares of Mosaic Common Stock owned by Cargill or any of its Subsidiaries other than Transfers to Cargill or its Subsidiaries. Cargill shall cause all shares of Mosaic Common Stock held by Subsidiaries of Cargill to be transferred to Cargill on or prior to the Closing Date.

(b) Except as set forth in Section 7.8(c) and as otherwise contemplated or permitted by this Agreement, during the period commencing on the date of this Agreement and continuing to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Cargill shall not, and it shall not authorize, permit or direct any of its Subsidiaries, or authorize or direct its or their respective Representatives to, without the prior approval of the Mosaic Special Committee, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate with or in any way knowingly assist any other Person to effect or seek, offer or propose (whether public or otherwise) to initiate, effect or participate in or support, (i) any acquisition of any securities (or beneficial ownership thereof) or material assets of Mosaic or any of its Subsidiaries, (ii) any tender or exchange offer or merger or other business combination involving Mosaic or any of its Subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Mosaic or any of its Subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the voting of any shares of Mosaic Common Stock; (b) form, join or in any way participate in any “group” (other than with respect to Cargill’s Affiliates) with respect to any of the shares of Mosaic Common Stock; (c) submit any written consent or proposal to the Mosaic Shareholders in furtherance of the foregoing or call a special meeting of Mosaic Shareholders; (d) publicly disclose any intention, proposal, plan or arrangement with respect to any of the foregoing; or (e) take any action, or request any amendment or waiver hereof, that would reasonably be expected to require Mosaic to make a public announcement with respect to the matters set forth in (a) or (c) above.

(c) During the period commencing on the date of this Agreement and continuing to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Cargill shall not, and it shall not authorize, permit or direct any of its Subsidiaries, or authorize or direct its or their respective Representatives to, directly or indirectly through another Person, except as otherwise provided in this Section 7.8(c), (i) solicit, initiate, or knowingly encourage any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Alternative Proposal or (ii) other than informing Persons of the provisions contained in this Section 7.8(c), participate in any discussions or negotiations with, or furnish any information concerning Cargill, Mosaic and their respective Subsidiaries to, any Person in connection with any Alternative Proposal; provided, however, that, notwithstanding any provision in this Section 7.8, if at any time after the date of this Agreement Cargill receives a bona fide written Alternative Proposal from a third party that did not result from a breach of this Section 7.8(c), then Cargill may (x) furnish information regarding Cargill, Mosaic and their respective Subsidiaries to the Person or Persons making such Alternative Proposal and their respective financing sources (and their respective Representatives), (y) participate in discussions or negotiations with the Person or Persons making such Alternative Proposal and their respective financing sources (and their respective Representatives) and (z) enter into a definitive agreement with respect to such Alternative Proposal; provided that Cargill will not, and will not allow its Representatives to, disclose any non-public information regarding the Mosaic Parties or their respective Subsidiaries to any Person or Persons making such Alternative Proposal or any of their respective financing sources unless the Person or Persons making the Alternative Proposal enters into a confidentiality agreement with Cargill in form and substance reasonably acceptable to Mosaic. Cargill agrees that it shall promptly (and in any event, within 48 hours) notify the Mosaic Special Committee if any proposals or offers with respect to an Alternative Proposal are received by, any non-public information is requested from, or any discussion or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the parties and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written request, proposals or offers, including proposed agreements) and thereafter shall keep the Mosaic Special Committee reasonably informed of the status and terms of any such proposal or offers (including any amendments thereto) and the status of any such discussions or negotiations. None of Cargill or any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to the Mosaic Special Committee.

SECTION 7.9 Further Assurances; Post-Closing Cooperation.

(a) Each of the parties agrees that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary (x) to effect the Merger, the Split-off, the Initial Debt Exchange and the First Formation Offering as promptly as practicable after the date hereof in accordance with the terms hereof and the other applicable Transaction Documents, and (y) to effect the orderly separation of the business and operations of the parties following the Closing. In furtherance of the foregoing, and except for in circumstances in which indemnification or contribution is sought pursuant to Article VIII, from and after the Closing Date (A) the Mosaic Parties, on the one hand, and Cargill, on the other hand, shall provide all cooperation, assistance and information reasonably necessary or requested from time to time by the other party following the Closing and (B) the Mosaic Parties shall, upon reasonable notice and otherwise consistent with applicable Law and in accordance with the procedures established by Mosaic, provide Cargill and its Representatives with the reasonable assistance of applicable personnel and reasonable access to the books, records, properties and similar information within its possession or control insofar as such information is required by Cargill for, without limitation, any audit, financial reporting, accounting, claims, litigation or tax purposes as well as for the purposes of fulfilling Cargill’s disclosure and reporting obligations. Each of the parties shall keep all information provided by any other party pursuant to this Section 7.9(a) confidential in accordance with Section 7.5.

(b) Notwithstanding anything to the contrary set forth in Section 7.9(a), (i) the covenants contained in Section 7.9(a) shall not be in lieu of or otherwise limit (x) the indemnification obligations of the parties pursuant to Article VIII hereof or (y) the right of Cargill or Mosaic to terminate this Agreement pursuant to the terms hereof and (ii) Cargill’s obligations pursuant to Section 7.9(a) shall be subject to, and without prejudice to the right of Cargill to delay the Closing Date pursuant to the terms hereof.

SECTION 7.10 Material Market Event Notice. In the event that a Material Market Event has occurred, Cargill shall deliver to Mosaic a certificate (the “Market Event Notice”) to that effect signed by an officer of Cargill, describing in reasonable detail the nature of the Material Market Event. At any time following its receipt of the Market Event Notice, Mosaic may request (by delivery of a written notice to Cargill to such effect (a “Mosaic Waiver Request”)) that Cargill fully and irrevocably waive its right to invoke the condition set forth in Section 9.3(g) with respect to such Material Market Event. In the event that Cargill delivers to Mosaic a written notice that Cargill so waives its right (a “Cargill Waiver Notice”), then such Material Market Event shall cease to be a basis for Cargill not effecting the Closing, and the condition set forth in Section 9.3(g) shall no longer exist with respect to such Material Market Event. In the event Cargill fails to deliver a Cargill Waiver Notice with respect to a Material Market Event within ten (10) Business Days after Cargill’s receipt of the corresponding Mosaic Waiver Request (the “Requisite Response Period”), then Mosaic shall be entitled to terminate this Agreement pursuant to Section 10.1(c)(iv).

SECTION 7.11 Exemption from Liability Under Section 16(b). Prior to the Effective Time, the Mosaic Parties shall each take all such steps as may be necessary or appropriate to cause the disposition of shares of capital stock of Mosaic (or of derivative securities in respect of any shares of capital stock of Mosaic) by each director (including by deputization) or officer of Mosaic in connection with the consummation of the Merger, and the acquisition of capital stock of M Holdings (or of derivative securities in respect of any shares of capital stock of M Holdings) by each director (including by deputization) or officer of Mosaic in connection with the consummation of the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

SECTION 7.12 MAC Trusts Exchange Agreement. From the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Cargill shall not exercise its right to terminate the MAC Trusts Exchange Agreement pursuant to Section 6.1(a) thereof or pursuant to the comparable provision of any Tender and Support Agreement without the prior approval of Mosaic, such approval not to be unreasonably withheld or delayed.

SECTION 7.13 M Holdings Valuation. As soon as reasonably practicable after the date of this Agreement, Mosaic shall engage an independent, third party valuation expert acceptable to Cargill to provide at least four (4) Business Days prior to the Share Number Date a valuation of M Holdings as of the Share Number Date and determine the Reclassified Share Number. The scope of analyses to be performed by the valuation firm (including the methodologies and any related assumptions, limitations or qualifications) shall be set forth in a written agreement between the valuation firm and Mosaic in form and substance acceptable to Cargill, and

Mosaic and Cargill shall participate equally in all substantive discussions and all meetings with the valuation firm, receive simultaneously and jointly review and provide comments on all drafts of the valuation report, and such valuation firm shall be instructed to consider in good faith all comments provided by Cargill and Mosaic. Cargill and Mosaic shall agree on the valuation of M Holdings and the Reclassified Share Number by the date described in Section 2.2(a)(ii).

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

SECTION 8.1 Survival. Except as otherwise expressly contemplated by this Agreement, all covenants, representations, warranties and agreements of the parties contained in this Agreement, or in any certificate delivered in connection with this Agreement, shall survive the consummation of the Merger and the Split-off.

SECTION 8.2 Indemnification by the Mosaic Parties. Mosaic and M Holdings shall, jointly and severally, indemnify, defend and hold harmless Cargill and its Subsidiaries, Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Cargill Indemnified Parties”) from and against:

(a) any and all Losses to the extent arising out of, attributable to or resulting from any breach or inaccuracy of any representation or warranty of any Mosaic Party contained in this Agreement or in any certificate delivered pursuant to this Agreement; and

(b) any and all Losses to the extent arising out of, attributable to or resulting from any breach of any covenant or agreement to be performed by any Mosaic Party contained in this Agreement or in any certificate delivered pursuant to this Agreement.

SECTION 8.3 Indemnification by Cargill. Cargill shall indemnify, defend and hold harmless the Mosaic Parties and their Subsidiaries, Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Mosaic Indemnified Parties”) from and against:

(a) any and all Losses to the extent arising out of, attributable to or resulting from any breach or inaccuracy of any representation or warranty of Cargill contained in this Agreement or in any certificate delivered pursuant to this Agreement; and

(b) any and all Losses to the extent arising out of, attributable to or resulting from any breach of any covenant or agreement to be performed by Cargill contained in this Agreement or in any certificate delivered pursuant to this Agreement.

SECTION 8.4 Notice; Procedure for Third-Party Claims.

(a) Any Person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) may seek indemnification for any Loss or potential Loss by giving written notice to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), specifying (i) the representation, warranty, covenant or other agreement that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VIII or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, prepared in good faith, of the aggregate potential amount of such Losses. Written notice to such Indemnifying Party of the existence of a claim shall be given by the Indemnified Party as soon as practicable after the Indemnified Party first receives notice of the potential claim; provided that any failure to provide such prompt notice of the existence of a claim to the applicable Indemnifying Party shall not affect the Indemnified Party’s right to seek indemnification pursuant to this Article VIII except and only to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party has been materially prejudiced as a result of such delay.

(b) In the case of any claim asserted by a Person that is not a party to this Agreement against an Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third-Party Claim and any litigation or proceeding resulting therefrom; provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense. Except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably delayed or withheld), no Indemnifying Party, in the defense of any Third-Party Claim, shall consent to entry of any judgment or enter into any settlement. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any Third-Party Claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to impair the ability of Cargill, the Mosaic Parties or their respective Affiliates to conduct their businesses or impair their respective reputations or business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided that, if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. In any event, Cargill and the Mosaic Parties shall reasonably cooperate in the defense of any Third-Party Claim subject to this Article VIII, and the records of each shall be made reasonably available to the other with respect to such defense, subject to reasonable restrictions for classified, privileged or confidential information and consistent with applicable Law and in accordance with the procedures established by such party.

SECTION 8.5 Contribution. If the indemnification provided for in this Article VIII shall for any reason be unavailable or insufficient to hold harmless any Cargill Indemnified Party or any Mosaic Indemnified Party in respect of any Losses, or any Action in respect thereof, other than to the extent that such indemnification is unavailable or insufficient due to a failure to provide prompt notice in accordance with Section 8.4(a), then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or Action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the Mosaic Parties, on the one hand, and Cargill, on the other hand, with respect to the misrepresentation or breach or alleged misrepresentation or alleged breach that resulted in such Losses, or Action in respect thereof, as well as any other relevant equitable considerations. The Mosaic Parties and Cargill agree that it would not be just and equitable if the amount of contributions pursuant to this Section 8.5 were to be determined by pro rata allocation or by any other method of allocation, which does not take into account the equitable considerations referred to above. The amount paid or payable by an Indemnified Party as a result of the Losses referred to above in this Section 8.5 shall be deemed to include, for purposes of this Section 8.5, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

SECTION 8.6 Exclusive Remedy. Other than in the case of claims based on fraud, bad faith or willful misconduct or the availability of equitable remedies, following the Closing, the remedies provided in this Article VIII shall be the sole and exclusive remedy available to any Person for any breach or inaccuracy of any representation, warranty or covenant or other agreement contained in this Agreement of any party. Any remedy provided in this Article VIII shall be without duplication of any remedy provided for in any of the other Transaction Documents.

SECTION 8.7 Limitations on Indemnifiable Losses. Notwithstanding anything to the contrary in this Agreement or at law or in equity, no Indemnified Party will, in any event, be entitled to indemnification or contribution from an Indemnifying Party for Losses arising out of, attributable to or resulting from, any incidental, indirect, consequential, special, exemplary or punitive damages (including damages for loss of business profits) however caused, under any theory of liability, including in contract or in tort, arising in any way under this Agreement (other than in the case of fraud, bad faith or willful misconduct or in the case of any such Losses payable to third parties, including any Governmental Authority or shareholder).

SECTION 8.8 Insurance. Each Indemnified Party shall use reasonable best efforts to recover all losses, costs, damages and expenses from the insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of Losses hereunder; provided that actual recovery of any insurance shall not be a condition to the applicable Indemnifying Party’s obligation to make indemnification payments to such Indemnified Party in accordance with the terms of this Agreement. For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts. If the Indemnified Party or any of its Affiliates receives any amounts under applicable insurance policies for such Losses after an indemnification payment by the Indemnifying Party has been made for such Losses, then the Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment in an amount equal to the amount so received or realized by the Indemnified Party or its Affiliates with respect to any such indemnification payment.

SECTION 8.9 Taxes. The foregoing shall not apply to indemnification with respect to Taxes, which shall be governed solely by the Tax Agreement.

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.1 Conditions to the Obligations of each Party. The obligations of each of the parties to effect the Closing is subject to the satisfaction or, to the extent permitted under applicable Law, but other than with respect to the condition set forth in Section 9.1(a), waiver by each of Mosaic and Cargill, of the following conditions:

(a) Mosaic Shareholder Approval. The Mosaic Shareholder Approval shall have been obtained;

(b) No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Law which is in effect and which prohibits consummation of the Merger, the Split-off, the Initial Debt Exchange or any Formation Offering;

(c) Registration Statement. The Registration Statement contemplated by Section 2.1(a) of the Registration Agreement shall have been filed with the SEC and shall be effective under the Securities Act (and not be the subject of a stop order suspending the effectiveness of such registration statement or a proceeding initiated by the SEC seeking any such stop order), and shall include (or incorporate by reference) all, and shall not omit any, information, including financial information, necessary to effect the First Formation Offering in accordance with the requirements of the Securities Act and the terms of the Registration Statement; provided, however, that for purposes of determining if any date is a Closing Condition Date, (x) such Registration Statement may omit information customarily provided in a prospectus supplement for a “shelf takedown” offering (including the public offering price, the underwriting discounts or commissions, discounts or commissions to dealers, the amount of proceeds, and other items dependent upon the offering price, delivery dates, the identities of the selling security holders and amounts of securities to be registered on their behalf, the plan of distribution and the underwriters)) and (y) if the Registration Statement is filed on Form S-1, such Registration Statement (A) need not be effective so long as at the time of such determination, either the SEC shall have elected not to review the Registration Statement or all material outstanding comments issued by the SEC in the course of its review shall have been adequately resolved (other than comments with respect to fiscal 2011 compensation disclosure added to the Registration Statement during a Compensation Dead Period) and (B) may omit information regarding fiscal 2011 compensation during a Compensation Dead Period.

(d) Form S-4. The Form S-4 shall have been filed and shall be effective and the Form S-4 shall not be the subject of a stop order suspending the effectiveness of the Form S-4 or a proceeding initiated by the SEC seeking any such stop order;

(e) NYSE Listing. The shares of M Holdings Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, and the M Holdings Common Stock to be issued upon the conversion of the M Holdings Class A Common Stock and M Holdings Class B Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, in each case subject only to official notice of issuance;

(f) Other Transaction Documents. Each of the Registration Agreement and the Tax Agreement shall be in full force and effect.

SECTION 9.2 Conditions to the Obligations of the Mosaic Parties. The obligation of the Mosaic Parties to effect the Closing are subject to the satisfaction or, to the extent permitted under applicable Law, waiver by Mosaic of the following conditions:

(a) Representations and Warranties. The representations and warranties of Cargill set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Cargill Material Adverse Effect” set forth therein), in each case, as of the date of the Agreement and as of the Closing Date as though made on and as of each such date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Cargill Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Cargill Material Adverse Effect;

(b) Covenants. Cargill shall have performed in all material respects its obligations, agreements and covenants required to be performed by it prior to or as of the Closing under this Agreement or any other Transaction Document;

(c) Officer’s Certificate. Cargill shall have furnished Mosaic with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses (a) and (b) of this Section 9.2 shall have been satisfied;

(d) Split-off. Stockholders of Cargill shall have agreed with Cargill to exchange, and/or shall have tendered into the Offer and not withdrawn, a sufficient number of shares of Cargill capital stock to allow Cargill to deliver to such stockholders, pursuant to the Split-off, all of the shares of M Holdings Class B Common Stock, M Holdings Class A Common Stock and M Holdings Common Stock (excluding the Cargill Retained M Holdings Shares) to be received by Cargill pursuant to the Merger in exchange for outstanding shares of Cargill common stock, all the conditions to such exchanges and/or the Offer shall have been satisfied or will be satisfied after consummation of the Merger, and Cargill shall have irrevocably confirmed to Mosaic that it will consummate the Split-off pursuant to such exchanges and/or the Offer on the Closing Date immediately following the Merger Effective Time;

(e) Governance Agreement. Each Exchanging Cargill Stockholder who, to the knowledge of Cargill at the time of the Closing, is reasonably expected to be a Significant Stockholder immediately after the consummation of the Split-off shall have duly executed and delivered to Mosaic the Governance Agreement; and

(f) No Change in Private Letter Ruling or Law. There shall be no change in, revocation of, or amendment to the Private Letter Ruling or change in Law that could, in the reasonable judgment of counsel to Mosaic, affect the validity of the Private Letter Ruling in a manner adverse to Mosaic, the Mosaic Shareholders (other than Cargill and its Subsidiaries), M Holdings or the holders of M Holdings Common Stock.

SECTION 9.3 Conditions to the Obligations of Cargill. The obligation of Cargill to effect the Closing is subject to the satisfaction or, to the extent permitted under applicable Law, waiver by Cargill of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Mosaic Parties set forth in Section 5.5(a) and Section 5.5(b) of this Agreement shall be true and correct in all respects (except for any de minimis inaccuracy) as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date); (ii) the representations and warranties of the Mosaic Parties set forth in Section 5.11 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of each such date; and (iii) the other representations and warranties of the Mosaic Parties set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Mosaic Material Adverse Effect” set forth therein), in each case, as of the date of the Agreement and as of the Closing Date as though made on and as of each such date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Mosaic Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Mosaic Material Adverse Effect;

(b) Covenants. Each Mosaic Party shall have performed its obligations, agreements and covenants under Sections 7.1(a) (iii) and (iv) of this Agreement in all respects (except for any de minimis breach) and each Mosaic Party shall have performed in all material respects all of its other obligations, agreements and covenants required to be performed by it prior to or as of the Closing under this Agreement and the other Transaction Documents;

(c) No Managing Shareholder. Other than Cargill and its Affiliates, no Person or coordinating group (as defined in Treasury Regulation § 1.355-7(h)(4)) who actively participates in the management or operation of Mosaic (including as a director thereof) shall, to the knowledge of Mosaic (based on SEC filings), beneficially own, directly or indirectly, five percent (5%) or more of the outstanding shares of Mosaic Common Stock (based on SEC filings);

(d) Officer’s Certificate. (i) Mosaic shall have furnished Cargill with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that (x) the conditions set forth in (a), (b) and (c) of this Section 9.3 shall have been satisfied and (y) the number of shares of Mosaic Common Stock issued and outstanding immediately prior to the Closing is equal to the Mosaic Outstanding Share Number;

(e) No Change in Private Letter Ruling or Law. There shall be no change in, revocation of, or amendment to the Private Letter Ruling or change in Law that could, in the reasonable judgment of counsel to Cargill, adversely affect the validity of the Private Letter Ruling;

(f) Bring Down Tax Opinion. Mosaic shall have delivered the Mosaic Tax Certificate and Cargill shall have received the Bring Down Tax Opinion; and

(g) No Material Market Event. Since the date of this Agreement, no Material Market Event (other than any Material Market Event in respect of which Cargill has previously waived its right to invoke this Section 9.3(g)) shall have occurred.

SECTION 9.4 Obligation to Close. The parties agree and acknowledge that the parties’ obligations pursuant to this Article IX shall be subject to, and without prejudice to, (i) the right of Cargill to delay the Closing Date or (ii) the right of Cargill or Mosaic to terminate this Agreement, in each case pursuant to the terms hereof.

ARTICLE X

TERMINATION

SECTION 10.1 Termination. This Agreement may be terminated at any time prior to the Merger Effective Time (unless otherwise specifically stated below), whether before or after receipt of the Mosaic Shareholder Approval (unless otherwise specifically stated below), as applicable:

(a) by mutual written consent of Cargill and Mosaic;

(b) by Mosaic or Cargill, upon delivery by such party of written notice of termination to the other party:

(i) if a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Law which is in effect, which prohibits consummation of the Merger, the Split-off, the Initial Debt Exchange or any Formation Offering and shall have become final and nonappealable; or

(ii) if a vote of the Mosaic Shareholders shall have been taken at the Mosaic Shareholders Meeting (including any adjournment thereof) and the Mosaic Shareholder Approval shall not have been obtained at such meeting;

(c) by Mosaic, upon delivery by Mosaic of written notice of termination to Cargill:

(i) at any time following the completion of the Closing Period if (x) the Closing shall not have occurred, and (y) after completion of the Closing Period, Mosaic shall have given at least five (5) calendar day’s prior written notice to Cargill of Mosaic’s intention to terminate pursuant to this Section 10.1(c)(i);

(ii) at any time following the End Date if the Closing shall not have occurred;

(iii) if (x) Cargill shall have breached or failed to perform any of its representations, warranties, covenants or other obligations set forth in this Agreement, which breach or failure to perform (i) would result in the failure of the conditions set forth in clauses (a) or (b) of Section 9.2 and (ii) is not cured, or cannot be cured, by Cargill within 30 calendar days following receipt of written notice of such breach or failure to perform from Mosaic (or if the End Date is less than 30 calendar days from notice by Mosaic (without giving effect to any extension), is not cured, or cannot be cured, by Cargill by the End Date (without giving effect to any extension) or (y) the MAC Trusts Exchange Agreement is not in full force and effect as of the End Date (without giving effect to any extension)); or

(iv) if Cargill fails to deliver a Cargill Waiver Notice prior to the expiration of the Requisite Response Period with respect to any Material Market Event;

(d) by Cargill, upon delivery by Cargill of written notice of termination to Mosaic:

(i) if any Mosaic Party shall have breached or failed to perform any of its representations, warranties, covenants or other obligations set forth in this Agreement, which breach or failure to perform (i) would result in the failure of the conditions set forth in clauses (a), (b) or (c) of Section 9.3 and (ii) is not cured, or cannot be cured, by such Mosaic Party within 30 calendar days following receipt of written notice of such breach or failure to perform from Cargill (or if the End Date (without giving effect to any extension) is less than 30 calendar days from notice by Cargill, is not cured, or cannot be cured, by such Mosaic Party by the End Date (without giving effect to any extension));

(ii) at any time prior to the Mosaic Shareholder Approval being obtained, if the Mosaic Special Committee or the Board of Directors of Mosaic shall have made a Change in the Mosaic Recommendation;

(iii) at any time following the End Date if the Closing shall not have occurred; or

(iv) if Cargill’s Board of Directors concludes, in its sole discretion, that the Transactions are not in the best interest of Cargill and that then-present market conditions are not consistent with achieving Cargill’s business objectives.

SECTION 10.2 Effect of Termination.

(a) Upon termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void, and there shall be no liability or other obligation on the part of Cargill or the Mosaic Parties or their respective Subsidiaries, or their respective Affiliates, stockholders or shareholders, controlling persons or Representatives; provided, however, that this Section 10.2, Section 7.5, Section 7.6 and Article XI shall survive termination of this Agreement in accordance with their terms; and provided further, that subject to Section 11.13(b), the forgoing shall not relieve any party from any liability for any willful and material breach by such party of any of its representatives, warranties, covenants or obligations under this Agreement prior to such termination. For the purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such action would, or would be reasonably be expected to, cause a breach of this Agreement.

(b) In the event that this Agreement is terminated:

(A) by Mosaic pursuant to Section 10.1(c)(i), so long as each day from the completion of the Closing Period through and including the date of delivery by Mosaic of the notice referred to in Section 10.1(c)(i)(y) is a Closing Condition Date (without giving effect to the provision “prior to the completion of the Closing Period” in the definition thereof), and no Mosaic Underwriting Failure shall have occurred during the Closing Period;

(B) by Mosaic pursuant to Section 10.1(c)(iii), unless (x) Cargill is then entitled to terminate this Agreement pursuant to clauses (i) or (ii) of Section 10.1(b) or a Mosaic Underwriting Failure shall have occurred during the Closing Period or (y) any Mosaic Party shall have breached or failed to perform any of its representations, warranties, covenants or other obligations set forth in this Agreement, and such breach or failure to perform would result in the failure of the conditions set forth in clauses (a), (b) or (c) of Section 9.3 if the Closing were to be then scheduled;

(C) by Cargill pursuant to Section 10.1(d)(iii) at a time when (x) Mosaic would be permitted to terminate this Agreement pursuant to Section 10.1(c)(i) so long as each date from the completion of the Closing Period through the date of termination by Cargill was a Closing Condition Date (without giving effect to the provision “prior to the completion of the Closing Period” in the definition thereof) and no Mosaic Underwriting Failure shall have occurred during the Closing Period or (y) Mosaic would be permitted to terminate this Agreement pursuant to Section 10.1(c)(iii), unless any Mosaic Party shall have breached or failed to perform any of its representations, warranties, covenants or other obligations set forth in this Agreement and such breach or failure to perform would result in the failure of the conditions set forth in clauses (a), (b) or (c) of Section 9.3 if the Closing were to be then scheduled; or

(D) by Cargill pursuant to Section 10.1(d)(iv);

then:

(i) promptly after a request therefor from Mosaic, Cargill shall reimburse Mosaic for all customary and reasonable documented, out-of pocket fees and expenses incurred by Mosaic in connection with the negotiation by Mosaic of the terms of the Transactions and the negotiation and execution by Mosaic of the Transaction

Documents and the performance by Mosaic of its obligations thereunder required to be performed prior to termination, up to $15 million, in the aggregate; and

(ii) Cargill shall pay to Mosaic, for the benefit of, and for payment to, the holders of Mosaic Common Stock (other than Cargill and its Subsidiaries) as set forth below, a termination fee of $200 million (the “Termination Fee”); provided, however, that notwithstanding the foregoing, no Termination Fee shall be payable in the event that, in connection with the termination of this Agreement, Cargill enters into a definitive agreement with respect to an Alternative Proposal (that did not result from a material violation by Cargill of its obligations under Sections 7.8(b) or 7.8(c)) under the terms of which the holders of all of the shares of Mosaic Common Stock (other than Cargill and its Subsidiaries) will be provided with the opportunity to receive consideration for all of their shares of Mosaic Common Stock that is no less favorable on a per share basis than the consideration to be received by Cargill and its Subsidiaries for their shares of Mosaic Common Stock and at substantially the same time as, or within no more than 30 Business Days after, such consideration is to be received by Cargill and its Subsidiaries; and

(iii) if Cargill shall fail to pay the Termination Fee if and when due under this Section 10.2(b), Cargill shall reimburse Mosaic for all reasonable out-of-pocket costs and expenses actually incurred by Mosaic (including the reasonable out-of-pocket fees and expenses of counsel) to collect the Termination Fee under this Section 10.2(b).

(c) Any reimbursement or Termination Fee payment pursuant to Section 10.2(b) shall be payable by wire transfer of same day funds. Within thirty (30) Business Days of Mosaic’s receipt of the Termination Fee, Mosaic shall disburse the Termination Fee (on a pro rata basis based on share ownership) to the holders of Mosaic Common Stock (other than Cargill and its Subsidiaries) as of a record date determined by Mosaic. Mosaic shall serve as disbursing and withholding agent with respect to the Termination Fee. Further, Mosaic shall be solely responsible for determining and effecting all relevant tax withholding and reporting as to the holders of Mosaic Common Stock (other than Cargill and its Subsidiaries) and timely remittance and reporting of the Termination Fee and any withholdings. Mosaic shall indemnify and hold Cargill harmless against any and all third-party tax and/or legal claims, including with respect to withholding and/or information return reporting obligations, associated with effecting payment in this manner.

(d) In the event this Agreement is terminated under circumstances in which Cargill shall be required to pay a Termination fee pursuant to Section 10.2(b) then, prior to the 6-month anniversary of the date of such termination, Cargill shall not, and shall cause its Subsidiaries to not, Transfer shares of Mosaic Common Stock constituting thirty five (35%) or more of the then outstanding shares of Mosaic Common Stock to any Person or group (as defined under Rule 13d-5 under the Exchange Act) of Persons, unless under the terms of the definitive documentation with respect to such transaction or transactions, the holders of all of the shares of Mosaic Common Stock (other than Cargill and its Subsidiaries) will be provided with the opportunity: (i) to Transfer shares of Mosaic Common Stock, in the aggregate, in the same proportion to the number of shares of Mosaic Common Stock to be Transferred by Cargill and/or its Subsidiaries and (ii) to receive consideration that is no less favorable on a per share basis than the consideration to be received by Cargill and its Subsidiaries for their shares of Mosaic Common Stock in such transaction or transactions.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the other Transaction Documents shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

SECTION 11.2 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 11.2; provided that receipt of copies of such counterparts is confirmed.

SECTION 11.3 Expenses.

(a) Except as otherwise expressly set forth in this Agreement or any of the other Transaction Documents and subject to any reimbursement obligation in Section 11.3(b), whether the Transactions are consummated or not, all legal and other costs and expenses to the extent incurred in connection with, arising out of, or relating to this Agreement or the other Transaction Documents shall be paid by the Person incurring such costs and expenses.

(b) In the event that the First Formation Offering is effected in accordance with the Registration Agreement, promptly after a request therefor from Mosaic or M Holdings, Cargill shall reimburse M Holdings for all customary and reasonable documented, out-of pocket fees and expenses incurred by Mosaic and M Holdings in connection with the negotiation by Mosaic of the terms of the Transactions and the negotiation and execution by Mosaic of the Transaction Documents and the performance by Mosaic of its obligations thereunder required to be performed through (and including) consummation of the First Formation Offering, up to $15 million in the aggregate.

SECTION 11.4 Notices. All notices, requests, certificates and other communications to any party hereunder (including the MAC Trusts) shall be in writing and given to each other party hereto (including the MAC Trusts) and shall be deemed given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail (iii) three Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one Business Day after being sent by overnight courier (providing proof of delivery), to the parties (or the MAC Trusts, as applicable) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4):

(i)	If to Cargill, to:

Cargill, Incorporated
PO Box 9300
Minneapolis, MN
55440-9300
	Attention:	Linda Cutler, Esq.
Phillip Fantle, Esq.
Scott Naatjes, Esq.

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
	Attention:	Alan Kaden, Esq.
Brian Mangino, Esq.
Philip Richter, Esq.

(ii)		If to M Holdings, Mosaic, or Merger Sub, to:

M Holdings
Merger Sub
c/o The Mosaic Company
Atria Corporate Center, Suite E490
3033 Campus Drive
Plymouth, MN 55441
	Attention:	Richard L. Mack

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
	Attention:	Casey Cogut, Esq.
Eric Swedenburg, Esq.

(iii)		If to the MAC Trusts, to:
Christine M Morse and Paul G. Bush
as co-trustees of the Acorn Trust, Anne Ray Charitable Trust, Lilac Trust and Margaret A. Cargill Foundation
6889 Rowland Road
Eden Prarie MN 55344

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10 154-1895
	Attention:	David S. Schaefer, Esq.

Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, CA 90067
	Attention:	Leah M. Bishop, Esq.
Stuart P. Tobisman, Esq.

SECTION 11.5 Waivers. No failure or delay by Cargill or any Mosaic Party in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 11.6 Amendments. This Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Mosaic Shareholder Approval, by written agreement of the parties; provided, however, that following the receipt of the Mosaic Shareholder Approval, any amendment or change to the provisions of this Agreement which by Law would require further approval by the Mosaic Shareholders shall be subject to such further approval. No amendment to or modification of any provision of this Agreement shall be binding upon any party unless in writing and signed by all parties. No amendment may be made that adversely affects the rights of the MAC Trusts under Sections 4.1(c), 4.1(d), 5.7, 7.2(e), 7.2(f), 7.3(b)-(d), 7.4, 7.5, 7.6, 11.9 or 11.13(d) of this Agreement or under this and the next sentence of this Section 11.6, without the approval of the MAC Trusts. The MAC Trusts shall be furnished with copies of each amendment to this Agreement immediately following the execution thereof by the parties hereto.

SECTION 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.7 shall be null and void.

SECTION 11.8 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

SECTION 11.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns (and with respect to Sections 4.1(c), 4.1(d), 5.7, 7.2(e), 7.2(f), 7.3(b)-(d), 7.4, 7.5, 7.6, 11.9 or 11.13(d), the MAC Trusts) and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and such successors and permitted assigns (and with respect to Sections 4.1(c), 4.1(d), 5.7, 7.2(e), 7.3(b)-(d), 7.2(f), 7.4, 7.5, 7.6, 11.9 or 11.13(d), the MAC Trusts).

SECTION 11.10 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

SECTION 11.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 11.12 Consent to Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. To the fullest extent permitted by applicable Law, each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 11.4 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 11.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 11.13 Remedies; Specific Performance.

(a) The parties hereto agree that Cargill would suffer irreparable damage if any covenant or obligation of any of the Mosaic Parties under this Agreement were not performed in accordance with the terms hereof. Accordingly, the Mosaic Parties agree that, Cargill shall be entitled to specific performance and injunctive and other equitable relief to prevent a breach or non-performance by any of the Mosaic Parties of its obligations under this Agreement, and the Mosaic Parties shall not object to the granting of specific performance of the terms and provisions of this Agreement or other equitable relief on the basis that there exists an adequate remedy at law, and the Mosaic Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which Cargill is entitled at Law or in equity. If, notwithstanding the preceding sentence, a court shall require that Cargill prove that it is entitled to specific performance, injunctive or other equitable relief to prevent a breach or non-performance of this Agreement by any Mosaic Party, Cargill’s entitlement to such specific performance, injunctive or other equitable relief shall be governed by the preponderance of the evidence standard (and not the clear and convincing evidence or any other higher standard) for the burden of persuasion with respect to Cargill’s entitlement to such relief.

(b) Each of the Mosaic Parties agrees, that, in the event that the Closing shall not have occurred, except as otherwise provided in Section 11.13(c), the remedies provided for in Sections 10.1 and 10.2(b) (and any actions the Mosaic Parties may take to enforce such remedies) shall be the sole and exclusive remedies of the Mosaic Parties and their respective Representatives for, and in no event may any of the Mosaic Parties or any of their respective Representatives seek to recover any other damages or seek any other legal or equitable remedy against Cargill or any of its Subsidiaries or any of their respective Representatives with respect to, any loss, claim, cause of action or damages relating to, or arising out of, or resulting from, any failure of the Merger, the Split-off, the Debt Exchanges or the Formation Offerings to occur or any inaccuracy, breach, non-performance, failure or termination of or under this Agreement or any of the other Transaction Documents.

(c) The parties hereto agree the Mosaic Parties would suffer irreparable damage if any covenant or obligation of Cargill under Sections 7.5 or 7.6 of this Agreement were not performed in accordance with the terms hereof. Accordingly, Cargill agrees that the Mosaic Parties shall be entitled to specific performance and injunctive and other equitable relief to prevent a breach or non-performance by Cargill of its obligations under Sections 7.5 or 7.6 of this Agreement, and Cargill shall not object to the granting of specific performance or other equitable relief to enforce the terms and provisions of Sections 7.5 or 7.6 of this Agreement against Cargill on the basis that there exists an adequate remedy at law, and Cargill further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If, notwithstanding the preceding sentence, a court shall require that any of the Mosaic Parties prove that it is entitled to specific performance, injunctive or other equitable relief to prevent a breach or non-performance by Cargill of Sections 7.5 or 7.6 of this Agreement, the Mosaic Parties’ entitlement to such specific performance, injunctive or other equitable relief shall be governed by the preponderance of the evidence standard (and not the clear and convincing evidence or any other higher standard) for the burden of persuasion with respect to the Mosaic Parties’ entitlement to such relief. The parties acknowledge that, except as set forth in this Section 11.13(c), the Mosaic Parties shall not be entitled to specific performance, injunctive or other equitable relief to prevent breaches of this Agreement by Cargill or to enforce specifically the terms and provisions of this Agreement.

(d) The MAC Trusts agree that the Mosaic Parties and Cargill would suffer irreparable damage if any covenant or obligation of the MAC Trusts under Sections 7.5 or 7.6 of this Agreement were not performed in accordance with the terms hereof. Accordingly, the MAC Trusts agree that the Mosaic Parties and Cargill shall be entitled to specific performance and injunctive and other equitable relief to prevent a breach or non-performance by any of the MAC Trusts of its obligations under Sections 7.5 or 7.6 of this Agreement, and the MAC Trusts shall not object to the granting of specific performance or other equitable relief to enforce the terms and provisions of Sections 7.5 or 7.6 of this Agreement against the MAC Trusts on the basis that there exists an adequate remedy at law, and the MAC Trusts further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If, notwithstanding the preceding sentence, a court shall require that any of the Mosaic Parties or Cargill prove that it is entitled to specific performance, injunctive or other equitable relief to prevent a breach or non-performance by the MAC Trusts of Sections 7.5 or 7.6 of this Agreement, the Mosaic Parties’ and Cargill’s entitlement to such specific performance, injunctive or other equitable relief shall be governed by the preponderance of the evidence standard (and not the clear and convincing evidence or any other higher standard) for the burden of persuasion with respect to the Mosaic Parties’ and Cargill’s entitlement to such relief.

SECTION 11.14 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby; provided, however, that the consummation of the Merger is not severable from the Split-off, the Initial Debt Exchange and the First Formation Offering and the consummation of the Split-off is not severable from the Merger, the Initial Debt Exchange and the First Formation Offering. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

*        *        *

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

CARGILL, INCORPORATED

By:	/s/ David W. MacLennan
	Name:	David W. MacLennan
	Title:	Senior Vice President Chief Financial Officer

THE MOSAIC COMPANY

By:	/s/ James T. Prokopanko
Name: James T. Prokopanko
Title: President and Chief Executive Officer

GNS II (U.S.) CORP.

By:	/s/ James T. Prokopanko
Name: James T. Prokopanko
Title: President and Chief Executive Officer

GNS MERGER SUB LLC

By:	/s/ James T. Prokopanko
Name: James T. Prokopanko
Title: President and Chief Executive Officer

Solely with respect to (and for the limited purposes set forth in) Sections 4.1(c), 4.1(d), 5.7, 7.2(e), 7.3(b)-(d), 7.2(f), 7.4, 7.5, 7.6, 11.9, 11.13(d) and the last two sentences of Section 11.6:

CHRISTINE M. MORSE, in her capacity as Co-Trustee of the Acorn Trust dated January 30, 1995 , as amended; as Co-Trustee of the Lilac Trust dated August 20, 1996 , as amended; as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Christine M. Morse

PAUL G. BUSCH, in his capacity as Co-Trustee of the Acorn Trust dated January 30, 1995, as amended; as Co-Trustee of the Lilac Trust dated August 20, 1996, as amended; as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Paul G. Busch

EXHIBIT A

Form of

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

ARTICLE I

NAME

The name of the corporation (hereinafter called the “Corporation”) is [                                    ].

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of Common Stock, par value $0.01 per share.

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers conferred by statute and except as provided herein or in the bylaws, the Board of Directors of the Corporation (the “Board of Directors”) shall have the power to adopt, amend, repeal or otherwise alter the bylaws without any action on the part of the stockholders in accordance with the bylaws; provided, however, that any bylaws made by the Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the stockholders.

ARTICLE VI

LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General

Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law.

If the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

ELECTION OF DIRECTORS

The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII

BOARD OF DIRECTORS

The number of directors to constitute the whole Board of Directors shall be established as provided in the bylaws.

ARTICLE IX

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended & Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

Included as ANNEX B to this

proxy statement/prospectus.

EXHIBIT C

1.	The undersigned is acquiring M Holdings Shares pursuant to the Offer for its own account and not with a view to, or for offer or sale in connection with, any distribution, whether in violation of the Securities Act of 1933, as amended (the “Securities Act”) or otherwise, other than pursuant to and in accordance with the Transaction Documents. The undersigned understands that the M Holdings Shares are not listed on any national securities exchange and that the M Holdings Shares acquired by it pursuant to the Offer will constitute “restricted securities” (as defined under Rule 144(a) under the Securities Act) and may not be sold, transferred or otherwise disposed of unless such sale, transfer or other disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. The undersigned has not, directly or indirectly, offered any of the M Holdings Shares to be acquired by it pursuant to the Offer to anyone or solicited any offer to buy any of such shares and the undersigned will not sell, transfer or otherwise dispose of or offer for sale any of such shares unless such sale, transfer or other disposition or offer is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. The undersigned has no agreement or understandings, directly or indirectly, with anyone to distribute any of such shares.

2.	The undersigned is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) in that it satisfies one or more of the criteria indicated on Exhibit A, and the undersigned (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Offer and an investment in the M Holdings Shares, and the undersigned is capable of bearing any risk and complete loss of its investment in the M Holdings Shares.

3.	The undersigned has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Transaction Documents and has had full access to such other information concerning the M Holdings Shares, Cargill, Mosaic, M Holdings and any of their respective subsidiaries as it has requested. The undersigned has received all information that it believes is necessary or appropriate in connection with its investment in the M Holdings Shares.

4.	The undersigned is an informed and sophisticated party and has engaged, to the extent the undersigned deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated by the Offer and the Letter of Transmittal. The undersigned acknowledges that the undersigned has not relied upon any investigation that may have been made by Cargill with respect to the M Holdings Shares or any express or implied representations or warranties of any nature made by or on behalf of or imputed to Cargill, Mosaic or M Holdings, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the undersigned in the Offer to Exchange or in the Letter of Transmittal. Without limiting the generality of the foregoing, the undersigned acknowledges that none of Cargill, Mosaic or Mosaic Holdings has made, makes, or will make any representation or warranty, express or implied, with respect to (i) any projections, estimates or budgets delivered to or made available to the undersigned of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Cargill, Mosaic or M Holdings and of any of their respective subsidiaries or the future business and operations of Cargill, Mosaic or M Holdings and their respective subsidiaries; or (ii) any other information or documents made available to the undersigned or its counsel, accountants or advisors with respect to Cargill, Mosaic, M Holdings or their respective subsidiaries or their respective businesses or operations, except as expressly set forth for the benefit of the undersigned in the Offer to Exchange and in this Letter of Transmittal.

ANNEX B

RESTATED

CERTIFICATE OF INCORPORATION

OF

GNS II (U.S.) CORP. [To be renamed “The Mosaic Company”]

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

GNS II (U.S.) Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1) That the name of this corporation is GNS II (U.S.) Corp., and that this corporation was originally incorporated pursuant to the DGCL on March 25, 2004.

2) That the Board of Directors duly adopted resolutions proposing to amend and restate the certificate of incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the certificate of incorporation of this corporation be amended and restated in its entirety to read as follows (the “Restated Certificate of Incorporation”):

ARTICLE I

NAME

The name of the corporation (hereinafter called the “Corporation”) is GNS II (U.S.) CORP.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

CAPITAL STOCK

1. Authorized Stock. (A) The total number of shares of capital stock that the Corporation has authority to issue is 1,490,000,000 of which:

(1) 1,000,000,000 shares shall be shares of Common Stock, par value $0.01 per share (the “Common Stock”);

(2) 275,000,000 shares shall be shares of Class A Common Stock, par value $0.01 per share, of which (i) 77,666,668 shall be designated Class A Common Stock, Series A-1 (the “Series A-1 Common Stock”); (ii) 77,666,667 shall be designated Class A Common Stock, Series A-2 (the “Series A-2 Common Stock”); (iii) 77,666,665 shall be designated Class A Common Stock, Series A-3 (the “Series A-3 Common Stock”); and (iv) 42,000,000 shall be designated Class A Common Stock, Series A-4 (the “Series A-4 Common Stock”);

(3) 200,000,000 shares shall be shares of Class B Common Stock, par value $0.01 per share, of which (i) 66,666,668 shall be designated Class B Common Stock, Series B-1 (the “Series B-1 Common Stock”); (ii) 66,666,667 shall be designated Class B Common Stock, Series B-2 (the “Series B-2 Common Stock”); and (iii) 66,666,665 shall be designated Class B Common Stock, Series B-3 (the “Series B-3 Common Stock”); and

(4) 15,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(B) The Series A-1 Common Stock, the Series A-2 Common Stock, the Series A-3 Common Stock and the Series A-4 Common Stock are referred to collectively as the “Class A Common Stock”. The Series B-1 Common Stock, the Series B-2 Common Stock and the Series B-3 Common Stock are referred to collectively as the “Class B Common Stock”. The Common Stock, the Class A Common Stock and the Class B Common Stock are referred to collectively as the “Company Common Stock”.

(C) Effective upon the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of common stock of the Corporation, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified into and become [—] fully paid, non-assessable shares of Common Stock, without any further action by the holder of such shares of Old Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (each, an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been reclassified.

2.	Company Common Stock.

(A) General. Except as expressly provided for in this Article IV and in Article IX, the shares of each class and series of Company Common Stock shall have the same powers, rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Subject to the rights of the holders of any series of Preferred Stock from time to time outstanding, stockholders of the Corporation shall not have any preemptive rights to subscribe for, purchase or receive any part of any new or additional issue of stock of the Corporation and no stockholder will be entitled to cumulate votes at any election of directors.

(B) Dividends and Other Distributions. Subject to the rights of the holders of any series of Preferred Stock from time to time outstanding, and except as expressly provided for in this Article IV, holders of shares of Company Common Stock shall be entitled to receive such dividends and other distributions in cash, securities or property as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that no dividend or other distribution may be declared or paid in respect of any share of any class or series of Company Common Stock unless a dividend or other distribution, payable in the same amount, ratio, form and manner, is simultaneously declared or paid, as the case may be, in respect of all shares of each class and series of Company Common Stock, without preference or priority of any kind, except that, whenever a dividend or other distribution is paid in shares of Company Common Stock, (i) only shares of Common Stock shall be paid in respect of the shares of Common Stock outstanding as of the record date therefor, (ii) only shares of Series A-1 Common Stock shall be paid in respect of the shares of Series A-1 Common Stock outstanding as of the record date therefor, (iii) only shares of Series A-2 Common Stock shall be paid in respect of the shares of Series A-2 Common Stock outstanding as of the record date therefor, (iv) only shares of Series A-3 Common Stock shall be paid in respect of the shares of Series A-3 Common Stock outstanding as of the record date therefor, (v) only shares of Series A-4 Common Stock shall be paid in respect of the shares of Series A-4 Common Stock outstanding as of the record date therefor, (vi) only shares of Series B-1 Common Stock shall be paid in respect of the shares of Series B-1 Common Stock outstanding as of the record date therefor, (vii) only shares of Series B-2 Common Stock shall be paid in respect of the shares of Series B-2 Common Stock outstanding as of the record date therefor, and (viii) only shares of Series B-3 Common Stock shall be paid in respect of the shares of Series B-3 Common Stock outstanding as of the record date therefor.

(C) Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment in full of all amounts to which the holders of each series, if any, of the then outstanding Preferred Stock shall be entitled, the remaining assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably, on a share for share basis, among the holders of the shares of all classes and series of Company Common Stock, together with the holders of the shares of any class of stock ranking on a parity with the Company Common Stock in respect of such distribution. For purposes of this paragraph, unless otherwise provided with respect to any then outstanding series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

(D) Voting.

(1) Except as otherwise provided in this Article IV and except as required by law, holders of shares of each class and series of Company Common Stock shall be entitled to vote, and shall vote together as one class, on all matters to be voted on by the stockholders of the Corporation. Except as otherwise provided in this Article IV and except as required by law, (x) with respect to all matters other than the election of directors, each holder of shares of Company Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Company Common Stock held of record by such holder, and (y) with respect to the election of directors, each holder of shares of Common Stock and/or Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock and/or Class A Common Stock held of record by such holder, and each holder of shares of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock held of record by such holder.

(2) Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, for so long as any shares of Class A Common Stock or Class B Common Stock remain outstanding, without the Requisite Vote or Requisite Votes, as applicable (and any other vote of stockholders required by this Restated Certificate of Incorporation or applicable law):

(i) this Restated Certificate of Incorporation shall not be amended, altered or repealed (including by merger, consolidation or otherwise) in a manner that would alter or change the powers, preferences, or relative, participating, optional or other special rights of the shares of Class A Common Stock and/or Class B Common Stock (or any series thereof), or the qualifications, limitations or restrictions with respect thereto, so as to affect them adversely;

(ii) no series of Preferred Stock shall be established by the Board of Directors, and no shares of any series of Preferred Stock shall be issued by the Corporation (by merger, consolidation or otherwise), if the terms of such series of Preferred Stock would be violated or breached by or as a result of the conversion of the shares of Class A Common Stock or Class B Common Stock (or any series thereof), or the Transfer of any such shares, in accordance with the terms of this Article IV;

(iii) no shares of Class A Common Stock (or any series thereof) or Class B Common Stock (or any series thereof) shall be issued by the Corporation (including by merger, consolidation or otherwise), other than pursuant to the Merger and other than the issuance of shares of Class A Common Stock upon the conversion of shares of Class B Common Stock in accordance with the terms of this Article IV or upon a dividend or other distribution paid by the Corporation in shares of Company Common Stock in accordance with the terms of this Article IV;

(iv) no reorganization, consolidation, combination or merger of the Corporation with or into another corporation or other entity in which shares of Class A Common Stock (or any series thereof) and/or Class B Common Stock (or any series thereof) are converted into (or entitled to receive with respect thereto) shares of stock or other securities or property (including cash) shall be permitted, unless, in such reorganization, consolidation, combination or merger, each holder of a share of Class A Common Stock and/or Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock or other securities or property (including cash) as any holder of a share of Common Stock shall be entitled to receive for a share of Common Stock;

(v) the Corporation (including its Board of Directors) shall not, and shall not permit any of its subsidiaries to, make, agree to, approve or recommend any tender or exchange offer for any shares of Company Common Stock, unless such tender or exchange offer is open to all holders of shares of all series and classes of Company Common Stock and the consideration paid to any such holder for shares of Company Common Stock tendered into such tender or exchange offer is the highest consideration paid to any other holder for shares of Company Common Stock tendered into such tender or exchange offer;

(vi) the Corporation shall not subdivide (by any stock split, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of Common Stock, Class A Common Stock (or any series thereof) or Class B Common Stock (or any series thereof), unless the outstanding shares of the other such classes and series of Company Common Stock shall be proportionately subdivided or combined in the same manner, in each case so that the numbers of shares of Common Stock, Class A Common Stock (and each series thereof) and Class B Common Stock (and each series thereof) outstanding immediately following such subdivision or combination shall bear the same relationship to one another as did the numbers of shares of Common Stock, Class A Common Stock (and each series thereof) and Class B Common Stock (and each series thereof) outstanding immediately prior to such subdivision or combination; and

(vii) this Section 2(D)(2) and Section 2(D)(3) of this Article IV of this Restated Certificate of Incorporation shall not be amended, altered or repealed (including by merger, consolidation or otherwise), and no provision of this Restated Certificate of Incorporation that is inconsistent with this Section 2(D)(2) or Section 2(D)(3) of this Article IV shall be adopted (including by merger, consolidation or otherwise); provided, however that no vote otherwise required by this Section 2(D)(2) shall be required for the implementation by the Company of a rights plan, including the distribution of rights to all holders of the Company Common Stock, the designation of a series of preferred stock in connection therewith, and all other actions contemplated by any such rights plan and the operation thereof, so long as all shares of all holders of shares of Company Common Stock are treated identically pursuant to such distribution and, other than a holder who is an “Acquiring Person” and certain transferees of any such “Acquiring Person” under such rights plan, the operation of such rights plan.

(3) “Requisite Vote” and “Requisite Votes,” as applicable, means, in addition to any other or different vote required by applicable law, for purposes of any action described in clauses (i) through (vii) of Section 2(D)(2) of this Article IV, (1) the affirmative vote of holders of at least two-thirds of the voting power of the shares of all series of Class A Common Stock and all series of Class B Common Stock outstanding as of the record date therefor, voting together as a single class and, (2) if any such action would affect a class or series of Class A Common Stock and/or Class B Common Stock, as applicable, less favorably, or more adversely, than it does any other class or series of Class A Common Stock and/or Class B Common Stock, the affirmative vote of holders of at least two-thirds of the voting power outstanding as of the record date therefor of the shares of the class or series less favorably or more adversely affected by such action, voting as a separate class.

3.	Transfer Restrictions and Conversion Applicable to Shares of Class A Common Stock and Class B Common Stock.

(A) Transfer Restrictions of Class A Common Stock and Class B Common Stock.

(1) Except as otherwise set forth in Section 3(A)(2), Section 3(A)(3) or Section 3(A)(4) of this Article IV, (x) shares of Class A Common Stock may not be Transferred by or at the request of any record or beneficial owner of such shares of Class A Common Stock, and (y) shares of Class B Common Stock may not be Transferred by or at the request of any record or beneficial owner of such shares of Class B Common Stock until the Lock-Up Expiration Date applicable to such shares of Class B Common Stock shall have occurred.

(2) Section 3(A)(1) of this Article IV shall not prohibit a record or beneficial owner of shares of Class A Common Stock or Class B Common Stock from Transferring such shares in a Permitted Transfer, provided that (i) any record or beneficial owner of shares of Class A Common Stock or Class B Common Stock that seeks to Transfer one or more of such shares pursuant to this Section 3(A)(2) must, upon the Corporation’s request, provide to the Corporation affidavits or other proof reasonably acceptable to the Corporation that any such Transfer qualifies as a Permitted Transfer, and any good faith determination of the Corporation that a particular Transfer so qualifies or does not so qualify shall be conclusive and binding; and (ii) if a record or beneficial owner of shares of Class A Common Stock or Class B Common Stock makes any Transfer of one or more such shares in a Permitted Transfer, each share of Class A Common Stock and/or Class B Common Stock so Transferred shall continue to be bound by the terms of this Article IV, including the restrictions on Transfer set forth in this Article IV.

(3) Section 3(A)(1) of this Article IV shall not prohibit a record or beneficial owner of shares of Class A Common Stock from Transferring such shares pursuant to a Qualified Transfer.

(4) (a) At any time or from time to time on or prior to the second (2nd) anniversary of the Issue Date, the Board of Directors (or any committee thereof designated thereby) may, in its sole discretion, (x) waive or otherwise remove the restrictions on Transfer set forth in Section 3(A)(1) of this Article IV with respect to all or any number of the shares of Series A-4 Common Stock, on such terms and conditions as may be fixed by the Board of Directors (or such committee) in its sole discretion and (y) waive or otherwise remove the restrictions on Transfer set forth in Section 3(A)(1) of this Article IV (on such terms and conditions as may be fixed by the Board of Directors (or such committee) in its sole discretion) to allow any of the MAC Trusts to Transfer all or any number of the shares of Class A Common Stock held by it so long as such Transfer will occur on or prior to the second (2nd) anniversary of the Issue Date.

(b) At any time or from time to time after the second (2nd) anniversary of the Issue Date, the Board of Directors (or any committee thereof designated thereby) may, in its sole discretion, waive or otherwise remove the restrictions on Transfer set forth in Section 3(A)(1) of this Article IV, on such terms and conditions as may be fixed by the Board of Directors (or such committee) in its sole discretion, with respect to (w) all or any number of the shares of Series A-1 Common Stock and Series B-1 Common Stock (such shares, the “Combined Series 1 Stock”), (x) all or any number of the shares of Series A-2 Common Stock and Series B-2 Common Stock (such shares, the “Combined Series 2 Stock”), or (y) all or any number of the shares of Series A-3 Common Stock and Series B-3 Common Stock (such shares, the “Combined Series 3 Stock,” and each of the Combined Series 1 Stock, Combined Series 2 Stock and Combined Series 3 Stock is referred to individually as a “Combined Series of Stock”); provided, however, that, except in the case of a waiver or removal of the restrictions on Transfer if required to permit Transfers pursuant to Section 2.02(b)(vi) of the Governance Agreement, if the Board of Directors (or such committee) waives or otherwise removes the restrictions on Transfer set forth in Section 3(A)(1) of this Article IV pursuant to this Section 3(A)(4)(b) with respect to less than all of the outstanding shares of a Combined Series of Stock, the number of shares of such Combined Series of Stock of each holder in respect of which the restrictions on Transfer set forth in Section 3(A)(1) of this Article IV shall be waived or otherwise removed shall be equal to the result obtained by multiplying (i) the number of shares of such Combined Series of Stock held by such holder as of a record date determined by the Board of Directors (or such committee) by (ii) a fraction, the numerator of which shall be the number of outstanding shares of such Combined Series of Stock as of such record date in respect of which the Board of Directors (or such committee) is waiving or otherwise removing the restrictions on Transfer set forth in Section 3(A)(1) of this Article IV and the denominator of which shall be the number of outstanding shares of such Combined Series of Stock as of such record date, rounded down to the nearest whole share. In the event that the Board of Directors (or such committee) waives or otherwise removes the restrictions set forth in Section 3(A)(1) of this Article IV, pursuant to this Section 3(A)(4)(b) with respect to less than all of the shares of any Combined Series of Stock held by any holder, such waiver or removal of restrictions shall apply first to such holder’s shares of Class A Common Stock of the Combined Series of Stock and second to such holder’s shares of Class B Common Stock of such Combined Series of Stock.

(B) Conversion of Class A Common Stock.

(1) Series A-1 Common Stock; Series A-2 Common Stock; Series A-3 Common Stock. Each share of Series A-1 Common Stock, Series A-2 Common Stock and Series A-3 Common Stock shall be converted into shares of Common Stock on the terms and conditions set forth below in this Section 3(B)(1). Any conversion effected in accordance with this Section 3(B)(1) (other than paragraph (d) of this Section 3(B)(1)) shall be effective upon the applicable Conversion Time whether or not certificates representing such shares are surrendered to the Corporation.

(a) Conversion Upon Lock-up Release Date. (i) Each share of Series A-1 Common Stock outstanding on the First Lock-up Release Date shall be converted, immediately prior to the close of business on such date, automatically and without payment of additional consideration or further action by the holder thereof, into one fully paid and non-assessable share of Common Stock; (ii) each share of Series A-2 Common Stock outstanding on the Second Lock-up Release Date shall be converted, immediately prior to the close of business on such date, automatically and without payment of additional consideration or further action by the holder thereof, into one fully paid and non-assessable share of Common Stock; and (iii) each share of Series A-3 Common Stock outstanding on the Third Lock-up Release Date shall be converted, immediately prior to the close of business on such date, automatically and without payment of additional consideration or further action by the holder thereof, into one fully paid and non-assessable share of Common Stock.

(b) Conversion in Connection with a Released Share Offering. Each share of Series A-1 Common Stock, Series A-2 Common Stock and Series A-3 Common Stock shall be converted, automatically and without payment of additional consideration or further action by the holder thereof, into one fully paid and non-assessable share of Common Stock upon the Transfer of such share pursuant to a Released Share Offering in accordance with the Registration Agreement.

(c) Conversion by the Board.

(i) At any time or from time to time on or prior to the second (2nd) anniversary of the Issue Date, the Board of Directors (or any committee thereof designated thereby) may, in its sole discretion, convert all or any number of the shares of any series of Class A Common Stock (other than Series A-4 Common Stock) held by any MAC Trust, automatically and without payment of additional consideration or further action by the holder thereof, on a share-for-share basis, into fully paid and non-assessable shares of Common Stock (at such time or times and on such terms and conditions as may be fixed by the Board of Directors (or such committee) in its sole discretion) so long as (x) such conversion will occur and is conditioned upon the Transfer of all such shares of Common Stock pursuant to a Structured Formation Offering, Market Sale or Private Sale, (y) such conversion and Transfer will occur on or prior to the second (2nd) anniversary of the Issue Date and (z) the shares of Class A Common Stock that are to be converted pursuant to this clause (i) at any one time shall consist of an equal number of shares of Series A-1 Common Stock, Series A-2 Common Stock and Series A-3 Common Stock then held by such MAC Trust.

(ii) At any time or from time to time after the later of the Class B Conversion Approval and the second (2nd) anniversary of the Issue Date, the Board of Directors (or any committee thereof designated thereby) may, in its sole discretion, convert all or any number of the shares of any series of Class A Common Stock automatically and without payment of additional consideration or further action by the holder thereof, on a share-for-share basis, into fully paid and non-assessable shares of Common Stock (at such time or times and on such terms and conditions as may be fixed by the Board of Directors (or such committee) in its sole discretion); provided, however, that if the Board of Directors (or such committee) elects to convert less than all of the outstanding shares of any series of Class A Common Stock at any time pursuant to this Section 3(B)(1)(c)(ii), the number of shares of such series of Class A Common Stock of each holder that shall be converted shall be equal to the result obtained by multiplying (x) the number of shares of such series of Class A Common Stock held by such holder as of a record date determined by the Board of Directors (or such committee) by (y) a fraction, the numerator of which shall be the number of outstanding shares of such series of Class A Common Stock as of such record date being converted by the Board of Directors (or any such committee), and the denominator of which shall be the number of outstanding shares of such series of Class A Common Stock as of such record date, rounded down to the nearest whole share.

(d) Death Conversion. In the event an estate of a person who shall have died after the Execution Date is a holder of shares of Class A Common Stock or in the event a grantor, settlor or beneficiary of a trust that holds shares of Class A Common Stock shall have died after the Execution Date, such estate or trust may, without payment of additional consideration, convert any shares of Class A Common Stock held by such trust or estate, on a share-for-share basis, into fully paid and non-assessable shares of Common Stock in connection with (a) the Transfer of such shares of Common Stock so long as the proceeds of such Transfer are to be used (or the proceeds of a prior Permitted Transfer (made pursuant to clause (B) of such definition) of shares of Class B Common Stock that were previously converted into such shares of Class A Common Stock were used) to pay estate taxes and expenses payable by reason of the death of such deceased person or the death of the grantor or settlor of such trust or any one or more beneficiaries of such trust (as applicable), and (b) the Transfer of such shares of Common Stock after the second (2nd) anniversary of the Issue Date so long as (x) the proceeds of such Transfer are to be used to pay estate taxes, debts, obligations and expenses payable by reason of the death of such deceased person or the death of the grantor or settlor of such trust or any one or more beneficiaries of such trust (as applicable) or (y) such Transfer is made in connection with a foreclosure on shares of Class A Common Stock that were pledged pursuant to a Permitted Transfer. In order for a trust or estate to convert shares of Class A Common Stock into shares of Common Stock pursuant to this Section 3(B)(1)(d), such trust or estate shall surrender such the certificate or certificates for such shares (or, if such trust or estate alleges that such certificate or certificates has been lost, stolen or destroyed, such trust or estate shall provide the Corporation with a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation and the transfer agent (if the Corporation does not serve as its own transfer agent) at the office of the transfer agent for the Class A Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) and if requested by the Corporation or the transfer agent (if applicable), the posting of a surety bond in customary amount and upon customary terms, against any claim that may be made against the Corporation and/or the transfer agent on account of the alleged loss, theft or destruction of such certificate or certificates), at the office of the transfer agent for the Class A Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice (x) stating that such trust or estate elects to convert all or a number of shares of Class A Common Stock represented by such certificate or certificates (if any) pursuant to this Section 3(B)(1)(d) and (y) presenting facts indicating that such conversion complies with this Section 3(B)(1)(d). Such notice shall also state such trust or estate’s name or the names of the nominees in which such trust or estate wishes such shares of Common Stock, and the certificate or certificates (if any) for such shares of Common Stock, to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. In addition, the trust or estate seeking to convert shares of Class A Common Stock into shares of Common Stock pursuant to this Section 3(B)(1)(d) shall (i) provide to the Corporation affidavits stating that such conversion and the related

Transfer of shares of Common Stock is in compliance with any agreement such trust or estate may have with Cargill and (ii) upon the Corporation’s request, provide to the Corporation affidavits or other proof reasonably acceptable to the Corporation that such conversion complies with this Section 3(B)(1)(d), and any good faith determination of the Corporation that a particular conversion so qualifies or does not so qualify shall be conclusive and binding. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates (or lost certificate affidavit and agreement), notice and, if requested in accordance with the foregoing, any surety bond, affidavits or other proof, shall be the Conversion Time and the shares of Common Stock issuable upon conversion of such shares of Class A Common Stock shall be deemed outstanding of record as of such time. The Corporation shall, as soon as practicable after any such surrender following such Conversion Time, issue and deliver to the applicable trust or estate or to its nominees, a certificate or certificates (if any) for the number of shares of Common Stock into which such shares of Class A Common Stock were converted pursuant to this Section 3(B)(1)(d) and a certificate representing the shares of Class A Common Stock represented by a surrendered certificate that were not converted into shares of Common Stock pursuant to this Section 3(B)(1)(d).

(2) Series A-4 Common Stock. The shares of Series A-4 Common Stock shall be converted into shares of Common Stock on the terms and conditions set forth in this Section 3(B)(2). Any conversion effected in accordance with this Section 3(B)(2) shall be effective upon the applicable Conversion Time whether or not certificates representing such shares are surrendered to the Corporation.

(a) Conversion in Connection with Certain Sales. Prior to the second (2nd) anniversary of the Issue Date, each share of Series A-4 Common Stock shall be converted, automatically and without payment of additional consideration or further action by the holder thereof, into one fully paid and non-assessable share of Common Stock upon the Transfer of that share pursuant to a Structured Formation Offering, Market Sale or Private Sale, as applicable.

(b) Other Conversion. Immediately after the close of business on the second (2nd) anniversary of the Issue Date, each then outstanding share of Series A-4 Common Stock shall be converted, automatically and without payment of additional consideration or further action by the holder thereof, into one share of Common Stock.

(3) 90% Owner After Tender Offer. In the event that any Person becomes the record and beneficial owner of 90% or more of the outstanding shares of Company Common Stock as a result of a tender or exchange offer approved or recommended by the Board of Directors of the Corporation (or the exercise of any “top-up” option granted by the Company in connection with any such tender or exchange offer), each outstanding share of Class A Common Stock, whether or not held by such Person, shall be converted, automatically and without payment of additional consideration or further action by the holder thereof, into one fully paid and non-assessable share of Common Stock.

(C) Conversion of Class B Common Stock. Each share of Class B Common Stock shall be converted into shares of Series A-1 Common Stock, Series A-2 Common Stock, Series A-3 Common Stock or Common Stock, as applicable, on the terms and conditions set forth below in this Section 3(C). Any conversion effected in accordance with this Section 3(C) shall be effective upon the applicable Conversion Time whether or not certificates representing such shares are surrendered to the Corporation.

(1) Conversion upon Shareholder Approval. If the Corporation’s Board of Directors determines to submit to the stockholders of the Corporation, at a duly called meeting of stockholders, a proposal to effect a conversion of the shares of Class B Common Stock, and such proposal is approved by the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock, Class A Common Stock and Class B Common Stock entitled to vote and present in person or by proxy at the meeting, voting together as a single class (any such approval, the “Class B Conversion Approval”), all of the shares of Class B Common Stock then outstanding shall be converted, automatically and without payment of additional consideration or further action by the holders thereof, as follows:

(a) If the Class B Conversion Approval occurs prior to the First Lock-up Release Date, then immediately prior to the close of business on the date of such Class B Conversion Approval (i) each share of Series B-1 Common Stock shall be converted into one fully paid and non-assessable share of Series A-1 Common Stock, (ii) each share of Series B-2 Common Stock shall be converted into one fully paid and non-assessable share of Series A-2 Common Stock, and (iii) each share of Series B-3 Common Stock shall be converted into one fully paid and non-assessable share of Series A-3 Common Stock;

(b) If the Class B Conversion Approval occurs on or after the First Lock-up Release Date but prior to the Second Lock-up Release Date, then immediately prior to the close of business on the date of such Class B Conversion Approval, (i) each share of Series B-1 Common Stock shall be converted into one fully paid and non-assessable share of Common Stock, (ii) each share of Series B-2 Common Stock shall be converted into one fully paid and non-assessable share of Series A-2 Common Stock, and (iii) each share of Series B-3 Common Stock shall be converted into one fully paid and non-assessable share of Series A-3 Common Stock;

(c) If the Class B Conversion Approval occurs on or after the Second Lock-up Release Date but before the Third Lock-up Release Date, then immediately prior to the close of business on the date of such Class B Conversion Approval, (i) each share of Series B-1 Common Stock and Series B-2 Common Stock shall be converted into one fully paid and non-assessable share of Common Stock, and (ii) each share of Series B-3 Common Stock shall be converted into one fully paid and non-assessable share of Series A-3 Common Stock; and

(d) If the Class B Conversion Approval occurs on or after the Third-Lock-up Release Date, then immediately prior to the close of business on the date of such Class B Conversion Approval, each share of Class B Common Stock shall be converted into one fully paid and non-assessable share of Common Stock.

(2) 90% Owner After Tender Offer. In the event that any Person becomes the record and beneficial owner of 90% or more of the outstanding shares of Company Common Stock as a result of a tender or exchange offer approved or recommended by the Board of Directors of the Corporation (or the exercise of any “top-up” option granted by the Company in connection with any such tender or exchange offer), each outstanding share of Class B Common Stock, whether or not held by such Person, shall be converted, automatically and without payment of additional consideration or further action by the holder thereof, into one fully paid and non-assessable share of Common Stock.

(D) Conversion Mechanics.

(1) Manner of Conversion.

(a) Upon the automatic conversion of any shares of Class A Common Stock or any shares of Class B Common Stock pursuant to Section 3(B) or Section 3(C) of this Article IV (other than pursuant to Section 3(B)(1)(d)) (any such conversion, an “Automatic Conversion”), the Corporation will provide written notice of the conversion of such shares to the holders of record of such shares, at such holders’ respective addresses as they appear on the transfer books of the Corporation, as soon as reasonably practicable following the applicable Conversion Time; provided, however, that neither the failure to give such notice nor any defect therein shall affect the validity of the conversion. Such notice, which need not be sent in advance of the occurrence of the applicable Conversion Time, shall state, as appropriate and together with such other information as the Corporation may deem appropriate to include in such notice: (i) the effective date of the conversion; and (ii) the number and series of shares of Class A Common Stock or Class B Common Stock, as the case may be, that were or are to be automatically converted and the number and class and series of shares, as applicable, into which the converted (or to be converted) shares were (or are to be) converted.

(b) In the event of an Automatic Conversion of any shares of Class A Common Stock or any shares of Class B Common Stock, the certificates formerly representing each such share of Class A Common Stock or Class B Common Stock shall thereupon and thereafter be deemed to represent such number and series (if applicable) of shares of Class A Common Stock or Common Stock, as applicable, into which such shares of Class A Common Stock or Class B Common Stock were converted pursuant to such Automatic Conversion unless and until such certificate or certificates are exchanged in accordance with the following paragraph.

(c) From and after the Conversion Time applicable to shares of Class A Common Stock or Class B Common Stock converted pursuant to an Automatic Conversion any holder of such shares of former Class A Common Stock or former Class B Common Stock may surrender such holder’s certificate or certificates for such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, such holder shall provide the Corporation with a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation and the transfer agent (if the Corporation does not serve as its own transfer agent) at the office of the transfer agent for the Class A Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) and if requested by the Corporation or the transfer agent (if applicable), the posting of a surety bond in customary amount and upon customary terms, against any claim that may be made against the Corporation and/or the transfer agent on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Common Stock and/or Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder would like one or more new certificates (if any) representing the shares of Class A Common Stock or Common Stock, as applicable, into which such shares of Class A Common Stock and/or Class B Common Stock were converted pursuant to the Automatic Conversion. Such notice shall state such holder’s name or, where shares were converted into shares of Common Stock, the names of the nominees in which such holder wishes the certificate or certificates (if any) for such shares to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The Corporation shall, as soon as practicable after any such surrender following the Conversion Time applicable to any such shares, issue and deliver to such holder, or where shares were converted into shares of Common Stock, to his, her or its nominees, a certificate or certificates (if any) for the number of shares of Class A Common Stock or Common Stock into which such shares of Class A Common Stock and/or Class B Common Stock were converted pursuant to the Automatic Conversion.

(2) Reservation of Shares. The Corporation shall at all times when Class A Common Stock or Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Common Stock or Class B Common Stock, such number of its duly authorized shares of Class A Common Stock and Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock and Class B Common Stock at such time; and if at any time the number of authorized but unissued shares of Class A Common Stock or Common Stock, as applicable, shall not be sufficient to effect the conversion of all then outstanding shares of Class A Common Stock and Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock or Common Stock, as applicable, to such number of shares as shall be sufficient for such purposes, including, if applicable, seeking to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(3) Effect of Conversion. Each share of Class A Common Stock and Class B Common Stock converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such share shall immediately cease and terminate at the Conversion Time applicable to such share, except only the right of the holder thereof to receive shares of Class A Common Stock or Common Stock, as the case may be, in exchange therefor and to receive payment of any dividends declared but unpaid on the share so converted for which the record date has already occurred. Any shares of any series of Class A Common Stock or Class B Common Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the applicable series of Class A Common Stock or Class B Common Stock accordingly.

(4) Treatment of Certain Dividends.

(a) With respect to any dividends that (i) are declared on shares of Series A-1 Common Stock, Series A-2 Common Stock, Series A-3 Common Stock or Series A-4 Common Stock, (ii) are payable in shares of Series A-1 Common Stock, Series A-2 Common Stock, Series A-3 Common Stock, or Series A-4 Common Stock, respectively, and (iii) have not been paid prior to the conversion of such shares of Series A-1 Common Stock, Series A-2 Common Stock, Series A-3 Common Stock or Series A-4 Common Stock, as applicable, into shares of Common Stock, such dividend shall be paid in the form of shares of Common Stock rather than in the form of shares of Series A-1 Common Stock, Series A-2 Common Stock, Series A-3 Common Stock or Series A-4 Common Stock, as applicable.

(b) With respect to any dividends that (i) are declared on shares of Series B-1 Common Stock, Series B-2 Common Stock or Series B-3 Common Stock, (ii) are payable in shares of Series B-1 Common Stock, Series B-2 Common Stock or Series B-3 Common Stock, respectively, and (iii) have not been paid prior to the conversion of such shares of Series B-1 Common Stock, Series B-2 Common Stock or Series B-3 Common Stock, as applicable, into shares of Series A-1 Common Stock, Series A-2 Common Stock or Series A-3 Common Stock, as the case may be, such dividend shall be paid in the form of the Series A-1 Common Stock, Series A-2 Common Stock or Series A-3 Common Stock, as applicable, into which such shares were converted rather than in the form of shares of Series B-1 Common Stock, Series B-2 Common Stock, or Series B-3 Common Stock, as applicable.

(c) With respect to any dividends that (i) are declared on shares of Series B-1 Common Stock, Series B-2 Common Stock or Series B-3 Common Stock, (ii) are payable in shares of Series B-1 Common Stock, Series B-2 Common Stock, or Series B-3 Common Stock, respectively, and (iii) have not been paid prior to the conversion of such shares of Series B-1 Common Stock, Series B-2 Common Stock or Series B-3 Common Stock, as applicable, into shares of Common Stock, such dividend shall be paid in the form of shares of Common Stock rather than in the form of shares of Series B-1 Common Stock, Series B-2 Common Stock or Series B-3 Common Stock, as applicable.

(5) Taxes. The issuance of shares of Common Stock or Class A Common Stock, as the case may be, on the conversion of Class A Common Stock or Class B Common Stock shall be made by the Corporation without charge for expenses or for any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or Class A Common Stock, as applicable. However, if any such shares are to be issued in a name other than that of the holder of the share or shares of Class A Common Stock and/or Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

(E) General.

(1) The restrictions on Transfer set forth in this Section 3 of Article IV shall be referred to as the “Lock-up.” The Corporation shall not register the purported Transfer of any shares of Class A Common Stock or Class B Common Stock in violation of the Lock-up and any such Transfer in violation of the Lock-up shall be null and void ab initio.

(2) All shares of Class A Common Stock and Class B Common Stock shall be issued solely in certificated form, which certificate shall at all times bear a legend to the effect that such shares are subject to the Lock-up.

(F) Definitions.

The following terms shall have the meanings set forth below:

“Acorn Trust” means the Acorn Trust dated January 30, 1995, as amended.

“Anne Ray Charitable Trust” means the Anne Ray Charitable Trust dated August 20, 1996, as amended.

“beneficial owner” and words of similar import (including “beneficially own” and “beneficial ownership”) shall have the meaning attributed to them under Rule 13d-3 promulgated under the Exchange Act except that a Person shall be deemed to have “beneficial ownership” of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after passage of time.

“Cargill” means Cargill, Incorporated and its successors.

“Cargill Family Entity” means any corporation, partnership or limited liability company of which, in each case, at least ninety percent (90%) in value of the stock or other ownership interests is owned by one or more Cargill Family Members, Cargill Family Trusts, other Cargill Family Entities or Cargill Family Member Estates.

“Cargill Family Member” means (a) any natural person who is a lineal descendent of W.W. Cargill, including a legally adopted descendent and his or her descendents; (b) any natural person who is a spouse of any person referred to in clause (a); and (c) any natural person who is a brother, sister or parent, including as a result of a legal adoption, of any person referred to in clause (a).

“Cargill Family Member Estate” means the estate of any Cargill Family Member.

“Cargill Family Trust” means any trust the primary beneficiaries of which are Cargill Family Members, Cargill Family Entities, other Cargill Family Trusts and/or Charitable Organizations.

“Charitable Organization” means an organization described in Section 170(c), Section 501(c)(3) or Section 501(c)(4) of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conversion Time” means, with respect to any share of Company Common Stock, the date and time that such share is converted into any other class or series of Company Common Stock as set forth in Section 3 of this Article IV.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” means January 18, 2011.

“Family Members” means, with respect to any natural person, such person’s spouse, parents, grandparents, children, grandchildren, great-grandchildren, brothers and sisters, mother-in-law and father-in-law, brothers-in-law and sisters-in-law, daughters-in-law and sons-in-law. Adopted and step-members are also included as “Family Members.”

“First Lock-Up Release Date” means the first day after the thirty (30) month anniversary of the Issue Date.

“Governance Agreement” means that certain Governance Agreement, dated as of January 18, 2011, by and among the Corporation, the Mosaic Company and the Stockholder Parties thereto, as such agreement may be amended from time to time.

“Issue Date” means the date on which Cargill consummates the Split-off, as such term is defined in the Merger and Distribution Agreement, in accordance with the terms thereof.

“Lock-Up Expiration Date” means: (A) with respect to each share of Series B-1 Common Stock, the First Lock-Up Release Date, (B) with respect to each share of Series B-2 Common Stock, the Second Lock-Up Release Date and (C) with respect to each share of Series B-3 Common Stock, the Third Lock-Up Release Date.

“Lilac Trust” means the Lilac Trust dated August 20, 1996, as amended.

“MAC Trusts” means the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust.

“Margaret A. Cargill Foundation” means the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended.

“Market Sale” means a sale of capital stock of the Corporation by the MAC Trusts pursuant to and in accordance with Section 2.2(a) of the Registration Agreement.

“Merger” shall have the meaning assigned to such term in the Merger and Distribution Agreement.

“Merger and Distribution Agreement” means that certain Merger and Distribution Agreement, dated as of January 18, 2011, by and among the Corporation, The Mosaic Company, GNS Merger Sub LLC, the MAC Trusts and Cargill, as such agreement may be amended from time to time.

“Permitted Transfer” means:

(A) any Transfer of shares to the Corporation or any of its subsidiaries;

(B) any Transfer of shares by an estate of a person who shall have died after the Execution Date or by a trust (in the event a grantor, settlor or beneficiary of such trust shall have died after the Execution Date), in each case so long as the proceeds of such Transfer are to be used to pay estate taxes and expenses payable by reason of the death of such deceased person or the death of the grantor or settlor of such trust or any one or more beneficiaries of such trust (as applicable);

(C) any pledge of shares by an estate of a person who shall have died after the Execution Date or by a trust (in the event a grantor, settlor or beneficiary of such trust shall have died after the Execution Date), in each case so long as such pledge of shares is made to a bank, trust company or other financial institution as security for a bona fide loan and the proceeds of such loan are to be, or shall have been, used to pay estate taxes, debts, obligations and expenses payable by reason of the death of such deceased person or the death of the grantor or settlor of such trust or any one or more beneficiaries of such trust (as applicable), and the Transfer of any such pledged shares in connection with a foreclosure on such pledged shares;

(D) any Transfer of shares of a deceased holder to the estate of such deceased holder upon such deceased holder’s death and the Transfer of such shares from the estate of such deceased holder to the beneficiaries thereof, provided that each such Transfer is pursuant to the deceased holder’s will or the laws of descent or distribution;

(E) any Transfer of shares of a holder to the bankruptcy estate of such holder if such holder has become bankrupt or insolvent;

(F) any Transfer of shares by a natural person to (i) any of such holder’s Family Members, (ii) a trust for the benefit of the holder or one or more of such holder’s Family Members (a “Qualified Trust”) or (iii) any corporation, partnership or limited liability company of which, in each case, 100% of the voting and equity interests are beneficially owned by one or more of such holder and such holder’s Family Members or a trust for the benefit of one or more of such holder’s Family Members;

(G) any Transfer of shares by a Qualified Trust to the beneficiaries and/or grantor or settlor of such trust, in each case in accordance with the terms of the governing trust instrument;

(H) any Transfer of shares of Series A-4 Common Stock by a Charitable Organization to another Charitable Organization to satisfy the transferor’s annual distribution requirements under the Code, applicable treasury regulations or state law; to the extent, and only to the extent, such transferor’s liquid assets are insufficient, in the good faith judgment of the transferor, to meet such annual distribution requirements and operating requirements for such period;

(I) any Transfer of shares by the Acorn Trust to the MAC Foundation in accordance with the governing trust agreement for the Acorn Trust and any Transfer of shares from the Lilac Trust to the Anne Ray Charitable Trust in accordance with the governing trust agreement for the Lilac Trust;

(J) any Transfer of shares by a holder thereof approved by the Board of Directors of the Company and by Cargill;

(K) any Transfer of shares after the second (2nd) anniversary of the Issue Date with respect to which no gain or loss is recognized for U.S. federal income tax purposes;

(L) any Transfer of shares after the second (2nd) anniversary of the Issue Date to Cargill Family Members, Cargill Family Entities, Cargill Family Member Estates, Cargill Family Trusts and Charitable Organizations; and

(M) any Transfer of shares after the second (2nd) anniversary of the Issue Date by a Cargill Family Trust to the beneficiaries and/or grantors or settlors of such trust.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or agency or other entity of any kind or nature.

“Private Sale” means a sale of capital stock of the Corporation by the MAC Trusts pursuant to and in accordance with Section 2.2(c) of the Registration Agreement.

“Qualified Transfer” means a Transfer (A) pursuant to a tender or exchange offer that is made by the Corporation or any of its subsidiaries or approved (including solely for the purposes of this definition) or recommended by the Board of Directors (or a designated committee thereof) or (B) arising as a result of a reorganization, consolidation, combination or merger or similar transaction to which the Corporation is a party.

“Registration Agreement” means that certain Registration Agreement, dated as of January 18, 2011, by and among the Corporation, The Mosaic Company, Cargill, the MAC Trusts and the other Persons party thereto, as such agreement may be amended from time to time.

“Released Share Offering” has the meaning assigned to such term in the Registration Agreement.

“Second Lock-Up Release Date” means the first day after the forty-two (42) month anniversary of the Issue Date.

“Structured Formation Offering” means any of the First Formation Offering, the Second Formation Offering, the Third Formation Offering, the Fourth Formation Offering, and the S&P 500 Index Inclusion Offering, as each such term is defined in, and pursuant to, the Registration Agreement.

“Third Lock-Up Release Date” means the first day after the fifty-four (54) month anniversary of the Issue Date.

“Transfer” means (with its cognates having corresponding meanings), with respect to any securities (“applicable securities”), (i) any direct or indirect sale, exchange, issuance, transfer, redemption, grant, pledge, hypothecation or other disposition, whether voluntary or involuntary, by operation of law or otherwise, and whether or not for value, of any of the applicable securities, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for, or for the purchase or other acquisition of, any applicable securities or any contract or other binding arrangement or understanding (in each case, whether written or oral) to take any of the foregoing actions or (ii) entering into any swap or other agreement, arrangement or understanding, whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any applicable securities, including short sales of applicable securities, option transactions with respect to applicable securities, use of equity or other derivative financial instruments relating to applicable securities and other hedging arrangements with respect to applicable securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the applicable securities, other securities, cash or otherwise; provided, however, that the grant of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Exchange Act shall not constitute a “Transfer”.

4. Preferred Stock.

The Board of Directors is authorized, subject to limitations prescribed by law and Section 2(D)(2) of this Article IV, to provide by resolution or resolutions for the issuance of shares of Preferred Stock from time to time in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware (each a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations and restrictions thereof. The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of the shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(d) the dates at which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or of such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or of any other class or series;

(j) the voting rights, if any, of the holders of shares of the series; and

(k) such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers conferred by statute and except as provided herein or in the bylaws, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter the bylaws without any action on the part of the stockholders in accordance with the bylaws; provided, however, that any bylaws made by the Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the stockholders.

ARTICLE VI

LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law.

If the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

ELECTION OF DIRECTORS

The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII

BOARD OF DIRECTORS

The business of the Corporation shall be managed by or under the direction of the Board of Directors. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Any director may tender his resignation at any time. Subject to any rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock (as hereafter defined), voting together as a single class. For purposes of this Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

The number of directors to constitute the whole Board of Directors shall be established as provided in the bylaws. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. At the first annual meeting of stockholders, the terms of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of the stockholders, the term office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders, the term of office for the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time such classification becomes effective.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. If the number of directors is hereafter changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, except as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock.

ARTICLE IX

STOCKHOLDER ACTION BY WRITTEN CONSENT

Action shall be taken by the stockholders of the Corporation only at annual or special meetings of the stockholders, and stockholders may not act by written consent; provided, however, that any action required or permitted to be taken by stockholders for or in connection with any action set forth in Section 2(D)(2) of Article IV and recommended by the Board of Directors may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the applicable classes and/or series of shares of Class A Common Stock and/or Class B Common Stock representing the Requisite Votes (in addition to the holders of outstanding shares of Company Common Stock representing the minimum number of votes that are otherwise required under applicable law or this Restated Certificate of Incorporation) and shall otherwise comply with the procedures set forth in the bylaws of the Corporation. Special meetings of the stockholders may only be called as provided in the bylaws.

ARTICLE X

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute (but subject to Section 2(D)(2) of Article IV), and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

3) That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4) That said amended and restated certificate of incorporation, which restates and integrates and further amends the provisions of this corporation’s certificate of incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this [    ] day of [        ], 20[    ].

GNS II (U.S.) CORP.

By:
Name:
Title:

ANNEX C

FORM OF

AMENDED AND RESTATED

BYLAWS

OF

GNS II (U.S.) CORP.

EFFECTIVE DATE: [—], 2011

C-i

C-ii

FORM OF

AMENDED AND RESTATED

BYLAWS OF GNS II (U.S.) CORP. (THE “CORPORATION”)

(as adopted on [—], 2011)

ARTICLE I

MEETINGS OF STOCKHOLDERS

SECTION 1.1. Annual Meeting. An annual meeting of the stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law. Subject to Section 1.7, any other proper business may be transacted at an annual meeting.

SECTION 1.2. Special Meetings.

(a) Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by (x) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), or (y) the Chairman of the Board, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice.

(b) The Board of Directors may, in its sole discretion, determine that the special meeting shall not be held at any place, but shall be held solely by means of remote communications, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.

SECTION 1.3. Notice of Meetings. Written notice of the place, date, and time of all meetings of the stockholders, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the General Corporation Law of the State of Delaware, as may be amended from time to time (the “General Corporation Law”) or the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”)).

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

SECTION 1.4. Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. If a quorum is present when a meeting is convened, the subsequent withdrawal of stockholders, even though less than a quorum remains, shall not affect the ability of the remaining stockholders lawfully to transact business.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time until a quorum is present.

SECTION 1.5. Organization. The Chairman of the Board or such person as the Board of Directors may have designated or, in the absence of such a person, the Chief Executive Officer of the Corporation, or in the absence of such officer, the President of the Corporation or, in the absence of such officer, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. The secretary of the meeting shall be such person as the chairman appoints.

SECTION 1.6. Conduct of Business; Remote Communication. The chairman of any meeting of stockholders shall determine the order of business and the rules, regulations and procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

If authorized by the Board of Directors in accordance with these Bylaws and applicable law, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, (1) participate in a meeting of stockholders and (2) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 1.7. Notice of Stockholder Business.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) properly brought before the meeting by or at the direction of the Board of Directors, or (c) properly brought before an annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal offices of the Corporation no more than one hundred twenty (120) days and no less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting (provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty (30) days from the anniversary date of the preceding year’s annual meeting date, written notice by a stockholder in order to be timely must be received by the later of (x) the twentieth (20th) day following the day on which the first public disclosure of the date of the annual meeting was made or (y) ninety (90) days prior to the date of such annual meeting). Delivery shall be by hand or by certified or registered mail, return receipt requested. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of stockholder’s notice as described above.

(b) A stockholder’s notice to the Secretary with respect to an annual meeting shall set forth as to each matter the stockholder proposes to bring before the annual or special meeting (1) a brief description of the business desired to be brought before the annual or special meeting and the reasons for conducting such business at the annual or special meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (3) a representation that the stockholder is a holder of record of shares of stock of the Corporation entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business, (4) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (5) any material interest of the stockholder in such business.

(c) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual or special meeting except in accordance with the procedures set forth in this Section 1.7. The Chair of an annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not so properly brought before the meeting, and in such event, such business not properly brought before the meeting shall not be transacted.

SECTION 1.8. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his name on the record date for the meeting, except as otherwise provided herein or required by law.

All voting, including on the election of directors, and except where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or by his proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, the Restated Certificate of Incorporation or these Bylaws, all other matters shall be decided by the vote of the holders of stock having a majority of the votes cast by the holders of all stock entitled to vote on such question which are present in person or proxy at the meeting.

SECTION 1.9. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall be open to the examination of any stockholder during the whole time thereof on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.1. Number and Term of Office. The number of directors and term of office shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The number of directors shall be twelve (12) until otherwise fixed. Each director shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

SECTION 2.2. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors above thirteen (13) may be filled only by the stockholders at an annual or special meeting of stockholders by the vote of a plurality of the shares entitled to vote for the election of directors at such annual or special meeting. Any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, or other cause (other than (x) as a result of an increase in the authorized number of directors above thirteen (13) or (y) one or more directors’ removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum. Any director chosen in accordance with this Section 2.2 shall hold office for a term expiring at the next annual meeting of stockholders at which the class of directors of such director is elected, in the case of a newly created directorship resulting from any increase in the authorized number of directors, or for the remainder of the term of the director he or she is replacing. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SECTION 2.3. Removal and Resignation. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of its then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by (i) a majority of the directors then in office, though less than a quorum, or (ii) the stockholders at a special meeting of the stockholders properly called for that purpose, by the vote of the holders of a plurality of the shares entitled to vote at such special meeting. A director so chosen shall hold office until the next annual meeting of stockholders at which the class of directors of such director is elected.

Any director may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance.

SECTION 2.4. Regular Meetings. Unless otherwise determined by the Board of Directors, a regular annual meeting of the Board of Directors shall be held, without call or notice, immediately after and, if the annual meeting of stockholders is held at a place, at the same place as the annual meeting of stockholders, for the purpose of organizing the Board of Directors, electing officers and transacting any other business that may properly come before such meeting. Additional regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

SECTION 2.5. Special Meetings. Special meetings of the Board of Directors may be called by three (3) of the directors then in office, by the Chairman of the Board or by the Chief Executive Officer and shall be held at such place, on such date, and at such time as may be fixed by the person or persons calling the special meeting. Notice of the place, date, and time of each such special meeting shall be given to each director who does not waive the right to a notice by (i) mailing written notice not less than five (5) days before the meeting, (ii) sending notice one (1) day before the meeting by an overnight courier service and two (2) days before the meeting if by overseas courier service, or (iii) by telephoning, telecopying, telegraphing, electronically transmitting or personally delivering the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 2.6. Quorum. At any meeting of the Board of Directors, a majority of the total number of authorized directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

SECTION 2.7. Participation in Meetings by Conference Communications Equipment. Members of the Board of Directors, or of any committee of the Board of Directors, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

SECTION 2.8. Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present at a meeting at which a quorum is present, except as otherwise provided herein or required by law.

SECTION 2.9. Powers. The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(a) To declare dividends from time to time in accordance with law;

(b) To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(c) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

(d) To remove any officer of the Corporation with or without cause, and from time to time to pass on the powers and duties of any officer upon any other person for the time being;

(e) To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(f) To adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(g) To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

(h) To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.

SECTION 2.10. Action Without Meeting. Unless otherwise restricted by the Restated Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing (which may be in counterparts) or by electronic transmission, and the written consent or consents or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be made in paper form if the minutes of the Corporation are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 2.11. Compensation of Directors. Directors, as such, may receive, pursuant to resolution of the Board of Directors or a committee of the Board of Directors, reimbursement of their reasonable expenses, if any, of attendance at meetings and fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

SECTION 2.12. Nomination of Director Candidates. (a) Subject to any limitations stated in the Restated Certificate of Incorporation, nominations for the election of directors may be made by the Board of Directors or a proxy committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally who complies with the notice procedures set forth in this Section 2.12. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been timely given, to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal offices of the Corporation (i), with respect to an election to be held at an annual meeting of stockholders, no more than one hundred twenty (120) days and no less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting (provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty (30) days from the anniversary date of the preceding year’s annual meeting, written notice by a stockholder in order to be timely must be received by the later of (x) the twentieth (20th) day following the day on which the first public disclosure of the date of the annual meeting was made or (y) ninety (90) days prior to the date of such annual meeting), and (ii), with respect to the election to be held at a special meeting of stockholders for the election of directors, prior to the close of business on the tenth (10th) day following the date on which the first public disclosure of the date of the special meeting was made or in accordance with Section 1.2. Delivery shall be by hand, or by certified or registered mail, return receipt requested. In no event shall the public announcement of an adjournment of any annual or special meeting commence a new time period for giving of a stockholder notice as described above.

(b) A stockholder’s notice to the Secretary shall set forth (x) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of stock of the Corporation which are beneficially owned by such person, (4) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such person as a director of the Corporation pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, had the nominee been nominated by the Board of Directors, and (5) such person’s written consent to being named in any proxy statement as a nominee and to serving as a director if elected; and (y) as to the stockholder giving notice: (1) the name and address, as they appear on the Corporation’s records, of such stockholder, (2) the class and number of shares of stock of the Corporation which are beneficially owned by such stockholder (determined as provided in clause (x)(3) above), (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote on the election of directors at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (4) a description of all agreements, arrangements or understandings between the stockholder and each nominee of the stockholder and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.

(c) At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. The Corporation may require any proposed nominee of the Board of Directors to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(d) The presiding officer of the meeting shall refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

ARTICLE III

COMMITTEES

SECTION 3.1. Committees of the Board of Directors. The Board of Directors shall have four (4) standing committees consisting of one or more directors as determined by the Board of Directors, which shall be designated the Executive Committee, the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee, and each of which shall be governed by its charter as approved by the Board of Directors and which shall comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The Board of Directors, by a vote of a majority of the whole Board, may from time to time designate one or more other committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board. All committees of the Board of Directors shall be comprised of one or more directors. The Board of Directors may, if it desires, designate directors as alternate members who may replace any absent or disqualified member at any meeting of a committee.

The Audit Committee shall be comprised entirely of Non-Associated Directors, all of whom satisfy the applicable independence requirements of the New York Stock Exchange applicable to audit committees. The Corporate Governance and Nominating Committee shall be comprised of a majority of Non-Associated Directors. The Chairman of the Compensation Committee, if there be such an officer, shall be a Non-Associated Director and, if required by Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 16 of the Securities Exchange Act of 1934, as amended, all other members of the Compensation Committee shall be Non-Associated Directors. The term “Non-Associated Director” shall mean a member of the Board of Directors who would be considered an “independent director” of the Corporation under (a) Section 303A.02 of the New York Stock Exchange Listed Company Manual and (b) the applicable rules and regulations of the Securities and Exchange Commission.

Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

SECTION 3.2. Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

OFFICERS

SECTION 4.1. Generally. The officers of the Corporation shall consist of a President, a Secretary and a Treasurer. The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, a Chief Executive Officer, one or more Vice Presidents, and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office at the pleasure of the Board, until his successor is elected and qualified or until his earlier resignation or removal. Any number of offices may be held by the same person.

SECTION 4.2. Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

SECTION 4.3. Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board of Directors, and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or as provided by these Bylaws.

SECTION 4.4. President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board or the Chief Executive Officer, if there be such officers, the President shall be the general manager and chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and other officers, employees and agents of the Corporation. The President shall preside at all meetings of the stockholders. The President shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or by these Bylaws. The President shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized by the Board of Directors.

SECTION 4.5. Vice President. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents, if any, shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors or these Bylaws.

SECTION 4.6. Treasurer. The Treasurer shall keep and maintain or cause to be kept and maintained, adequate and correct financial books and records of account of the Corporation in written form or any other form capable of being converted into written form. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board of Directors. The Treasurer shall disburse all funds of the Corporation as may be ordered by the Board of Directors, shall render to the President and directors, whenever they request it, an account of all transactions as Treasurer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

SECTION 4.7. Secretary. The Secretary shall keep, or cause to be kept, a book of minutes in written form of the proceedings of the Board of Directors, committees of the Board, and stockholders. Such minutes shall include all waivers of notice, consents to the holding of meetings, or approvals of the minutes of meetings executed pursuant to these Bylaws or the General Corporation Law. The Secretary shall keep, or cause to be kept at the principal executive office or at the office of the Corporation’s transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each.

The Secretary shall give or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required by these Bylaws or by law to be given, and shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

SECTION 4.8. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

SECTION 4.9. Resignation; Removal; Vacancies. Subject to the rights and obligations set forth in a written employment agreement, if any, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors. Any officer may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary. A vacancy occurring in any office of the Corporation may be filled for the unexpired portion of the term thereof by the Board of Directors at any regular or special meeting.

SECTION 4.10. Action With Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V

STOCK

SECTION 5.1. Certificates of Stock. Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chief Executive Officer, the President or a Vice President, and the Secretary, an Assistant Secretary or the Treasurer, certifying the number of shares owned by him or her. Any or all the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile, stamp or other imprint signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent, or registrar continued to be such at the date of issue.

SECTION 5.2. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for stock of the Corporation duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer or, if the relevant stock certificate is claimed to have been lost, stolen or destroyed, upon compliance with the provisions of Section 5.4 of these Bylaws, and upon payment of applicable taxes with respect to such transfer, and in compliance with any restrictions on transfer applicable to such stock certificate or the shares represented thereby of which the Corporation shall have notice and subject to such rules and regulations as the Board of Directors may from time to time deem advisable concerning the transfer and registration of stock certificates, the Corporation shall issue a new certificate or certificates for such stock to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.

SECTION 5.3. Record Date. The Board of Directors may fix a record date, which shall not be more than sixty (60) nor fewer than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for the other action hereinafter described, as of which there shall be determined the stockholders who are entitled: (i) to notice of or to vote at any meeting of stockholders or any adjournment thereof; (ii) to receive payment of any dividend or other distribution or allotment of any rights; (iii) to exercise any rights with respect to any change, conversion or exchange of stock; or (iv) to take, receive or participate in any other lawful action.

If no record date is fixed, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5.4. Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, the Corporation may issue a new certificate for stock in the place of any such certificate, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such stockholder’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 5.5. Stockholders of Record. The Corporation shall be entitled to treat the holder of record of any stock of the Corporation as the holder thereof and shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of the State of Delaware.

SECTION 5.6. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI

NOTICES

SECTION 6.1. Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram, mailgram or commercial courier service or any other reliable means permitted by applicable law (including, subject to the next paragraph, electronic transmission). Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his last known address as the same appears on the books of the Corporation. The time when such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if hand delivered, or dispatched, if delivered through the mails or by telegram, courier or mailgram, shall be the time of the giving of the notice. Such requirement for notice shall also be deemed satisfied, except in the case of stockholder meetings, if actual notice is received orally or by other writing by the person entitled thereto as far in advance of the event with respect to which notice is being given as the minimum notice period required by law or these Bylaws.

Without limiting the foregoing, any notice to stockholders given by the Corporation pursuant to these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation and shall also be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary of the Corporation, the transfer agent or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission in accordance with these Bylaws shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by another form of electronic transmission, when directed to the stockholder.

SECTION 6.2. Waivers. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a person at a meeting shall constitute a waiver of notice for such meeting, except when the person attends a meeting for the express purpose of objecting, and does in fact object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

SECTION 7.2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or other officer designated by the Board of Directors.

SECTION 7.3. Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser.

SECTION 7.4. Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

SECTION 7.5. Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

SECTION 7.6. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in electronic format or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

SECTION 7.7. Transactions With Interested Parties. No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors at which the contract or transaction is authorized or solely because any such director’s or officer’s votes are counted for such purpose if (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and (b) the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

SECTION 7.8. Definitions. (a) For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

SECTION 8.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 8.2, the Corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right enforceable by each such person, and shall include the right to be paid by the Corporation expenses incurred in defending or otherwise responding to (e.g., as a witness or subpoenaed party) any such Proceeding in advance of its final disposition to the extent not prohibited by the Sarbanes-Oxley Act of 2002; provided, however, that, if required by the General Corporation Law, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section 8.1 or otherwise.

Any indemnification as provided herein (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of a director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

For purposes of this Article VIII: (i) any reference to “other enterprise” shall include all plans, programs, policies, agreements, contracts and payroll practices and related trusts for the benefit of or relating to employees of the Corporation and its related entities (“employee benefit plans”); (ii) any reference to “fines”, “penalties”, “liability” and “expenses” shall include any excise taxes, penalties, claims, liabilities and reasonable expenses (including reasonable legal fees and related expenses) assessed against or incurred by a person with respect to any employee benefit plan; (iii) any reference to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation or trustee or administrator of any employee benefit plan which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, beneficiaries, fiduciaries, administrators and service providers; and (iv) any reference to serving at the request of the Corporation as a director, officer, employee or agent of a partnership or trust shall include service as a partner or trustee.

SECTION 8.2. Right of Claimant to Bring Suit. If a claim for indemnification or advancement of expenses under Section 8.1 is not paid in full by the Corporation within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

SECTION 8.3. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of related expenses to the extent not prohibited by the Sarbanes-Oxley Act of 2002, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

SECTION 8.4. Non-Exclusivity of Rights. The rights conferred on any person by Sections 8.1, 8.2 and 8.3 shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provisions of the Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 8.5. Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification and expense advancement rights at least equivalent to those provided for in this Article VIII.

SECTION 8.6. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law.

SECTION 8.7. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII by the stockholders or the directors of the Corporation shall not adversely affect any right or protection of any present or former director or officer of the Corporation existing pursuant to this Article VIII at the time of such amendment, repeal or modification without the prior written consent of such present or former director or officer whose rights or protections would be adversely affected by such amendment, repeal or modification.

SECTION 8.8. Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE IX

AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend, alter or repeal the Bylaws of the Corporation, subject to the right of the stockholders to adopt, amend, alter or repeal the Bylaws of the

Corporation; provided, however, that the Board of Directors may make no such adoption, amendment, alteration or repeal of, or that is inconsistent with the terms of Section 8.7. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors permitted under this Article IX shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation.

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ANNEX D

REGISTRATION AGREEMENT

by and among

THE MOSAIC COMPANY,

GNS II (U.S.) CORP.,

CARGILL, INCORPORATED,

THE MARGARET A. CARGILL FOUNDATION,

ANNE RAY CHARITABLE TRUST,

ACORN TRUST,

and

LILAC TRUST

Dated as of January 18, 2011

EXHIBITS

Exhibit A: Form of Joinder Agreement

D-i

REGISTRATION AGREEMENT

This REGISTRATION AGREEMENT is made as of January 18, 2011, by and among The Mosaic Company (“Mosaic”), GNS II (U.S.) Corp., a direct, wholly-owned subsidiary of Mosaic that will change its name to “The Mosaic Company” as of the Closing Date referred to below (“M Holdings” or the “Company”), Cargill, Incorporated (“Cargill”) and the MAC Trusts (as defined below).

RECITALS

WHEREAS, pursuant to, and subject to the terms and conditions of, the Merger and Distribution Agreement, dated as of the date hereof, by and among Mosaic, M Holdings, GNS Merger Sub LLC, a direct, wholly-owned subsidiary of M Holdings (“Merger Sub”), and Cargill, as it may be amended from time to time (the “Merger and Distribution Agreement”), on the Closing Date (as defined in the Merger and Distribution Agreement):

(a) the certificate of incorporation of the Company will be amended (such amendment, the “Company Charter Amendment”) to, among other things, (x) authorize the issuance of (A) four series of shares of new Company Class A Common Stock (as defined below), with each share of each such series being entitled to one (1) vote with respect to all matters on which the holders of Company Class A Common Stock are entitled to vote, (B) three series of shares of new Company Class B Common Stock (as defined below), with each share of each such series being entitled to ten (10) votes with respect to the election of directors and one (1) vote with respect to all other matters on which the holders of Company Class B Common Stock are entitled to vote, and (C) shares of Company Common Stock (as defined below), each share of which will be entitled to one (1) vote with respect to all matters on which the holders of Company Common Stock are entitled to vote; and (y) reclassify all of the shares of capital stock of the Company then held by Mosaic into shares of Company Common Stock to be held by Mosaic;

(b) after the effective time of the Company Charter Amendment, Merger Sub will merge with and into Mosaic (the “Merger”) (with Mosaic being the surviving corporation in the Merger) pursuant to which (i) Mosaic will become a wholly-owned subsidiary of M Holdings; (ii) a portion of the outstanding shares of Mosaic Common Stock held by Cargill will be converted, on a one-for-one basis, into the right to receive shares of the different series of Company Class A Common Stock and Company Class B Common Stock; and (iii) each of the other outstanding shares of Mosaic Common Stock (including a portion of the shares of Mosaic Common Stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of Company Common Stock; and

(c) as promptly as practicable after the Merger Effective Time, Cargill will consummate a split-off transaction (the “Split-off”) pursuant to which Cargill will exchange all of the shares of Company Class B Common Stock, Company Class A Common Stock and Company Common Stock it receives in the Merger (other than the Cargill Retained M Holdings Shares (as defined below)) with stockholders of Cargill for outstanding shares of capital stock of Cargill held by such stockholders of Cargill;

WHEREAS, under the terms of an exchange agreement, dated as of the date hereof, by and among Cargill and the MAC Trusts, as such agreement may be amended from time to time (the “MAC Trusts Exchange Agreement”), the Split-off is to be effected, in part, by means of an exchange by Cargill of shares of Company Class B Common Stock, Company Class A Common Stock and Company Common Stock with the MAC Trusts for all of the outstanding shares of capital stock of Cargill held by the MAC Trusts;

WHEREAS, under the terms of one or more tender and support agreements, dated as of the date hereof, by and among Cargill and certain Exchanging Cargill Stockholders (as defined below), as such agreements may be amended from time to time (the “Tender and Support Agreements”), the Split-off is to be effected, in part, by means of an exchange by Cargill of shares of M Holdings Class B Common Stock with the signatories of the Tender and Support Agreements for some or all of the outstanding shares of capital stock of Cargill held by such Exchanging Cargill Stockholders;

WHEREAS, Cargill intends that, in connection with the Split-off, it will consummate the Initial Debt Exchange (as defined below), pursuant to which it will exchange with Exchanging Cargill Debt Holders (as defined below), pursuant to one or more Debt Exchange Agreements (as defined below), a portion of the Cargill Retained M Holdings Shares for indebtedness of Cargill then held by such Exchanging Cargill Debt Holders, such Initial Debt Exchange to occur on the Closing Date, as promptly as practicable after the Merger Effective Time;

WHEREAS, it is intended that, on the Closing Date after the Split-off and the Initial Debt Exchange, the Company will consummate the First Formation Offering (as defined below) in accordance with this Agreement pursuant to which (i) the MAC Trusts will be entitled to offer and sell certain Registrable Securities (as defined below) and (ii) Exchanging Cargill Debt Holders will be entitled to offer and sell certain Cargill Retained M Holdings Shares received by the Exchanging Cargill Debt Holders pursuant to the Initial Debt Exchange; and

WHEREAS, the Company has agreed to certain other arrangements with respect to the registration of Registrable Securities on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and the consummation of the Contemplated Transactions, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms.

1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acorn” means the Acorn Trust dated January 30, 1995, as amended.

“Adverse Disclosure” means public disclosure of material non-public information that, in the Company’s good faith judgment: (i) would be required in order for the Company to comply with its obligations under Section 2.6 of this Agreement; and (ii) would reasonably be expected either to materially interfere with any material transaction or event under consideration by the Company, or any negotiations, discussions or proposals relating thereto, or to otherwise be materially detrimental to the Company or its stockholders.

“Affiliate” means, when used with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person; provided, however, that for the purposes hereof, neither the Company nor any Person controlled by the Company shall be deemed to be an “Affiliate” of any Holder. As used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Aggregate MAC Shares Transferred” means, at any time of determination, (i) the aggregate number of MAC Trusts Registrable Securities that the MAC Trusts, in the aggregate, shall have previously sold (or shall have been entitled to, but declined to, include) in any of the Formation Offerings and in any S&P 500 Index Inclusion Offering, or shall have sold pursuant to Section 2.2 (if applicable), plus, and without duplication, (ii) the aggregate number of shares of Company Common Stock, Company Class A Common Stock or Company Class B Common Stock that shall have previously been Transferred (other than pursuant to the Permitted Trust Distributions) by any of the MAC Trusts to the Company or any other Person (including Transfers to Charitable Organizations and pursuant to the Optional Repurchase, if consummated).

“Agreement” means this Registration Agreement, as this agreement may be amended, modified, supplemented or restated from time to time after the date hereof.

“Anne Ray Charity” means the Anne Ray Charitable Trust dated August 20, 1996, as amended.

“Board” means the Board of Directors of Mosaic or the Company, as applicable.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Cargill” has the meaning set forth in the Preamble.

“Cargill Registrable Securities” means (a) any shares of Company Common Stock constituting the Cargill Retained M Holdings Shares, and (b) any and all securities of any kind whatsoever which may be issued after the consummation of the Split-off in respect of, in exchange for, or upon conversion of, the shares of Company Common Stock referenced in clause (a) above by way of a merger, consolidation, stock split, stock dividend, spin-off, split-off or recapitalization of the Company or otherwise. As to any particular Cargill Registrable Securities, such securities shall cease to be Cargill Registrable Securities when such securities (i) shall have been disposed of pursuant to a Registration Statement, (ii) shall have been sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act) or in a private transaction, in each case, in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities or (iii) shall have ceased to be outstanding.

“Cargill Retained M Holdings Shares” has the meaning set forth in the Merger and Distribution Agreement.

“Charitable Organizations” means an organization described in Section 170(c) or Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

“Claims” has the meaning set forth in Section 2.10(a).

“Closing Date” has the meaning assigned to such term in the Merger and Distribution Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Charter Amendment” has the meaning set forth in the Recitals.

“Company Class A Common Stock” means collectively, the Company Series A-1 Common Stock, the Company Series A-2 Common Stock, the Company Series A-3 Common Stock and the Company Series A-4 Common Stock.

“Company Class B Common Stock” means collectively, the Company Series B-1 Common Stock, the Company Series B-2 Common Stock and the Company Series B-3 Common Stock.

“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such class of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Market Price” means, for any date of determination, the average (rounded to the nearest cent) of the volume weighted average trading price of Company Common Stock (rounded to the nearest cent) on the New York Stock Exchange as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for each of the ten (10) Trading Days immediately preceding the date that is three (3) Business Days prior to such date of determination.

“Company Series A-1 Common Stock” means the Class A Common Stock, Series A-1, par value $0.01 per share, of the Company, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Series A-2 Common Stock” means the Class A Common Stock, Series A-2, par value $0.01 per share, of the Company, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Series A-3 Common Stock” means the Class A Common Stock, Series A-3, par value $0.01 per share, of the Company, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Series A-4 Common Stock” means the Class A Common Stock, Series A-4, par value $0.01 per share, of the Company, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Series B-1 Common Stock” means the Class B Common Stock, Series B-1, par value $0.01 per share, of the Company, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Series B-2 Common Stock” means the Class B Common Stock, Series B-2, par value $0.01 per share, of the Company, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Series B-3 Common Stock” means the Class B Common Stock, Series B-3, par value $0.01 per share, of the Company, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Stock” means the Company Common Stock, the Company Class A Common Stock and the Company Class B Common Stock.

“Compelling Reason” shall exist, with respect to the obligations hereunder of the Company and Mosaic in connection with any of the Second Formation Offering, Third Formation Offering or Fourth Formation Offering, as applicable, if: (i) (x) compliance with such obligations in connection with such offering would require the Company or Mosaic to violate the Securities Act, the Exchange Act or any other material securities Law (a “Legal Conflict”) or (y) a Force Majeure Event shall have occurred that makes compliance with such obligations with respect to such offering impossible; provided that such Legal Conflict or Force Majeure Event shall be deemed to exist with respect to such offering only so long as such Legal Conflict exists or such Force Majeure Event continues to make compliance with such obligation impossible, as the case may be, and, in each case, the Company and Mosaic shall seek (including by taking all actions and doing all things reasonably necessary) to eliminate as promptly as practicable such Legal Conflict or Force Majeure Event, as the case may be; or (ii) at any time during which, with respect to the Second Formation Offering and the Third Formation Offering, the joint book-running underwriters selected by the Company, Cargill and the MAC Trusts, and with respect to the Fourth Formation Offering, the joint book-running underwriters selected by the Company and the MAC Trusts, agree in their good faith judgment that it is impractical to proceed with such offering at such time.

“Consent Shares” means any MAC Trusts Registrable Securities that shall have been the subject of an M Holdings Allotment Consent granted by the Company to the MAC Trusts.

“Contemplated Transactions” means the transactions contemplated pursuant to the Transaction Documents.

“Debt Exchange Agreements” means any agreements entered into between Cargill and an Exchanging Cargill Debt Holder for the exchange by such Exchanging Cargill Debt Holder of indebtedness of Cargill for Cargill Retained M Holdings Shares.

“Demand Period” means the First Demand Period, the Second Demand Period or the Third Demand Period, as applicable.

“Equity Securities” has the meaning set forth in Section 2.8(a).

“Event” means any event, change, development, effect, condition, circumstance, occurrence or state of facts.

“Excess Released Sale Suspension” has the meaning set forth in Section 2.5(d).

“Excess Released Shelf Registration Statement” has the meaning set forth in Section 2.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchanging Cargill Debt Holders” means those Persons who have exchanged or will exchange indebtedness of Cargill with Cargill for shares of Cargill Retained M Holdings Shares pursuant to the Initial Debt Exchange or any Follow-on Debt Exchange.

“Exchanging Cargill Stockholders” means those Persons (other than the MAC Trusts) who receive shares of Company Class A Common Stock and/or Company Class B Common Stock from Cargill in exchange for shares of capital stock of Cargill in the Split-off.

“Exchanging Cargill Stockholder Registrable Securities” means (a) any shares of Company Common Stock issued or issuable (pursuant to the terms of the certificate of incorporation of the Company, whether or not then convertible or exchangeable and notwithstanding that the right to convert or exchange may be subject to a vote of the stockholders of the Company) upon conversion of any shares of Company Class A Common Stock and/or Company Class B Common Stock transferred by Cargill to the Exchanging Cargill Stockholders pursuant to the Split-off, or upon conversion of, or in exchange for, any shares of Company Class A Common Stock issued or issuable (pursuant to the terms of the certificate of incorporation of the Company, whether or not then convertible or exchangeable and notwithstanding that the right to convert or exchange may be subject to a vote of the stockholders of the Company) upon conversion of any shares of Company Class B Common Stock transferred by Cargill to the Exchanging Cargill Stockholders pursuant to the Split-off, and (b) any and all securities of any kind whatsoever which may be issued after the consummation of the Split-off in respect of, in exchange for, or upon conversion of, the shares of Company Common Stock, Company Class A Common Stock or Company Class B Common Stock referenced to in clause (a) above by way of a merger, consolidation, stock split, stock dividend, spin-off, split-off or recapitalization of the Company or otherwise. As to any particular Exchanging Cargill Stockholder Registrable Securities, such securities shall cease to be Exchanging Cargill Stockholder Registrable Securities when such securities (i) shall have been disposed of pursuant to a Registration Statement, (ii) shall have been sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act) or in a private transaction, in each case, in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities or (iii) shall have ceased to be outstanding.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 26, 2004, by and between Cargill and Mosaic.

“Expenses” means any and all fees and expenses incident to the Company’s performance of or compliance with this Agreement, including: (i) SEC, stock exchange or FINRA registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the New York Stock Exchange or on any other securities market on which the Company Common Stock is listed or quoted, (ii) fees and expenses of compliance with state securities or “blue sky” laws and in connection with the preparation of a “blue sky” survey, including reasonable fees and expenses of outside “blue sky” counsel, (iii) printing and copying expenses, (iv) messenger and delivery expenses, (v) expenses incurred in connection with any road show, (vi) fees and disbursements of counsel for the Company, (vii) with respect to each offering, up to $20,000 of the fees and disbursements of a single counsel for the Participating Holders selected by the Leading Participating Holders holding a majority of the shares to be included in such offering, and (viii) fees and disbursements of all independent public accountants (including the expenses of any audit and/or “cold comfort” letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, but excluding (x) any Underwriting Fees and transfer taxes, if any, relating to the securities registered by the Holders and (y) except as provided under clause (vii) above, all expenses and fees for all counsel and other professionals representing the Holders and any underwriters.

“FINRA” means the Financial Industry Regulatory Authority.

“First Demand Period” means the thirty (30)-day period beginning on the date that is the later of (x) six (6) months prior to the First Lock-up Release Date and (y) twelve (12) months after the closing of the latest of the last Formation Offering, any S&P 500 Index Inclusion Offering, or a public offering or underwriting pursuant to the proviso in Section 2.9(a) (or after any later closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection with such offering).

“First Formation Offering” has the meaning set forth in Section 2.1(b).

“First Formation Offering Maximum Sale Number” has the meaning set forth in Section 2.1(b)(i).

“First Formation Offering Underwriters’ Lock-up” has the meaning set forth in Section 2(b)(iii).

“First Lock-up Period” has the meaning set forth in Section 2.8(b).

“First Lock-up Release Date” means the first day after the thirty (30) month anniversary of the Closing Date.

“First Lock-up Released Share Offering” has the meaning set forth in Section 2.4(e)(i).

“Follow-on Debt Exchange” means any exchange after the Initial Debt Exchange pursuant to which Cargill exchanges with certain Exchanging Cargill Debt Holders, for indebtedness of Cargill held by such Exchanging Cargill Debt Holders, a portion of the Cargill Retained M Holdings Shares pursuant to one or more Debt Exchange Agreements.

“Force Majeure Event” means an Event beyond the reasonable control of, and not proximately caused by any action of, the Company, Mosaic and their respective Subsidiaries which (i) by its nature could not reasonably have been foreseen by the Company, Mosaic or any of their respective Subsidiaries or (ii) if it could reasonably have been foreseen, was unavoidable.

“Formation Offering Period” means any of the Second Formation Offering Period, the Third Formation Offering Period and/or the Fourth Formation Offering Period, as applicable.

“Formation Offerings” means the First Formation Offering, the Second Formation Offering, the Third Formation Offering and the Fourth Formation Offering.

“Formation Shelf Trigger Date” means (i) if the MAC Trusts are entitled to make a Market Shelf Request pursuant to Section 2.2(a)(x), the date on which all Holders are no longer subject to any underwriter’s lockup in connection with the Second Formation Offering or the S&P 500 Index Inclusion Offering (if such offering occurs following the Second Formation Offering), (ii) if the MAC Trusts are entitled to make a Market Shelf Request pursuant to Section 2.2(a)(y), the date on which all Holders are no longer subject to any underwriter’s lock-up in connection with the Third Formation Offering or (iii) if the MAC Trusts are entitled to make a Market Shelf Request pursuant to Section 2.2(a)(z), the date on which all Holders are no longer subject to any underwriter’s lockup in connection with the Fourth Formation Offering.

“Fourth Formation Offering” has the meaning set forth in Section 2.1(e).

“Fourth Formation Offering MAC Base Share Number” means a number of MAC Trusts Registrable Securities equal to (A) 49.5 million less (B) the Aggregate MAC Shares Transferred prior to the Fourth Formation Offering (calculated without regard to any Consent Shares previously Transferred by the MAC Trusts).

“Fourth Formation Offering Maximum Sale Number” has the meaning set forth in Section 2.1(e)(ii).

“Fourth Formation Offering Period” means the period, if any, beginning on the first date after the Third Formation Offering upon which none of the MAC Trusts is subject to the Third Formation Offering Underwriters’ Lock-up and ending on the earlier of the fifteen (15) month anniversary of the Closing Date and the sixtieth (60th) day after the first date after the Third Formation Offering upon which none of the MAC Trusts is subject to the Third Formation Offering Underwriters’ Lock-up.

“Fourth Formation Offering Underwriters’ Lock-up” has the meaning set forth in Section 2.1(e)(iv).

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative, supervisory or taxing functions of or pertaining to government, including any court.

“Holder” means any Person who at any time is the holder of Registrable Securities and who is a party to this Agreement or has executed and delivered to the Company, the MAC Trusts and Cargill a Joinder Agreement.

“Initial Debt Exchange” means an exchange on the Closing Date by Cargill with Exchanging Cargill Debt Holders, pursuant to one or more Debt Exchange Agreements, of a portion of the Cargill Retained M Holdings Shares for indebtedness of Cargill then held by such Exchanging Cargill Debt Holders.

“Inspectors” has the meaning set forth in Section 2.6(u).

“Joinder Agreement” means a joinder agreement in the form attached as Exhibit A hereto.

“Law” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Lead Manager” means the lead book-running managing underwriter and stabilization agent with respect any offering or other disposition of Registrable Securities pursuant to any Registration Statement hereunder, whose name shall appear on the left-hand side of the prospectus.

“Leading Participating Holders” means: (a) with respect to any Formation Offering or S&P 500 Index Inclusion Offering, Cargill (if Cargill shall have requested the inclusion of Cargill Registrable Securities in such offering, including for sale by Exchanging Cargill Debt Holders, in accordance with the terms hereof) and each of the MAC Trusts that shall have requested the inclusion of MAC Trusts Registrable Securities in such offering in accordance with the terms hereof; (b) with respect to any Released Share Offering, each of the MAC Trusts that shall have requested the inclusion of MAC Trusts Registrable Securities in such offering in accordance with the terms hereof and one Holder designated by the Holders holding in the aggregate at least 50% of the Exchanging Cargill Stockholder Registrable Securities requested to be included in such offering in accordance with Section 2.4; (c) with respect to a registration for the purpose of effecting sales of Registrable Securities pursuant to a Registration Statement in accordance with Section 2.2, each of the MAC Trusts; and (d) with respect to a registration for the purpose of effecting sales of Registrable Securities pursuant to a Registration Statement in accordance with Section 2.5, each of the MAC Trusts and one Holder designated by the Holders holding in the aggregate at least 50% of the Registrable Securities held by Persons other than the MAC Trusts that are requested to be included in such registration in accordance with Section 2.5.

“Legal Conflict” has the meaning set forth in the definition of Compelling Reason.

“Lilac” means the Lilac Trust dated August 20, 1996, as amended.

“Lock-Up Release Date” means the First Lock-up Release Date, the Second Lock-up Release Date or the Third Lock-up Release Date, as applicable.

“Lock-Up Restrictions” means the restrictions on Transfer set forth in Section 3 of Article IV of the certificate of incorporation of the Company.

“M Holdings” has the meaning set forth in the Preamble.

“M Holdings Allotment Consent” has the meaning set forth in the Tax Agreement.

“MAC Remaining A-4 Share Number” means, at any time, the excess, if any, of (a) the aggregate number of shares of Common Stock and Company Series A-4 Common Stock received by the MAC Trusts pursuant to the Split-Off (or any shares of Common Stock issued upon the conversion of shares of Company Series A-4 Common Stock received by the MAC Trusts pursuant to the Split-Off) less (b) the aggregate number of such shares that the MAC Trusts, in the aggregate, shall have previously sold (or shall have been entitled to, but declined to, include) in any of the Formation Offerings and in any S&P 500 Index Inclusion Offering, or shall have sold pursuant to Section 2.2 (if applicable). For the avoidance of doubt, the amount described in clause (a) shall equal 49,500,000.

“MAC Trusts” means the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust.

“MAC Trusts Exchange Agreement” has the meaning set forth in the Recitals.

“MAC Trusts Registrable Securities” means (a) any shares of Company Common Stock transferred by Cargill to the MAC Trusts pursuant to the Split-off, (b) any shares of Company Common Stock issued or issuable (pursuant to the terms of the certificate of incorporation of the Company, whether or not then convertible or exchangeable and notwithstanding that the right to convert or exchange may be subject to a vote of the stockholders of the Company), directly or indirectly in exchange for, or upon conversion of, any shares of Company Class A Common Stock and/or Company Class B Common Stock transferred by Cargill to the MAC Trusts pursuant to the Split-off or upon conversion of, or in exchange for, any shares of Company Class A Common Stock issued or issuable (pursuant to the terms of the certificate of incorporation of the Company, whether or not then convertible or exchangeable and notwithstanding that the right to convert or exchange may be subject to a vote of the stockholders of the Company) upon conversion of, or in exchange for, any shares of Company Class B Common Stock transferred by Cargill to the MAC Trusts pursuant to the Split-off, and (c) any and all securities of any kind whatsoever which may be issued after the consummation of the Split-off in respect of, in exchange for, or upon conversion of, the shares of Company Common Stock, Company Class A Common Stock or Company Class B Common Stock referenced in clause (a) or (b) above by way of a merger, consolidation, stock split, stock dividend, spin-off, split-off or recapitalization of the Company or otherwise. As to any particular MAC Trusts Registrable Securities, such securities shall cease to be MAC Trusts Registrable Securities when such securities (i) shall have been disposed of pursuant to a Formation Offering or an S&P 500

Index Inclusion Offering or any other sale pursuant to a Registration Statement, (ii) shall have been sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act) or in a private transaction, in each case, in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities or (iii) shall have ceased to be outstanding.

“Margaret A. Cargill Foundation” means the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended.

“Market Sales” has the meaning set forth in Section 2.2(a).

“Market Shelf Request” has the meaning set forth in Section 2.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger and Distribution Agreement” has the meaning set forth in the Recitals.

“Merger Effective Time” has the meaning set forth in the Merger and Distribution Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Mosaic” has the meaning set forth in the Preamble.

“Mosaic Common Stock” means the common stock, par value $0.01 per share, of Mosaic.

“Mosaic Shareholders Meeting” has the meaning set forth in the Merger and Distribution Agreement.

“NASD” means the National Association of Securities Dealers, Inc.

“Optional Repurchase” has the meaning set forth in Section 2.1(f).

“Optional Repurchase Price” means for each Optional Repurchase Share (i) the Company Market Price less (ii) the aggregate Underwriting Fees per share in the Third Formation Offering.

“Optional Repurchase Shares” means, at the time of the Optional Repurchase, the number of shares of Company Series A-4 Common Stock equal to the MAC Remaining A-4 Share Number.

“Order” shall mean all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Other Offering/Registration” means the S&P 500 Index Inclusion Offering, Released Share Offering or the registration of any Registrable Securities in accordance with Sections 2.2 or 2.5 of this Agreement.

“Participating Holders” means, with respect to any Formation Offering, S&P 500 Index Inclusion Offering or Released Share Offering, the Holders of Registrable Securities to be included in such offering in accordance herewith (it being understood that Cargill shall be considered a Holder of Cargill Registrable Securities being sold by Exchanging Cargill Debt Holders in any Formation Offering or S&P 500 Index Inclusion Offering if Cargill Registrable Securities are to be included in such offering in accordance with the terms hereof) and with respect to a registration for the sale of Registrable Securities pursuant to a Registration Statement in accordance with Section 2.2 or Section 2.5, the Holders of Registrable Securities to be included in such registration in accordance herewith.

“Permitted Trust Distributions” means the distribution of shares of Company Common Stock, Company Class A Common Stock and Company Class B Common Stock by (i) Lilac to the Anne Ray Charity in accordance with the terms of the governing trust agreement of Lilac or (ii) Acorn to the MAC Foundation in accordance with the terms of the governing trust agreement of Acorn.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or agency or other entity of any kind or nature.

“Primary Equity Issuance” has the meaning set forth in Section 2.8(a).

“Private Sales” has the meaning set forth in Section 2.2(c).

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of NASD Conduct Rule 2720.

“Registrable Securities” means Cargill Registrable Securities, MAC Trusts Registrable Securities and, with respect to Released Share Offerings, Exchanging Cargill Stockholder Registrable Securities.

“Registration Statement” means a registration statement for a public offering and/or sale of Company Common Stock filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act pursuant to this Agreement, including any pre- and post-effective amendments and supplements thereto, and all exhibits and all material incorporated by reference therein.

“Released Share Offering” has the meaning set forth in Section 2.4(a).

“Released Share Offering Election” has the meaning set forth in Section 2.4(a).

“Released Share Offering Initiation Date” has the meaning set forth in Section 2.4(a).

“Released Share Offering Maximum Sale Number” has the meaning set forth in Section 2.4(b).

“Released Share Registration Statement” has the meaning set forth in Section 2.4(a).

“Released Share Request” has the meaning set forth in Section 2.4(a).

“Rule 144” has the meaning set forth in Section 4.1.

“S&P 500 Index” means the S&P 500 Index owned and maintained by Standard & Poor’s.

“S&P 500 Index Inclusion Offering” means an underwritten public offering of shares of Company Common Stock that (a) occurs substantially contemporaneously with the effective time of the inclusion of the Company Common Stock in the S&P 500 Index and (b) is directed exclusively or primarily at index funds whose portfolios are primarily based on the S&P 500 Index.

“S&P 500 Index Inclusion Offering MAC Base Share Number” means (x) if the S&P 500 Index Inclusion Offering occurs prior to the Second Formation Offering, a number of MAC Trusts Registrable Securities equal to (A) 7.5 million less the (B) Aggregate MAC Shares Transferred (other than 7.5 million MAC Trusts Registrable Securities included in the First Formation Offering) prior to such S&P 500 Index Inclusion Offering, and (y) if the S&P 500 Index Inclusion Offering occurs after the Second Formation Offering, a number of MAC Trusts Registrable Securities equal to (A) 49.5 million less (B) the Aggregate MAC Shares Transferred prior to such S&P 500 Index Inclusion Offering (calculated without regard to any Consent Shares previously Transferred by the MAC Trusts).

“S&P 500 Index Inclusion Offering Maximum Sale Number” has the meaning set forth in Section 2.3(a)(i).

“S&P 500 Index Inclusion Offering Underwriters’ Lock-up” has the meaning set forth in Section 2.3(d).

“Sale Suspension” has the meaning set forth in Section 2.2(b).

“SEC” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Second Demand Period” means the thirty (30)-day period beginning on the date that is six (6) months prior to the Second Lock-up Release Date.

“Second Formation Offering” has the meaning set forth in Section 2.1(c).

“Second Formation Offering MAC Base Share Number” means a number of MAC Trusts Registrable Securities equal to (A) 7.5 million less (B) the Aggregate MAC Shares Transferred (other than 7.5 million MAC Trusts Registrable Securities included in the First Formation Offering) prior to the Second Formation Offering. The “Second Formation Offering MAC Base Share Number” shall in no event be less than zero.

“Second Formation Offering Maximum Sale Number” has the meaning set forth in Section 2.1(c)(i).

“Second Formation Offering Period” means the ninety (90) day period beginning on the first date after the First Formation Offering upon which none of Cargill and the MAC Trusts is subject to the First Formation Offering Underwriters’ Lock-up.

“Second Formation Offering Underwriters’ Lock-up” has the meaning set forth in Section 2.1(c)(iii).

“Second Lock-up Release Date” means the first day after the forty-two (42) month anniversary of the Split-off.

“Second Lock-up Released Share Offering” has the meaning set forth in Section 2.4(e)(ii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Eligible Registrable Securities” has the meaning set forth in Section 2.5(a).

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act covering Registrable Securities. To the extent Mosaic or the Company, as applicable, is a WKSI, a “Shelf Registration Statement” shall be deemed to refer to an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3 (or any successor form or other appropriate form under the Securities Act).

“Shelf Request” has the meaning set forth in Section 2.5(a).

“Split-off” has the meaning set forth in the Recitals.

“Tax Agreement” means the Tax Agreement entered into as of the date hereof by and among the Company, Mosaic and Cargill, as it may be amended from time to time.

“Tax Lock Up Restrictions” means the restrictions set forth in the section entitled “Tax Lock Up” in the MAC Trusts Exchange Agreement.

“Tender and Support Agreements” has the meaning set forth in the Recitals.

“Third Demand Period” means the thirty (30)-day period beginning on the date that is six (6) months prior to the Third Lock-up Release Date.

“Third Formation Offering” has the meaning set forth in Section 2.1(d).

“Third Formation Offering MAC Base Share Number” means a number of MAC Trusts Registrable Securities equal to (A) 49.5 million less (B) the Aggregate MAC Shares Transferred prior to the Third Formation Offering (calculated without regard to any Consent Shares previously Transferred by the MAC Trusts).

“Third Formation Offering Maximum Sale Number” has the meaning set forth in Section 2.1(d)(i).

“Third Formation Offering Period” means the period, if any, beginning on the first date after the Second Formation Offering upon which none of Cargill, if applicable, or the MAC Trusts is subject to the Second Formation Offering Underwriters’ Lock-up and ending on the earlier of (a) the fifteen (15) month anniversary of the Closing Date and (b) the sixtieth (60th) day (or, at the election of the MAC Trusts (acting jointly), up to the the 90th day) after the first date after the Second Formation Offering upon which none of Cargill, if applicable, or the MAC Trusts is subject to the Second Formation Offering Underwriters’ Lock-up.

“Third Formation Offering Underwriters’ Lock-up” has the meaning set forth in Section 2.1(d)(iii).

“Third Lock-up Release Date” means the first day after the fifty-four (54) month anniversary of the Split-off.

“Third Lock-up Released Share Offering” has the meaning set forth in Section 2.4(e)(iii).

“Trading Day” means a day on which the Company Common Stock (x) has traded at least one share on the New York Stock Exchange and (y) is not suspended from trading on the New York Stock Exchange.

“Transaction Documents” has the meaning set forth in the Merger and Distribution Agreement.

“Transfer” means (with its cognates having corresponding meanings), with respect to any Equity Securities, (i) any direct or indirect sale, exchange, issuance, transfer, redemption, grant, pledge, hypothecation or other disposition, whether voluntary or involuntary, by operation of law or otherwise, and whether or not for value, of any of the Equity Securities, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for, or for the purchase or other acquisition of, any Equity Securities or any contract or other binding arrangement or understanding (in each case, whether written or oral) to take any of the foregoing actions or (ii) entering into any swap or other agreement, arrangement or understanding, whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any Equity Securities, including short sales of Equity Securities, offsetting notional principal contracts with respect to any Equity Securities, forward contracts to sell with respect to any Equity Securities, option transactions with respect to Equity Securities, use of equity or other derivative financial instruments relating to Equity Securities and other hedging arrangements with respect to Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities, other securities, cash or otherwise; provided, however, that (a) the grant of a proxy in connection with a solicitation of proxies as provided for in any of the Transaction Documents or subject to the provisions of Section 14 of the Exchange Act shall not constitute a “Transfer” and (b) the conversion of any shares of M Holdings Class B Common Stock into shares of M Holdings Common Stock or M Holdings Class A Common

Stock and the conversion of any shares of M Holdings Class A Common Stock into shares of M Holdings Common Stock in accordance with the certificate of incorporation of M Holdings shall not constitute a “Transfer”.

“Underwriting Fees” means, with respect to any Formation Offering, any S&P 500 Index Inclusion Offering or any Released Share Offering, the gross spread, commissions, fees or other compensation payable to all underwriters in such offering.

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405 promulgated under the Securities Act.

1.2. References; Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including the Exhibits hereto), and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders. All references in this Agreement to the number of shares of any securities shall be appropriately adjusted to reflect any stock split, stock dividend, reverse stock split or similar change in such securities which may be made by the issuer thereof after date of this Agreement. Any statute, rule, order or regulation defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement shall mean such statute, rule, order or regulation as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes, rules, orders or regulations and references to all attachments thereto and instruments incorporated therein, to the extent that such amendment, update, modification, supplement or superseding statute, rule, order or regulation is applicable to the Transactions. References to a Person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

2. Registration Rights.

2.1. Formation Offerings.

(a) General. In advance of the Mosaic Shareholders Meeting or such other time as shall be agreed by Cargill and Mosaic and the MAC Trusts, the Company and Mosaic shall prepare and file with the SEC a Registration Statement (which, if permitted at such time, shall be a Shelf Registration Statement) providing for the registration of the maximum number of Registrable Securities that may be offered and sold by the MAC Trusts, Exchanging Cargill Debt Holders, Cargill and, if applicable, the Company in the Formation Offerings. The Company and Mosaic shall cause such Registration Statement to become effective under the Securities Act on the date of filing thereof (if such Registration Statement is an automatic shelf registration statement) or use their reasonable best efforts to cause such Registration Statement to be declared effective as promptly as practicable after the filing thereof (if such Registration Statement is not an automatic shelf registration statement). The Company and

Mosaic shall use their reasonable best efforts (including by preparing and filing such amendments and supplements to such Registration Statement and the prospectus included therein (or any replacement Registration Statement)) as may be necessary to comply with the Securities Act and the rules and regulations thereunder to (x) keep such Registration Statement (or a replacement Registration Statement) continuously effective until at least the earlier of (i) the second anniversary of the Closing Date and (ii) the completion of the Second Formation Offering (or, if applicable, the Third Formation Offering or Fourth Formation Offering), (y) allow for the disposition by the MAC Trusts, Exchanging Cargill Debt Holders and Cargill of the Registrable Securities in the Formation Offerings in accordance with Sections 2.1(b), 2.1(c), 2.1(d) and 2.1(e) (it being understood and agreed that the only Registrable Securities entitled to be included by the MAC Trusts in the Formation Offerings in accordance with Sections 2.1(b), 2.1(c), 2.1(d) and 2.1(e) shall be the aggregate number of shares of Common Stock and Company Series A-4 Common Stock received by the MAC Trusts pursuant to the Split-Off and any Consent Shares), and (z) otherwise comply with the applicable requirements of the Securities Act and the rules and regulations thereunder; provided, however, that the Company may replace such Registration Statement with a new Registration Statement as permitted by applicable securities Laws so long as a Registration Statement remains effective at all times as required pursuant to this Section 2.1(a).

(b) First Formation Offering. The Company and Mosaic shall take all actions necessary on the part of the Company and Mosaic to cause an underwritten offering of Registrable Securities to be consummated on the Closing Date after the consummation of the Split-off and the Initial Debt Exchange (such offering, the “First Formation Offering”), subject to the provisions set forth in this Section 2.1(b).

(i) Each of the Company, the MAC Trusts (with the MAC Trusts acting jointly) and Cargill shall be entitled to select one joint book-running managing underwriter (for a total of up to three book-running managing underwriters) for the First Formation Offering, and each of the other underwriters for the First Formation Offering shall be jointly selected by the Company and Cargill, in each case in consultation with the MAC Trusts and the joint book-running managing underwriters. Each of the joint book-running managing underwriters for the First Formation Offering shall be entitled to participate in due diligence, structuring, marketing, general execution, pricing and book-building in connection with such offering; provided that the maximum number of Registrable Securities that may be included in such offering, including the number of Registrable Securities included in any over-allotment option associated with such offering (such maximum number, the “First Formation Offering Maximum Sale Number”), shall be jointly determined by the book-running managing underwriters selected by the Company and Cargill, in consultation with the book-running managing underwriter selected by the MAC Trusts. Subject to the foregoing, the book-running managing underwriter selected by Cargill shall be the Lead Manager for the First Formation Offering, shall lead the due diligence, structuring, marketing and general execution of the First Formation Offering and shall have the exclusive right to release Persons from the First Formation Offering Underwriters’ Lock-up.

(ii) Unless otherwise agreed by the MAC Trusts (with the MAC Trusts acting jointly) and Cargill, (x) the MAC Trusts, in the aggregate, shall include in the First Formation Offering 7.5 million MAC Trusts Registrable Securities delivered to the MAC Trusts as shares of Company Common Stock in the Split-off; (y) Exchanging Cargill Debt Holders shall include in the First Formation Offering such number of Cargill Registrable Securities as shall be determined by Cargill (with the allocation amongst the Exchanging Cargill Debt Holders of such Cargill Registrable Securities to be determined by Cargill) and set forth in the underwriting agreement or agreements entered into in connection with the First Formation Offering; provided, however, that the maximum number of Cargill Registrable Securities that may be included in the First Formation Offering shall not exceed the First Formation Offering Maximum Sale Number less the number of MAC Trusts Registrable Securities being included in the First Formation Offering pursuant to clause (x) above; and (z) to the extent that the First Formation Offering Maximum Sale Number exceeds the number of Registrable Securities being included in the First Formation Offering pursuant to clauses (x) and (y) above, the MAC Trusts, in the aggregate, shall be entitled to include in the First Formation Offering a number of additional MAC Trusts Registrable Securities issuable upon conversion of Company Series A-4 Common Stock up to such excess. Unless agreed by Cargill and the MAC Trusts (with the MAC Trusts acting jointly), the Company shall not include any securities in the First Formation Offering (for the account of the Company or any other Person), except in accordance with this Section 2.1(b)(ii).

(iii) Cargill and the Company shall be entitled, in each case in consultation with the MAC Trusts, to (a) conduct the negotiations with the underwriters with respect to the pricing, the Underwriting Fees and the other terms of the underwriting agreement for the First Formation Offering, and (b) conduct the negotiations with the underwriters with respect to the terms of the underwriters’ lock-up associated with the First Formation Offering (it being agreed that the underwriters’ lock-up period associated with the First Formation Offering (the “First Formation Offering Underwriters’ Lock-up”) shall expire no later than 180 days after the Closing Date)).

(c) Second Formation Offering. Unless a Compelling Reason shall have occurred and shall continue to exist, the Company and Mosaic shall take all actions necessary on the part of the Company and Mosaic to cause an underwritten offering of Registrable Securities to be consummated during the Second Formation Offering Period (such offering, the “Second Formation Offering”), subject to the provisions of this Section 2.1(c). The exact timing of the Second Formation Offering during the Second Formation Offering Period shall be determined in good faith by the Company, in consultation with the joint book-running managing underwriters selected by Cargill, the Company and the MAC Trusts based on market conditions; provided, that if Cargill desires to effect a Follow-on Debt Exchange in connection with the Second Formation Offering, the Second Formation Offering shall be timed in consultation with Cargill so as to allow Cargill to consummate the Follow-on Debt Exchange in a manner consistent in all material respects with the terms, conditions and structure set forth in the Private Letter Ruling and the IRS Ruling Submission (both as defined in the Merger and Distribution Agreement) immediately prior to the consummation of the Second Formation Offering. If a Compelling Reason shall exist at any time during the Second Formation Offering Period, the Company and Mosaic shall take all actions necessary on the part of the Company and Mosaic to cause the Second Formation Offering to be consummated as promptly as practicable after such Compelling Reason ceases to exist (but in no event shall the Second Formation Offering be required or permitted to occur after the fifteen (15) month anniversary of the Closing Date). For the avoidance of doubt, the Company’s and Mosaic’s obligation to cause a Second Formation Offering to be effected pursuant to this Section 2.1(c) shall not be deemed satisfied by the occurrence of any S&P 500 Index Inclusion Offering.

(i) Each of the Company, the MAC Trusts (with the MAC Trusts acting jointly) and Cargill (if Cargill Registrable Securities are to be included in the Second Formation Offering) shall be entitled to select one joint book-running managing underwriter (for a total of up to three book-running managing underwriters) for the Second Formation Offering, and, if Cargill Registrable Securities are not to be included in the Second Formation Offering, each of the other underwriters for the Second Formation Offering shall be selected by the Company (provided that one of such other underwriters shall be an underwriter selected by Cargill) or, if Cargill Registrable Securities are to be included in the Second Formation Offering, each of the other underwriters for the Second Formation Offering shall be jointly selected by the Company and Cargill, in each case in consultation with the MAC Trusts and the joint book-running managing underwriters. Each of the joint book-running managing underwriters for the Second Formation Offering shall be entitled to participate in due diligence, structuring, marketing, general execution, pricing and book-building in connection with such offering; provided that the maximum number of Registrable Securities that may be included in such offering, including the number of Registrable Securities to be included in any over-allotment option associated with such offering (such maximum number, the “Second Formation Offering Maximum Sale Number”), shall be determined by the book-running managing underwriter selected by the Company, in consultation with the book-running underwriter selected by the MAC Trusts; provided further, however, that if Cargill shall have selected a joint book-running managing underwriter for the Second Formation Offering in accordance with the foregoing, the Second Formation Offering Maximum Sale Number shall be jointly determined by the book-running managing underwriters selected by the Company and Cargill, in consultation with the book-running underwriter selected by the MAC Trusts. Subject to the foregoing, the book-running managing underwriter selected by Cargill (if Cargill Registrable Securities are to be included in the Second Formation Offering), or (if no Cargill Registrable Securities are to be included in the Second Formation Offering) the book-running managing underwriter selected by the Company, shall be the Lead Manager for the Second Formation Offering, shall lead the due diligence, structuring, marketing and general execution of the Second Formation Offering and shall have the exclusive right to release Persons from the Second Formation Offering Underwriters’ Lock-up.

(ii) Unless otherwise agreed by the MAC Trusts (with the MAC Trusts acting jointly) and Cargill, Registrable Securities shall be included in the Second Formation Offering in accordance with the following order of priority:

A. first, the MAC Trusts, in the aggregate, shall be entitled to include in the Second Formation Offering up to a number of MAC Trusts Registrable Securities issuable upon conversion of Company Series A-4 Common Stock equal to the Second Formation Offering MAC Base Share Number (with the allocation amongst the MAC Trusts of such MAC Trusts Registrable Securities to be determined by the MAC Trusts);

B. second, Exchanging Cargill Debt Holders and Cargill shall be entitled to include in the Second Formation Offering such number of Cargill Registrable Securities as shall be determined by Cargill (with the allocation amongst the Exchanging Cargill Debt Holders and Cargill of such Cargill Registrable Securities to be determined by Cargill); provided, however, that the maximum number of Cargill Registrable Securities that may be included in the Second Formation Offering shall not exceed the Second Formation Offering Maximum Sale Number less the number of MAC Trusts Registrable Securities being included in the Second Formation Offering pursuant to clause A. above; and

C. third, to the extent that the Second Formation Offering Maximum Sale Number exceeds the number of Registrable Securities being included in the Second Formation Offering pursuant to clauses A. and B. above, the MAC Trusts, in the aggregate, shall be entitled to include in the Second Formation Offering a number of additional MAC Trusts Registrable Securities up to such excess comprised of MAC Trusts Registrable Securities issuable upon conversion of Company Series A-4 Common Stock and Consent Shares (with the allocation amongst the MAC Trusts of such MAC Trusts Registrable Securities to be determined by the MAC Trusts).

Unless agreed by the MAC Trusts (with the MAC Trusts acting jointly) and Cargill (if Cargill Registrable Securities will be included in the Second Formation Offering), the Company shall not include any securities in the Second Formation Offering (for the account of the Company or any other Person), except in accordance with clauses A., B., and C. above.

(iii) The Company and Cargill (if Cargill Registrable Securities are to be included in the Second Formation Offering) shall be entitled, in each case in consultation with the MAC Trusts, to (a) conduct the negotiations with the underwriters with respect to the pricing, the Underwriting Fees and the other terms of the underwriting agreement for the Second Formation Offering, and (b) conduct the negotiations with the underwriters with respect to the terms of the underwriters’ lock-up associated with the Second Formation Offering (it being agreed that the underwriters’ lock-up period associated with the Second Formation Offering (the “Second Formation Offering Underwriters’ Lock-up”) shall expire no later than 90 days after the closing of the Second Formation Offering).

(d) Third Formation Offering. Subject to the last sentence of this paragraph (d), unless a Compelling Reason shall have occurred and shall continue to exist, the Company and Mosaic shall take all actions necessary on the part of the Company and Mosaic to cause an underwritten offering of shares of Registrable Securities to be consummated during the Third Formation Offering Period (such offering, the “Third Formation Offering”), subject to the provisions of this Section 2.1(d). The exact timing of the Third Formation Offering during the Third Formation Offering Period shall be determined in good faith by the Company in consultation with the joint book-running managing underwriters selected by Cargill (if Cargill Registrable Securities are to be included in the Third Formation Offering), the Company and the MAC Trusts (if MAC Trust Registrable Securities are to be included in the Third Formation Offering) based on market conditions; provided, that if Cargill desires to effect a Follow-on Debt Exchange in connection with the Third Formation Offering, the Third Formation Offering shall be timed in consultation with Cargill so as to allow Cargill to consummate the Follow-on Debt Exchange in a manner consistent in all material respects with the terms, conditions and structure set forth in the Private Letter Ruling and the IRS Ruling Submission immediately prior to the consummation of the Third Formation Offering. If a Compelling Reason shall exist at any time during the Third Formation Offering Period, the Company and Mosaic shall take all actions necessary on the part of the Company and Mosaic to cause the Third Formation Offering to be consummated as promptly as practicable after such Compelling Reason ceases to exist (but in no event shall a Third Formation Offering be required or permitted to occur after the fifteen (15) month anniversary of the Closing Date). For the avoidance of doubt, the Company’s and Mosaic’s obligation to cause a Third Formation Offering to be effected pursuant to this Section 2.1(d) shall not be deemed satisfied by the occurrence of any S&P 500 Index Inclusion Offering. Notwithstanding anything herein to the contrary, the Company shall not, without the consent of Cargill and the MAC Trusts, effect the Third Formation Offering contemplated by this Section 2.1(d) if (A) following the consummation of the later of the Second Formation Offering and, if the Company has determined to conduct the S&P 500 Index Inclusion Offering prior to the Third Formation Offering, the S&P 500 Index Inclusion Offering, the sum of the MAC Remaining A-4 Share Number plus the number of Consent Shares for which the MAC Trusts have received consent from the Company to sell in any Third Formation Offering is less than 9.5 million, (B) the MAC Trusts (acting jointly) have delivered to the Company on or prior to the expiration of the Second Formation Offering Underwriters’ Lock-up or the S&P Index Inclusion Offering Underwriters’ Lock-up, as applicable, a written request that no Third Formation Offering be consummated and (C) Cargill then holds no Cargill Registrable Securities or Cargill, by written notice to the Company, shall have waived its right to the Third Formation Offering.

(i) Each of the Company, the MAC Trusts (with the MAC Trusts acting jointly) (if MAC Trust Registrable Securities are to be included in the Third Formation Offering) and Cargill (if Cargill Registrable Securities are to be included in the Third Formation Offering) shall be entitled to select one joint book-running managing underwriter (for a total of up to three book-running managing underwriters) for the Third Formation Offering, and each of the other underwriters for the Third Formation Offering shall be selected by the Company in consultation with the MAC Trusts (if MAC Trust Registrable Securities are to be included in the Third Formation Offering) and Cargill (if Cargill Registrable Securities are to be included in the Third Formation Offering) and the joint book-running managing underwriters (provided that one of such other underwriters shall be an underwriter selected by Cargill). Each of the joint book-running managing underwriters shall be entitled to participate in due diligence, structuring, marketing, general execution, pricing and book-building in connection with such offering; provided that the maximum number of Registrable Securities that may be included in such offering, including the number of Registrable Securities to be included in any over-allotment option associated with such offering (such maximum number, the “Third Formation Offering Maximum Sale Number”), shall be jointly determined by the book-running managing underwriters selected by the Company and the MAC Trusts; provided, however, that if the MAC Trusts shall not have selected a joint book-running managing underwriter for the Third Formation Offering, the Third Formation Offering Maximum Sale Number shall be jointly determined by the book-running managing underwriters selected by the Company and Cargill. Subject to the foregoing, the book-running managing underwriter selected by the Company shall be the Lead Manager for the Third Formation Offering, shall lead the due diligence, structuring, marketing and general execution of the Third Formation Offering and shall have the exclusive right to release Persons from the Third Formation Offering Underwriters’ Lock-up.

(ii) Unless otherwise agreed by the MAC Trusts (with the MAC Trusts acting jointly) and Cargill, Registrable Securities shall be included in the Third Formation Offering in accordance with the following order of priority:

A. first, the MAC Trusts, in the aggregate, shall be entitled to include in the Third Formation Offering up to a number of MAC Trusts Registrable Securities issuable upon conversion of Company Series A-4 Common Stock equal to the Third Formation Offering MAC Base Share Number (with the allocation amongst the MAC Trusts of such MAC Trusts Registrable Securities to be determined by the MAC Trusts); provided, however, that the maximum number of MAC Trusts Registrable Securities that may be included in the Third Formation Offering shall not exceed the Third Formation Offering Maximum Sale Number;

B. second, subject to the Tax Lock Up Restrictions, the MAC Trusts, in the aggregate, shall be entitled to include in the Third Formation Offering Consent Shares (with the allocation amongst the MAC Trusts of such MAC Trusts Registrable Securities to be determined by the MAC Trusts); provided, however, that the maximum number of MAC Trusts Registrable Securities that may be included in the Third Formation Offering pursuant to clause A. and this clause B. shall not exceed the Third Formation Offering Maximum Sale Number;

C. third, Exchanging Cargill Debt Holders and Cargill shall be entitled to include in the Third Formation Offering such number of Cargill Registrable Securities as shall be determined by Cargill (with the allocation amongst the Exchanging Cargill Debt Holders and Cargill of such Cargill Registrable Securities to be determined by Cargill); provided, however, that the maximum number of Cargill Registrable Securities that may be included in the Third Formation Offering shall not exceed the Third Formation Offering Maximum Sale Number less the number of MAC Trusts Registrable Securities being included in the Third Formation Offering pursuant to clauses A. and B. above; and

D. fourth, subject to the Tax Agreement, the Company shall be entitled to include in the Third Formation Offering such number of shares of Company Common Stock for its own account or for the account of any other Person as shall be determined by the Company; provided, however, that the maximum number of shares of Company Common Stock that may be included in the Third Formation Offering by the Company pursuant to this clause D. shall not exceed the Third Formation Offering Maximum Sale Number less the number of Registrable Securities being included in the Third Formation Offering pursuant to clauses A., B. and C. above.

(iii) The Company and the MAC Trusts (with the MAC Trusts acting jointly) shall be entitled, in consultation with Cargill (if Cargill Registrable Securities are to be included in the Third Formation Offering), to (a) conduct the negotiations with the underwriters with respect to the pricing, the Underwriting Fees and the other terms of the underwriting agreement for the Third Formation Offering and (b) conduct the negotiations with the underwriters with respect to the terms of the underwriters’ lock-up associated with such offering (it being agreed that the underwriters’ lock-up period associated with the Third Formation Offering (the “Third Formation Offering Underwriters’ Lock-up”) shall expire no later than 60 days after the closing of the Third Formation Offering).

(e) Fourth Formation Offering.

(i) If following the consummation of the Third Formation Offering (if any) the sum of the MAC Remaining A-4 Share Number plus the number of Consent Shares for which the MAC Trusts have received consent from the Company to sell in any Fourth Formation Offering is greater than or equal to 9.5 million, at the request of the MAC Trusts (with the MAC Trusts acting jointly) but not otherwise, unless a Compelling Reason shall have occurred and shall continue to exist, the Company and Mosaic shall, subject to Section 2.1(f), take all actions necessary on the part of the Company and Mosaic to cause an underwritten offering of shares of MAC Trusts Registrable Securities to be consummated during the Fourth Formation Offering Period (such offering, the “Fourth Formation Offering”), subject to the provisions of this Section 2.1(e). The exact timing of the Fourth Formation Offering during the Fourth Formation Offering Period shall be determined in good faith by the Company based on market conditions. If a Compelling Reason shall exist at any time during the Fourth Formation Offering Period, the Company and Mosaic shall take all actions necessary on the part of the Company and Mosaic to cause the Fourth Formation Offering to be consummated as promptly as practicable after such Compelling Reason ceases to exist; provided, that in no event shall a Fourth Formation Offering be required or permitted to occur after the fifteen (15) month anniversary of the Closing Date.

(ii) Each of the Company, the MAC Trusts (with the MAC Trusts acting jointly) and Cargill (if a joint book-running managing underwriter selected by Cargill is entitled to receive a portion of the Underwriting Fees in the Fourth Formation Offering) shall be entitled to select one joint book-running managing underwriter (for a total of up to three book-running managing underwriters) for the Fourth Formation Offering, and each of the other underwriters for the Fourth Formation Offering shall be selected by the

Company in consultation with the MAC Trusts and the joint book-running managing underwriters. Each of the joint book-running managing underwriters shall be entitled to participate in due diligence, structuring, marketing, general execution, pricing and book-building in connection with such offering; provided that the maximum number of MAC Trust Registrable Securities that may be included in such offering, including the number of MAC Trust Registrable Securities to be included in any over-allotment option associated with such offering, (such maximum number, the “Fourth Formation Offering Maximum Sale Number”), shall be jointly determined by the book-running managing underwriters selected by the Company and the MAC Trusts. Subject to the foregoing, the book-running managing underwriter selected by the Company shall be the Lead Manager for the Fourth Formation Offering, shall lead the due diligence, structuring, marketing and general execution of the Fourth Formation Offering and shall have the exclusive right to release Persons from the Fourth Formation Offering Underwriters’ Lock-up.

(iii) The MAC Trusts, in the aggregate, shall be entitled to include in the Fourth Formation Offering up to a number of MAC Trust Registrable Securities issuable upon the conversion of Company Series A-4 Common Stock equal to the Fourth Formation Offering MAC Base Share Number (with the allocation amongst the MAC Trusts of such MAC Trust Registrable Securities to be determined by the MAC Trusts); provided, however, that the maximum number of MAC Trust Registrable Securities that may be included in the Fourth Formation Offering shall not exceed the Fourth Formation Offering Maximum Sale Number.

(iv) The Company shall be entitled, in consultation with the MAC Trusts, to (a) conduct the negotiations with the underwriters with respect to the pricing, the Underwriting Fees and the other terms of the underwriting agreement for the Fourth Formation Offering, and (b) conduct the negotiations with the underwriters with respect to the terms of the underwriters’ lock-up associated with such offering (it being agreed that the underwriters’ lock-up period associated with the Fourth Formation Offering (the “Fourth Formation Offering Underwriters’ Lock-up”) shall expire no later than 60 days after the closing of the Fourth Formation Offering).

(f) Optional Repurchase. In place of the obligations (if any) of the Company and Mosaic to consummate a Fourth Formation Offering pursuant to Section 2.1(e), the Company shall have the option (exercisable in its sole discretion), to repurchase (the “Optional Repurchase”), out of funds legally available therefor, from the MAC Trusts (with the allocation amongst the MAC Trusts of such shares to be repurchased to be determined by the MAC Trusts) the Optional Repurchase Shares at the Optional Repurchase Price. The Company shall have the right to exercise such option and effect such repurchase at any time from and after the consummation of the Third Formation Offering through the end of the Fourth Formation Offering Period.

2.2. Market Sales; Private Sales.

(a) Market Sales. Subject to Section 2.2(b), if (x) following the consummation of the Second Formation Offering, (i) the sum of the MAC Remaining A-4 Share Number plus the number of Consent Shares not yet Transferred by the MAC Trusts is less than 9.5 million but greater than zero and (ii) in accordance with the last sentence of Section 2.1(d), the Company will not effect the Third Formation Offering, (y) following the consummation of the Third Formation Offering, the sum of the MAC Remaining A-4 Share Number plus the number of Consent Shares not yet Transferred by the MAC Trusts is either (A) greater than 9.5 million and the MAC Trusts (acting jointly) have indicated in writing to the Company that no request will be made by the MAC Trusts pursuant to Section 2.1(e)(1) for the Company to conduct a Fourth Formation Offering or (B) less than 9.5 million but greater than zero or (z) following the consummation of the Fourth Formation Offering, the sum of the MAC Remaining A-4 Share Number plus the number of Consent Shares not yet Transferred by the MAC Trusts is greater than zero, then, in the case of any of clauses (x), (y) or (z), the MAC Trusts (acting jointly) shall have the right, by delivery of a written request to the Company (a “Market Shelf Request”), to request that the Company prepare and file with the SEC, and cause to become effective, in each case as promptly as practicable (but no earlier than the applicable Formation Shelf Trigger Date), a Shelf Registration Statement (and any necessary or appropriate prospectuses and prospectus supplements), and the Company shall use its reasonable best efforts to comply with such request, pursuant to which, subject to Section 2.2(b), the MAC Trusts shall be permitted to sell MAC Trusts Registrable Securities issuable upon conversion of Company Series A-4 Common Stock and Consent Shares from time to time after the applicable Formation Shelf Trigger Date (or, if later, the effective time of such Shelf Registration Statement), but in no event later than the twenty-four (24) month anniversary of the Closing Date (with the right to sell such MAC Trusts Registrable Securities to be allocated amongst the MAC Trusts as shall be determined by the MAC Trusts) (including through a broker that acted as underwriter in any Formation Offering or the S&P 500 Index Inclusion Offering); provided that all such sales shall (i) be effected solely through a broker in open market transactions on the New York Stock Exchange or other principal trading market of Company Common Stock at prices then prevailing in the market, (ii) not involve a public offering for cash or an underwriting and (iii) not involve an investment bank acting in a capacity other than as a broker. Any sales of MAC Trusts Registrable Securities made pursuant to this Section 2.2(a) are referred to as “Market Sales”. The Company shall use its reasonable best efforts to keep any Shelf Registration Statement under this Section 2.2(a) continuously effective under the Securities Act (including by filing any necessary post-effective amendments to such Shelf Registration Statement (or a new automatic shelf registration statement)) until the date that is the twenty-four (24) month anniversary of the Closing Date or until such earlier time as all securities that are eligible to be sold in such Shelf Registration Statement shall no longer constitute Registrable Securities.

(b) Sale Suspension. If the continued sales by the MAC Trusts pursuant to Section 2.2(a) would at any time require the Company to make an Adverse Disclosure, the Company may, by giving written notice to the MAC Trusts, require the MAC Trusts to suspend sales pursuant to Section 2.2(a) and Section 2.2(c) (a “Sale Suspension”); provided, that the Company shall not be permitted to require a Sale Suspension (i) more than two (2) times during any twelve (12) month period or (ii) for a period exceeding forty-five (45) days in succession on any one occasion. In the case of a Sale Suspension, the MAC Trusts agree not to effect any Private Sales and to suspend use of the applicable prospectus and any free writing prospectuses in connection with any Market Sales or any other offer to sell Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the MAC Trusts upon the termination of any Sale Suspension.

(c) Private Sales. If (x) following the consummation of the Second Formation Offering, (i) the sum of the MAC Remaining A-4 Share Number plus the number of Consent Shares not yet Transferred by the MAC Trusts is less than 9.5 million but greater than zero and (ii) in accordance with the last sentence of Section 2.1(d), the Company will not effect the Third Formation Offering, (y) following the consummation of the Third Formation Offering, the sum of the MAC Remaining A-4 Share Number plus the number of Consent Shares not yet Transferred by the MAC Trusts is either (A) greater than 9.5 million and the MAC Trusts (acting jointly) have indicated in writing to the Company that no request will be made by the MAC Trusts pursuant to Section 2.1(e)(i) for the Company to conduct a Fourth Formation Offering or (B) less than 9.5 million but greater than zero or (z) following the consummation of the Fourth Formation Offering, the sum of the MAC Remaining A-4 Share Number plus the number of Consent Shares not yet Transferred by the MAC Trusts is greater than zero, then, in the case of any of clauses (x), (y) or (z), subject to Section 2.2(b), the MAC Trusts shall be permitted to sell MAC Trusts Registrable Securities issuable upon conversion of Company Series A-4 Common Stock and Consent Shares from time to time after the applicable Formation Shelf Trigger Date; provided that all such sales (i) shall be made in accordance with applicable securities laws and pursuant to the terms of Section 2.02(b)(vi) of the Governance Agreement, (ii) shall not involve a public offering for cash or an underwriting, (iii) shall not involve an investment bank acting in a capacity other than as a broker and (iv) shall either (A) be effected solely through a broker in open market transactions on the New York Stock Exchange or other principal trading market of Company Common Stock at prices then prevailing in the market or (B) involve a negotiation with the potential acquirers regarding terms of the acquisition. Any sales made pursuant to this Section 2.2(c) are referred to as “Private Sales”.

2.3. S&P 500 Index Inclusion Offering.

(a) The Company may, at its election, cause an S&P 500 Index Inclusion Offering to be effected, subject to the following:

(i) The exact timing of any S&P 500 Index Inclusion Offering and the maximum number of shares of Company Common Stock that may be included in such offering, including the number of shares of Company Common Stock to be included in any over-allotment option associated with such offering (such maximum number, the “S&P 500 Index Inclusion Offering Maximum Sale Number”) shall be determined in good faith by the Company in consultation with Cargill (if Cargill then holds Cargill Registrable Securities) and the MAC Trusts, in each case in consultation with the book-running managing underwriter selected by the Company; provided, however, that (x) the Company shall not be permitted to effect an S&P 500 Index Inclusion Offering after the date of the Third Formation Offering without the prior consent of the MAC Trusts, (y) if Cargill desires to effect a Follow-on Debt Exchange in connection with the S&P 500 Index Inclusion Offering, the Company shall, to the extent reasonably practicable (which the Company shall determine in its reasonable discretion), time the S&P 500 Index Inclusion Offering to allow Cargill to consummate the Follow-on Debt Exchange in a manner consistent in all material respects with the terms, conditions and structure set forth in the Private Letter Ruling and the IRS Ruling Submission immediately prior to the S&P 500 Index Inclusion Offering, and (z) the Company shall not effect an S&P 500 Index Inclusion Offering (A) later than the fifteen (15) month anniversary of the Closing Date, (B) without the consent of Cargill and the MAC Trusts, if the underwriters’ lock-up period associated with an S&P 500 Index Inclusion Offering would reasonably be expected to prevent the completion of the Second Formation Offering within the time period prescribed by this Agreement, or (C) without the consent of the MAC Trusts, if the underwriters’ lock-up period associated with an S&P 500 Index Inclusion Offering would reasonably be expected to prevent the completion of the Third Formation Offering within the time period prescribed by this Agreement.

(ii) The consummation of an S&P 500 Index Inclusion Offering shall not relieve the Company or Mosaic of its obligations to effect any of the Formation Offerings in accordance with Section 2.1.

(b) Each of the Company, the MAC Trusts (with the MAC Trusts acting jointly) and Cargill (if Cargill Registrable Securities are to be included in the S&P 500 Index Inclusion Offering) shall be entitled to select one joint book-running managing underwriter (for a total of up to three book-running managing underwriters) for the S&P 500 Index Inclusion Offering, and the Company shall be entitled to select the other underwriters for the S&P 500 Index Inclusion Offering (if any) in consultation with the joint book-running managing underwriters. The joint book-running managing underwriter for the S&P 500 Index Inclusion Offering selected by the Company shall be the Lead Manager for the S&P 500 Index Inclusion Offering, shall lead the due diligence, structuring, marketing and general execution of the S&P 500 Index Inclusion Offering and shall have the exclusive right to release Persons from the S&P 500 Index Inclusion Offering Underwriters’ Lockup; provided that to the extent practicable any other joint book-running underwriters shall be entitled to participate in such due diligence, structuring, marking, general execution, pricing and book-building in connection with such offering.

(c) Unless otherwise agreed by the MAC Trusts (with the MAC Trusts acting jointly) and, if Cargill (or any Exchanging Cargill Debt Holders) then holds Cargill Registrable Securities, Registrable Securities shall be included in the S&P 500 Index Inclusion Offering in accordance with the following order of priority:

A. first, the MAC Trusts, in the aggregate, shall be entitled to include in the S&P 500 Index Inclusion Offering up to a number of MAC Trusts Registrable Securities issuable upon conversion of Company Series A-4 Common Stock equal to the S&P 500 Index Inclusion Offering MAC Base Share Number (with the allocation amongst the MAC Trusts of such MAC Trusts Registrable Securities to be determined by the MAC Trusts); provided, however, that the maximum number of MAC Trusts Registrable Securities that may be included in the S&P 500 Index Inclusion Offering shall not exceed the S&P 500 Index Inclusion Offering Maximum Sale Number;

B. second, Exchanging Cargill Debt Holders and Cargill shall be entitled to include in the S&P 500 Index Inclusion Offering such number of Cargill Registrable Securities as shall be determined by Cargill (with the allocation amongst the Exchanging Cargill Debt Holders and Cargill of such Cargill Registrable Securities to be determined by Cargill); provided, however, that the maximum number of Cargill Registrable Securities that may be included in the S&P 500 Index Inclusion Offering pursuant to this clause B. shall not exceed the S&P 500 Index Inclusion Offering Maximum Sale Number less the number of MAC Trusts Registrable Securities being included in the S&P 500 Index Inclusion Offering pursuant to clause A. above;

C. third, subject to the Tax Lock Up Restrictions, to the extent that the S&P 500 Index Inclusion Offering Maximum Sale Number exceeds the number of Registrable Securities being included in the S&P 500 Index Inclusion Offering pursuant to clauses A. and B. above, the MAC Trusts, in the aggregate, shall be entitled to include in the S&P 500 Index Inclusion Offering a number of additional MAC Trusts Registrable Securities issuable upon conversion of the Company Series A-4 Common Stock and Consent Shares up to such excess (with the allocation amongst the MAC Trusts of such MAC Trusts Registrable Securities to be determined by the MAC Trusts).

Unless agreed by the MAC Trusts (with the MAC Trusts acting jointly) and, if Cargill then holds Cargill Registrable Securities, by Cargill, the Company shall not include any securities in the S&P 500 Index Inclusion Offering (for the account of the Company or any other Person), except in accordance with clauses A., B., and C. above.

(d) The Company shall be entitled, in consultation with the MAC Trusts (with the MAC Trusts acting jointly) and Cargill (if Cargill Registrable Securities are to be included in the S&P 500 Index Inclusion Offering), to (a) conduct the negotiations with the underwriters with respect to the pricing, the Underwriting Fees and the other terms of the underwriting agreement for the S&P 500 Index Inclusion Offering, and (b) conduct the negotiations with the underwriters with respect to the terms of the underwriters’ lock-up associated with the S&P 500 Index Inclusion Offering (provided that (x) without the consent of Cargill (if Cargill holds Cargill Retained M Holdings Shares) and the MAC Trusts, the underwriters’ lock-up period associated with the S&P 500 Index Inclusion Offering (the “S&P 500 Index Inclusion Offering Underwriters’ Lock-up”) may not prevent the completion of the Second Formation Offering within the time period prescribed by this Agreement and (y) without the consent of the MAC Trusts, the S&P 500 Index Inclusion Offering Underwriters’ Lock-up may not prevent the completion of the Third Formation Offering within the time period prescribed by this Agreement and (z) it being agreed that, in any event, the S&P 500 Index Inclusion Offering Underwriter’s Lock-up shall expire no later than 60 days after the closing of the S&P 500 Index Inclusion Offering).

2.4. Released Share Offerings.

(a) (i) The MAC Trusts (with the MAC Trusts acting jointly) shall have the right to request that the Company and Mosaic cause an underwritten secondary offering (a “Released Share Offering”) of Registrable Securities to be effected pursuant to a Registration Statement (a “Released Share Registration Statement”), by delivering a written request to the Company during any Demand Period, specifying the number of MAC Trusts Registrable Securities that each of the MAC Trusts requests to include in such offering (any such request, a “Released Share Request”); provided that the MAC Trusts (with the MAC Trusts acting jointly) may only make one Released Share Request during any Demand Period. If the MAC Trusts decline or otherwise fail to deliver a Released Share Request to the Company during any Demand Period, the Company will have the right, in its sole discretion, to effect a Released Share Offering in accordance with this Section 2.4 (the exercise of such right by the Company, a “Released Share Offering Election”). If the Company either receives a Released Share Request during a Demand Period or makes a Released Share Offering Election, the Company shall use its reasonable best efforts to cause a Released Share Offering to be consummated at a time determined in good faith by the Company that is subsequent to the date of its receipt of the Released Share Request or the date of its Released Share Offering Election, as applicable (such date, the “Released Share Offering Initiation Date”) and no later than one (1) month prior to the Lock-up Release Date following the applicable Demand Period. The MAC Trusts shall not deliver a Released Share Request prior to the First Demand Period.

(b) In connection with any Released Share Offering, each of the Company and the MAC Trusts (with the MAC Trusts acting jointly) (if the MAC Trusts shall have requested to include at least 3.0 million MAC Trusts Registrable Securities in such Released Share Offering) shall be entitled to select one joint book-running managing underwriter (for a total of up to two book-running managing underwriters), and the Company shall select the other underwriters for the Released Share Offering in consultation with the joint book-running managing underwriters. Each of the book-running managing underwriters shall be entitled to participate in due diligence, structuring, marketing, general execution, pricing and book-building in connection with such Released Share Offering; provided that the book-running managing underwriter selected by the Company (x) shall be the Lead Manager for each Released Share Offering, shall lead the due diligence, structuring, marketing and general execution of each Released Share Offering and shall have the exclusive right to release Persons from the underwriters’ lock-up associated with each such Released Share Offering and (y) shall determine the number of shares of Company Common Stock that may be included in such offering (such maximum number with respect to each Released Share Offering including the number of shares of Company Common Stock to be included in any over-allotment option associated with such offering, the “Released Share Offering Maximum Sale Number”) and the number of shares of Company Common Stock to be included in any over-allotment option associated with such offering.

(c) No later than five (5) Business Days after the Released Share Offering Initiation Date, the Company shall deliver written notice of such proposed offering to all Holders of Exchanging Cargill Stockholder Registrable Securities and MAC Trusts Registrable Securities (other than, in the case of a Released Share Request, the MAC Trusts). Such notice shall set forth the number of Registrable Securities each of the MAC Trusts requested be included in the Released Share Offering or, in the case of any Released Share Offering Election, the number of Registrable Securities proposed by the Company to be offered for sale in the Released Share Offering. Subject to the limitations of Section 2.4(d) and Section 2.4(e), the Company shall cause to be included in such Released Share Offering all MAC Trusts Registrable Securities specified in any Released Share Request and all Exchanging Cargill Stockholder Registrable Securities and MAC Trusts Registrable Securities specified in any written request or requests received by the Company from Holders of Exchanging Cargill Stockholder Registrable Securities and MAC Trusts Registrable Securities within ten (10) days after the delivery by the Company of such written notices.

(d) Notwithstanding Section 2.4(a) and Section 2.4(c), the Company shall not be obligated to effect a Released Share Offering unless the aggregate number of Registrable Securities requested to be included in such offering pursuant to Sections 2.4(a) and Section 2.4(c) is equal to or exceeds 9.5 million or the request includes all remaining Registrable Securities.

(e) If the number of Registrable Securities requested to be included in any Released Share Offering exceeds the Released Share Offering Maximum Sale Number with respect to such Released Share Offering, Registrable Securities shall be included in accordance with the following order of priority (excluding the Registrable Securities to be included in any over-allotment option associated with such offering, which shall be allocated in accordance with Section 2.4(f)):

(i) In the case of a Released Share Offering effected pursuant to a Released Share Request made during the First Demand Period or a Released Share Offering Election with respect thereto (the “First Lock-Up Released Share Offering”):

A. first, a number of Registrable Securities issuable upon conversion of Company Series A-1 Common Stock up to the Released Share Offering Maximum Sale Number, allocated on a pro rata basis among all Holders requesting inclusion of such Registrable Securities in the First Lock-Up Released Share Offering, based on the number of such Registrable Securities sought to be included in the First Lock-Up Released Share Offering by each such Holder in relation to the aggregate number of such Registrable Securities sought to be included in the First Lock-Up Released Share Offering by all such Holders;

B. second, to the extent that the Released Share Offering Maximum Sale Number exceeds the number of Registrable Securities being included in the First Lock-Up Released Share Offering pursuant to clause A. above, a number of Registrable Securities issuable upon conversion of Company Series A-3 Common Stock up to such excess, allocated on a pro rata basis among all Holders requesting inclusion of such Registrable Securities in the First Lock-Up Released Share Offering, based on the number of such Registrable Securities sought to be included in the First Lock-Up Released Share Offering by each such Holder in relation to the aggregate number of such Registrable Securities sought to be included in the First Lock-Up Released Share Offering by all such Holders;

C. third, to the extent that the Released Share Offering Maximum Sale Number exceeds the number of Registrable Securities being included in the First Lock-Up Released Share Offering pursuant to clauses A. and B. above, a number of Registrable Securities issuable upon conversion of Company Series A-2 Common Stock up to such excess, allocated on a pro rata basis among all Holders requesting inclusion of such Registrable Securities in the First Lock-Up Released Share Offering, based on the number of such Registrable Securities sought to be included in the First Lock-Up Released Share Offering by each such Holder in relation to the aggregate number of such Registrable Securities sought to be included in the First Lock-Up Released Share Offering by all such Holders; and

D. fourth, to the extent that the Released Share Offering Maximum Sale Number exceeds the number of Registrable Securities being included in the First Lock-Up Released Share Offering pursuant to clauses A., B. and C. above, a number of Registrable Securities that are shares of Company Common Stock up to such excess, allocated on a pro rata basis among all Holders requesting inclusion of such Registrable Securities in the First Lock-Up Released Share Offering, based on the number of such Registrable Securities sought to be included in the First Lock-Up Released Share Offering by each such Holder in relation to the aggregate number of such Registrable Securities sought to be included in the First Lock-Up Released Share Offering by all such Holders;

(ii) In the case of a Released Share Offering effected pursuant to a Released Share Request made during the Second Demand Period or a Released Share Offering Election with respect thereto (the “Second Lock-Up Released Share Offering”):

A. first, a number of Registrable Securities issuable upon conversion of Company Series A-2 Common Stock up to the Released Share Offering Maximum Sale Number, allocated on a pro rata basis among all Holders requesting inclusion of such Registrable Securities in the Second Lock-Up Released Share Offering, based on the number of such Registrable Securities sought to be included in the Second Lock-Up Released Share Offering by each such Holder in relation to the aggregate number of such Registrable Securities sought to be included in the Second Lock-Up Released Share Offering by all such Holders;

B. second, to the extent that the Released Share Offering Maximum Sale Number exceeds the number of Registrable Securities being included in the Second Lock-Up Released Share Offering pursuant to clause A. above, a number of Registrable Securities issuable upon conversion of Company Series A-3 Common Stock up to such excess, allocated on a pro rata basis among all Holders requesting inclusion of such Registrable Securities in the Second Lock-Up Released Share Offering, based on the number of such Registrable Securities sought to be included in the Second Lock-Up Released Share Offering by each such Holder in relation to the aggregate number of such Registrable Securities sought to be included in the Second Lock-Up Released Share Offering by all such Holders; and

C. third, to the extent that the Released Share Offering Maximum Sale Number exceeds the number of Registrable Securities being included in the Second Lock-Up Released Share Offering pursuant to clauses A. and B. above, a number of Registrable Securities that are shares of Company Common Stock up to such excess, allocated on a pro rata basis among all Holders requesting inclusion of such Registrable Securities in the Second Lock-Up Released Share Offering, based on the number of such Registrable Securities sought to be included in the Second Lock-Up Released Share Offering by each such Holder in relation to the aggregate number of such Registrable Securities sought to be included in the Second Lock-Up Released Share Offering by all such Holders;

(iii) In the case of a Released Share Offering effected pursuant to a Released Share Request made during the Third Demand Period or a Released Share Offering Election with respect thereto (the “Third Lock-Up Released Share Offering”):

A. first, a number of Registrable Securities issuable upon conversion of Company Series A-3 Common Stock up to the Released Share Offering Maximum Sale Number, allocated on a pro rata basis among all Holders requesting inclusion of such Registrable Securities in the Third Lock-Up Released Share Offering, based on the number of such Registrable Securities sought to be included in the Third Lock-Up Released Share Offering by each such Holder in relation to the aggregate number of such Registrable Securities sought to be included in the Third Lock-Up Released Share Offering by all such Holders; and

B. second, to the extent that the Released Share Offering Maximum Sale Number exceeds the number of Registrable Securities being included in the Third Lock-Up Released Share Offering pursuant to clause A. above, a number of Registrable Securities that are shares of Company Common Stock up to such excess, allocated on a pro rata basis among all Holders requesting inclusion of such Registrable Securities in the Third Lock-Up Released Share Offering, based on the number of such Registrable Securities sought to be included in the Third Lock-Up Released Share Offering by each such Holder in relation to the aggregate number of such Registrable Securities sought to be included in the Third Lock-Up Released Share Offering by all such Holders.

(f) MAC Trusts Registrable Securities shall have priority for inclusion in any over-allotment option associated with any Released Share Offering with the type of MAC Trusts Registrable Securities eligible for inclusion in such Released Share Offering to be determined in accordance with the order of priority set forth in Section 2.4(e)(i), Section 2.4(e)(ii) or Section 2.4(e)(iii), as applicable; provided, however, that if the number of Registrable Securities to be included in any over-allotment option associated with such offering exceeds the number of MAC Trusts Registrable Securities sought to be included therein, then such excess securities shall be allocated amongst the Holders of Exchanging Cargill Stockholder Registrable Securities who were not allocated the full amount of Exchanging Cargill Stockholder Registrable Securities requested by them to be included in such Released Share Offering (in each case in accordance with the order of priority set forth in Section 2.4(e)(i), Section 2.4(e)(ii) or Section 2.4(e)(iii), as applicable).

(g) The Company shall not include any securities in any Released Share Offering (for the account of the Company or any other Person), except in accordance with clauses (e) and (f) of this Section 2.4, without the consent of the MAC Trusts (with the MAC Trusts acting jointly), or if no MAC Trusts Registrable Securities are being included in such Released Share Offering, the Leading Participating Holders, unless the Released Share Offering Maximum Sale Number exceeds the total number of all Registrable Securities to be included in such offering pursuant to Section 2.4(a) and Section 2.4(c), in which case the Company may include additional securities in such offering (for its own account or otherwise) up to such excess.

(h) The Company and the MAC Trusts (with the MAC Trusts acting jointly), or the Leading Participating Holders if no MAC Trusts Registrable Securities are being included in the applicable Released Share Offering, shall be entitled to (a) conduct the negotiations with the underwriters with respect to the pricing, the Underwriting Fees and the other terms of the underwriting agreement for each Released Share Offering and (b) conduct the negotiations with the underwriters with respect to the terms of the underwriters’ lock-up associated with such offering (it being agreed that, in any event, the underwriters’ lock-up period associated with the any Released Share Offering shall expire no later than 90 days after the closing of such offering).

2.5. Excess Released Share Shelf Registration Statement.

(a) If (x) the MAC Trusts shall have delivered to the Company a Released Share Request during a Demand Period and (y) after the Lock-Up Release Date next occurring after such Demand Period, any Holder who holds MAC Trusts Registrable Securities not then subject to Lock-up Restrictions that such Holder requested to be included in the Released Share Offering prior to such time, the MAC Trusts shall have the right, by delivering a written request to the Company within ninety (90) days after such Lock-Up Release Date (a “Shelf Request”), to require the Company to use its reasonable best efforts to prepare and file with the SEC, and cause to become effective, in each case as promptly as practicable, a Shelf Registration Statement (and any necessary or appropriate prospectuses and prospectus supplements), or use its reasonable best efforts to prepare and file with the SEC, and cause to become effective, in each case as promptly as practicable, all necessary or appropriate amendments to any then effective Shelf Registration Statement of the Company (and any necessary or appropriate prospectus supplements), in either case pursuant to which any Holder shall be entitled to sell from time to time (subject to any underwriters’ lock-up associated with a prior Released Share Offering to which such Holder is subject) Exchanging Cargill Stockholder Registrable Securities and MAC Trusts Registrable Securities that are not then subject to Lock-up Restrictions (“Shelf Eligible Registrable Securities”) using the intended methods of distribution set forth in the Shelf Request. Any Shelf Request shall specify the number of Shelf Eligible Registrable Securities held by the MAC Trusts to be included for sale pursuant to such Shelf Registration Statement (the “Excess Released Shelf Registration Statement”) and the intended methods of distribution of such Shelf Eligible Registrable Securities. Notwithstanding the foregoing, the Company shall not be obligated to prepare and file the Excess Released Shelf Registration Statement if all of the Shelf Eligible Registrable Securities held by the MAC Trusts specified in the Shelf Request can be sold by the Holders thereof under Rule 144 in one three-month period.

(b) No later than five (5) Business Days after receipt of any Shelf Request, the Company shall deliver written notice of such request to all Holders of Shelf Eligible Registrable Securities (other than the MAC Trusts). Such notice shall set forth the number of Shelf Eligible Registrable Securities each of the MAC Trusts requested be registered in the Excess Released Shelf Registration Statement and the intended methods of distribution set forth in the Shelf Request. The Company shall use its reasonable best efforts to cause to be registered pursuant to the Excess Released Shelf Registration Statement, for sale by the Holders thereof in accordance with the intended methods of distribution set forth in the Shelf Request, all Shelf Eligible Registrable Securities specified in the Shelf Request and any written request or requests received by the Company from Holders of Shelf Eligible Registrable Securities (other than the MAC Trusts) after the delivery by the Company of such written notices.

(c) The Company shall use its reasonable best efforts to keep any Excess Released Shelf Registration Statement continuously effective under the Securities Act (including by filing any necessary post-effective amendments to such Excess Released Shelf Registration Statement (or a new automatic shelf registration statement)) for a period of at least 90 days (excluding the period of any Excess Released Sale Suspension) from the date sales of Shelf Eligible Registrable Securities were permitted thereunder pursuant to the Securities Act, or until such earlier time as all Shelf Eligible Registrable Securities included in any Excess Released Shelf Registration Statement shall no longer constitute Registrable Securities.

(d) If the continued sales pursuant to an Excess Released Shelf Registration Statement would at any time require the Company to make an Adverse Disclosure, the Company may, by giving written notice to the Holders of Shelf Eligible Registrable Securities registered pursuant to such Excess Released Shelf Registration Statement then in effect, require such Holders to suspend sales pursuant to such Excess Released Shelf Registration Statement (an “Excess Released Sale Suspension”); provided, that the Company shall not be permitted to require an Excess Released Sale Suspension (i) more than two times during any (twelve) 12-month period or (ii) for a period exceeding forty-five (45) days in succession on any one occasion. In the case of any Excess Released Sale Suspension, the Holders of Shelf Eligible Registrable Securities registered pursuant to such Excess Released Shelf Registration Statement shall suspend use of the applicable prospectus, prospectus supplement and any free writing prospectuses in connection with any sale of, or offer to sell, Eligible Registrable Securities pursuant to such Excess Released Shelf Registration Statement, upon receipt of the notice referred to above. The Company shall immediately notify such Holders upon the termination of any Excess Released Sale Suspension.

2.6. Registration Procedures. If and whenever the Company (x) is required by the provisions of this Agreement to effect a Formation Offering in accordance with Section 2.1 of this Agreement or a Released Share Offering in accordance with Section 2.4 of this Agreement, (y) determines to effect an S&P 500 Index Inclusion

Offering in accordance with Section 2.3 of this Agreement or (z) is required to cause the registration of any Registrable Securities in accordance with Sections 2.2 or 2.5 of this Agreement, the Company (and, where applicable, Mosaic) shall, acting within the timeframes set forth in this Agreement and, where no such timeframe is provided, as promptly as reasonably practicable:

(a) (i) (A) with respect to any Formation Offering pursuant to Section 2.1, unless a Compelling Reason shall have occurred and shall continue to exist, take all such actions, and (B) with respect to the registration of Registrable Securities pursuant to Section 2.2, use reasonable best efforts to take all such actions reasonably necessary, in each case on the part of the Company and Mosaic, to prepare and file with the SEC a Registration Statement (or prepare and file with the SEC all necessary or appropriate amendments and supplements to any then effective Registration Statement) in accordance with Section 2.1(a), (ii) with respect to any registration pursuant to Section 2.5, use reasonable best efforts to take all such actions reasonably necessary on the part of the Company and Mosaic to prepare and file with the SEC a Registration Statement (or prepare and file with the SEC all necessary or appropriate amendments and supplements to any then effective Registration Statement) in accordance with Section 2.5 to allow for the disposition of Registrable Securities in accordance with the methods of disposition thereof determined in accordance with Section 2.5, and (iii) with respect to each Released Share Offering or any S&P 500 Index Inclusion Offering, as applicable, use reasonable best efforts to take all such actions reasonably necessary on the part of the Company and Mosaic to prepare and file with the SEC a Registration Statement (or prepare and file with the SEC all necessary or appropriate amendments and supplements to any then effective Registration Statement) to allow for the disposition of Registrable Securities in the S&P 500 Index Inclusion Offering or the Released Share Offering, as applicable, and, in the case of (i), (ii) and (iii) above, each such Registration Statement shall comply as to form in all material respects with the requirements of the applicable registration form and include all financial statements required by the SEC to be filed therewith or incorporated therein, and the Company (and, where applicable, Mosaic) shall use its reasonable best efforts to cause each such Registration Statement (or amendment) to be declared or become effective as promptly as reasonably practicable and remain continuously effective (x) with respect to a Registration Statement filed (or amended or supplemented) pursuant to Section 2.1(a), for the period set forth in Section 2.1(a), (y) with respect to a Registration Statement filed (or amended or supplemented) pursuant to Section 2.2(a), for the period set forth in Section 2.2(a), (z) with respect to any Registration Statement filed (or amended or supplemented) pursuant to Section 2.5, for the period set forth in Section 2.5(c), and with respect to any Registration Statement relating to a Released Share Offering or an S&P 500 Index Inclusion Offering for forty-five (45) days or such other period as may be agreed between the Company and any Leading Participating Holders with respect to such offering (provided, however, that before filing a Registration Statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, the Company (and, where applicable, Mosaic) will furnish to counsel for the Leading Participating Holders participating in the applicable offering or registration and to counsel for the underwriters, if any, copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable review and reasonable comment of such counsel, and, before filing any such document, including any such Registration Statement or amendment thereto, any prospectus or supplement thereto or any free writing prospectus related thereto, the Company (and, where applicable, Mosaic) shall make any changes thereto that the Leading Participating Holders or the underwriters, if any, shall reasonably request;

(b) (i) with respect to any Formation Offering, unless a Compelling Reason shall have occurred and shall continue to exist, take all such actions and (ii) with respect to any Other Offering/Registration, use reasonable best efforts to take all such actions reasonably necessary, in each case on the part of the Company and Mosaic to prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective for the period required hereunder and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended methods of disposition by the Participating Holders set forth in such Registration Statement (and, in connection with any Shelf Registration Statement, file one or more prospectus amendments or supplements covering Registrable Securities permitted to be sold thereunder upon the request of one or more Holders entitled to offer or sell Registrable Securities under such Shelf Registration Statement in accordance with the terms hereof);

(c) in connection with each Formation Offering, Released Share Offering and any S&P 500 Index Inclusion Offering, enter into and perform its obligations under an underwriting agreement, in customary form and on customary terms for the particular offering with the underwriters of such offering;

(d) in connection with each Formation Offering, Released Share Offering and any S&P 500 Index Inclusion Offering or registrations pursuant Sections 2.2 and 2.5, furnish, without charge, to each Participating Holder, and each underwriter, if any, such number of copies of the prospectus included in the Registration Statement with respect to such offering (including each preliminary prospectus and any summary prospectus), any other prospectus filed under Rule 424 under the Securities Act and each free writing prospectus utilized in connection therewith, in each case, in conformity with the requirements of the Securities Act, and other documents, as such Participating Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities by such Participating Holder or such underwriter (the Company (and, where applicable, Mosaic) hereby consents to the use in accordance with all applicable law of each such prospectus (or preliminary prospectus or supplement thereto) or free writing prospectus by each such Participating Holder and the underwriters, if any, in connection with the offering and sale in accordance with the terms hereof of the Registrable Securities covered by such Registration Statement or prospectus);

(e) use its reasonable best efforts to register or qualify the Registrable Securities covered by any such Registration Statement under such other securities or state “blue sky” laws of such jurisdictions as any Leading Participating Holder or managing underwriter, if any, shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Participating Holders and underwriters, if any, to consummate the disposition of the Registrable Securities in such jurisdictions (including keeping such registration or qualification in effect for so long as such Registration Statement remains in effect), except that in no event shall the Company or Mosaic be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (e), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(f) promptly notify each Participating Holder and each managing underwriter, if any: (i) when any such Registration Statement or any prospectus, prospectus supplement or any free writing prospectus relating thereto has been filed and, with respect to such Registration Statement or any post-effective amendment related thereto, when the same has become effective; (ii) of any request by the SEC or state securities authority for amendments or supplements to any such Registration Statement or any prospectus, prospectus supplement or free writing prospectus related thereto or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any such Registration Statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company or Mosaic of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) unless in connection with a Sale Suspension or an Excess Released Sale Suspension, subject to the execution by the prospective recipient of a confidentiality agreement in form and substance reasonably satisfactory to the Company, of the existence of any fact of which the Company or Mosaic becomes aware which results in (x) any such Registration Statement as of the date it became effective under the Securities Act, containing an untrue statement of any material fact or omitting to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading or (y) any prospectus, prospectus supplement (when taken together with the related prospectus) or free writing prospectus (when taken as a whole with any other free writing prospectus and the related prospectus supplement and prospectus), in each case including any document incorporated therein by reference, as of its date, containing an untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (vi) if at any time the representations and warranties made by the Company or Mosaic contained in any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in any material respect; and, if the notification relates to an event described in clause (v), the Company (and, where applicable, Mosaic) shall, (A) with respect to any Formation Offering, unless a Compelling Reason shall have occurred and shall continue to exist, take all actions necessary on the part of the Company (and, where applicable, Mosaic), and (B) with respect to any Other Offering/Registration, use reasonable best efforts (when, in the reasonable judgment of the Company, it is appropriate to disclose), in each case, to promptly prepare and file with the SEC, and furnish to each Participating Holder and each underwriter, if any, a reasonable number of copies of, an amendment or supplement to such document, or a free writing prospectus, so that, as thereafter delivered to the purchasers of such Registrable Securities, such document (when taken as a whole with any related prospectus, prospectus supplement and free writing prospectus) shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company (and, where applicable, Mosaic) shall have no such obligation during any Sale Suspension or Excess Released Sale Suspension;

(g) permit any Participating Holder which, might reasonably be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such Registration Statement or comparable statement;

(h) comply (and continue to comply) in all material respects with all rules and regulations of the SEC applicable to the Company or Mosaic, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and make generally available to the Company’s securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than ninety (90) days after the end of the twelve (12) month period beginning with the first day of the Company’s (and, where applicable, Mosaic’s) first fiscal quarter commencing after the effective date of any such Registration Statement, which earnings statement shall cover said twelve (12) month period, and which requirement will be deemed to be satisfied if the Company (or, where applicable, Mosaic) timely files complete and accurate (in all material respects) information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(i) (x) (A) use its reasonable best efforts to cause all such Registrable Securities covered by any such Registration Statement to be listed on the principal securities exchange on which similar securities issued by the Company are then listed (if any), if and when the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) if no similar securities are then so listed, use its reasonable best efforts to cause all such Registrable Securities to be listed on a national securities exchange and, without limiting the generality of the foregoing take all reasonable actions that may be required by the Company as the issuer of such Registrable Securities in order to facilitate the managing underwriter’s arranging for the registration of at least two market makers as such with respect to such shares with FINRA, and (y) comply (and continue to comply) in all material respects with the requirements of any self-regulatory organization applicable to the Company (and, where applicable, Mosaic), including all corporate governance requirements;

(j) cooperate with each Participating Holder and each managing underwriter and their respective counsel in connection with any filings required to be made with FINRA;

(k) use its reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by any such Registration Statement not later than the effective date of such Registration Statement;

(l) enter into such customary agreements (including, if applicable, an underwriting agreement in customary form and on customary terms and containing customary provisions regarding indemnification) and take such other actions as the Leading Participating Holders or the underwriters shall reasonably request in order to expedite or facilitate the disposition of Registrable Securities covered by such Registration Statement in accordance with this Agreement, including if necessary the engagement of a Qualified Independent Underwriter in connection with the qualification of the underwriting arrangements with FINRA (it being understood that the Holders of the Registrable Securities which are to be distributed by any underwriters shall be parties to any such underwriting agreement, shall make to and for the benefit of the Company and Mosaic the representations, warranties and covenants of such Holders which are being made to and for the benefit of the underwriters, and may, at their option, require that the Company and Mosaic make to and for the benefit of such Holders the representations, warranties and covenants of the Company and Mosaic which are being made to and for the benefit of such underwriters);

(m) (i) use its reasonable best efforts to obtain an opinion from the Company’s (and, where applicable, Mosaic’s) counsel and a “cold comfort” letter and updates thereof from the Company’s (and, where applicable, Mosaic’s) independent public accountants who have certified the Company’s (and, where applicable, Mosaic’s) financial statements included or incorporated by reference in such Registration Statement, each in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters (including, in the case of such “cold comfort” letter, events subsequent to the date of such financial statements) as the underwriters, if any, participating in the offering reasonably requests, which opinions and letters shall be dated the dates such opinions and “cold comfort” letters are customarily dated and otherwise reasonably satisfactory to the underwriters, if any, and to the sellers, and (ii) furnish to each seller and to each underwriter, if any, participating in the offering, and to Cargill upon Cargill’s request, a copy of each such opinion and letter, each of which shall be addressed to both the sellers and the underwriters participating in such offering and, if Cargill is participating in such offering, to Cargill;

(n) deliver promptly to counsel for each Participating Holder and to each managing underwriter, if any, copies of all correspondence between the SEC and the Company (and, where applicable, Mosaic), its counsel or auditors and all non-privileged memoranda relating to discussions with the SEC or its staff with respect to any such Registration Statement, and, upon receipt of such confidentiality agreements as the Company (and, where applicable, Mosaic) may reasonably request;

(o) use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of any such Registration Statement, or the prompt lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction;

(p) provide a CUSIP number for all Registrable Securities, not later than the effective date of any such Registration Statement;

(q) use its reasonable best efforts to make reasonably available its management, employees and personnel for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters in marketing the Registrable Securities in the Formation Offerings, the Released Share Offering, and any S&P 500 Index Inclusion Offering;

(r) to the extent reasonably practicable, and subject to execution by the prospective recipient of a customary confidentiality agreement in form and substance reasonably satisfactory to the Company, prior to the filing of any document which is to be incorporated by reference into any such Registration Statement or the prospectus (after the initial filing of such Registration Statement), and prior to the filing of any free writing prospectus, provide copies of such document to counsel for each Leading Participating Holder, and use its reasonable best efforts to make the Company’s representatives reasonably available for discussion of such document;

(s) furnish to counsel for each Leading Participating Holder, without charge, at least one conformed copy of any such Registration Statement and any post-effective amendments or supplements thereto, including financial statements (but excluding all schedules and documents incorporated therein by reference), the prospectus contained in such Registration Statement (including each preliminary prospectus and any summary prospectus), any other prospectus filed under Rule 424 under the Securities Act and all exhibits (including those incorporated by reference) and any free writing prospectus utilized in connection therewith, in each case, as filed with the

SEC, and provided that the Company (and Mosaic, if applicable) may satisfy such obligation by furnishing an electronic copy thereof or by notifying each Leading Participating Holder of the website address thereof;

(t) reasonably cooperate with the Participating Holders and the managing underwriters, if any, to facilitate the timely conversion of shares of Company Class A Common Stock into shares of Company Common Stock, and the timely preparation and delivery of certificates (or equivalent securities in book-entry form) not bearing any restrictive legends (unless required under applicable law) representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement at least three (3) Business Days prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the sellers at least three (3) Business Days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof, and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates;

(u) promptly make available for inspection, during normal business hours at the offices of the Company and upon reasonable advance notice, by any Leading Participating Holder, Lead Manager or underwriter participating in any disposition pursuant to any Registration Statement, and any attorney, accountant or other agent or representative retained by any such Leading Participating Holder, Lead Manager or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (or, where applicable, Mosaic) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and use its reasonable best efforts to cause the Company’s (or, where applicable, Mosaic’s) officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement (which may be subject to the execution by the prospective recipient thereof of a customary confidentiality agreement in form and substance reasonably satisfactory to the Company) and otherwise reasonably cooperate with the diligence investigation by any such Inspector;

(v) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company (or, where applicable, Mosaic), the Company (or, where applicable, Mosaic) will take such reasonable action as is necessary and feasible to make any such prohibition inapplicable;

(w) take all such other reasonable actions necessary on the part of the Company or Mosaic in order to expedite or facilitate the disposition of such Registrable Securities;

(x) take all such reasonable actions necessary on the part of the Company and Mosaic to ensure that any free writing prospectus utilized in connection with any Registration Statement complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby and is retained in accordance with the Securities Act to the extent required thereby;

(y) if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, use its reasonable best efforts to promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in light of the circumstances, be misleading; and

(z) if at any time during any Formation Offering Period a Compelling Reason resulting from a Legal Conflict or a Force Majeure Event (as described in clauses (x) or (y), respectively, of such definition) shall have occurred and/or continues to exist, the Company and Mosaic, in each case, shall use best efforts to eliminate as promptly as practicable such Legal Conflict or Force Majeure Event, as the case may be.

If the Company files any Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Company agrees that it shall include in such Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

The Company may require that each Participating Holder as to which any registration is being effected furnish the Company a selling securityholder questionnaire customary for offerings of this type and that each such Participating Holder and any underwriter furnish the Company such other information regarding themselves and the Registrable Securities held by them as the Company may from time to time reasonably request provided that such information shall be used only in connection with such registration and the Company and Mosaic shall have no responsibility to any Participating Holder with respect to such information included in any Registration Statement, prospectus, amendment or supplement thereto or other document.

2.7. Registration Expenses. All Expenses incurred in connection with any offering, registration, filing, qualification or compliance pursuant to Section 2 shall be borne by the Company, whether or not a Registration Statement becomes effective. All Underwriting Fees and transfer taxes, if any, relating to securities registered by the Holders shall be borne by the Holders of such securities pro rata in accordance with the number of shares sold in the offering by such Holders.

2.8. Restrictions on Equity Issuances, Share Repurchases.

(a) The Company agrees that, during the period from and after the Closing Date and ending the later of (x) such time as the Aggregate MAC Shares Transferred equals or exceeds 49.5 million and (y) the consummation of the Second Formation Offering, but no later than the second (2nd) anniversary of the Closing Date, the Company and its Subsidiaries shall not, directly or indirectly, (1) issue, authorize for issuance, Transfer or otherwise dispose of, or register for issuance, sale, Transfer or other disposition, announce an intention to issue, sell, Transfer or otherwise dispose of, contract or offer to issue, sell, Transfer or otherwise dispose of, or grant any option, right or warrant to purchase, or any other right to acquire (A) any shares of any class or series of capital stock of the Company, Mosaic or any successor entity of the Company or Mosaic, (B) any options or other securities convertible, exchangeable or redeemable for, any shares of any class or series of capital stock of the Company, Mosaic or any successor entity of the Company or Mosaic or (C) any other security or right that may entitle its holder to vote, or participate with respect to dividends or upon liquidation of the Company, Mosaic, or any successor entity of the Company or Mosaic, with the holders of shares of capital stock or other equity interests in the Company, Mosaic or any successor entity of the Company or Mosaic (the securities described in clauses (A), (B) and (C), “Equity Securities”) or (2) issue, authorize for issuance, Transfer or otherwise dispose of, offer or enter into any swap, derivative or any other agreement or any transaction that Transfers, in whole or in part, directly or indirectly, the economic risks or consequence of ownership of shares of any Equity Securities, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise (any of the actions described in the foregoing clauses (1) and (2), a “Primary Equity Issuance”); provided that the foregoing shall not prohibit, in each case subject to the terms of the Tax Agreement: (i) the consummation of the Merger pursuant to the terms of the Merger and Distribution Agreement; (ii) grants or issuances of equity compensation in the ordinary course pursuant to any employee or director stock plan or other employee or director benefit plan arrangement or employment contract; (iii) the registration, sale, and offering of Registrable Securities pursuant to and in accordance with Sections 2.1, 2.2, 2.3, 2.4 and 2.5; (iv) the granting by the Company of registration rights to Exchanging Cargill Debt Holders pursuant to the Debt Exchange Agreements, and the registration, offering and sale of Cargill Registrable Securities transferred to any Exchanging Cargill Debt Holder in the Initial Debt Exchange or any Follow-on Debt Exchange, in each case pursuant to and in accordance with the terms of such Debt Exchange Agreements; (v) the issuance (pursuant to the terms of the certificate of incorporation of the Company) of any shares of Company Common Stock and/or Company Class A Common Stock upon conversion of any shares of Company Class A Common Stock or Company Class B Common Stock transferred by Cargill to the Exchanging Cargill Stockholders or the MAC Trusts pursuant to the Split-off; (vi) one or more Primary Equity Issuances for the account of the Company, if and to the extent that the Board reasonably determines in good faith, after consultation with its financial advisor, evidenced by an officer’s certificate delivered to the MAC Trusts and, prior to the Second Formation Offering, Cargill, that (A) the Company requires capital in order to fund its ongoing operations and/or capital expenditure programs and (B) it is advisable for the Company to raise such capital through one or more Primary Equity Issuances; (vii) any Primary Equity Issuance that the MAC Trusts (with the MAC Trusts acting jointly) and, at any time prior to the Second Formation Offering, Cargill, shall have consented to in writing (such consents not to be unreasonably withheld or delayed); (viii) issuances of capital stock by a wholly-owned subsidiary of the Company to its parent or to another wholly-owned subsidiary of the Company or (ix) the issuance of Equity Securities or shares of Company Common Stock in accordance with any shareholder rights agreement of the Company or Mosaic.

(b) The Company agrees that, during the period beginning on the date of this Agreement and ending on the First Lock-up Release Date (the “First Lock-up Period”), it shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, purchase or acquire any Equity Securities other than purchases by the Company (in each case subject to the terms of the Tax Agreement):

(i) of shares of Company Common Stock in the ordinary course in connection with the exercise or vesting of any equity-based awards under any employee or director stock plan or other employee or director benefit plan arrangement (including in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with any such exercise or vesting);

(ii) from the MAC Trusts, at any time and from time to time during the First Lock-up Period, shares of Company Common Stock issued upon the conversion of shares of Company Series A-4 Common Stock not to exceed the excess, if any, of (x) 49.5 million over the Aggregate MAC Shares Transferred; and

(iii) pursuant to any self tender offer by the Company for shares of Company Stock commenced on or after the twenty-four (24) month anniversary of the Closing Date if, treating all series and classes of Company Stock as one class of securities for this purpose, such self tender offer would comply with the terms and provisions of Rule 13e-4 promulgated under the Exchange Act (whether or not such terms and provisions are otherwise applicable).

2.9. Limitations on Registration; No Required Sale.

(a) Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to register any Registrable Securities pursuant to Sections 2.1(b), 2.1(c), 2.1(d), 2.1(e), 2.2 and 2.3 (in the aggregate) in excess of the sum of (x) 49.5 million plus (y) the total number of Cargill Retained M Holdings Shares. The Company shall not initiate or effect, or participate in, any public offering for cash in a transaction involving an underwriting of shares of Company Stock or other equity securities of the Company (i) for a period of twelve months beginning on the later of the closing of the last Formation Offering and any S&P 500 Index Inclusion Offering (or after the closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection with such Formation Offering or S&P 500 Index Inclusion Offering) and (ii) if the Company effects a public offering or underwriting pursuant to the following proviso, for a period of twelve months beginning on the closing of any such public offering or underwriting (or after the closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection therewith); provided, that the foregoing shall not prohibit, subject to the terms of the Tax Agreement, one or more public offerings or underwritings of shares of Company Stock or other equity securities of the Company for the account of the Company, if and to the extent that the Board reasonably determines in good faith, after consultation with its financial advisor, evidenced by an officer’s certificate delivered to the MAC Trusts and Cargill, that (A) the Company requires additional capital in order to fund its ongoing operations and/or capital expenditure programs and (B) it is necessary (after in good faith considering and taking into account other alternatives available to the Company to raise such capital and the possible negative implications that raising such capital through such public offering or underwriting could have on the ability to timely conduct the first Released Share Offering) for the Company to raise such capital through such public offerings or underwritings.

(b) For the avoidance of doubt, the Company shall be under no obligation to register or list any shares of Company Class A Common Stock or Company Class B Common Stock.

(c) Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective Registration Statement.

2.10. Indemnification.

(a) In the event of any registration and/or offering of any Registrable Securities under the Securities Act pursuant to this Article 2, the Company and Mosaic will, and hereby agree to, and hereby do, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by law, Cargill, the MAC Trusts and each other Holder, and their respective directors, officers, fiduciaries, trustees, employees, stockholders, members or general and limited partners (and the directors, officers, fiduciaries, employees, stockholders, members or general and limited partners thereof), and each Person, if any, who controls Cargill, the MAC Trusts or such other Holder, as applicable, within the meaning of the Securities Act or Exchange Act, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise (collectively, “Claims”), insofar as such Claims arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary or final prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company and Mosaic, jointly and severally, agree to reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim that is threatened or commenced (whether or not the indemnified party is designated as an actual or potential party to such Claim) and in connection with the enforcement of this provision with respect to any of the above, as such expenses are incurred; provided, however, that neither the Company nor Mosaic shall be liable to any such indemnified party in any such case to the extent such Claim (including any legal or other expenses) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such Registration Statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary or final prospectus or free writing prospectus in reliance upon and in conformity with written information furnished to the Company or Mosaic by or on behalf of such indemnified party or any underwriters selected by such indemnified party specifically for use therein. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the Transfer of such securities by such Holder.

(b) Each Participating Holder shall, severally and not jointly, indemnify and hold harmless (in the same manner as set forth in paragraph (a) of this Section 2.10) to the fullest extent permitted by law each of the Company and Mosaic, each officer of the Company and/or Mosaic who shall sign such Registration Statement, their respective directors, officers, fiduciaries, trustees, employees, stockholders, members or general and limited partners (and the directors, officers, fiduciaries, employees, stockholders, members or general and limited partners thereof), each Person controlling the Company and/or Mosaic within the meaning of the Securities Act, and any other Holder selling securities in such Registration Statement and each of its directors, officers, partners or agents or any Person who controls such Holder with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such Registration Statement, any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to any of the Company or Mosaic or any of its representatives by or on behalf of such Participating Holder, specifically for use in connection with the preparation of such Registration Statement, preliminary prospectus, final prospectus, amendment, supplement or free writing prospectus and reimburse such indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Participating Holder shall be required to pay pursuant to this Section 2.10(b) and Section 2.10(c) shall be in proportion to, and in no case be greater than, the amount of the net proceeds actually received by such Participating Holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claim. The Company, Mosaic and each Participating Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Participating Holders to the contrary, or as otherwise required by SEC rules, for all purposes of this Agreement, the only information furnished or to be furnished to the Company by a Participating Holder for use in any such Registration Statement, preliminary or final prospectus or amendment or supplement thereto or any free writing prospectus are statements specifically relating to (a) the beneficial ownership of shares of capital stock of the Company or Mosaic by such Participating Holder and its Affiliates and (b) the name and address of such Participating Holder. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the Transfer of such securities by such Holder.

(c) Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party or parties in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.10, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.10, except to the extent an indemnifying party is materially and actually prejudiced thereby and shall not relieve any indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 2.10. In case any action or proceeding is brought against an indemnified party, an indemnifying party shall be entitled to (x) participate in such action or proceeding and (y), unless, in the reasonable opinion of outside counsel to the indemnified party, a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume the defense thereof jointly with any other indemnifying party similarly notified, with counsel reasonably satisfactory to such indemnified party. An indemnifying party shall promptly notify the indemnified party of its decision to participate in such action or proceeding. If, and after, the indemnified party has received such notice from an indemnifying party, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense of such action or proceeding other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with those available to another indemnified party with respect to such Claim; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have made a conclusion described in clause (ii) or (iii) above) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or Claim in respect of which indemnification or contribution may be sought hereunder by such indemnified party (whether or not the indemnified party is an actual or potential party to such action or Claim) unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any Claims that are the subject of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified party.

(d) If for any reason the foregoing indemnity is held by a court of competent jurisdiction to be unavailable to an indemnified party or is insufficient to hold harmless an indemnified party under Section 2.10(a) or Section 2.10(b), then each applicable indemnifying party, severally and not jointly, shall contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim as well as any other relevant equitable considerations. The relative fault shall be determined by a court by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 2.10(d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.10(d). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 2.10(d) to the contrary, no indemnifying party (other than the Company and Mosaic) shall be required pursuant to this Section 2.10(d) to contribute any amount greater than the amount of the net proceeds actually received by such indemnifying party upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to Section 2.10(b).

(e) The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the Transfer of the Registrable Securities by any such party and the completion of any offering of Registrable Securities in a Registration Statement.

3. Underwritten Offerings. The right of any Holder to include its Registrable Securities in any underwritten offering pursuant to this Agreement shall be conditioned upon such Holder’s participation in the underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. No Holder may participate in such underwriting unless such Holder (x) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements reasonably customary and negotiated for the particular offering by the party specified herein with the underwriter or underwriters selected for such underwriting in accordance with this Agreement and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, custody agreements, opinions and other documents, in each case, in reasonably customary form and negotiated for the particular offering by the party specified herein with the selected underwriters.

4. General.

4.1. Compliance with Filing Obligations; Rule 144. The Company and Mosaic each covenant that it will use its reasonable best efforts to timely file (including, for this purpose, pursuant to Rule 12b-25(b)(2)(ii) promulgated by the SEC) the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales pursuant to Rule 144 under the Securities Act, as such Rule may be amended from time to time (“Rule 144”), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such

Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or any similar rule or regulation hereafter adopted by the SEC, in each case subject to any restrictions on transfer of such Registrable Securities pursuant to the certificate of incorporation of the Company or otherwise. Upon the request of any Holder, the Company (and/or Mosaic, as applicable) will deliver a written statement to such Holder as to whether it has complied with such requirements.

4.2. Nominees for Beneficial Owners. If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for the purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement), provided that the Company shall have received assurances reasonably satisfactory to it of such beneficial ownership.

4.3. Amendments and Waivers. Subject to the next succeeding sentence of this Section 4.3, any provision of this Agreement may be amended, modified or supplemented and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, Mosaic, Cargill and the MAC Trusts (with the MAC Trusts acting jointly). Any amendment, modification or supplement of any provision of this Agreement effected in accordance with this Section 4.3 shall be binding on all parties to this Agreement; provided, however, that, after the Closing Date, no amendment that materially and adversely impacts the rights hereunder of the Holders of Exchanging Cargill Stockholders Registrable Securities in a manner disproportionate to the impact of such amendment on the rights of other Holders shall be binding on the Holders of Exchanging Cargill Stockholders Registrable Securities unless approved by Holders of a majority of the Exchanging Cargill Stockholders Registrable Securities. Any waiver of any breach or default by any other party of any of the terms of this Agreement effected in accordance with this Section 4.3 shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party to assert its or his or her rights hereunder on any occasion or series of occasions.

4.4. Notices. Unless otherwise expressly set forth herein, all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally; (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail; (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.4) or to any other applicable Holder at the address for such Holder set forth in a Joinder Agreement executed and delivered by such Holder to the Company, the MAC Trusts and Cargill (or at such other address for a Holder as shall be specified by like notice):

(a)	If to the Company or Mosaic, to:

GNS II (U.S.) Corp.

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

Attention: Richard L. Mack

with a copy (which copy alone shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Casey Cogut, Esq.

                    Eric Swedenburg, Esq.

(b) If to Cargill, to:

Cargill, Incorporated

PO Box 9300

Minneapolis, MN

55440-9300

Attention: Linda Cutler, Esq.

                    Phillip Fantle, Esq.

                    Scott Naatjes, Esq.

with a copy (which copy alone shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Alan Kaden, Esq.

                    Brian Mangino, Esq.

                    Philip Richter, Esq.

(c)	If to the MAC Trusts, to:

Christine M Morse and Paul G. Bush

as Co-Trustees of the Acorn Trust,

Anne Ray Charitable Trust, Lilac Trust

and Margaret A. Cargill Foundation

6889 Rowland Road

Eden Prarie MN 55344

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154-1895

Attention: David S. Schaefer, Esq.

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, CA 90067

Attn: Leah M. Bishop, Esq.

           Stuart P. Tobisman, Esq.

4.5. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements in this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that no holder or transferee of Registrable Securities shall have any rights of a Holder unless and until such holder or transferee shall have executed and delivered a Joinder Agreement, with copies to the Company, the MAC Trusts and Cargill, and thereupon become a Holder hereunder.

4.6. Third Party Beneficiaries. Except for the indemnified parties under Section 2.10, this Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns.

4.7. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to the matters referred to herein.

4.8. Termination; Existing Registration Rights Agreement. If the Merger and Distribution Agreement is terminated at any time prior to the Merger Effective Time, this Agreement shall terminate automatically. Upon the closing of the First Formation Offering, the Existing Registration Rights Agreement shall terminate and shall be void and of no force and effect.

4.9. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, excluding any conflict-of-laws rule or principle (whether of New York or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

4.10. Consent to Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. To the fullest extent permitted by applicable Law, each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 4.4 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 4.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

4.11. Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

4.12. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

4.13. Specific Performance; Legal Expenses.

(a) It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Each party hereto shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(b) Each party agrees and acknowledges that, to the fullest extent permitted by law, the prevailing party in any action or proceeding to enforce this Agreement shall be entitled to recover from the non-prevailing party or parties all court costs, counsel fees, and other costs or expenses incurred by the prevailing party in connection with such action, including in enforcing this Section 4.14 and proving the amounts to which the prevailing party is entitled pursuant hereto.

4.14. Further Assurances. Each party hereto shall use its reasonable best efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. Each party’s respective obligations pursuant to the foregoing shall be subject to, and without prejudice to, (i) the right of Cargill to delay the Closing Date pursuant to the terms of the Merger and Distribution Agreement, (ii) the right of Cargill or Mosaic to terminate the Merger and Distribution Agreement in accordance with the terms and conditions thereof, as applicable, and (iii) the right of Cargill or the MAC Trusts to terminate the MAC Trusts Exchange Agreement in accordance with the terms and conditions thereof, as applicable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the following parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

THE MOSAIC COMPANY

By:	/s/ James T. Prokopanko
Name: James T. Prokopanko
Title: President and Chief Executive Officer

GNS II (U.S.) CORP.

By:	/s/ James T. Prokopanko
Name: James T. Prokopanko
Title: President and Chief Executive Officer

CARGILL, INCORPORATED

By:	/s/ David W. MacLennan
Name: David W. MacLennan
Title: Senior Vice President Chief Financial Officer

CHRISTINE M. MORSE, in her capacity as Co-Trustee of the Acorn Trust dated January 30, 1995, as amended; as Co-Trustee of the Lilac Trust dated August 20, 1996, as amended; as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Christine M. Morse

PAUL G. BUSCH, in his capacity as Co-Trustee of the Acorn Trust dated January 30, 1995, as amended; as Co-Trustee of the Lilac Trust dated August 20, 1996, as amended; as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Paul G. Busch

ANNEX E

GOVERNANCE AGREEMENT

among

THE MOSAIC COMPANY,

GNS II (U.S.) CORP.

and

THE STOCKHOLDER PARTIES HERETO

Dated as of January 18, 2011

EXHIBITS

Exhibit A	Joinder Agreement

E-i

GOVERNANCE AGREEMENT

GOVERNANCE AGREEMENT, dated as of January 18, 2011 (this “Agreement”), among GNS II (U.S.) CORP., a Delaware corporation which following consummation of the Merger will be renamed “The Mosaic Company” (the “Company”), THE MOSAIC COMPANY, a Delaware corporation which following consummation of the Merger will be renamed “The Mosaic Holding Company” and will be a wholly-owned subsidiary of the Company (“Old Mosaic”), and EACH OF THE OTHER PARTIES HERETO (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, in accordance with the Merger and Distribution Agreement, on the Closing Date, Old Mosaic, the Company and Cargill intend to effect the Merger and Split-off, pursuant to which, among other things, (i) the outstanding shares of Old Mosaic Common Stock held by Cargill immediately prior to the consummation of the Merger will be converted into shares of Common Stock, Class A Common Stock and Class B Common Stock, (ii) the outstanding shares of Old Mosaic Common Stock held by all other stockholders of Old Mosaic immediately prior to the consummation of the Merger will be converted into shares of Common Stock and (iii) Cargill will exchange certain shares of Common Stock and all of the shares of Class A Common Stock and Class B Common Stock with certain stockholders of Cargill for outstanding shares of capital stock of Cargill held by such stockholders of Cargill;

WHEREAS, it is a condition to the obligations of the Company and Old Mosaic to consummate the Merger that all Significant Stockholders enter into this Agreement in order to establish certain rights and obligations of the Stockholders as holders of Company Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acorn Trust” means the Acorn Trust dated January 30, 1995, as amended.

“Affiliate” means, when used with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, none of the Company, Old Mosaic or any of their subsidiaries shall be considered to be an Affiliate of any Stockholder. As used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Anne Ray Charitable Trust” means the Anne Ray Charitable Trust dated August 20, 1996, as amended.

“Beneficial Owner” and words of similar import (including “beneficially own” and “beneficial ownership”) have the meaning set forth in the Merger and Distribution Agreement. For purposes of determining the percentage of the Total Voting Power owned at any time by any of the MAC Trusts, such MAC Trust shall be deemed to beneficially own all Voting Securities beneficially owned by all other MAC Trusts.

“Board” means (i) prior to the Closing, the Board of Directors of Old Mosaic and (ii) after the Closing, the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Cargill” means Cargill, Incorporated, a Delaware corporation.

“Certificate of Incorporation” has the meaning set forth in Section 2.01.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company, including such common stock that is designated as “Class A Common Stock, Series A-1”, “Class A Common Stock, Series A-2”, “Class A Common Stock, Series A-3” and “Class A Common Stock, Series A-4”.

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company, including such common stock that is designated as “Class B Common Stock, Series B-1”, “Class B Common Stock, Series B-2” and “Class B Common Stock, Series B-3”.

“Class B Conversion Approval” has the meaning given such term in the Certificate of Incorporation.

“Closing” has the meaning given such term in the Merger and Distribution Agreement.

“Closing Date” has the meaning given such term in the Merger and Distribution Agreement.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company Common Stock” means, collectively, the Common Stock, Class A Common Stock and Class B Common Stock.

“Counted Permitted Transferee” means, with respect to any Stockholder, the transferees of such Stockholder defined in clauses (D), (F), (G), (I), (L) (other than with respect to Transfers to Charitable Organizations) and (M) of the definition of “Permitted Transfer” in the Certificate of Incorporation.

“Determination Notice” has the meaning set forth in Section 2.06.

“Director” means any member of the Board.

“Excess Released Shelf Registration Statement” has the meaning given such term in the Registration Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Formation Offerings” has the meaning given such term in the Registration Agreement.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative, supervisory or taxing functions of or pertaining to government, including any court.

“Group” has the meaning given such term in Section 13(d)(3) of the Exchange Act.

“Intended Transferee” has them meaning set forth in Section 2.06.

“Joinder Agreement” has them meaning set forth in Section 2.03.

“Law” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Lilac Trust” means the Lilac Trust dated August 20, 1996, as amended.

“Lock-up Expiration Date” has the meaning given such term in the Certificate of Incorporation.

“MAC Trusts” means collectively, the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust.

“Margaret A. Cargill Foundation” means the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended.

“Measurement Time” means, with respect to each meeting of the stockholders of the Company, 9 a.m., New York City time, on the date that such meeting is scheduled, or if such meeting is postponed, the date of such rescheduled meeting.

“Merger” has the meaning given such term in the Merger and Distribution Agreement.

“Merger and Distribution Agreement” means that certain Merger and Distribution Agreement, dated as of January 18, 2011 (as the same may be subsequently amended or modified), by and among the Company, Old Mosaic, Cargill and GNS Merger Sub LLC.

“NYSE” means the New York Stock Exchange.

“Old Mosaic Common Stock” means the common stock, par value $0.01 per share, of Old Mosaic.

“Order” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Permitted Private Transaction” means either of the following types of transactions:

(a) a Transfer after the expiration of the Tax Lock-up Period and before the applicable Lock-up Expiration Date of an amount of Class A Common Stock or Class B Common Stock or a combination thereof that (i) represents in the aggregate 5% or more of the Total Voting Power and (ii) is made to a Person that (x) is not a Prohibited Person and (y) agrees to be bound by the terms of this Agreement in accordance with Section 2.03; and

(b) a Transfer after the expiration of the Tax Lock-up Period and on or after the applicable Lock-up Expiration Date of Common Stock or Class B Common Stock to a Person that is not a Prohibited Person and either (i) will not, after giving effect to the proposed Transfer, beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power or (ii) will, after giving effect to the proposed Transfer, beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power and agrees to be bound by the terms of this Agreement in accordance with Section 2.03.

Each Person pursuant to which Voting Securities are Transferred pursuant to either clause (a) or (b)(ii) of this definition shall hereinafter be referred to as a “Significant Transferee”.

“Permitted Transfer” means any Transfer that constitutes a “Permitted Transfer”, as such term is defined in the Certificate of Incorporation.

“Permitted Transferee” means a transferee of any Voting Securities pursuant to a Permitted Transfer. A Stockholder shall be a Permitted Transferee of its Permitted Transferees.

“Person” means any natural person, corporation, partnership, limited liability company, business trust, joint venture, association, company, Group, other entity or government, or any agency or political subdivision thereof.

“Prohibited Person” means (i) any Person (x) whose primary business is in the agribusiness sector, including any Person that is in the business of manufacturing and/or selling crop nutrients or (y) whose primary business is in the business of mining; (ii) any Person who, directly or indirectly, has been a significant customer of the Company or its subsidiaries during both of the two fiscal years prior to the date of this Agreement and is listed on Schedule I attached hereto; or (iii) any Affiliate of any Person specified in the foregoing clause (i) or (ii).

“Public Voting Securities” means those outstanding shares of Common Stock held by Persons other than the Stockholders.

“Qualified Transfer” has the meaning given such term in the Certificate of Incorporation.

“Registration Agreement” means that certain Registration Agreement, dated as of January 18, 2010 (as the same may be subsequently amended or modified), by and among the Company, Old Mosaic, Cargill and the MAC Trusts.

“Released Share Offering” has the meaning given such term in the Registration Agreement.

“S&P 500 Index Inclusion Offering” has the meaning given such term in the Registration Agreement.

“SEC” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Stockholder” has the meaning given such term in the Merger and Distribution Agreement.

“Significant Transferee” has the meaning given such term in the definition of “Permitted Private Transaction”.

“Split-off” has the meaning given such term in the Registration Agreement.

“Tax Lock-up Period” has the meaning given such term in Section 2.02.

“Total Voting Power” means the total number of votes entitled to be cast by holders of outstanding shares of the Company’s capital stock in the election of Directors.

“Transfer” means (with its cognates having corresponding meanings), with respect to any Voting Securities, (i) any direct or indirect sale, exchange, issuance, transfer, redemption, grant, pledge, hypothecation or other disposition, whether voluntary or involuntary, by operation or law or otherwise, and whether or not for value, of any of the Voting Securities, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for, or for the purchase or other acquisition of, or otherwise with respect to, any Voting Securities or any contract or other binding arrangement or understanding (in each case, whether written or oral) to take any of the foregoing actions or (ii) entering into any swap or other agreement, arrangement or understanding, whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any Voting Securities, including short sales of applicable securities, option transactions with respect to Voting Securities, use of equity or other derivative financial instruments relating to Voting Securities and other hedging arrangements with respect to applicable securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Voting Securities, other securities, cash or otherwise; provided, however, that the conversion of any shares of Class B Common Stock into shares of Common Stock or Class A Common Stock and the conversion of any shares of Class A Common Stock into shares of Common Stock in accordance with the Certificate of Incorporation shall not constitute a “Transfer”.

“Transferring Stockholder” has the meaning set forth in Section 2.06.

“Underwritten Public Offering” means the sale of Common Stock for cash in an underwritten public offering or in a block trade pursuant to a registration statement filed and maintained by the Company and which, in any case, is designed to effect a broad distribution of such Common Stock.

“Voting Securities” means any securities of the Company the holders of which are generally entitled to vote in the election of Directors, including the Company Common Stock.

SECTION 1.02 Other Definitional Provisions; Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement shall mean such statute as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Any term incorporated by reference from another agreement shall, for purposes hereof, retain its meaning as set forth in such other agreement as in effect on the Closing Date, notwithstanding any subsequent amendment thereof.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

TRANSFER OF VOTING SECURITIES

SECTION 2.01 General Transfer Restrictions. In addition to any restrictions set forth in the Restated Certificate of Incorporation of the Company (as the same may be subsequently amended or modified, the “Certificate of Incorporation”), the right of each Stockholder to Transfer any Voting Securities beneficially owned by such Stockholder is subject to the restrictions set forth in this Article II, and no Transfer of such Voting Securities by such Stockholder may be effected except in compliance with this Article II. Any attempted Transfer in violation of this Agreement shall be null and void and of no effect, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company or result in the treatment of any purported transferee of such Voting Securities as the owner of such Voting Securities for any purpose.

SECTION 2.02 Restrictions on Transfer.

(a) Restrictions During Tax Lock-Up Period. During the period from (and including) the date of the Closing through (and including) the two-year anniversary date of the Closing (such period, the “Tax Lock-Up Period”), each Stockholder agrees, severally and not jointly with any other Stockholder, with the Company not to, Transfer any Voting Securities beneficially owned by such Stockholder, except:

(i) with the prior written consent of the Company (acting through its Board or a designated committee thereof);

(ii) in a Permitted Transfer;

(iii) if such Stockholder is a MAC Trust, pursuant to any Formation Offering, S&P 500 Index Inclusion Offering or pursuant to Section 2.2(a) of the Registration Agreement, in each case, to the extent permitted by, and effected in accordance with, the Registration Agreement;

(iv) if such Stockholder is a MAC Trust, pursuant to Section 2.2(c) of the Registration Agreement so long as any such Transfer (A) is permitted by, and effected in accordance with, the Registration Agreement and (B) is to a Person that is not a Prohibited Person which either (x) will not, after giving effect to the proposed Transfer, beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power or (y) will, after giving effect to the proposed Transfer, beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power and agrees to be bound by the terms of this Agreement in accordance with Section 2.03 as a Significant Transferee; or

(v) pursuant to a Qualified Transfer;

provided, that as to any particular Stockholder the foregoing exceptions shall be subject to any limitations on Transferability of Company Common Stock in any agreement between such Stockholder and Cargill.

(b) Restrictions Following Tax Lock-Up Period. Following the Tax Lock-Up Period each Stockholder agrees, severally, and not jointly with any other Stockholder, with the Company not to, Transfer any Voting Securities beneficially owned by such Stockholder, except:

(i) with the prior written consent of the Company (acting through its Board or a designated committee thereof);

(ii) in a Permitted Transfer;

(iii) pursuant to a Qualified Transfer;

(iv) pursuant to any Released Share Offering or other Underwritten Public Offering of Common Stock or pursuant to an Excess Released Shelf Registration Statement;

(v) in open market transactions of Common Stock on NYSE (or other market in which the Common Stock principally trades); or

(vi) in a Permitted Private Transaction;

provided, that as to any particular Stockholder the foregoing exceptions shall be subject to any limitations on Transferability of Company Common Stock in any agreement between such Stockholder and Cargill.

(c) Additional Restrictions Relating to Class B Common Stock. Notwithstanding anything in this Article II to the contrary, each Stockholder agrees, severally and not jointly with any other Stockholder, with the Company that in no event shall such Stockholder Transfer any share of Class B Common Stock to any transferee if, after giving effect to the proposed Transfer, the proposed transferee would beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power unless (i) such transferee represents that it is acquiring such shares for investment purposes only and with no intention of influencing control over the management, policies or operations of the Company, and (ii) prior to such Transfer, the Company shall have received a certificate (in form reasonably satisfactory to the Company) from such transferee to such effect.

(d) Waiver of Certain Transfer Restrictions. In the event a Stockholder wishes to Transfer any Voting Securities pursuant to Section 2.02(b)(vi), the Company shall (subject to the limitations set forth in Section 2.02(c)) permit such Transfer under Section 3(A)(4)(b) of Article IV of the Certificate of Incorporation.

(e) Investment Fund Transfers. Notwithstanding anything in this Article II to the contrary, a Transfer of Voting Securities by an investment fund in which a Stockholder has investments, or a Transfer by a Stockholder of an interest in an investment fund that holds Voting Securities, shall not be deemed to be a Transfer of Voting Securities by such Stockholder for purposes of this Article II so long as such Stockholder has no authority to control the securities held by such investment fund at the time of the Transfer or at the time such investment fund acquired such Voting Securities and such investment fund did not acquire such Voting Securities from any Stockholder.

SECTION 2.03 Significant Transferees; Permitted Transferees. Prior to the acquisition of beneficial ownership of any Voting Securities by any (a) Significant Transferee or (b) Permitted Transferee who (x) will, after giving effect to such acquisition, beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power or (y) is a Counted Permitted Transferee, and as a condition thereto, the Stockholder transferring such Voting Securities agrees to cause such Significant Transferee or Permitted Transferee (as applicable) to execute and deliver a Joinder Agreement in the form attached hereto as Exhibit A (the “Joinder Agreement”) and, if the transferee is a Significant Transferee, such Significant Transferee also shall have delivered the certificate required pursuant to Section 2.02(c), if applicable.

SECTION 2.04 Notice of Transfer. Any Stockholder Transferring any Voting Securities (other than a Transfer in any public offering permitted by the Registration Agreement) shall, within five (5) Business Days following consummation of such Transfer, deliver notice thereof to the Company.

SECTION 2.05 Legends. In addition to any legend required by the Merger and Distribution Agreement, by the Certificate of Incorporation or by the General Corporation Law of the State of Delaware, the certificates evidencing ownership of Company Common Stock held by Stockholders shall also contain the following (or substantially similar) legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AS SET FORTH IN A GOVERNANCE AGREEMENT DATED AS OF JANUARY 18, 2011 BY AND AMONG THE CORPORATION AND THE OTHER PARTIES NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION AND WHICH SHALL BE FURNISHED TO ANY STOCKHOLDER OF THE CORPORATION, ON REQUEST AND WITHOUT COST. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. ANY TRANSFER NOT IN COMPLIANCE WITH SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT.”

At such time at which the provisions of this Article II no longer apply to a Stockholder by reason of Section 2.08, upon written request of such Stockholder, the Company shall promptly exchange certificate or certificates representing Voting Securities held by such Stockholder for new certificates or certificates or book-entry confirmation (if such Voting Security is a share of Common Stock) representing such Voting Security which shall not contain such legend.

SECTION 2.06 Prohibited Persons. No later than ten (10) calendar days prior to the date on which a Stockholder (the “Transferring Stockholder”) intends to Transfer Voting Securities pursuant to Section 2.02(b)(vi), or enter into any binding agreement providing for such Transfer, such Stockholder shall notify the Company in writing of the identity of the intended transferee (the “Intended Transferee”) and shall provide the Company any additional information regarding the Intended Transferee as may reasonably be requested by the Company following receipt by the Company of such notice. No later than five (5) Business Days following the receipt by the Company of such notice, the Company shall notify the Transferring Stockholder in writing (a “Determination Notice”) if the Intended Transferee is a Prohibited Person. If the Company determines that the Person is a Prohibited Person, the Determination Notice shall specify in reasonable detail the Company’s basis for such determination. If the Transferring Stockholder does not receive a Determination Notice within the time period prescribed above, the Intended Transferee shall be deemed not to be a Prohibited Person with respect to such transaction.

SECTION 2.07 Delay of Transfer. The Company shall not incur any liability for any delay in recognizing any Transfer of Voting Securities if the Company in good faith reasonably believes that such Transfer may have been or would be in violation in any material respect of the provisions of the Securities Act, applicable state securities or “blue sky” laws, or this Agreement.

SECTION 2.08 Article II Termination. The provisions of this Article II shall cease to apply to a Stockholder at the time such Stockholder, together with its Counted Permitted Transferees, beneficially owns Voting Securities that represent in the aggregate less than 5% of the Total Voting Power.

ARTICLE III

STANDSTILL; VOTING

SECTION 3.01 Standstill Restrictions.

(a) No Acquisitions. Each Stockholder covenants and agrees, severally and not jointly with any other Stockholder, with the Company that until the earlier of the fifth anniversary of the date of the Closing and the first date upon which such Stockholder, together with its Counted Permitted Transferees, beneficially owns Voting Securities that represent in the aggregate less than 5% of the Total Voting Power, such Stockholder shall not, and shall not cause any of its Affiliates to, directly or indirectly, acquire or seek to acquire, offer or propose to acquire or agree to acquire, the beneficial ownership of any Voting Securities, other than (x) the Voting Securities acquired by each such Stockholder in the Split-off or otherwise from the Company or (y) pursuant to a stock dividend, stock split, reclassification, recapitalization or other similar event by the Company; provided that (i) an acquisition of Voting Securities by an investment fund in which a Stockholder has investments or the acquisition by a Stockholder of an interest in an investment fund that holds Voting Securities shall not constitute a breach of this Section 3.01(a) so long as such Stockholder has no authority to control the securities held by such investment fund at the time of the acquisition or at the time such investment fund acquired such Voting Securities and such investment fund did not acquire such Voting Securities from such Stockholder and (ii) neither (A) any Transfer of shares of Company Common Stock by a Stockholder in a Permitted Transfer nor (B) the conversion of shares of one or more series of Class B Common Stock into shares of one or more series of Class A Common Stock or Common Stock or the conversion of shares of one or more series of Class A Common Stock into shares of one or more series of Class A Common Stock or Common Stock, in each case in accordance with the terms of the Certificate of Incorporation, shall constitute a breach of this Section 3.01(a); provided further, that, in the case of clause (ii)(A), such Stockholder complies with Section 2.03 to the extent applicable.

(b) Other Restrictions. Each Stockholder covenants and agrees, severally and not jointly with any other Stockholder, with the Company that, until the earlier of the fifth anniversary of the Closing Date and the first date upon which such Stockholder, together with its Counted Permitted Transferees, beneficially owns Voting Securities that represent in the aggregate less than 5% of the Total Voting Power, such Stockholder shall not, and shall not cause any of its Affiliates to, directly or indirectly, alone or in concert with others, take any of the actions set forth below (or take any action that would require the Company to make an announcement regarding any of the following):

(i) except as expressly permitted by Sections 2.02(a) or 2.02(b), effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other Person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or participate in any tender or exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution, share exchange or other extraordinary transaction involving the Company or any material portion of its business or any purchase of all or any substantial part of the assets of the Company or any material portion of its business;

(ii) take or propose to take any action to seek to affect the control of the management of the Company or any of the businesses, operations or policies of the Company, including through (A) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Section 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any securities of the Company or consents to any action from any holder of any Voting Securities, (B) publicly announcing its desire to affect the control of the management or policies of the Company or (C) any filings with any government or judicial authority;

(iii) call or seek to call a special meeting of the stockholders of the Company or nominate any person as a Director or propose any matter to be voted upon by the stockholders of the Company;

(iv) deposit any securities of the Company into a voting trust or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities with any third party , other than any agreement or arrangement set forth in the organizational documents of such Stockholder;

(v) seek to amend or waive any provision of Section 3.01 (other than a proposal made privately to the Board in a manner that is not intended to result in the Company being required to make any public disclosure or other public announcement related to such proposal);

(vi) take any action, make any statement, or disclose any intention, that to such Stockholder’s knowledge is inconsistent with any of the foregoing; or

(vii) enter into any discussions, negotiations, arrangements or understandings with any Person inconsistent with any of the foregoing, or advise, assist or encourage any Person in connection with the foregoing.

SECTION 3.02 Voting.

(a) Voting on Certain Matters. Each Stockholder covenants and agrees, severally and not jointly with any other Stockholder, with the Company that, until the earlier of the third anniversary of the date of Closing and the first date upon which such Stockholder, together with its Counted Permitted Transferees, beneficially owns Voting Securities that represent in the aggregate less than 10% of the Total Voting Power, such Stockholder shall:

(i) cause the Voting Securities beneficially owned by such Stockholder to be present, in person or represented by proxy, at all meetings of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) so that the Voting Securities of such Stockholder may be counted for determining a quorum at each such meeting; and

(ii) other than for the election of Directors and for any vote with respect to the Class B Conversion Approval, vote, or cause to be voted, the Voting Securities beneficially owned by such Stockholder, or execute one or more written consents in respect of the Voting Securities beneficially owned by such Stockholder at all meetings (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company in accordance with the Board’s recommendation with respect to each matter, so long as holders of a majority of the Public Voting Securities who have submitted proxies to the Company in respect of such meeting by the Measurement Time have authorized the proxy holder to vote their Voting Securities at such meeting in accordance with the Board’s recommendation on such matter (it being understood that if holders of a majority of the Public Voting Securities who have submitted proxies to the Company in respect of such meeting by the Measurement Time have authorized the proxy holder to vote the Voting Securities represented by such proxies other than in accordance with the Board’s recommendation on such matter, then each Stockholder may vote at such meeting (or execute one or more written consents in respect of) its Voting Securities on such matter in its sole discretion).

(b) Irrevocable Proxy. With respect to any meeting of stockholders of the Company that is scheduled to take place at a time during which the provisions of Section 3.02(a) are applicable to a Stockholder, at least ten (10) Business Days prior to such meeting, such Stockholder shall deliver a duly executed irrevocable proxy to the Company specifying for any matter brought before the meeting other than with respect to the election of directors and any stockholder vote with respect to the Class B Conversion Approval (A) that such Stockholder shall vote its Voting Securities at the meeting in accordance with the Board’s recommendation on such matter if holders of a majority of the Public Voting Securities who have submitted proxies to the Company in respect of such meeting by the Measurement Time have authorized the proxy holder to vote the Voting Securities represented by such proxies in accordance with the Board’s recommendation on such matter and (B) how such Stockholder shall vote its Voting Securities at the meeting with respect to such matter if the holders of a majority of the Public Voting Securities who have submitted proxies to the Company in respect of such meeting by the Measurement Time have agreed to vote their Voting Securities in such proxies other than in accordance with the Board’s recommendation on such matter. Such proxy shall appoint such officers of the Company as the Board shall designate as such Stockholder’s true and lawful proxies as to the matters to be voted at the meeting and shall state that it is irrevocable and coupled with an interest sufficient in the law to support an irrevocable proxy. The Company shall cause any such proxy to be voted in accordance with the instructions given in conformity herewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Company Representations. The Company hereby represents and warrants to the Stockholders that:

(a) Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Authorization and Enforceability. The execution, delivery and performance by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(c) No Conflict. The execution, delivery and performance of this Agreement by the Company, will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws as in effect on the date hereof, (b) conflict with or result in the breach of, in any material respect, the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which it or any of its subsidiaries is a party or by which any of its or any of its subsidiaries’ properties or assets are bound as in effect on the date hereof, or (c) result in a violation in any material respect of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to it or any of its Subsidiaries or by which any of its or its Subsidiaries’ properties or assets are bound or affected as in effect on the date hereof.

SECTION 4.02 Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly with any other Stockholder, hereby represents and warrants to the Company that as of the date hereof:

(a) Organization. Such Stockholder, if such Stockholder is not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization and Enforceability. The execution and delivery of this Agreement by such Stockholder have been duly and validly authorized by such Stockholder, and no other proceedings of such Stockholder are necessary to authorize the execution, delivery and performance by such Stockholder of this Agreement. This Agreement has been duly and validly executed and delivered on behalf of such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding agreement of the Stockholder, enforceable against it, him or her in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(c) No Conflict. The execution, delivery and performance of this Agreement by such Stockholder, will not (a) to the extent applicable, conflict with or result in any breach of any provision of the Stockholder’s organizational documents in effect on the date hereof, (b) conflict with or result in the breach of, in any material respect, the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which it, he or she is a party or by which any of its, his or her properties or assets are bound as in effect on the date hereof, or (c) result in a violation in any material respect of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to it, him or her or by which any of its, his or her properties or assets are bound or affected as in effect on the date hereof.

(d) Ownership. As of the date hereof, such Stockholder does not beneficially own any Voting Securities.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.01 Notices. Unless otherwise expressly set forth herein, all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally; (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail; (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.01):

(a) If to Old Mosaic or the Company, to:

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

Attention: Richard L. Mack

with a copy (which copy alone shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Casey Cogut

                    Eric Swedenburg

(b) If to the MAC Trusts, to:

Christine M Morse and Paul G. Bush

as Co-Trustees of the Acorn Trust,

Anne Ray Charitable Trust, Lilac Trust and

Margaret A. Cargill Foundation

6889 Rowland Road

Eden Prairie MN 55344

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10 154-1895

Attention:    David S. Schaefer, Esq.

with a copy (which shall not constitute notice) to

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles CA 90067

Attention:    Leah M. Bishop, Esq.

                    Stuart P. Tobisman, Esq.

(c) if to any other Stockholder, to the address of such Stockholder specified on such Stockholder’s signature page hereto or the Joinder Agreement (as applicable).

SECTION 5.02 Assignment. Except as expressly provided in Section 2.02, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

SECTION 5.03 Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns.

SECTION 5.04 Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to the matters referred to herein. This Agreement and the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, at any time by action of the Company; provided, however, that any such amendment, waiver, modification or supplement that would directly and adversely affect the rights, or directly increase the obligations, of any Stockholder, shall require the prior written consent of such adversely affected Stockholder. The execution of a Joinder Agreement to this Agreement after the date hereof shall require only the consent of the Company and shall not be deemed an amendment to this Agreement so long as such Person agrees to be treated as a “Stockholder” hereunder.

SECTION 5.05 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 5.06 Consent to Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. To the fullest extent permitted by Law, each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 5.01 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 5.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 5.07 Specific Performance.

(a) The parties hereto agree that the Company would suffer irreparable damage if any covenant or obligation of any Stockholder under this Agreement were not performed in accordance with the terms hereof. Accordingly, each Stockholder agrees that the Company shall be entitled (in addition to any other remedy to which the Company may be entitled at law or in equity) to specific performance and injunctive and other equitable relief to prevent a breach or non-performance by any Stockholder of its obligations under this Agreement, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, no Stockholder shall raise the defense that there is an adequate remedy at law.

(b) The parties hereto agree that each Stockholder would suffer irreparable damage if any covenant or obligation of the Company under this Agreement were not performed in accordance with the terms hereof. Accordingly, the Company agrees that each Stockholder shall be entitled (in addition to any other remedy to which such Stockholder may be entitled at law or in equity) to specific performance and injunctive and other equitable relief to prevent a breach or non-performance by the Company of its obligations under this Agreement, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, the Company shall not raise the defense that there is an adequate remedy at law.

SECTION 5.08 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

SECTION 5.09 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

SECTION 5.10 Termination. This Agreement shall automatically terminate and be of no further force and effect upon the termination of the Merger and Distribution Agreement in accordance with its terms. In addition, if following the Split-off, any Person who has executed this Agreement has not received a number of shares of Company Common Stock necessary for such Person to be deemed a Significant Stockholder, this Agreement shall automatically terminate and be of no further force and effect with respect to such Person.

SECTION 5.11 Legal Expenses. In addition to any other relief to which it may be entitled, the prevailing party in any action or proceeding to enforce this Agreement shall, to the fullest extent permitted by law, be entitled to recover from the non-prevailing party all court costs, counsel fees, and other costs or expenses incurred by the prevailing party in connection with such action, including in enforcing this section and proving the amounts to which the prevailing party is entitled pursuant to this section.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the following parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

THE MOSAIC COMPANY

By:	/s/ James T. Prokopanko
Name: James T. Prokopanko
Title: President and Chief Executive Officer

GNS II (U.S.) CORP.

By:	/s/ James T. Prokopanko
Name: James T. Prokopanko
Title: President and Chief Executive Officer

CHRISTINE M. MORSE, in her capacity as Co-Trustee of the Acorn Trust dated January 30, 1995, as amended; as Co-Trustee of the Lilac Trust dated August 20, 1996, as amended; as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Christine Morse

PAUL G. BUSCH, in his capacity as Co-Trustee of the Acorn Trust dated January 30, 1995, as amended; as Co-Trustee of the Lilac Trust dated August 20, 1996, as amended; as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Paul G. Busch

[EXECUTED BY VARIOUS STOCKHOLDERS]

EXHIBIT A

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Governance Agreement, dated as of January 18, 2011, among The Mosaic Company, a Delaware corporation, GNS II (U.S.) Corp., a Delaware corporation, and the Stockholders from time to time party thereto (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Governance Agreement”). Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to them in the Governance Agreement.

By executing and delivering this Joinder Agreement to the Governance Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Governance Agreement as a Stockholder. In connection therewith, effective as of the date hereof, the undersigned hereby makes the representations and warranties contained in the Governance Agreement as if made on the date hereof (other than the representations and warranties contained in Section 4.02(d)).

As of the date hereof, the Stockholder is the sole record owner and a Beneficial Owner of [—] Voting Securities, consisting of [set forth class and series of the Voting Securities], and as of the date hereof, such Voting Securities are the only securities of the Company and any of its subsidiaries (to the extent applicable) held of record or beneficially owned by such party.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the      day of                     ,             .

[Stockholder]

By:
Name:
Title:
Address:

AGREED AND ACCEPTED as of the day of , .

THE MOSAIC COMPANY

By:
Name:
Title:

ANNEX F

TAX AGREEMENT

by and among

THE MOSAIC COMPANY

GNS II (U.S.) CORP.

and

CARGILL, INCORPORATED

Dated as of January 18, 2011

F-i

TAX AGREEMENT

TAX AGREEMENT (this “Agreement”), dated as of January 18, 2011, is by and among The Mosaic Company (“Mosaic”), GNS II (U.S.) Corp., a direct, wholly-owned subsidiary of Mosaic that will change its name to “The Mosaic Company” as of the Closing Date (“M Holdings”) and Cargill, Incorporated (“Cargill”).

RECITALS

WHEREAS, pursuant to, and subject to the terms and conditions of, the Merger and Distribution Agreement, dated as of the date hereof, by and among M Holdings, Mosaic, GNS Merger Sub LLC, a limited liability company and a direct, wholly-owned subsidiary of M Holdings (“Merger Sub”), and Cargill, as it may be amended from time to time (the “Merger and Distribution Agreement”), on the Closing Date:

a) the certificate of incorporation of M Holdings will be amended (such amendment, the “M Holdings Charter Amendment”) to, among other things, (x) authorize the issuance of (A) four series of shares of new M Holdings Class A Common Stock, with each share of each such series being entitled to one (1) vote with respect to all matters on which the holders of M Holdings Class A Common Stock are entitled to vote, (B) three series of shares of new M Holdings Class B Common Stock, with each share of each such series being entitled to ten (10) votes with respect to the election of directors and one (1) vote with respect to all other matters on which the holders of M Holdings Class B Common Stock are entitled to vote, and (C) shares of M Holdings Common Stock, each share of which will be entitled to one (1) vote with respect to all matters on which the holders of M Holdings Common Stock are entitled to vote; and (y) reclassify all of the shares of capital stock of M Holdings then held by Mosaic into shares of M Holdings Common Stock to be held by Mosaic;

b) after the effective time of the M Holdings Charter Amendment, Merger Sub will merge with and into Mosaic (the “Merger”) (with Mosaic being the surviving corporation in the Merger) pursuant to which (i) Mosaic will become a wholly-owned subsidiary of M Holdings; (ii) a portion of the outstanding shares of Mosaic Common Stock held by Cargill will be converted, on a one-for-one basis, into the right to receive shares of the different series of M Holdings Class A Common Stock and M Holdings Class B Common Stock; and (iii) each of the other outstanding shares of Mosaic Common Stock (including a portion of the shares of Mosaic Common Stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of M Holdings Common Stock; and

c) as promptly as practicable after the Merger Effective Time, Cargill will consummate a split-off transaction (the “Split-off”) pursuant to which Cargill will exchange all of the shares of M Holdings Class B Common Stock, M Holdings Class A Common Stock and M Holdings Common Stock, to be received by it in the Merger (other than the Cargill Retained M Holdings Shares) with stockholders of Cargill for outstanding shares of capital stock of Cargill held by such stockholders of Cargill;

WHEREAS, under the terms of an exchange agreement, dated as of the date hereof, by and among Cargill and the MAC Trusts, as such agreement may be amended from time to time (the “MAC Trusts Exchange Agreement”), the Split-off is to be effected, in part, by means of an exchange by Cargill of shares of M Holdings Class B Common Stock, M Holdings Class A Common Stock and M Holdings Common Stock with the MAC Trusts for all of the outstanding shares of capital stock of Cargill held by the MAC Trusts;

WHEREAS, under the terms of one or more tender and support agreements, dated as of the date hereof, by and among Cargill and certain Exchanging Cargill Stockholders, other than the MAC Trusts, as such agreements may be amended from time to time (the “Tender and Support Agreements”), the Split-off is to be effected, in part, by means of an exchange by Cargill of shares of M Holdings Class B Common Stock with the signatories of the Tender and Support Agreements for some or all of the outstanding shares of capital stock of Cargill held by such Exchanging Cargill Stockholders, other than the MAC Trusts;

WHEREAS, Cargill intends that, in connection with the Split-off, it will consummate the Initial Debt Exchange, pursuant to which it will exchange with Exchanging Cargill Debt Holders, pursuant to one or more Debt Exchange Agreements, all or a portion of the Cargill Retained M Holdings Shares for indebtedness of Cargill then held by such Exchanging Cargill Debt Holders, such Initial Debt Exchange to occur on the Closing Date, as promptly as practicable after the Merger Effective Time;

WHEREAS, it is intended that, on the Closing Date, after the Split-off and the Initial Debt Exchange, M Holdings will effect the First Formation Offering pursuant to which (i) the MAC Trusts will be entitled to offer and sell certain shares of M Holdings Common Stock then held by the MAC Trusts, and (ii) Exchanging Cargill Debt Holders will be entitled to offer and sell certain Cargill Retained M Holdings Shares received by the Exchanging Cargill Debt Holders pursuant to the Initial Debt Exchange;

WHEREAS, Mosaic currently is, and through the period ending immediately prior to the Merger Effective Time Mosaic will be, the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which currently files consolidated United States federal income tax returns (the “Affiliated Group”);

WHEREAS, as a consequence of the Merger, M Holdings will become the common parent of the Affiliated Group; and

WHEREAS, the IRS has issued the Private Letter Ruling concluding, among other things, that (i) the Public Shareholders will not recognize gain or loss on the Merger under Section 351 of the Code, (ii) the Merger, followed by the Split-Off, will be a reorganization under Section 368(a)(1)(D) of the Code, (iii) M Holdings will not recognize gain or loss upon the Merger under Section 1032(a) of the Code, (iv) Distributing will not recognize gain or loss on the Merger under Section 361 of the Code, (v) the Exchanging Cargill Stockholders will not recognize income, gain or loss upon receipt of M Holdings stock in the Split-Off under Section 355(a)(1) of the Code and (vi) Cargill will not recognize income, gain or loss upon the Split-Off and the Debt Exchanges under Section 361(c) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliated Group” shall have the meaning set forth in the Recitals.

“Aggregate MAC Shares Transferred” shall have the meaning set forth in the Registration Agreement.

“Agreement” shall mean this Tax Agreement as the same may be amended from time to time.

“Arrangement” shall mean any agreement, understanding, arrangement or substantial negotiations, as defined in Treasury Regulation §1.355-7(h)(1).

“Basket Reduction Amount” shall mean the number of shares of M Holdings Stock, as determined below, that is necessary to prevent one or more persons from being treated as acquiring M Holdings Stock representing a 50% or greater interest (by vote or by value) in M Holdings as part of the plan (or series of related transactions)

including the Split-off (as such terms are used or defined in Section 355(e) of the Code and the Treasury Regulations thereunder), assuming the entire M Holdings Transferable Share Allotment (calculated without regard to clause (vi) thereof) has been Transferred. In determining whether a Basket Reduction Amount is necessary, any Transfer of M Holdings Stock made by an Exchanging Cargill Shareholder (other than the MAC Trusts) shall not be taken into account. The Basket Reduction Amount shall be zero unless, prior to the second anniversary of the Closing, Cargill issues a written notice to M Holdings setting forth a proposed increase in the Basket Reduction Amount and explaining the reasons therefore, including any supporting calculations (the “Reduction Notice”). Following a Reduction Notice, Cargill and M Holdings shall promptly meet to discuss the issues described in the Reduction Notice. If Cargill and M Holdings agree to increase the Basket Reduction Amount, then from and after the date on which such agreement is reached, the amount so agreed shall be the “Basket Reduction Amount.” If Cargill and M Holdings do not agree to a Basket Reduction Amount, then the Basket Reduction Amount shall be zero unless, within ten (10) business days of such failure to agree, Cargill obtains (and provides a copy to M Holdings) a written opinion by a nationally recognized accounting or law firm to the effect that it is more likely than not that one or more persons would be treated as acquiring stock of M Holdings representing a 50% or greater interest (by vote or by value) in M Holdings as part of the plan (or series of related transactions) including the Split-off (as such terms are used or defined in Section 355(e) of the Code and the Treasury Regulations thereunder), assuming the entire M Holdings Transferable Share Allotment (calculated without regard to clause (vi) thereof) has been Transferred. If Cargill receives such an opinion, then from and after the date such opinion is provided to M Holdings, the “Basket Reduction Amount” shall be the number reflected in the Reduction Notice (or such lower number reflected in the opinion). For the avoidance of doubt, any increase in the Basket Reduction Amount shall apply only to Transfers of M Holdings Stock after the date of the increase and shall not apply to any Transfers of M Holdings Stock prior to the date of the increase.

“Bring Down Tax Opinion” shall have the meaning set forth in the Merger and Distribution Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Cargill” shall have the meaning set forth in the Preamble.

“Cargill Retained M Holdings Shares” shall have the meaning set forth in the Merger and Distribution Agreement.

“Checklist” shall mean the Revenue Procedure 96-30 Checklist attached as Appendix 2 to the IRS Ruling Submission.

“Class B Conversion Approval” shall have the meaning set forth in the M Holdings Charter.

“Closing” shall have the meaning set forth in the Merger and Distribution Agreement.

“Closing Date” shall have the meaning set forth in the Merger and Distribution Agreement.

“Code” shall have the meaning set forth in the Recitals.

“Debt Exchange Agreements” shall have the meaning set forth in the Merger and Distribution Agreement.

“Debt Exchanges” shall have the meaning set forth in the Merger and Distribution Agreement.

“Equity Securities” shall have the meaning set forth in the Registration Agreement; provided that, prior to the Closing, such term shall apply only with respect to Equity Securities of Mosaic.

“Exchanging Cargill Debt Holders” shall have the meaning set forth in the Registration Agreement.

“Exchanging Cargill Stockholders” shall have the meaning set forth in the Merger and Distribution Agreement.

“Fertilizer Business” shall mean the fertilizer business conducted by Mosaic and relied upon in the IRS Ruling Submission to satisfy the five-year active trade or business requirement of Section 355(b)(1)(A) of the Code.

“Final Determination” shall mean the final resolution of any Tax Loss or potential Tax Loss by or as a result of: (i) a final and un-appealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the amount of the Tax Loss; or (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax.

“First Formation Offering” shall have the meaning set forth in the Registration Agreement.

“First Lock-up Release Date” means the first day after the thirty (30) month anniversary of the Closing Date.

“Formation Offerings” shall have the meaning set forth in the Merger and Distribution Agreement.

“Initial Debt Exchange” shall have the meaning set forth in the Merger and Distribution Agreement.

“IMC” shall have the meaning set forth in Section 2.01(g).

“IRS” shall mean the United States Internal Revenue Service.

“IRS Ruling Submission” shall mean the request for rulings submitted by Cargill to the IRS, dated December 21, 2009, including the exhibits and supplements thereto and all other submissions, documents, materials or other information submitted to the IRS in connection with such request for rulings or any supplemental rulings related to the Transactions.

“Knowledge of Mosaic” means the actual knowledge of any of Messrs. James T. Prokopanko, Lawrence W. Stranghoener, Richard L. Mack or Todd Madden or any successor to the position occupied by such persons or any similar position in the event that the position currently occupied by such person is eliminated or replaced by another position. It is agreed and acknowledged that each of the foregoing persons shall also be deemed to have actual knowledge of all information contained in Schedules 13G and Schedule 13D, and amendments thereto, filed with the SEC in respect of the shares of Mosaic or M Holdings Common Stock.

“Law” shall have the meaning set forth in the Merger and Distribution Agreement.

“Low-Vote Shares” shall mean M Holdings Common Stock and M Holdings Class A Common Stock, collectively.

“M Holdings” shall have the meaning set forth in the Preamble.

“M Holdings Allotment Consent” shall have the meaning set forth in Section 2.03(b).

“M Holdings Business” shall mean the activites conducted directly and indirectly by M Holdings and its Subsidiaries prior to the Merger.

“M Holdings Charter” shall mean the M Holdings’ amended and restated certificate of incorporation attached as Exhibit B to the Merger and Distribution Agreement.

“M Holdings Charter Amendment” shall have the meaning set forth in the Recitals.

“M Holdings Common Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Class A Common Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Series A-4 Common Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Class B Common Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Hook Stock” shall mean the shares of M Holdings Common Stock owned by Mosaic immediately following the Merger.

“M Holdings Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Transferrable Share Allotment” shall mean, as calculated from time to time, a number of shares of M Holdings Stock equal to (A) 45% of the excess of the Mosaic Outstanding Share Number over the aggregate number of shares of M Holdings Stock redeemed, repurchased or otherwise acquired by M Holdings on or after the Closing Date (including Permitted Redemptions) less (B) the sum of (i) the Cargill Retained M Holdings Shares, (ii) the Mosaic Employee Award Amount, (iii) the Mosaic Redemption Amount, (iv) the Mosaic Issued Amount, (v) 49.5 million, and (vi) the Basket Reduction Amount; for the avoidance of doubt, the M Holdings Transferrable Share Allotment will be calculated as if the M Holdings Hook Stock is not outstanding.

“MAC Trusts” shall mean the Margaret A. Cargill Foundation, the Anne Ray Charitable Trust, the Acorn Trust and the Lilac Trust.

“MAC Trusts Exchange Agreement” shall have the meaning set forth in the Recitals.

“MAC Trusts Transferrable Share Allotment” shall mean the shares of M Holdings Common Stock and M Holdings Series A-4 Common Stock to be received by the MAC Trusts pursuant to the Split-Off, including any shares of M Holdings Common Stock issued upon the conversion of shares of M Holdings Series A-4 Common Stock. For the avoidance of doubt, the MAC Trusts Transferrable Share Allotment shall equal a total of 49,500,000 shares of M Holdings Stock.

“Master Services Agreement” shall mean the Master Services Agreement between Cargill and Mosaic and pursuant to which all payments are determined on a fair market value basis.

“Merger” shall have the meaning set forth in the Recitals.

“Merger and Distribution Agreement” shall have the meaning set forth in the Recitals.

“Merger Effective Time” shall have the meaning set forth in the Merger and Distribution Agreement.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Mosaic” shall have the meaning set forth in the Preamble.

“Mosaic Common Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“Mosaic Employee Award Amount” shall mean that number of shares equal to the maximum number of shares of Mosaic Common Stock (or, as a result of the assumption by M Holdings of Mosaic Plans pursuant to Section 3.5 of the Merger and Distribution Agreement, of M Holdings Stock) that could potentially be issued pursuant to options, restricted stock units, and other equity awards granted or agreed to be granted by Mosaic within the period beginning two years prior to the date hereof and ending on the Closing Date, including, for the avoidance of doubt awards described in Section 7.1(a)(iii)(y) of the Merger and Distribution Agreement.

“Mosaic Issued Amount” shall mean the number of shares of Mosaic Common Stock that were the subject of any Primary Equity Issuance within the period beginning two years prior to the date hereof and ending on the Closing Date, including, for the avoidance of doubt Mosaic Common Stock described in Section 7.1(a)(iii)(x) of the Merger and Distribution Agreement.

“Mosaic Outstanding Share Number” shall have the meaning set forth in Merger and Distribution Agreement.

“Mosaic Parties” shall mean Mosaic, M Holdings and Merger Sub.

“Mosaic Plans” shall have the meaning set forth in the Merger and Distribution Agreement.

“Mosaic Redemption Amount” shall mean the number of shares of Mosaic Common Stock redeemed, repurchased or otherwise acquired by Mosaic within the period beginning two years prior to the date hereof and ending on the Closing Date.

“Mosaic Shareholder Approval” shall have the meaning set forth in Merger and Distribution Agreement.

“Mosaic Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“Mosaic Tax Certificate” shall mean the certificate of officers of each of the Mosaic Parties dated the Closing Date containing the Mosaic Outstanding Share Number, the Reclassified Share Number, and the representations contained in Section 2.01(a)-(gg), and confirming such representations have been true at all times since the date of this Agreement, provided to Fried, Frank, Harris, Shriver & Jacobson LLP in connection with the Bring-Down Tax Opinion.

“Permitted Conversion” shall mean (i) the conversion of M Holdings Series A-4 Common Stock into M Holdings Common Stock, (ii) the conversion of M Holdings Class B Common Stock into Low-Vote Shares pursuant to a Class B Conversion Approval, and (iii) the conversion of M Holdings Class A Common Stock into M Holdings Common Stock with respect to which M Holdings granted an M Holdings Allotment Consent in accordance with and solely to the extent permitted by Section 2.03(b).

“Permitted Employee Redemption” shall have the meaning set forth in Section 2.02(b)(ii).

“Permitted Equity Issuance” shall mean any Primary Equity Issuance other than (i) the Transfer of shares of M Holdings Stock by the MAC Trusts or the Exchanging Cargill Debt Holders in an Underwritten Offering or in a Section 2.2 Sale, (ii) the issuance of shares of M Holdings Stock to Cargill and the Public Shareholders pursuant to the Merger, and (iii) any Permitted Conversions.

“Permitted MAC Trust Redemption” shall have the meaning set forth in Section 2.02(b)(i).

“Permitted Redemption” shall have the meaning set forth in Section 2.02(b).

“Permitted Trust Distributions” shall mean the distribution of shares of M Holdings Stock by (i) the Acorn Trust to the Margaret A. Cargill Foundation in accordance with the terms of the governing trust agreement of the Acorn Trust and (ii) by the Lilac Trust to the Anne Ray Charitable Trust in accordance with the terms of the governing trust agreement of the Lilac Trust.

“Person” shall have the meaning set forth in the Merger and Distribution Agreement.

“Primary Equity Issuance” shall have the meaning set forth in the Registration Agreement.

“Private Letter Ruling” shall mean the private letter ruling issued by the IRS, dated November 15, 2010 and any supplemental rulings issued by the IRS pursuant to the IRS Ruling Submission.

“Prohibited Acts” shall have the meaning set forth in Section 2.05.

“Public Offering” shall mean any acquisition of shares of M Holdings Stock for cash if (i) the terms of the acquisition are established by Mosaic, M Holdings or the transferor with the involvement of one or more investment bankers and (ii) the potential acquirers have no opportunity to negotiate the terms of the acquisition. For example, a “Public Offering” includes an underwritten offering of M Holdings Common Stock for cash.

“Public Shareholders” shall mean the public shareholders (including directors, officers and employees of M Holdings, Mosaic and their Subsidiaries) of Mosaic and, immediately following the Merger, of M Holdings. For the avoidance of doubt, Public Shareholders shall not include Cargill and/or any of its Subsidiaries.

“Quiet Period” shall mean the twelve (12) month period beginning upon the closing of the last Underwritten Offering (including the closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection with such Underwritten Offering); provided, however, that if a Section 2.9(a) Offering occurs after the last Underwritten Offering, the “Quiet Period” shall be extended until twelve (12) months after the closing of the last Section 2.9(a) Offering (including the closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection with such Section 2.9(a) Offering).

“Reclassified Share Number” shall have the meaning set forth in the Merger and Distribution Agreement.

“Reduction Notice” shall have the meaning set forth in the definition of Basket Reduction Amount.

“Registration Agreement” shall have the meaning set forth in the Merger and Distribution Agreement.

“Released Share Offering” shall have the meaning set forth in the Registration Agreement.

“SAG” shall mean a separate affiliated group as defined in Section 355(b)(3)(B) of the Code.

“Section 2.2 Sale” shall mean any sale by a MAC Trust of shares of M Holdings Stock pursuant to Section 2.2 of the Registration Agreement.

“Section 2.9(a) Offering” shall mean a Primary Equity Issuance pursuant to the proviso in Section 2.9(a) of the Registration Agreement.

“Share Number Date” shall have the meaning set forth in the Merger and Distribution Agreement.

“Split-off” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any other Person of which more than 50% of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person and/or one or more of its Subsidiaries; provided, however, that, for the purposes of this Agreement, unless the context otherwise requires, none of Mosaic or M Holdings nor any of their respective Subsidiaries shall be considered to be “Subsidiaries” of Cargill or any of its Subsidiaries (other than Mosaic and M Holdings and their respective Subsidiaries).

“Supplemental Ruling Request” shall mean any request for one or more rulings submitted by Cargill to the IRS, after the date of the Private Letter Ruling, including the exhibits thereto and all other submissions, documents, materials or other information submitted to the IRS in connection with such request for ruling(s), concerning matters reasonably related to the Transactions.

“Tax” shall have the meaning set forth in the Merger and Distribution Agreement.

“Tax Controversy” shall have the meaning set forth in Section 2.10.

“Tax Losses” shall mean any and all Taxes based on income or gain that are imposed on Cargill and/or its Subsidiaries (including reasonable out-of-pocket attorneys’ and other professional fees and expenses in connection with defending against the imposition of any Taxes (collectively, the “Out of Pocket Expenses”)) net of any corresponding U.S. federal income Tax benefits actually received by Cargill and/or its Subsidiaries arising solely from the deduction of (i) any state or local income taxes paid with respect to such income or gain and/or (ii) any Out of Pocket Expenses.

“Tax Return” shall mean any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tender and Support Agreements” shall have the meaning set forth in the Recitals.

“Transactions” shall have the meaning set forth in the Merger and Distribution Agreement.

“Transaction Documents” shall have the meaning set forth in the Merger and Distribution Agreement.

“Transfer” or “Transferred” shall have the meaning set forth in the Merger and Distribution Agreement.

“Treasury Regulations” shall mean the income tax regulations, including temporary and proposed regulations, promulgated under the Code by the United States Treasury, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Underwritten Offering” shall mean either a Formation Offering (as defined in the Registration Agreement) or an S&P 500 Index Inclusion Offering (as defined in the Registration Agreement).

ARTICLE II

TAX PROVISIONS

SECTION 2.01 Tax Representations of the Mosaic Parties. The Mosaic Parties jointly and severally represent and warrant to Cargill that the following representations are true, correct and complete as of the date of this Agreement (or as of such specific date or dates in the case of any representation or warranty expressly made as of a specific date or dates):

(a) To the Knowledge of Mosaic, all facts, statements and representations contained in the IRS Ruling Submission and the Checklist, except those facts, statements and representations contained in Sections I.D.1, II.10 (other than clauses (v) through (viii)), II.11, II.32, II.33 and IV.D.4 (other than clauses (v) through (viii)) of the IRS Ruling Submission and in Section 4.04(1) of the Checklist, are true, correct and complete insofar as they regard Mosaic, M Holdings and/or any of their respective Subsidiaries and were and are true, correct and complete insofar as they regard Mosaic, M Holdings and/or any of their respective Subsidiaries at all times from December 21, 2009 through the date of this Agreement (or as of such specific date or dates in the case of any representation or warranty expressly made as of a specific date or dates); provided that references to “Controlled” in the IRS Ruling Submission and the Checklist shall be understood to refer to GNS II (U.S.) Corp. and not to a newly organized corporation, and any facts, statements, and representations relating to “Controlled” as a newly organized corporation shall be ignored.

(b) There are no facts to the Knowledge of Mosaic that would cause the Merger (i) not to be a single, isolated transaction or (ii) to be part of a plan to periodically increase the proportional interest of any shareholder in the assets or earnings and profits of Mosaic, or, after the Merger, M Holdings.

(c) Mosaic is not (and after the Merger M Holdings will not be) under the jurisdiction of a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(d) M Holdings has no (i) legally binding obligation to any Person to consider or present to the M Holdings shareholders a proposal to convert the M Holdings Class B Common Stock to Low-Vote Shares following the consummation of the Split-off, or (ii) agreement with any Mosaic shareholder (or person who will become an M Holdings shareholder pursuant to the Split-off) as to how such shareholder would vote if a proposal to convert the M Holdings Class B Common Stock to Low-Vote Shares following the consummation of the Split-off was presented to the M Holdings shareholders (other than, for the avoidance of doubt, any proxy given by any such shareholder in connection with the vote on such proposal once presented).

(e) If a proposal to convert the M Holdings Class B Common Stock to Low-Vote Shares is approved by the M Holdings board of directors and presented to the M Holdings shareholders, a vote by a majority of all three classes of M Holdings shares voting together as a single class (with each share having one vote) represented in person or by proxy at the shareholder meeting will be required for the proposal to be approved.

(f) To the Knowledge of Mosaic, prior to the Split-off no Cargill stockholder has acquired Mosaic stock pursuant to a plan (or series of related transactions) described in Section 355(e)(2)(A)(ii) that includes the Split-off.

(g) The five years of financial information submitted to the IRS in connection with the IRS Ruling Submission on behalf of the Fertilizer Business (as conducted by the Mosaic SAG) is representative of the present operations of the Fertilizer Business, and, with regard to such business, there have been no substantial operational changes since the date of the last financial statements submitted, provided that (i) Mosaic was formed to serve as the parent company of the business that was formed through the October 22, 2004 business combination of IMC Global Inc. (“IMC”) and the fertilizer businesses of Cargill and, in accordance with generally accepted accounting principles, the five years of financial information includes the combined operations of IMC and the businesses acquired from Cargill beginning October 23, 2004 but for periods prior to October 23, 2004 includes only the businesses acquired from Cargill, and (ii) on November 30, 2009, Mosaic announced that it was realigning its business segments to more clearly reflect its evolving business model by combining its offshore business segment with its phosphates business segment.

(h) The financial information submitted to the IRS in connection with the IRS Ruling Submission relating to the M Holdings Business is representative of the present operations of M Holdings, and there have been no substantial operational changes since the date of the financial information submitted, provided that (i) a Subsidiary of GNS II (U.S.) Corp. acquired a 35% economic interest in a joint venture that owns a phosphate rock mine in the Bayovar region of Peru, and entered into a commercial offtake supply agreement with the joint venture, and (ii) prior to the Closing, M Holdings may distribute to Mosaic certain assets, including cash or an intercompany receivable, and the stock of two subsidiaries noted in such IRS Ruling Submission.

(i) Neither Mosaic nor M Holdings has any plan or intention to discontinue (i) the active conduct of the Fertilizer Business or (ii) the M Holdings Business.

(j) The Split-off is expected to result in the following corporate business benefits for M Holdings and Mosaic: (i) to allow M Holdings additional strategic flexibility to pursue its business interests independent of Cargill; (ii) to enhance M Holdings’ ability to use M Holdings Common Stock as acquisition currency, as a means of raising capital and for employee compensation; (iii) to facilitate the inclusion of M Holdings in the S&P 500 index; and (iv) to remove regulatory limitations that affect M Holdings’ ability to expand its business. The Split-off is motivated, from Mosaic’s perspective, in whole or substantial part, by one or more of these corporate business purposes.

(k) Except for obligations for payments under certain agreements that will be effective for periods after the Closing or incurred in the ordinary course, no intercorporate debt will exist between Cargill and M Holdings at the time of, or subsequent to, the Split-off.

(l) Except for certain payments that may be made in connection with this Agreement and the Master Services Agreement, payments made in connection with all continuing transactions, if any, between members of the Cargill group and members of the M Holdings group will be for approximately fair market value based on terms and conditions arrived at by the parties bargaining at arm’s length.

(m) Neither Mosaic nor M Holdings will be an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code or Section 351(e) of the Code and Treasury Regulation §1.351-1(c)(1)(ii).

(n) Cash payments made by Cargill in lieu of fractional shares of M Holdings stock are for the purpose of avoiding the expense and inconvenience to M Holdings of issuing fractional shares and do not represent separately bargained for consideration.

(o) Other than acquisitions or Transfers contemplated by and effected in accordance with the terms of the Transaction Documents, Mosaic and M Holdings have not entered into any Arrangement to acquire or issue any shares of Mosaic stock or M Holdings Stock.

(p) Immediately after the transaction (as defined in Section 355(g)(4) of the Code) M Holdings will not be a disqualified investment corporation (within the meaning of Section 355(g)(2) of the Code).

(q) Immediately prior to the Split-off, the only outstanding stock of M Holdings not held by Cargill will be shares of M Holdings Common Stock held by the Public Shareholders and the M Holdings Hook Stock.

(r) There is no plan or intention to liquidate M Holdings, to merge M Holdings with any other corporation, or to sell or otherwise dispose of the assets of M Holdings after the Closing, with the exception of (i) dispositions in the ordinary course of business, and (ii) M Holdings’ transfer of some or all of its assets and liabilities to Mosaic.

(s) (i) No stock or securities of M Holdings will be issued for services rendered to or for the benefit of M Holdings in connection with the proposed transaction, and (ii) no stock or securities of M Holdings will be issued for indebtedness of M Holdings that is not evidenced by a security or for interest on indebtedness of M Holdings which accrued on or after the beginning of the holding period for the debt.

(t) The Public Shareholders will not retain any rights in the Mosaic Stock transferred to M Holdings in the Merger.

(u) There is no debt or other liabilities relating to the Mosaic Common Stock being transferred to M Holdings by the Public Shareholders that is being assumed or to which such Mosaic Common Stock is subject.

(v) There will be no indebtedness of M Holdings created in favor of the Public Shareholders as a result of the Merger.

(w) There is no plan or intention on the part of M Holdings to redeem or otherwise reacquire any stock to be issued in the Transactions. The MAC Trusts may request that M Holdings purchase from the MAC Trusts a number of shares of M Holdings Stock equal to the excess of 49.5 million over the aggregate shares of M Holdings previously transferred by the MAC Trusts.

(x) To the Knowledge of Mosaic, the Public Shareholders have not entered into a binding commitment to sell shares of M Holdings stock that would result in the Public Shareholders and Cargill ceasing to be in “control” of M Holdings within the meaning of Section 368(c) of the Code “immediately after the Merger” (within the meaning of Section 351(a) of the Code), disregarding for this purpose the Split-off and Debt Exchanges. Neither Mosaic nor M Holdings will issue additional shares of M Holdings stock, or permit the exercise of M Holdings stock rights, warrants or subscriptions, that would result in the Public Shareholders and Cargill ceasing to be in “control” of M Holdings within the meaning of Section 368(c) of the Code “immediately after the Merger” (within the meaning of Section 351(a) of the Code), disregarding for this purpose the Split-off and Debt Exchanges.

(y) Each Public Shareholder will receive stock, securities or other property approximately equal to the fair market value of the property transferred to M Holdings.

(z) M Holdings has no plan or intention to terminate its existence or Mosaic’s existence, and will use the property transferred to it (the Mosaic Common Stock) in the Merger, directly or indirectly, in a trade or business.

(aa) There is no plan or intention by M Holdings to dispose of the Mosaic Stock it will receive in the Merger other than in the normal course of business operations.

(bb) Aside from the reimbursement of up to $15 million of Mosaic’s out-of-pocket expenses by Cargill, each of M Holdings and Mosaic will pay its own expenses, if any, incurred in connection with the Transactions.

(cc) In the two year period preceding the Split-off, there have been no Primary Equity Issuances other than grants and/or issuances to employees and directors of equity compensation for services rendered or anticipated to be rendered in the ordinary course pursuant to an employee or director stock plan or other employee or director benefit plan arrangement or employment contract.

(dd) Other than Cargill and its Subsidiaries, Mosaic does not have (i) any shareholder(s) that, to the Knowledge of Mosaic, beneficially own(s), directly or indirectly, 5% or more of the outstanding shares of Mosaic Common Stock and actively participate(s) in the management or operation of Mosaic (including by being a director thereof) or (ii) to the Knowledge of Mosaic, any shareholder(s) or coordinating group(s) (as defined in Treasury Regulation §1.355-7(h)(4)) that beneficially own(s), directly or indirectly 10% or more of the outstanding shares of Mosaic Common Stock.

(ee) The transfer of Mosaic stock to M Holdings by the Public Shareholders pursuant to the Merger is not the result of the solicitation by a promoter, broker, or investment house; provided that, a proxy solicitor may be engaged in connection with the vote of the Public Shareholders with respect to the Transaction.

(ff) Other than (A) options or restricted stock units granted or agreed to be granted by Mosaic (i) after January 18, 2009 and included in the Mosaic Employee Award Amount and (ii) before January 18, 2009, and (B) cash-settled stock appreciation rights granted or agreed to be granted by Mosaic to employees or directors, Mosaic does not have outstanding and is not under any obligation, contingent or otherwise, with respect to, any preemptive or other rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interests in Mosaic.

(gg) M Holdings is not a personal service corporation within the meaning of Section 269A of the Code.

SECTION 2.02 Buybacks of Equity Securities.

(a) Subject to Section 2.02(b), from the date hereof through the second anniversary of the Closing Date, neither M Holdings nor Mosaic shall, and each shall not permit any of its Subsidiaries to, purchase or otherwise acquire any Equity Securities. From the second anniversary of the Closing Date through the First Lock-up Release Date, M Holdings shall not, and shall not permit any of its Subsidiaries to, purchase or otherwise acquire any Equity Securities other than acquisitions of shares of M Holdings Stock pursuant to Section 2.8(b)(iii) of the Registration Agreement.

(b) Notwithstanding Section 2.02(a), (i) prior to the First Lock-Up Release Date, M Holdings may purchase or otherwise acquire from the MAC Trusts – solely out of the MAC Trusts Transferrable Share Allotment – shares of M Holdings Common Stock issued upon the conversion of shares of M Holdings Series A-4 Common Stock not to exceed the excess, if any, of (x) 49,500,000 over (y) the Aggregate MAC Shares Transferred (“Permitted MAC Trust Redemptions”), and (ii) subject to Section 2.04, solely out of the M Holdings Transferrable Share Allotment, M Holdings may purchase or otherwise acquire shares of M Holdings Common Stock in the ordinary course in connection with the exercise or vesting of equity-based awards granted under any employee or director benefit plan or other employee or director benefit plan arrangement of M Holdings (including in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with such exercises or vesting) (“Permitted Employee Redemptions,” and together with Permitted MAC Trust Redemptions, “Permitted Redemptions”). M Holdings shall provide reasonable notice to Cargill prior to any Permitted MAC Trust Redemption and shall provide notice to Cargill on a quarterly basis of all Permitted Employee Redemptions that occurred during such quarter.

SECTION 2.03 Consent to Transfers by MAC Trusts.

(a) From the date hereof through the second anniversary of the Closing Date, neither M Holdings nor Mosaic shall consent to a Transfer of Equity Securities by the MAC Trusts other than pursuant to Section 2.03(b).

(b) During the period from the Closing Date through the second anniversary of the Closing Date, M Holdings may consent in writing (a “M Holdings Allotment Consent”) to a Transfer of M Holdings Stock by the MAC Trusts solely out of the M Holdings Transferrable Share Allotment and only to the extent the sum of (i) the number of shares of M Holdings Stock for which consent is being sought to Transfer pursuant to this Section 2.03(b), (ii) the number of shares of M Holdings Stock for which a M Holdings Allotment Consent was previously granted pursuant to this Section 2.03(b), and (iii) the number of shares of M Holdings Stock previously Transferred pursuant to Section 2.04, does not exceed the M Holdings Transferrable Share Allotment. As an illustration, a M Holdings Allotment Consent may be granted (subject to the terms and conditions of the M Holdings Charter and the Transaction Documents) to permit the MAC Trusts to sell in excess of 49.5 million shares in an Underwritten Offering or in a privately negotiated transaction, subject to the limitations set forth in the first sentence of this Section 2.03(b). M Holdings shall provide reasonable notice to Cargill prior to granting any M Holdings Allotment Consent to the Transfer of shares of M Holdings Stock by any of the MAC Trusts indicating that the proposed consent is a M Holdings Allotment Consent and describing the number of shares of M Holdings Stock subject to such proposed consent and the terms of the Transfer for which such consent is being granted; following the completion of such Transfer M Holdings shall provide notice to Cargill indicating the Transfer has been completed.

(c) Nothing in this Section 2.03 shall be interpreted to permit M Holdings or any of its Subsidiaries to purchase or otherwise acquire any Equity Securities not explicitly permitted under Section 2.02.

SECTION 2.04 Permitted Equity Issuances and Permitted Employee Redemptions.

(a) From the date hereof through the second anniversary of the Closing Date, solely out of the M Holdings Transferrable Share Allotment, M Holdings shall be permitted to make a Permitted Equity Issuance or Permitted Employee Redemption only to the extent the sum of (i) the number of shares of M Holdings Stock proposed to be Transferred pursuant to this Section 2.04 in the proposed Permitted Equity Issuance or Permitted Employee Redemption, (ii) the number of shares of M Holdings Stock previously Transferred pursuant to this Section 2.04 in a Permitted Equity Issuance or Permitted Employee Redemption, and (iii) the number of shares of M Holdings Stock for which a M Holdings Allotment Consent shall have been granted pursuant to Section 2.03(b), does not exceed the M Holdings Transferrable Share Allotment, calculated as if any such proposed Permitted Equity Issuance or Permitted Employee Redemption had occurred. For the avoidance of doubt and to avoid duplication, shares of M Holdings Stock issued within the two year period following the Closing Date pursuant to options, restricted stock units and other equity awards described in the definition of “Mosaic Employee Award Amount” shall not be subject to the limitations of this Section 2.04, to the extent that such shares are taken into account in determining the M Holdings Transferrable Share Allotment.

(b) Following the completion of a Permitted Equity Issuance (other than to one or more employees) M Holdings shall promptly notify Cargill of the number of shares of M Holdings Stock issued in such Permitted Equity Issuance. M Holdings shall provide notice to Cargill on a quarterly basis of all Permitted Equity Issuances made to employees during such quarter.

SECTION 2.05 Prohibited Acts.

(a) From the Closing Date through the second anniversary thereof (other than in the case of clause (ix), which shall apply through the end of the Quiet Period), M Holdings shall not, and shall not permit any of its Subsidiaries to, and shall not authorize or permit any other Person acting on behalf of M Holdings or any of its Subsidiaries to, directly or indirectly (each of the following actions, a “Prohibited Act”):

(i) enter into, or be a party to, any Arrangement, pursuant to which any Person would, directly or indirectly, acquire or have the right to acquire any Equity Securities (or increase or have the right to increase such Person’s ownership interest in Mosaic or M Holdings by vote or by value), however effected; provided, however, that the following shall not be a Prohibited Act:

(1) Transfers of shares of M Holdings Stock by the MAC Trusts solely out of the MAC Trusts Transferrable Share Allotment (and the related conversion of shares of M Holdings Series A-4 Common Stock into shares of M Holdings Common Stock),

(2) Transfers of Cargill Retained M Holdings Shares by Cargill or an Exchanging Cargill Debt Holder,

(3) Permitted MAC Trust Redemptions in accordance with, and solely to the extent permitted by, Section 2.02(b)(i) (and the related conversion of shares of M Holdings Series A-4 Common Stock into shares of M Holdings Common Stock),

(4) the granting of a M Holdings Allotment Consent in accordance with, and solely to the extent permitted by, Section 2.03(b) (and the related conversion of shares of M Holdings Class A Common Stock into shares of M Holdings Common Stock),

(5) Permitted Employee Redemptions in accordance with, and solely to the extent permitted by, Section 2.04,

(6) Permitted Equity Issuances in accordance with, and solely to the extent permitted by, Section 2.04,

(7) Transfers of M Holdings Shares permitted by the definition of Permitted Transfer in the M Holdings Charter other than pursuant to clause (A) of such definition, and

(8) A conversion of M Holdings Class B Common Stock to Low-Vote Shares pursuant to a Class B Conversion Approval, whenever effected.

(ii) (A) approve or recommend any third party tender offer or exchange offer for M Holdings Stock or (B) cause or permit any merger, reorganization, combination, or consolidation of Mosaic or M Holdings with or into any Person, or any liquidation or partial liquidation of Mosaic or M Holdings;

(iii) take any action that would cause any share of M Holdings Hook Stock not to be considered outstanding for U.S. federal income tax purposes;

(iv) subdivide (by any stock split, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of M Holdings Common Stock, M Holdings Class A Common Stock (or any series thereof) or M Holdings Class B Common Stock (or any series thereof) (other than Permitted Conversions);

(v) cause or permit Mosaic or M Holdings to be treated as other than a corporation for U.S. federal income tax purposes;

(vi) cause the M Holdings SAG to fail to be engaged in the conduct of the Fertilizer Business;

(vii) reclassify, exchange or convert any shares of M Holdings Stock into another class or series of M Holdings Stock (other than the issuance of M Holdings Stock to Cargill and the Public Shareholders pursuant to the Merger and Permitted Conversions);

(viii) amend, alter or change the voting rights of any shares of M Holdings Stock other than a conversion of M Holdings Class B Common Stock into Low-Vote Shares pursuant to a Class B Conversion Approval;

(ix) during any Quiet Period, initiate, effect, or participate in, any Public Offering of shares of M Holdings Stock other than a Section 2.9(a) Offering; provided that if a Section 2.9(a) Offering occurs, M Holdings shall not initiate, effect or participate in, the first Released Share Offering until twelve (12) months have elapsed from the later of the closing of the last Underwritten Offering or a Section 2.9(a) Offering (including the closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection with any such offering);

(x) other than with respect to the shares of M Holdings Stock (i) distributed by Cargill to its shareholders or debt holders, (ii) purchased in a Underwritten Offering or (iii) purchased in any Section 2.2 Sale, or any actions taken in connection therewith, knowingly facilitate the acquisition of M Holdings Stock by any Person or coordinating group (as defined in Treasury Regulation §1.355-7(h)(4)) (other than Cargill and its Subsidiaries) including by furnishing any material, non-public information concerning any Mosaic Party to any such Person or coordinating group, if, to the Knowledge of Mosaic, such acquisition would result in any Person or coordinating group beneficially owning, directly or indirectly, 10% or more of the outstanding shares of M Holdings Common Stock;

(xi) other than with respect to the shares of M Holdings Stock (i) distributed by Cargill to its shareholders or debt holders, (ii) purchased in an Underwritten Offering or (iii) purchased in any Section 2.2 Sale, or any actions taken in connection therewith, knowingly facilitate the participation in management or operation of M Holdings (including by becoming a director of M Holdings) by a Person or coordinating group (as defined in Treasury Regulation §1.355-7(h)(4)) (other than Cargill and its Subsidiaries) who, to the Knowledge of Mosaic, beneficially owns, directly or indirectly 5% or more of the outstanding shares of M Holdings Common Stock; or

(xii) Elect to treat GNS Merger Sub LLC as a corporation for U.S. federal income tax purposes.

Notwithstanding the foregoing, acquisitions of M Holdings Stock that would otherwise constitute Prohibited Acts pursuant to clauses (x) and (xi) above shall not constitute Prohibited Acts to the extent the sum of (A) the number of shares of M Holdings Stock acquired in such acquisition, and (B), without duplication, the number of shares described in clauses (ii) and (iii) of Section 2.04, does not exceed the M Holdings Transferrable Share Allotment. Any shares described in clause (A) of the preceding sentence shall thereafter be included in clause (ii) of Section 2.04.

(b) Notwithstanding anything in Section 2.05(a) to the contrary, M Holdings may take any of the foregoing Prohibited Acts after receipt by M Holdings at its sole expense of an opinion satisfactory to Cargill to the effect that such action will not result in any of the events listed in Section 2.07(a)(i) through 2.07(a)(v).

SECTION 2.06 Additional Covenants of the Mosaic Parties.

(a) None of the Mosaic Parties shall knowingly take any action that could cause any of the Mosaic Parties not to be able to deliver the Mosaic Tax Certificate.

(b) On the Share Number Date, Mosaic shall furnish Cargill with an estimate of the Mosaic Outstanding Share Number, the Mosaic Employee Award Amount, the Mosaic Redemption Amount and the Mosaic Issued Amount and all of the facts, information, and calculations used in calculating such numbers.

(c) The Mosaic Outstanding Share Number delivered to Cargill immediately prior to the Closing (pursuant to Section 2.2(a)(i) of the Merger and Distribution Agreement) shall accurately reflect (i) the aggregate number of shares of Mosaic Common Stock issued and outstanding immediately prior to Closing and (ii) that there are no shares of Mosaic stock outstanding other than the Mosaic Common Stock described in clause (i).

(d) Within 10 Business Days after the Closing Date, M Holdings shall furnish to Cargill a true, accurate and complete final schedule of the M Holdings Transferable Share Allotment as of the Closing Date (based on the Mosaic Outstanding Share Number delivered by Mosaic to Cargill immediately prior to the Closing (pursuant to Section 2.2 of the Merger and Distribution Agreement) and the Cargill Retained M Holdings Shares calculated by Cargill and provided to M Holdings pursuant to Section 2.2(b) of the Merger and Distribution Agreement), the Mosaic Employee Award Amount, the Mosaic Redemption Amount, and the Mosaic Issued Amount and all of the facts, information, and calculations used in calculating such numbers.

SECTION 2.07 Tax Indemnity.

(a) Mosaic and M Holdings shall, jointly and severally, indemnify and hold harmless Cargill and/or any of its Subsidiaries from and against any Tax Losses suffered by Cargill and/or any of its Subsidiaries attributable to, arising out of, or resulting from any of the following events listed in clauses (i) through (v) below if and to the extent any such event is or was attributable to, arises out of or results from (x) any Prohibited Act (including Prohibited Acts for which M Holdings has obtained an opinion under Section 2.05(b)) or (y) any breach or inaccuracy of any representation, warranty or covenant made by any Mosaic Party pursuant to this Agreement or the Mosaic Tax Certificate.

(i) the Split-off failing to qualify under Section 355(a)(1) of the Code,

(ii) the Debt Exchanges failing to qualify under Section 361(c) of the Code by reason of the Split-off failing to qualify under Section 355(a)(1) of the Code,

(iii) the Merger failing to constitute a tax-free exchange to Cargill,

(iv) the Merger together with the Split-off failing to constitute a reorganization within the meaning of Section 368(a)(1)(D) of the Code, or

(v) any failure of any shares of M Holdings Stock (including stock transferred pursuant to Section 361(c)(3) of the Code) to qualify as “qualified property” within the meaning of Section 361(c)(2) of the Code by reason of Section 355(e) of the Code.

(b) Cargill may seek indemnification for any Tax Loss or potential Tax Loss suffered by Cargill and/or any of its Subsidiaries by giving notice to M Holdings, specifying (i) the representation, warranty, covenant or Prohibited Act that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, (ii) the basis for such allegation and a description of the Tax Loss and (iii) if known, the aggregate amount of the Tax Losses for which a claim is being made under this Section 2.07 including a detailed computation of such Tax Loss or, to the extent that the aggregate amount of such Tax Losses are not known at the time such claim is made, a detailed computation setting forth an estimate, prepared in good faith, of the aggregate potential amount of such Tax Losses (it being understood and agreed that no inaccuracy in any such notice or estimate shall affect Cargill’s right to indemnification for Tax Losses hereunder). Notice to M Holdings of the existence of a claim shall be given by Cargill as soon as practicable after Cargill receives written notice of the claim; provided that any failure to provide such prompt notice of the existence of a claim to M Holdings shall not affect Cargill’s right to seek indemnification pursuant to this Section 2.07 except and only to the extent that such failure results in a lack of actual notice to M Holdings and M Holdings has been materially prejudiced as a result of such delay. No payment shall be required to be made pursuant to a claim for indemnification until the Final Determination of the amount of Tax Loss has been made by the applicable taxing authority.

(c) Subject to Section 3.11, the indemnification obligations and the remedies provided in this Section 2.07 shall be Cargill’s sole remedy against Mosaic and/or M Holdings for Tax Losses.

(d) M Holdings shall not enter into any agreement pursuant to which any Person (other than Mosaic or any of its Subsidiaries) acquires all or substantially all of the assets of Mosaic or M Holdings or a majority of the outstanding shares of Mosaic stock or M Holdings Stock, whether by merger, tender offer, exchange offer, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, unless such Person expressly assumes the obligations of Mosaic and M Holdings under this Agreement in writing for the benefit of Cargill.

SECTION 2.08 Inconsistent Actions. Each party hereto agrees to report the Transactions consistent with the Private Letter Ruling on all Tax Returns and other filings; provided that, with respect to any supplemental rulings issued by the IRS, only if Cargill has complied with its obligations under Section 2.11 of this Agreement. Each party hereto agrees to make all filings required in connection with the Transaction with the IRS or any other taxing authority.

SECTION 2.09 Survival. Except as otherwise expressly contemplated by this Agreement, all covenants, representations, warranties and agreements of the parties contained in this Agreement, or in any certificate delivered in connection with this Agreement, shall survive the consummation of the Merger and the Split-off.

SECTION 2.10 Tax Audits.

(a) With respect to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any audit, examination, claim, adjustment or other proceeding (a “Tax Controversy”) relating to the Transactions that arises in an income tax return of M Holdings and that raises an issue which could have an adverse effect on Cargill and/or its shareholders, M Holdings shall have the right, through tax counsel of its choosing and at its own expense, to conduct and control the settlement or defense of such Tax Controversy; provided, however, that Cargill shall be entitled to jointly participate in such Tax Controversy, at its own expense, and M Holdings shall not, without Cargill’s consent, which consent shall not be unreasonably withheld or delayed, agree to pay or settle any such Tax Controversy. If M Holdings would be entitled to, and proposes to, settle a Tax Controversy but Cargill reasonably withholds consent for such settlement, Cargill shall have the right to conduct and control the settlement or defense from that point forward. To the extent the amount of the final settlement or assessment or other final determination of the Tax Controversy exceeds the amount at which M Holdings had proposed to settle such Tax Controversy, Cargill shall bear the full cost of such excess, regardless of whether M Holdings is determined to be responsible for the underlying Tax Loss pursuant to Section 2.07.

(b) With respect to a Tax Controversy relating to the Transactions that arises in an income tax return of Cargill, Cargill shall have the right, through tax counsel of its choosing and at its own expense, to conduct and control the settlement or defense of such Tax Controversy; provided, however, that M Holdings shall be entitled to jointly participate in such Tax Controversy, at its own expense, and Cargill shall not, without M Holdings’ consent, which consent shall not be unreasonably withheld or delayed, agree to pay or settle any such Tax Controversy. If Cargill would be entitled to, and proposes to, settle a Tax Controversy but M Holdings reasonably withholds consent for such settlement, M Holdings shall have the right to conduct and control the settlement or defense from that point forward. To the extent the amount of the final settlement or assessment or other final determination of the Tax Controversy exceeds the amount at which Cargill had proposed to settle such Tax Controversy, M Holdings shall bear the full cost of such excess, regardless of whether M Holdings is determined to be responsible for the underlying Tax Loss pursuant to Section 2.07.

(c) Notwithstanding anything to the contrary set forth in paragraphs (a) and (b) of this section 2.10, in the event that Cargill acknowledges in writing that Mosaic and M Holdings have no indemnification obligations pursuant to Section 2.07 for any Tax Losses relating to, or arising out of a Tax Controversy, Cargill shall have the exclusive right to conduct and control the settlement or defense of such Tax Controversy at its own expense.

(d) In the event Mosaic or M Holdings receives written notice of a Tax Controversy relating to the Transactions, M Holdings shall notify Cargill in writing within ten (10) Business Days after the receipt by Mosaic or M Holdings of such notice; provided that any failure to provide such prompt notice of a Tax Controversy shall not result in any liability of Mosaic or M Holdings hereunder, except to the extent that Cargill is materially prejudiced thereby.

(e) In the event Cargill receives written notice of a Tax Controversy relating to the Transactions and with respect to a Tax for which Cargill believes Mosaic or M Holdings is or may be responsible pursuant to Section 2.07, Cargill shall notify M Holdings in writing within ten (10) Business Days after the receipt by Cargill of such notice; provided that any failure to provide such prompt notice of the existence of a Tax Controversy to M Holdings shall not affect Cargill’s right to seek indemnification pursuant to Section 2.07 except and only to the extent that M Holdings has been materially prejudiced as a result of such delay.

(f) Mosaic, M Holdings and their respective Subsidiaries, on one hand, and Cargill and its Subsidiaries, on the other, will provide each other with such cooperation and information as they may reasonably request of each other in connection with a Tax Controversy or other Tax matters related to the Transactions.

SECTION 2.11 Supplemental Ruling Requests. Cargill shall have the right to make one or more Supplemental Ruling Requests, provided that M Holdings and its counsel shall be given a reasonable opportunity to review and comment on any such Supplemental Ruling Request sufficiently in advance of such document being filed with the IRS, and Cargill shall give reasonable and good faith consideration to any comments made by M Holdings and its counsel. To the extent reasonably requested by Cargill, M Holdings shall use reasonable best efforts to assist Cargill in making a Supplemental Ruling Request. Cargill shall promptly provide M Holdings and its counsel with a copy of any ruling issued by the IRS in response to a Supplemental Ruling Request.

ARTICLE III

MISCELLANEOUS

SECTION 3.01 Entire Agreement. This Agreement, including the Exhibits, Annexes and Schedules hereto, and the other Transaction Documents shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

SECTION 3.02 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 3.02; provided that receipt of copies of such counterparts is confirmed.

SECTION 3.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.03):

(i)	If to Cargill, to:

Cargill, Incorporated

PO Box 9300

Minneapolis, MN

55440-9300

Attention: Scott Naatjes

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

1001 Pennsylvania Avenue, NW

Washington, DC 20004

Attention:   Alan S. Kaden, Esq.

Philip Richter, Esq.

(ii)	If to M Holdings or Mosaic to:

M Holdings

c/o The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

Attention:   Richard L. Mack

Todd Madden

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention:   Casey Cogut

Eric Swedenburg

SECTION 3.04 Waivers. No failure or delay by Cargill or any Mosaic Party in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 3.05 Amendments. This Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Mosaic Shareholder Approval, by written agreement of the parties. No amendment to or modification of any provision of this Agreement shall be binding upon any party unless in writing and signed by all parties.

SECTION 3.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 3.06 shall be null and void.

SECTION 3.07 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

SECTION 3.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and such successors and permitted assigns.

SECTION 3.09 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 3.10 Consent to Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. To the fullest extent permitted by applicable Law, each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 3.03 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 3.03 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 3.11 Specific Performance. The Mosaic Parties agree that Cargill would suffer irreparable damage if any covenant or obligation of any of the Mosaic Parties under this Agreement were not performed in accordance with the terms hereof. Accordingly, the Mosaic Parties agree that Cargill shall be entitled to specific performance of the terms and provisions of this Agreement and injunctive and other equitable relief, as appropriate. No Mosaic Party shall object to the granting of specific performance of the terms and provisions of this Agreement or other equitable relief on the basis that there exists an adequate remedy at law. The Mosaic Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which Cargill is entitled at Law or in equity. If, notwithstanding the preceding sentence, a court shall require that

Cargill prove that it is entitled to specific performance, injunctive or other equitable relief for a breach or non-performance of this Agreement by any Mosaic Party, Cargill’s entitlement to such specific performance, injunctive or other equitable relief shall be governed by the preponderance of the evidence standard (and not the clear and convincing evidence or any other higher standard) for the burden of persuasion with respect to Cargill’s entitlement to such relief.

SECTION 3.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 3.13 Interpretation. The limitations and restrictions imposed upon M Holdings, Mosaic or any of their Subsidiaries in this Agreement shall apply notwithstanding the terms of any less restrictive provisions set forth in any other Transaction Document or in the M Holdings Charter. Nothing in this Agreement shall be interpreted to permit M Holdings or any of its Subsidiaries to take any action otherwise limited or barred under the other Transaction Documents or the M Holdings Charter. All references in this Agreement to the number of shares of any securities or calculations determined by reference to a number of securities shall be appropriately adjusted to reflect any stock split, stock dividend, reverse stock split or similar change in such securities which may be made by the issuer thereof after date of this Agreement.

SECTION 3.14 Termination. If the Merger and Distribution Agreement is terminated at any time prior to the Merger Effective Time, this Agreement shall terminate automatically.

*        *        *

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

CARGILL, INCORPORATED

By:	/s/ David W. MacLennan
	Name:	David W. MacLennan
	Title:	Senior Vice President
Chief Financial Officer

THE MOSAIC COMPANY

By:	/s/ James T. Prokopanko
	Name:	James T. Prokopanko
	Title:	President and Chief Executive Officer

GNS II (U.S.) CORP.

By:	/s/ James T. Prokopanko
	Name:	James T. Prokopanko
	Title:	President and Chief Executive Officer

ANNEX G

REGISTRATION RIGHTS AGREEMENT

by and among

GNS II (U.S.) CORP.,

THE MARGARET A. CARGILL FOUNDATION,

ACORN TRUST,

LILAC TRUST

and

ANNE RAY CHARITABLE TRUST

Dated as of January 18, 2011

EXHIBITS

Exhibit A: Form of Joinder Agreement

G-i

REGISTRATION AGREEMENT

This REGISTRATION RIGHTS AGREEMENT is made as of January 18, 2011 by and among GNS II (U.S.) Corp, a direct wholly-owned subsidiary of Mosaic (as defined below) that will change its name to “The Mosaic Company” as of the Closing Date referred to below, (the “Company”), the Margaret A. Cargill Foundation established under the Acorn Trust dated January 10, 1995, as amended (the “MAC Foundation”), Acorn Trust dated January 30, 1995, as amended (“Acorn”), Lilac Trust dated August 20, 1996, as amended (“Lilac”) and Anne Ray Charitable Trust dated August 20, 1996, as amended (“Anne Ray Charitable Trust”, and together with the MAC Foundation, Acorn and Lilac, the “MAC Trusts”).

RECITALS

WHEREAS, pursuant to, and subject to the terms and conditions of, the Merger and Distribution Agreement, dated as of the date hereof, by and among the Company, The Mosaic Company (“Mosaic”), GNS Merger Sub LLC, a direct, wholly-owned subsidiary of the Company (“Merger Sub”), Cargill, Incorporated (“Cargill”) and, for the limited purposes stated therein, the MAC Trusts, as it may be amended from time to time (the “Merger and Distribution Agreement”), on the Closing Date (as defined in the Merger and Distribution Agreement):

(a) the certificate of incorporation of the Company will be amended (such amendment, the “Company Charter Amendment”) to, among other things, (x) authorize the issuance of (A) four series of shares of new Company Class A Common Stock (as defined below), with each share of each such series being entitled to one (1) vote with respect to all matters on which the holders of Company Class A Common Stock are entitled to vote, (B) three series of shares of new Company Class B Common Stock (as defined below), with each share of each such series being entitled to ten (10) votes with respect to the election of directors and one (1) vote with respect to all other matters on which the holders of Company Class B Common Stock are entitled to vote, and (C) shares of Company Common Stock (as defined below), each share of which will be entitled to one (1) vote with respect to all matters on which the holders of Company Common Stock are entitled to vote; and (y) reclassify all of the shares of capital stock of the Company then held by Mosaic into shares of Company Common Stock to be held by Mosaic;

(b) after the effective time of the Company Charter Amendment, Merger Sub will merge with and into Mosaic (the “Merger”) (with Mosaic being the surviving corporation in the Merger) pursuant to which (i) Mosaic will become a wholly-owned subsidiary of the Company; (ii) a portion of the outstanding shares of common stock of Mosaic (the “Mosaic Common Stock”) held by Cargill will be converted, on a one-for-one basis, into the right to receive shares of the different series of Company Class A Common Stock and Company Class B Common Stock; and (ii) each of the other outstanding shares of Mosaic Common Stock (including a portion of the shares of Mosaic Common Stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of Company Common Stock; and

(c) as promptly as practicable after the Merger Effective Time, Cargill will consummate a split-off transaction (the “Split-off”) pursuant to which Cargill will exchange all of the shares of Company Class B Common Stock, Company Class A Common Stock and Company Common Stock it receives in the Merger (other than certain specified shares) with stockholders of Cargill for outstanding shares of capital stock of Cargill held by such stockholders of Cargill;

WHEREAS, under the terms of an exchange agreement, dated as of the date hereof, by and among Cargill and the MAC Trusts, as such agreement may be amended from time to time (the “MAC Trusts Exchange Agreement”), the Split-off is to be effected, in part, by means of an exchange by Cargill of shares of Company Class B Common Stock, Company Class A Common Stock and Company Common Stock with the MAC Trusts for all of the outstanding shares of capital stock of Cargill held by the MAC Trusts; and

WHEREAS, the Company has agreed to grant the MAC Trusts certain registration rights with respect to their Registrable Securities (as defined below) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and the consummation of the Contemplated Transactions (as defined below), and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms.

1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acorn” has the meaning set forth in the Preamble.

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board’s good faith judgment: (i) would be required in order for the Company to comply with its obligations under this Agreement; and (ii) would reasonably be expected either to materially interfere with any material transaction or event under consideration by the Company, or any negotiations, discussions or proposals relating thereto, or to otherwise be materially detrimental to the Company or its stockholders.

“Agreement” means this Registration Agreement, as this agreement may be amended, modified, supplemented or restated from time to time after the date hereof.

“Anne Ray Charitable Trust” has the meaning set forth in the preamble.

“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Cargill” has the meaning set forth in the Preamble.

“Claims” has the meaning set forth in Section 5.4(a).

“Closing Date” has the meaning assigned to such term in the Merger and Distribution Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Class A Common Stock” means collectively, the Class A Common Stock, Series A-1, par value $0.01 per share, the Class A Common Stock, Series A-2, par value $0.01 per share, the Class A Common Stock, Series A-3, par value $0.01 per share and the Class A Common Stock, Series A-4, par value $0.01 per share, in each case having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Class B Common Stock” the Class B Common Stock, Series B-1, par value $0.01 per share, the Class B Common Stock, Series B-2, par value $0.01 per share and the Class B Common Stock, Series B-3, par value $0.01 per share, in each case having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such class of common stock as specified in the certificate of incorporation of the Company, as it may be amended from time to time.

“Company Stock” means the Company Common Stock, the Company Class A Common Stock and the Company Class B Common Stock.

“Contemplated Transactions” means the transactions contemplated pursuant to the Transaction Documents.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means any and all fees and expenses incident to the Company’s performance of or compliance with this Agreement, including: (i) SEC, stock exchange or FINRA registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the New York Stock Exchange or on any other securities market on which the Company Common Stock is listed or quoted, (ii) fees and expenses of compliance with state securities or “blue sky” laws and in connection with the preparation of a “blue sky” survey, including reasonable fees and expenses of outside “blue sky” counsel, (iii) printing and copying expenses, (iv) messenger and delivery expenses, (v) expenses incurred in connection with any road show, (vi) fees and disbursements of counsel for the Company, (vii) with respect to each offering, up to $20,000 of the fees and disbursements of a single counsel for the Participating Holders holding a majority of the shares to be included in such offering and (viii) fees and disbursements of all independent public accountants (including the expenses of any audit and/or “cold comfort” letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, but excluding (x) any Underwriting Fees and transfer taxes, if any, relating to the securities registered by the Holders and (y) except as provided under clause (vii) above, all expenses and fees for all counsel and other professionals representing the Holders and any underwriters.

“FINRA” means the Financial Industry Regulatory Authority.

“Holder” means any Person who at any time is the holder of Registrable Securities and who is a party to this Agreement has executed and delivered to the Company a Joinder Agreement pursuant to the terms of Section 7.4.

“Inspectors” has the meaning set forth in Section 5(t).

“Lilac” has the meaning set forth in the Preamble.

“MAC Foundation” has the meaning set forth in the Preamble.

“MAC Trusts” has the meaning set forth in the Preamble.

“MAC Trusts Exchange Agreement” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger and Distribution Agreement” has the meaning set forth in the Recitals.

“Merger Effective Time” has the meaning set forth in the Merger and Distribution Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Mosaic” has the meaning set forth in the Preamble.

“NASD” means the National Association of Securities Dealers, Inc.

“Participating Holders” means, with respect to a registration for the sale of Registrable Securities pursuant to a Registration Statement in accordance with Section 2 or Section 3, the Holders of Registrable Securities to be included in such a Registration Statement in accordance herewith.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or agency or other entity of any kind or nature.

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of NASD Conduct Rule 2720.

“Registrable Securities” means (a) any shares of Company Common Stock transferred by Cargill to the MAC Trusts pursuant to the Split-off, (b) any shares of Company Common Stock issued or issuable (pursuant to the terms of the certificate of incorporation of the Company, whether or not then convertible or exchangeable and notwithstanding that the right to convert or exchange may be subject to a vote of the stockholders of the Company), directly or indirectly in exchange for, or upon conversion of, any shares of Company Class A Common Stock and/or Company Class B Common Stock transferred by Cargill to the MAC Trusts pursuant to the Split-off or upon conversion of, or in exchange for, any shares of Company Class A Common Stock issued or issuable (pursuant to the terms of the certificate of incorporation of the Company, whether or not then convertible or exchangeable and notwithstanding that the right to convert or exchange may be subject to a vote of the stockholders of the Company) upon conversion of, or in exchange for, any shares of Company Class B Common Stock transferred by Cargill to the MAC Trusts pursuant to the Split-off, and (c) any and all securities of any kind whatsoever which may be issued after the consummation of the Split-off in respect of, in exchange for, or upon conversion of, the shares of Company Common Stock, Company Class A Common Stock or Company Class B Common Stock referenced in clause (a) or (b) above by way of a merger, consolidation, stock split, stock dividend, spin-off, split-off or recapitalization of the Company or otherwise. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when such securities (i) shall have been disposed of pursuant any sale pursuant to a Registration Statement, (ii) shall have been sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act) or in a private transaction or (iii) shall have ceased to be outstanding.

“Registration Statement” means a registration statement for a public offering and/or sale of Company Common Stock filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act pursuant to this Agreement, including any pre- and post-effective amendments and supplements thereto, and all exhibits and all material incorporated by reference therein.

“Rule 144” has the meaning set forth in Section 7.1.

“Sale Suspension” has the meaning set forth in Section 2.4.

“SEC” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act covering Registrable Securities. To the extent the Company is a WKSI, a “Shelf Registration Statement” shall be deemed to refer to an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3 (or any successor form or other appropriate form under the Securities Act).

“Split-off” has the meaning set forth in the Recitals.

“Suspension Notice” has the meaning set forth in Section 2.4.

“Underwriting Fees” means, with respect to any offering of Registrable Securities pursuant to this Agreement, the gross spread, commissions, fees or other compensation payable to all underwriters in such offering.

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405 promulgated under the Securities Act.

1.2. References; Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including the Exhibits hereto), and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders. All references in this Agreement to the number of shares of any securities shall be appropriately adjusted to reflect any stock split, stock dividend, reverse stock split or similar change in such securities which may be made by the issuer thereof after date of this Agreement. Any statute, rule, order or regulation defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement shall mean such statute, rule, order or regulation as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes, rules, orders or regulations and references to all attachments thereto and instruments incorporated therein, to the extent that such amendment, update, modification, supplement or superseding statute, rule, order or regulation is applicable to the transactions contemplated by this Agreement. References to a Person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

2. Demand Registrations.

2.1. Requests for Registration. If the Split-off is consummated, at any time following the date that is 180 days following the fifty-four (54) month anniversary of the Split-off (the “Effective Date”), the MAC Trusts (acting jointly) may, subject to Section 2.2, request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-3 or any similar short-form registration statement (a “Demand Registration”). If for any reason the Company is not eligible to file a Demand Registration on Form S-3 or any similar short-form registration statement, then the Company shall effect such Demand Registration using such form as the Company is then eligible to use. Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution.

Within ten days after receipt of any such request, the Company shall give written notice of such requested registration to all other holders who may have registration rights with respect to its securities and, subject to Section 2.3, may include as part of such Demand Registration all other securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice by such holders.

2.2. Limitations on Demand Registrations. The MAC Trusts collectively shall be entitled, subject to Section 2.4, to request two (2) Demand Registrations with respect to Registrable Securities; provided, that the Company shall not be required to effect any registration pursuant any such request (and any such request will not count as a request made under this Section 2.2) unless the expected sale price of the shares of Registrable Securities to be included thereunder is at least $100,000,000 (based on the most recent closing price of the Common Stock at the time of the request). The Company may in its sole discretion file such Demand Registration on a Shelf Registration Statement.

2.3. Priority on Demand Registrations. If a Demand Registration is an underwritten offering and the managing underwriter advises the Company that, in their opinion, the number of Registrable Securities requested to be included in such offering exceeds the number of securities which can be sold therein without adversely affecting the marketability of the offering, the Company shall first include in such registration, prior to the inclusion of any securities which are not Registrable Securities, the Registrable Securities requested to be included by the MAC Trusts which in the opinion of such underwriter can be sold without adversely affecting the marketability of the offering.

2.4. Restrictions on Registration. The Company shall not be obligated to effect any Demand Registration within 180 days after the effective date of any other Registration Statement (other than pursuant to registrations related solely to employee benefit plans or a Rule 145 transaction). Furthermore, at any time following the Effective Date, if sales by the Participating Holders pursuant to this Agreement would at any time require the Company to make an Adverse Disclosure, the Company may, by giving prior written notice to the Participating Holders (a “Suspension Notice”), require the Participating Holders to suspend sales pursuant to this Agreement, and elect not to proceed with any Demand Registration (a “Sale Suspension”); provided, that the Company shall not be permitted to require a Sale Suspension (i) more than two (2) times during any twelve (12) month period and (ii) the Sale Suspension shall terminate upon the earlier to occur of (i) 120 days following the date of the applicable Suspension Notice and the (ii) date on which the Adverse Disclosure shall cease to exist. In the case of a Sale Suspension, the Participating Holders agree to suspend use of the applicable prospectus and any free writing prospectuses in connection with any sale of, or offer to sell, Registrable Securities, upon receipt of the Suspension Notice and the Company shall immediately notify the Participating Holders upon the termination of any Sale Suspension. For the avoidance of doubt, in the event that a request is made for a Demand Registration pursuant hereto, but is not effected as the result of a Sale Suspension, the MAC Trusts shall be entitled to withdraw such request and such request shall not count as one of the two (2) permitted requests for a Demand Registration hereunder.

2.5. Selection of Underwriters. Each of the Company and the MAC Trusts (acting jointly) shall have the right to select one joint book running managing underwriter for any offering in connection with a Demand Registration requested by the MAC Trusts. Each of the joint book running managing underwriters shall be entitled to participate in due diligence, structuring, marketing, general execution, pricing and book building in connection with such offering.

3. Piggyback Registration.

3.1. Right to Piggyback. At any time on or after the Effective Date, whenever the Company proposes to register any of its equity securities under the Securities Act (other than pursuant to a Demand Registration, which shall be governed by Section 2, and registrations related solely to employee benefit plans or a Rule 145 transaction) and the registration form to be used may be used for the registration of Registrable Securities (a

“Piggyback Registration”), the Company shall give prompt written notice to the MAC Trusts of its intention to effect such a registration and, subject to the terms hereof (including Section 3.2), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 Business Days after such holders receive the Company’s notice.

3.2. Priority on Primary Registrations. If a Piggyback Registration is an underwritten registration on behalf of the Company, and the managing underwriter advises the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold therein without adversely affecting the marketability of the offering, the Company shall include in such registration (a) first, the securities the Company proposes to sell, (b) second, the Registrable Securities requested to be included in such registration by the MAC Trusts and (c) third, other securities requested to be included in such registration, pro rata among the respective holders thereof on the basis of the amount of shares requested to be sold by each such holder.

3.3. Selection of Underwriters. The Company shall have the right to select the investment banker(s) and manager(s) to administer the offering in connection with any Piggyback Registration.

4. Holdback Agreement. Each Holder of Registrable Securities shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, or engage in any hedging transactions relating to the same, during the 30-day period prior to and the 90-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration, in each case pursuant to which such holder’s Registrable Securities are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering agree otherwise.

5. Registration Procedures.

Whenever the MAC Trusts have requested that Registrable Securities be registered pursuant to this Agreement, the Company shall use commercially reasonable efforts to:

(a) prepare and file with the SEC as promptly as practicable (but in any event within forty-five (45) days after the receipt of any request relating thereto) a Registration Statement (or prepare and file with the SEC all necessary or appropriate amendments and supplements to any then effective Registration Statement) to allow for the disposition of Registrable Securities, each such Registration Statement shall comply as to form in all material respects with the requirements of the applicable registration form and include all financial statements required by the SEC to be filed therewith or incorporated therein, and the Company shall use commercially reasonable efforts to cause each such Registration Statement (or amendment) to be declared or become effective as promptly as reasonably practicable, but in any event within sixty (60) days after the filing thereof (or fifteen (15) days if such registration statement shall have received a “no review” or “limited review” by the staff of the SEC) (provided, however, that before filing a Registration Statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, the Company will furnish to counsel for the MAC Trusts and to counsel for the underwriters, if any, copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable review and reasonable comment of such counsel, and, before filing any such document, including any such Registration Statement or amendment thereto, any prospectus or supplement thereto or any free writing prospectus related thereto, the Company shall make any changes thereto that MAC Trusts or the underwriters, if any, shall reasonably request;

(b) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective until the distribution described in the applicable Registration Statement has been completed (or, in the case of a Shelf Registration, a period ending on the earlier of (i) the date on which all Registrable Securities have been sold pursuant to the Shelf Registration or have otherwise ceased to be Registrable Securities, and (ii) the 24-month anniversary of the effective date of such Shelf Registration), and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended methods of disposition by the Participating Holders set forth in such Registration Statement (and, in connection with any Shelf Registration Statement, file one or more prospectus amendments or supplements covering Registrable Securities permitted to be sold thereunder upon the request of one or more Holders entitled to offer or sell Registrable Securities under such Shelf Registration Statement in accordance with the terms hereof);

(c) in connection with any underwritten offering effected under this Agreement, enter into and perform its obligations under an underwriting agreement, in customary form and on customary terms for the particular offering with the underwriters of such offering;

(d) furnish, without charge, to each Participating Holder, and each underwriter, if any, such number of copies of the prospectus included in the Registration Statement with respect to such offering (including each preliminary prospectus and any summary prospectus), any other prospectus filed under Rule 424 under the Securities Act and each free writing prospectus utilized in connection therewith, in each case, in conformity with the requirements of the Securities Act, and other documents, as such Participating Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities by such Participating Holder or such underwriter (the Company hereby consents to the use in accordance with all applicable law of each such prospectus (or preliminary prospectus or supplement thereto) or free writing prospectus by each such Participating Holder and the underwriters, if any, in connection with the offering and sale in accordance with the terms hereof of the Registrable Securities covered by such Registration Statement or prospectus);

(e) to register or qualify the Registrable Securities covered by any such Registration Statement under such other securities or state “blue sky” laws of such jurisdictions as the MAC Trusts (acting jointly) or managing underwriter, if any, shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Participating Holders and underwriters, if any, to consummate the disposition of the Registrable Securities in such jurisdictions (including keeping such registration or qualification in effect for so long as such Registration Statement remains in effect), except that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (e), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(f) promptly notify each Participating Holder and each managing underwriter, if any: (i) when any such Registration Statement or any prospectus, prospectus supplement or any free writing prospectus relating thereto has been filed and, with respect to such Registration Statement or any post-effective amendment related thereto, when the same has become effective; (ii) of any request by the SEC or state securities authority for amendments or supplements to any such Registration Statement or any prospectus, prospectus supplement or free writing prospectus related thereto or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any such Registration Statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) unless in connection with a Sale Suspension, subject to the execution by the prospective recipient of a confidentiality agreement in form and substance reasonably satisfactory to the Company, of the existence of any fact of which the Company becomes aware which results in (x) any such Registration Statement as of the date it became effective under the Securities Act, containing an untrue statement of any material fact or omitting to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading or (y) any prospectus, prospectus supplement (when taken together with the related prospectus) or free writing prospectus (when taken as a whole with any other free writing prospectus and the related prospectus supplement and prospectus), in each case including any document incorporated therein by reference, as of its date, containing an untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (vi) if at any time the representations and warranties made by the Company contained in any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in any material respect; and, if the notification relates to an event described in clause (v), the Company shall use commercially reasonable efforts (when, in the reasonable judgment of the Company, it is appropriate to disclose), in each case, to promptly prepare and file with the SEC, and furnish to each Participating Holder and each underwriter, if any, a reasonable number of copies of, an amendment or supplement to such document, or a free writing prospectus, so that, as thereafter delivered to the purchasers of such Registrable Securities, such document (when taken as a whole with any related prospectus, prospectus supplement and free writing prospectus) shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company shall have no such obligation during any Sale Suspension;

(g) permit any Participating Holder which, might reasonably be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such Registration Statement or comparable statement;

(h) comply (and continue to comply) in all material respects with all rules and regulations of the SEC applicable to the Company, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and make generally available to the Company’s securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than ninety (90) days after the end of the twelve (12) month period beginning with the first day of the Company’s first fiscal quarter commencing after the effective date of any such Registration Statement, which earnings statement shall cover said twelve (12) month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate (in all material respects) information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(i) (x) (A) cause all such Registrable Securities covered by any such Registration Statement to be listed on the principal securities exchange on which similar securities issued by the Company are then listed (if any), if and when the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) if no similar securities are then so listed, use its commercially reasonable efforts to cause all such Registrable Securities to be listed on a national securities exchange and, without limiting the generality of the foregoing take all reasonable actions that may be required by the Company as the issuer of such Registrable Securities in order to facilitate the managing underwriter’s arranging for the registration of at least two market makers as such with respect to such shares with FINRA, and (y) comply (and continue to comply) in all material respects with the requirements of any self-regulatory organization applicable to the Company including all corporate governance requirements;

(j) cooperate with each Participating Holder and each managing underwriter and their respective counsel in connection with any filings required to be made with FINRA;

(k) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by any such Registration Statement not later than the effective date of such Registration Statement;

(l) enter into such customary agreements (including, if applicable, an underwriting agreement in customary form and on customary terms and containing customary provisions regarding indemnification) and take such other actions as the Leading Participating Holders or the underwriters shall reasonably request in order to expedite or facilitate the disposition of Registrable Securities covered by such Registration Statement in accordance with this Agreement, including if necessary the engagement of a Qualified Independent Underwriter in connection with the qualification of the underwriting arrangements with FINRA (it being understood that the Holders of the Registrable Securities which are to be distributed by any underwriters shall be parties to any such underwriting agreement, shall make to and for the benefit of the Company the representations, warranties and covenants of such Holders which are being made to and for the benefit of the underwriters, and may, at their option, require that the Company make to and for the benefit of such Holders the representations, warranties and covenants of the Company which are being made to and for the benefit of such underwriters);

(m) (i) obtain an opinion from the Company’s counsel and a “cold comfort” letter and updates thereof from the Company’s independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such Registration Statement, each in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters (including, in the case of such “cold comfort” letter, events subsequent to the date of such financial statements) as the underwriters, if any, participating in the offering reasonably requests, which opinions and letters shall be dated the dates such opinions and “cold comfort” letters are customarily dated and otherwise reasonably satisfactory to the underwriters, if any, and to the sellers, and (ii) furnish to each seller and to each underwriter, if any, participating in the offering, a copy of each such opinion and letter, each of which shall be addressed to both the sellers and the underwriters participating in such offering;

(n) deliver promptly to counsel for the MAC Trusts and to each managing underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all non-privileged memoranda relating to discussions with the SEC or its staff with respect to any such Registration Statement, and, upon receipt of such confidentiality agreements as the Company may reasonably request;

(o) obtain the prompt withdrawal of any order suspending the effectiveness of any such Registration Statement, or the prompt lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction;

(p) provide a CUSIP number for all Registrable Securities, not later than the effective date of any such Registration Statement;

(q) with respect to an underwritten offering, make reasonably available its management, employees and personnel for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters in marketing the Registrable Securities in any offering contemplated by this Agreement;

(r) to the extent reasonably practicable, and subject to execution by the prospective recipient of a customary confidentiality agreement in form and substance reasonably satisfactory to the Company, prior to the filing of any document which is to be incorporated by reference into any such Registration Statement or the prospectus (after the initial filing of such Registration Statement), and prior to the filing of any free writing prospectus, provide copies of such document to counsel for the MAC Trusts, and use its commercially reasonable efforts to make the Company’s representatives reasonably available for discussion of such document;

(s) furnish to counsel for the MAC Trusts, without charge, at least one conformed copy of any such Registration Statement and any post-effective amendments or supplements thereto, including financial statements (but excluding all schedules and documents incorporated therein by reference), the prospectus contained in such Registration Statement (including each preliminary prospectus and any summary prospectus), any other prospectus filed under Rule 424 under the Securities Act and all exhibits (including those incorporated by reference) and any free writing prospectus utilized in connection therewith, in each case, as filed with the SEC, and provided that the Company may satisfy such obligation by furnishing an electronic copy thereof or by notifying the MAC Trusts of the website address thereof;

(t) promptly make available for inspection, during normal business hours at the offices of the Company and upon reasonable advance notice, by the MAC Trusts or underwriter participating in any disposition pursuant to any Registration Statement, and any attorney, accountant or other agent or representative retained by any the MAC Trusts or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and use its commercially reasonable efforts to cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement (which may be subject to the execution by the prospective recipient thereof of a customary confidentiality agreement in form and substance reasonably satisfactory to the Company) and otherwise reasonably cooperate with the diligence investigation by any such Inspector;

(u) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such reasonable action as is necessary and feasible to make any such prohibition inapplicable;

(v) take all such other reasonable actions necessary on the part of the Company in order to expedite or facilitate the disposition of such Registrable Securities;

(w) take all such reasonable actions necessary on the part of the Company to ensure that any free writing prospectus utilized in connection with any Registration Statement complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby and is retained in accordance with the Securities Act to the extent required thereby; and

(x) if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, use its commercially reasonable efforts to promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in light of the circumstances, be misleading.

The Company may require that each Participating Holder as to which any registration is being effected furnish the Company a selling securityholder questionnaire customary for offerings of this type and that each such Participating Holder and any underwriter furnish the Company such other information regarding themselves and the Registrable Securities held by them as the Company may from time to time reasonably request provided that such information shall be used only in connection with such registration and the Company shall have no responsibility to any Participating Holder with respect to such information included in any Registration Statement, prospectus, amendment or supplement thereto or other document.

5.2. Registration Expenses. All Expenses incurred in connection with any offering, registration, filing, qualification or compliance pursuant to this Agreement shall be borne by the Company, whether or not a Registration Statement becomes effective. All Underwriting Fees and transfer taxes, if any, relating to securities registered by the Holders shall be borne by the Holders of such securities pro rata in accordance with the number of shares sold in the offering by such Holders.

5.3. No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective Registration Statement.

5.4. Indemnification.

(a) In the event of any registration and/or offering of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will, and hereby agrees to, and hereby does indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder and its directors, officers, trustees, fiduciaries, employees, stockholders, members or general and limited partners (and the directors, officers, trustees, fiduciaries, employees, stockholders, members or general and limited partners thereof), and each Person, if any, who controls such Participating Holder , within the meaning of the Securities Act or Exchange Act, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise (collectively, “Claims”), insofar as such Claims arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary or final prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company agrees to reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim that is threatened or commenced (whether or not the indemnified party is designated as an actual or potential party to such Claim) and in connection with the enforcement of this provision with respect to any of the above, as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim (including any legal or other expenses) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such Registration Statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary or final prospectus or free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party or any underwriters selected by such indemnified party specifically for use therein. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(b) Each Participating Holder shall, severally and not jointly, indemnify and hold harmless (in the same manner as set forth in paragraph (a) of this Section 5.4) to the fullest extent permitted by law the Company and each officer of the Company who shall sign such Registration Statement, its directors, officers, fiduciaries, employees, stockholders, members or general and limited partners (and the directors, officers, fiduciaries, employees, stockholders, members or general and limited partners thereof), each Person controlling the Company within the meaning of the Securities Act, and any other Holder selling securities in such Registration Statement and each of its directors, officers, partners or agents or any Person who controls such Holder with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such Registration Statement, any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or any of its representatives by or on behalf of such Participating Holder, specifically for use in connection with the preparation of such Registration Statement, preliminary prospectus, final prospectus, amendment, supplement or free writing prospectus and reimburse such indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Participating Holder shall be required to pay pursuant to this Section 5.4(b) and Section 5.4(c) shall be in proportion to, and in no case be greater than, the amount of the net proceeds actually received by such Participating Holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claim. The Company and each Participating Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Participating Holders to the contrary, or as otherwise required by SEC rules, for all purposes of this Agreement, the only information furnished or to be furnished to the Company by a Participating Holder for use in any such Registration Statement, preliminary or final prospectus or amendment or supplement thereto or any free writing prospectus are statements specifically relating to (a) the beneficial ownership of shares of capital stock of the Company by such Participating Holder and its Affiliates and (b) the name and address of such Participating Holder. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(c) Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party or parties in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 5.4, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 5.4, except to the extent an indemnifying party is materially and actually prejudiced thereby and shall not relieve any indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 5.4. In case any action or proceeding is brought against an indemnified party, an indemnifying party shall be entitled to (x) participate in such action or proceeding and (y), unless, in the reasonable opinion of outside counsel to the indemnified party, a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume the defense thereof jointly with any other indemnifying party similarly notified, with counsel reasonably satisfactory to such indemnified party. An indemnifying party shall promptly notify the indemnified party of its decision to participate in such action or proceeding. If, and after, the indemnified party has received such notice from an indemnifying party, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense of such action or proceeding other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with those available to another indemnified party with respect to such Claim; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have made a conclusion described in clause (ii) or (iii) above) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or Claim in respect of which indemnification or contribution may be sought hereunder by such indemnified party (whether or not the indemnified party is an actual or potential party to such action or Claim) unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any Claims that are the subject of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified party.

(d) If for any reason the foregoing indemnity is held by a court of competent jurisdiction to be unavailable to an indemnified party or is insufficient to hold harmless an indemnified party under Section 5.4(a) or Section 5.4(b), then each applicable indemnifying party, severally and not jointly, shall contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim as well as any other relevant equitable considerations. The relative fault shall be determined by a court by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 5.4(d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 5.4(d). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 5.4(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 5.4(d) to contribute any amount greater than the amount of the net proceeds actually received by such indemnifying party upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to Section 5.4(b).

(e) The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the Transfer of the Registrable Securities by any such party and the completion of any offering of Registrable Securities in a Registration Statement.

6. Underwritten Offerings. The right of any Holder to include its Registrable Securities in any underwritten offering pursuant to this Agreement shall be conditioned upon such Holder’s participation in the underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. No Holder may participate in such underwriting unless such Holder (x) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements reasonably customary and negotiated for the particular offering by the party specified herein with the underwriter or underwriters selected for such underwriting in accordance with this Agreement and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, custody agreements, opinions and other documents, in each case, in reasonably customary form and negotiated for the particular offering by the party specified herein with the selected underwriters.

7. General.

7.1. Nominees for Beneficial Owners. If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for the purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement), provided that the Company shall have received assurances reasonably satisfactory to it of such beneficial ownership.

7.2. Amendments and Waivers. Any provision of this Agreement may be amended, modified or supplemented and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders representing a majority of the Registrable Securities. Any amendment, modification or supplement of any provision of this Agreement effected in accordance with this Section 7.3 shall be binding on all parties to this Agreement. Any waiver of any breach or default by any other party of any of the terms of this Agreement effected in accordance with this Section 7.3 shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party to assert its or his or her rights hereunder on any occasion or series of occasions.

7.3. Notices. Unless otherwise expressly set forth herein, all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally; (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail; (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.4) or to any other applicable Holder at the address for such Holder set forth in a Joinder Agreement executed and delivered by such Holder to the Company (or at such other address for a Holder as shall be specified by like notice):

(a)	If to the Company, to:

GNS II (U.S.) Corp.

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

Attention: Richard L. Mack

with a copy (which copy alone shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention:	Casey Cogut Eric Swedenburg

(b)	If to the MAC Trusts, to:

Christine M Morse and Paul G. Bush

as Co-Trustees of the Acorn Trust,

Anne Ray Charitable Trust, Lilac Trust and

Margaret A. Cargill Foundation

6889 Rowland Road

Eden Prairie MN 55344

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10 154-1895

Attention: David S. Schaefer, Esq.

with a copy (which shall not constitute notice) to

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles CA 90067

Attention:	Leah M. Bishop, Esq. Stuart P. Tobisman, Esq.

7.4. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements in this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that no holder or transferee of Registrable Securities shall have any rights of a Holder (i) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) until such person shall have executed and delivered to the Company a Joinder Agreement and thereupon become a Holder hereunder.

7.5. Third Party Beneficiaries. Other than as expressly contemplated in Section 5.4, this Agreement is for the sole benefit of the parties and their respective successors and assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns.

7.6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to the matters referred to herein.

7.7. Termination; Existing Registration Rights Agreement. If the Merger and Distribution Agreement is terminated at any time prior to the Merger Effective Time, this Agreement shall terminate automatically. This Agreement shall terminate with respect to a Holder on the date on which such Holder ceases to hold Registrable Securities; provided, that such Holder’s rights and obligations pursuant to Section 5.4, as well as the Company’s obligations to pay Expenses pursuant to Section 5.4, shall survive with respect to any registration statement in which any Registrable Securities of such Holder were included and, for the avoidance of doubt, any underwriter lock-up that a Holder has executed prior to a Holder’s termination in accordance with this clause shall remain in effect in accordance with its terms.

7.8. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, excluding any conflict-of-laws rule or principle (whether of New York or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

7.9. Consent to Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. To the fullest extent permitted by applicable law, each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 7.4 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 7.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

7.10. Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

7.11. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.12. Specific Performance; Legal Expenses.

(a) It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Each party hereto shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(b) Each party agrees and acknowledges that, to the fullest extent permitted by law, the prevailing party in any action or proceeding to enforce this Agreement shall be entitled to recover from the non-prevailing party or parties all court costs, counsel fees, and other costs or expenses incurred by the prevailing party in connection with such action, including in enforcing this Section 7.13 and proving the amounts to which the prevailing party is entitled pursuant hereto.

7.13. Further Assurances. Each party hereto shall use commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the following parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

GNS II (U.S.) CORP.

By:	/s/ James T. Prokopanko
	Name:	James T. Prokopanko
	Title:	President and Chief Executive Officer

CHRISTINE M. MORSE, in her capacity as Co-Trustee of the Acorn Trust dated January 30, 1995, as amended; as Co-Trustee of the Lilac Trust dated August 20, 1996, as amended; as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Christine Morse

PAUL G. BUSCH, in his capacity as Co-Trustee of the Acorn Trust dated January 30, 1995, as amended; as Co-Trustee of the Lilac Trust dated August 20, 1996, as amended; as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Paul G. Busch

EXHIBIT A

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Registration Rights Agreement, dated as of January 18, 2011 by and among GNS II (U.S.) Corp, a direct wholly-owned subsidiary of Mosaic (as defined below) that will change its name to “The Mosaic Company” as of the Closing Date referred to below (the “Company”), the Margaret A. Cargill Foundation established under the Acorn Trust dated January 10, 1995, as amended, Acorn Trust dated January 30, 1995, as amended, Lilac Trust dated August 20, 1996, as amended and Anne Ray Charitable Trust dated August 20, 1996, as amended.

By executing and delivering this Joinder Agreement, the undersigned hereby agrees to become a party to the Registration Agreement as a Holder.

As of the date hereof, the undersigned is the holder of the following Registrable Securities:

[Specify Registrable Securities held by the undersigned]

The undersigned hereby executes and delivers to the Company this Joinder Agreement as of the      day of                     ,         .

[Stockholder]

By:
Name:
Title:
Address:

Agreed and Accepted By:

GNS II (U.S.) CORP.

By

Name:
Title:

PART	II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The post-merger restated certificate of incorporation of GNS will provide that GNS shall indemnify, to the fullest extent permitted by the DGCL, each person who is or was a director or officer of GNS, and each person who serves or served at the request of GNS as director or officer of another enterprise. The post-merger bylaws of GNS will generally provide that GNS shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, each person who is or was made a party, threatened to be made a party, or otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of GNS, or is or was serving at the request of GNS as a director, officer, employee, partner, or agent of another corporation, partnership, joint venture, or other enterprise, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. In addition, Mosaic’s current certificate of incorporation and bylaws (which contain substantially similar indemnification provisions as described in this paragraph) provide for indemnification of the current directors and officers of GNS since such directors and officers serve in such capacities at the request of Mosaic.

GNS will assume Mosaic’s obligations under Mosaic’s indemnification agreements with each of its directors and executive officers (the “Indemnitees”) (who will become the directors and executive officers of GNS at the effective time of the merger). Such indemnification agreements currently provide, among other things, that, subject to the limitations of such agreements, to the fullest extent permitted by Delaware law, the Company shall indemnify an Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company, or while serving as a director or officer of the

Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been-taken or omitted in such capacity. Where indemnification in accordance with the indemnification agreements is unavailable to an Indemnitee, the indemnification agreements also provide for Mosaic to contribute to the payment of the Indemnitees’ losses to the fullest extent permitted by law. The indemnification agreements also provide for, among other things, advancement of expenses.

Following the closing of the merger, GNS expects to maintain directors’ and officers’ liability insurance which will cover certain liabilities and expenses of GNS’s directors and officers and will cover GNS for reimbursement of payments to its directors and officers in respect of such liabilities and expenses.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

The post-merger restated certificate of incorporation of GNS will provide that the directors of GNS shall not be personally liable to GNS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to GNS or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

ITEM 21.	EXHIBITS INDEX.

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Document
2.1	Merger and Distribution Agreement, dated January 18, 2011, by and among The Mosaic Company, Cargill, Incorporated, GNS II (U.S.) Corp., GNS Merger Sub LLC, and, for the limited purposes set forth therein, the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust (attached as Annex A to the proxy statement/prospectus which is part of this Registration Statement).

3.1	Form of Restated Certificate of Incorporation of GNS II (U.S.) Corp. (attached as Annex B to the proxy statement/prospectus which is part of this Registration Statement).

3.2	Form of Amended and Restated Bylaws of GNS II (U.S.) Corp. (attached as Annex C to the proxy statement/prospectus which is part of this Registration Statement).

5.1	Opinion of Richard L. Mack, Esq. regarding the legality of the shares being registered.*

Exhibit No.	Document

10.1	Registration Agreement, dated January 18, 2011, by and among The Mosaic Company, Cargill, Incorporated, GNS II (U.S.) Corp., the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust (attached as Annex D to the proxy statement/prospectus which is part of this Registration Statement).

10.2	Governance Agreement, dated as of January 18, 2011, by and among The Mosaic Company, GNS II (U.S.) Corp. and each of the other parties thereto (attached as Annex E to the proxy statement/prospectus which is part of this Registration Statement).

10.3	Tax Agreement, dated January 18, 2011, by and among The Mosaic Company, GNS II (U.S.) Corp. and Cargill, Incorporated (attached as Annex F to the proxy statement/prospectus which is part of this Registration Statement).

10.4	Registration Rights Agreement, dated as of January 18, 2011, by and among GNS II (U.S.) Corp., the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust (attached as Annex G to the proxy statement/prospectus which is part of this Registration Statement).

21.1	Subsidiaries of GNS II (U.S.) Corp.*

23.1	Consent of Richard L. Mack, Esq. (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP, independent registered public accounting firm for The Mosaic Company.

24.1	Powers of Attorney (previously included as part of the signature page of this Registration Statement).

99.1	Form of Preliminary Copy of The Mosaic Company Proxy Card.

*	Previously filed

ITEM 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

•

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on April 6, 2011.

GNS II (U.S.) CORP.

BY:	/S/ RICHARD L. MACK
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below, on April 6, 2011.

*
James T. Prokopanko President, Chief Executive Officer and Director (Principal Executive Officer)

*
Lawrence W. Stranghoener Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

*
Richard L. Mack Executive Vice President, General Counsel, Corporate Secretary and Director

*
Anthony T. Brausen Vice President—Finance (Principal Accounting Officer)

*By:	/S/ RICHARD L. MACK
Name:	Richard L. Mack
Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Document

2.1	Merger and Distribution Agreement, dated January 18, 2011, by and among The Mosaic Company, Cargill, Incorporated, GNS II (U.S.) Corp., GNS Merger Sub LLC, and, for the limited purposes set forth therein, the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust (attached as Annex A to the proxy statement/prospectus which is part of this Registration Statement).

3.1	Form of Restated Certificate of Incorporation of GNS II (U.S.) Corp. (attached as Annex B to the proxy statement/prospectus which is part of this Registration Statement).

3.2	Form of Amended and Restated Bylaws of GNS II (U.S.) Corp. (attached as Annex C to the proxy statement/prospectus which is part of this Registration Statement).

5.1	Opinion of Richard L. Mack, Esq. regarding the legality of the shares being registered.*

10.1	Registration Agreement, dated January 18, 2011, by and among The Mosaic Company, Cargill, Incorporated, GNS II (U.S.) Corp., the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust (attached as Annex D to the proxy statement/prospectus which is part of this Registration Statement).

10.2	Governance Agreement, dated as of January 18, 2011, by and among The Mosaic Company, GNS II (U.S.) Corp. and each of the other parties thereto (attached as Annex E to the proxy statement/prospectus which is part of this Registration Statement).

10.3	Tax Agreement, dated January 18, 2011, by and among The Mosaic Company, GNS II (U.S.) Corp. and Cargill, Incorporated (attached as Annex F to the proxy statement/prospectus which is part of this Registration Statement).

10.4	Registration Rights Agreement, dated as of January 18, 2011, by and among GNS II (U.S.) Corp., the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust (attached as Annex G to the proxy statement/prospectus which is part of this Registration Statement).

21.1	Subsidiaries of GNS II (U.S.) Corp.*

23.1	Consent of Richard L. Mack, Esq. (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP, independent registered public accounting firm for The Mosaic Company.

24.1	Powers of Attorney (previously included as part of the signature page of this Registration Statement).

99.1	Form of Preliminary Copy of The Mosaic Company Proxy Card.

*	Previously filed